As filed with the Securities and Exchange Commission on October 20, 2022

Registration No. 333-267372

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TWIN VEE POWERCATS CO.
(Exact name of registrant as specified in its charter)

Delaware	2834	33-0505269
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph C. Visconti
Chief Executive Officer
Twin Vee PowerCats Co.
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Leslie Marlow, Esq. Hank Gracin, Esq. Patrick Egan, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5000	Glen Sonoda, Esq. Twin Vee PowerCats Co. 3101 S. U.S. Highway 1 Fort Pierce, Florida 34982 (772) 429-2525

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the closing of the merger of Twin Vee Powercats, Inc. and the Registrant as described in the Agreement and Plan of Merger dated as of September 8, 2022.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to us ethe extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7 (a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Proxy Statement/Prospectus/Information Statement is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Proxy Statement/Prospectus/ Information Statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 20, 2022

JOINT PROXY STATEMENT/PROSPECTUS.

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Twin Vee PowerCats Co. and Twin Vee Powercats, Inc.:

Twin Vee PowerCats Co., a Delaware corporation, which we refer to as Twin Vee Co., and Twin Vee Powercats, Inc., a Florida corporation, which we refer to as Twin Vee Inc., have entered into a merger agreement dated September 8, 2022, or the merger agreement, which transaction is referred to as the merger, pursuant to which Twin Vee Inc. will merge with and into Twin Vee Co. Twin Vee Co. is a majority-owned subsidiary of Twin Vee Inc. Twin Vee Co. and Twin Vee Inc. believe that the merger will enhance stockholder value for both Twin Vee Co. and Twin Vee Inc. stockholders by (i) providing a method by which the Twin Vee Inc. stockholders can more directly share in the growth of Twin Vee Co. and (ii) enabling Twin Vee Co. to take advantage of the net operating loss carryforwards of Twin Vee Inc. and utilize them to offset the income of Twin Vee Co. Before we complete the merger, the stockholders of Twin Vee Co. and Twin Vee Inc. must approve and adopt the merger agreement. Twin Vee Co. stockholders will vote to approve and adopt the merger agreement and the other transactions and matters described below at an annual meeting of stockholders to be held on November 29, 2022. Twin Vee Inc. stockholders will vote to approve and adopt the merger agreement and the other transactions and matters described below at a special meeting of stockholders to be held on November 29, 2022.

Twin Vee Inc. currently owns 4,000,000 shares of common stock of Twin Vee Co. The holders of Twin Vee Inc. common stock will receive in the merger one share of Twin Vee Co. common stock in exchange for 41.7128495 shares of Twin Vee Inc. common stock they own, or the exchange ratio, for a maximum of 4,000,000 shares of Twin Vee Co. common stock (no fractional shares of Twin Vee Co. common stock will be issued) and the 4,000,000 shares of Twin Vee Co. common stock held by Twin Vee Inc. will be canceled. After the merger the outstanding number of shares of common stock of Twin Vee Co. will be substantially the same as it was immediately prior to the merger

Twin Vee Co. common stock is currently listed on the Nasdaq Capital Market, or the Nasdaq, under the symbol “VEEE.” On [ ], the most recent practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus, the closing price of Twin Vee Co. common stock was $[ ] per share. The market price of the Twin Vee Co. common stock may fluctuate before the completion of the merger, therefore, you are urged to obtain current market quotations for Twin Vee Co. common stock. Twin Vee Co. expects to issue a maximum of 4,000,000 shares of its common stock in the merger upon completion of the merger. No fractional shares of Twin Vee Co. common stock will be issued to any stockholder of Twin Vee Inc. upon completion of the merger. The holder of shares of Twin Vee Inc. common stock who would otherwise be entitled to a fraction of Twin Vee Co. common stock (after aggregating all fractional shares of Twin Vee Co. common stock that otherwise would be received by such holder), will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the volume weighted average closing trading price of a share of Twin Vee Co. common stock for the five consecutive trading days ending five trading days immediately prior to the date upon which the merger becomes effective. We anticipate that the closing of the merger will occur not later than three business days following the affirmative Twin Vee Co. and Twin Vee Inc. stockholder votes.

Twin Vee Co. is asking stockholders of Twin Vee Co. to adopt and approve the merger agreement and the merger at the annual meeting of stockholders to take place on November 29, 2022, at 10:00 am Eastern Time, at the offices of Twin Vee Co., 3101 S. U.S. Highway 1, Fort Pierce, Florida. As this will be the annual meeting of Twin Vee Co. stockholders, Twin Vee Co. stockholders will also be asked to vote on Twin Vee Co. director nominees, and vote to ratify the appointment of Grassi & Co., CPAs, P.C. as Twin Vee Co.’s independent registered public accounting firm for the year ended December 31, 2022.

Twin Vee Inc. is asking stockholders of Twin Vee Inc. to adopt and approve the merger agreement and the merger at a special meeting of stockholders to take place on November 29, 2022, at 10:00 am Eastern Time, at the offices of Twin Vee Inc., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982.

After careful consideration, the Twin Vee Co. and Twin Vee Inc. Boards of Directors have unanimously approved the merger agreement and the respective proposals referred to above, and each of the Twin Vee Co. and Twin Vee Inc. Boards of Directors has determined that it is advisable to enter into the merger. The Board of Directors of Twin Vee Co. recommends that Twin Vee Co. stockholders vote “FOR” the respective proposals described in the accompanying Joint Proxy Statement/Prospectus. The merger cannot be completed unless Twin Vee Inc. and Twin Vee Co. stockholders adopt and approve the merger agreement.

PLEASE GIVE ALL OF THE DETAILED INFORMATION ON TWIN VEE CO., TWIN VEE INC. AND THE MERGER CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS YOUR CAREFUL ATTENTION, ESPECIALLY THE DISCUSSION IN THE SECTION ENTITLED “RISK FACTORS” IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved the Twin Vee Co. common stock to be issued under this Joint Proxy Statement/Prospectus or passed upon the adequacy or accuracy of this Joint Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

This Joint Proxy Statement/Prospectus is not an offer to sell the Twin Vee Co. common stock and Twin Vee Co. is not soliciting an offer to buy the Twin Vee Inc. common stock in any state where the offer or sale is not permitted.

On behalf of our boards of directors, we thank you for your support.

Joseph C. Visconti	Joseph C. Visconti
Chief Executive Officer	Chief Executive Officer
Twin Vee PowerCats Co.	Twin Vee Powercats, Inc.

Joint Proxy Statement/Prospectus/Information Statement dated October [*], 2022 and to be mailed on or around October [*], 2022.

Please also see “Where You Can Find More Information”.

ADDITIONAL INFORMATION

Stockholders may also consult Twin Vee Co.’s or Twin Vee Inc.’s websites for more information concerning the merger described in this Joint Proxy Statement/Prospectus and each of the parties thereto. Twin Vee Co.’s website is www.twinvee.com and Twin Vee Inc.’s website is www.twinvee.com. Information included on these websites is not incorporated by reference into this Joint Proxy Statement/Prospectus.

This Joint Proxy Statement/Prospectus is dated October , 2022 and is first being mailed to the stockholders of Twin Vee Inc. and the stockholders of Twin Vee Co. on or about October , 2022.

Twin Vee PowerCats Co.
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
TWIN VEE POWERCATS CO.

TO BE HELD ON November 29, 2022

To the Stockholders of Twin Vee PowerCats Co.:

The annual meeting of Twin Vee PowerCats Co., a Delaware corporation, will be held on November 29, 2022, at 10:00 a.m., Eastern Time, at the offices Twin Vee PowerCats Co. 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982 for the following purposes:

1.    To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of September 8, 2022, by and between Twin Vee PowerCats Co. and Twin Vee Powercats, Inc, as described in the attached Joint Proxy Statement/Prospectus;

2.     To consider and vote upon an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1;

3.      To consider and vote upon the election of the two nominees for Class I directors named in this Joint Proxy Statement/Prospectus to the Twin Vee PowerCats Co. board of directors for a term of three years;

4.     To consider and vote upon the ratification of the appointment of Grassi & Co. CPAs, P.C. as Twin Vee PowerCats Co.’s independent registered accounting firm for the year ended December 31, 2022;

5.       To approve an amendment to the Company’s Certificate of Incorporation, in substantially the form attached to the proxy statement as Annex E, to, at the discretion of the Board of Directors of the Company, effect an increase the number of authorized shares of common stock from 50,000,000 to 75,000,000 (the “Authorized Common Stock Increase”), such amendment to be effected after stockholder approval thereof only in the event the Board of Directors still deems it advisable; and

6.       To consider and vote upon an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 5; and

7.     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors of Twin Vee PowerCats Co. has fixed October 11, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Twin Vee PowerCats Co. annual meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Twin Vee PowerCats Co. annual meeting. Only stockholders or their proxy holders and Twin Vee PowerCats Co. guests may attend the meeting. A list of stockholders entitled to vote will be made available at the annual meeting and will be available at the offices of Twin Vee PowerCats Co., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982 for ten days before the meeting. At the close of business on the record date, Twin Vee PowerCats Co. had 9,520,000 shares of common stock outstanding and entitled to vote.

Joseph C. Visconti, Chief Executive Officer
October , 2022

Your vote is important.

You are urged to attend the annual meeting in person, but if you are unable to do so, the Board of Directors would appreciate you submitting a proxy to have your shares votes as promptly as possible by using the internet or by returning by mail the enclosed proxy card, dated and signed.

Twin Vee Powercats, Inc.
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
TWIN VEE POWERCATS, INC.

TO BE HELD ON November 29, 2022

To the Stockholders of Twin Vee Powercats, Inc.:

The special meeting of Twin Vee Powercats, Inc., a Florida corporation, will be held on November 29, 2022, at 10:00 a.m., Eastern Time, at the offices of Twin Vee PowerCats Co., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982 for the following purposes:

1.     To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of September 8, 2022 by and between Twin Vee PowerCats Co. and Twin Vee Powercats, Inc, as described in the attached Joint Proxy Statement/Prospectus; and

2.     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors of Twin Vee Powercats, Inc. has fixed October 11, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Twin Vee Powercats, Inc. special meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Twin Vee PowerCats Co. annual meeting. Only stockholders or their proxy holders and Twin Vee Powercats, Inc. guests may attend the meeting. A list of stockholders entitled to vote will be made available at the special meeting and will be available at the offices of Twin Vee Powercats, Inc., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982 for ten days before the meeting. At the close of business on the record date, Twin Vee Powercats, Inc. had 166,851,398 shares of common stock outstanding and entitled to vote.

Joseph C. Visconti, Chief Executive Officer
October , 2022

Your vote is important.

You are urged to attend the special meeting in person, but if you are unable to do so, the Board of Directors would appreciate you submitting a proxy to have your shares votes as promptly as possible by using the internet or the designated toll-free telephone number or by returning by mail the enclosed proxy card, dated and signed.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This Joint Proxy Statement/Prospectus, which forms part of a registration statement on Form S-4 filed with the United States Securities and Exchange Commission (the “SEC”) by Twin Vee PowerCats Co. (File No. 333-267372), constitutes a prospectus of Twin Vee PowerCats Co. under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of Twin Vee PowerCats Co. common stock, par value $0.001, of Twin Vee PowerCats Co. to be issued pursuant to the merger agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the Twin Vee PowerCats Co. annual meeting, at which Twin Vee PowerCats Co. stockholders will be asked to consider and vote on, among other matters, a proposal to adopt the merger agreement. This document also serves as a notice of meeting and a proxy statement with respect to the Twin Vee Powercats, Inc. special meeting, at which Twin Vee Powercats, Inc. stockholders will be asked to consider and vote on, among other matters, a proposal to adopt the merger agreement.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated October [_____], 2022. The information contained in this Joint Proxy Statement/Prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Twin Vee PowerCats Co. contained in this Joint Proxy Statement/Prospectus has been provided by Twin Vee PowerCats Co., and the information concerning Twin Vee Inc. contained in this Joint Proxy Statement/Prospectus has been provided by Twin Vee Powercats, Inc.

Description of Twin Vee Inc. Capital Stock	157
General	157
Common Stock	157
Comparison of Rights of Holders of Twin Vee Co. Common Stock and Twin Vee Inc. Common Stock	157
Twin Vee Co. Annual Meeting Proposals	168
Twin Vee Co. Proposal No. 1 —Adoption and Approval of the Merger Agreement	168
Vote Required to Approve the Merger Agreement	168
Board Recommendation	168
Twin Vee Co. Proposal No. 2— Possible Adjournment of the Twin Vee Co. Annual Meeting, If Necessary, To Solicit Additional Proxies If There Are Insufficient Votes in Favor of Proposal 1	169
Vote Required	169
Board Recommendation	169
Twin Vee Co. Proposal No. 3 —Election of Directors	170
Nominees for Election at the 2022 Annual Meeting	170
Class I Directors	171
Vote Required	171
Board Recommendation	171
Continuing Directors	171
Class II	172
Class III	172
Director Independence	173
Board Diversity Matrix	174
Director Qualifications	174
Stockholder Recommendations	175
Stockholder Communications	175
Board of Director’s Leadership Structure	175
Risk Oversight	175
Anti-Hedging and Anti-Pledging Policy	175
Delinquent Section 16(A) Reports	176
Code of Business Conduct and Ethics	176
Limitation of Liability and Indemnification	176
Board of Directors Committees	177
Audit Committee	178
Compensation Committee	178
Corporate Governance and Nominating Committee	178
Board and Committee Meetings	179
Board Attendance at Annual Stockholders’ Meeting	179
2021 Compensation of Directors	179
Cash Compensation	179
Equity Compensation	180
Director Compensation Table	180

Proxy	181
Compensation Discussion and Analysis	181
Chief Compensation Officer Compensation for Fiscal Year 2021	181
2021 Bonus	181
Compensation Risk Management	181
Equity Compensation Information	182
Executive Officer Who Is Not A Director	182
Executive Compensation	183
Summary Compensation Table	183
Outstanding Equity Awards at Fiscal Year-End	184
Employment Arrangements with Twin Vee Co.’s Named Executive Officers	184
Twin Vee Co. Proposal No. 4— Ratification of Appointment of Independent Registered Public Accounting Firm	188
Audit Fees	188
Audit-Related Fees	188
Tax and Other Fees	188
Pre-Approval Policies and Procedures	189
Vote Required	189
Board Recommendation	189
Audit Committee Report	190
Twin Vee Co. Proposal No. 5—Approval of an Amendment to the Twin Vee Co. Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	191
Possible Effects of the Authorized Common Stock Increase	192
Possible Anti-takeover Effects of the Authorized Common Stock Increase	192
Vote Required	193
Board Recommendation	193
Twin Vee Co. Proposal No. 6—Possible Adjournment of the Twin Vee Co. Annual Meeting, If Necessary, To Solicit Additional Proxies If There Are Insufficient Votes in Favor of Proposal 5	194
Vote Required	194
Board Recommendation
Certain Relationships and Related Transactions	195
Twin Vee Co.’s Policy Regarding Related Party Transactions	196
Conflict Of Interest	197
Twin Vee Special Meeting Proposal	198
Twin Vee Inc. Proposal No. 1 Adoption and Approval of the Merger Agreement	198
Vote Required to Approve the Merger Agreement	198
Support Agreements	198
Board Recommendations	198
Householding of Proxy Materials	199
Other Matters	199
Appraisal Rights	199
Additional Information for Stockholders	199
Future Stockholder Proposals	199
Annual Report /Form 10-K	201
Legal Matters	201
Experts	201
Where You Can Find More Information	201

Annex A –Agreement and Plan of Merger, dated September 8, 2022	202
Annex B –Opinion of ValuCorp, Inc.;	241
Annex C-1– Twin Vee Co.’s Audited Financial Statements for the Year Ended December 31, 2021 and unaudited financial statements for the six months ended June 30,2022	249
Annex C-2– Twin Vee Inc.’s Audited Financial Statements for the Year Ended December 31, 2021 and unaudited financial statements for the six months ended June 30,2022	285
Annex D –Appraisal Rights under Florida Business Corporation Act	317
Annex E – Form of Certificate of Amendment to the Certificate of Incorporation	328
Part II Information Not Required in Prospectus	329
Item 20. Indemnification of Directors and Officers	329
Item 21. Exhibits and Financial Statement Schedules	330

THE MERGER

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   What is the merger?

A:   Twin Vee Co. and Twin Vee Inc. have entered into an Agreement and Plan of Merger, dated as of September 8, 2022, which is referred to as the merger agreement. The merger agreement contains the terms and conditions of the proposed business combination of Twin Vee Co. and Twin Vee Inc. Under the merger agreement, Twin Vee Inc. will merge with Twin Vee Co., which transaction is referred to as the merger. At the effective time of the merger, the holders of Twin Vee Inc. common stock will receive in the merger one share of Twin Vee Co. common stock in exchange for 41.7128495 shares of Twin Vee Inc. common stock they own, which is referred to as the exchange ratio, for a maximum of 4,000,000 shares of Twin Vee Co. common stock (no fractional shares of Twin Vee Co. common stock will be issued) and the 4,000,000 shares of Twin Vee Co. common stock held by Twin Vee Inc. pre-merger will be canceled. After the merger the outstanding number of shares of common stock of Twin Vee Co. will be substantially the same as it was immediately prior to the merger.

Q:   Why are the two companies proposing to merge?

A:   Twin Vee Co. and Twin Vee Inc. are proposing the merger because, among other things, it is believed that the merger will enhance stockholders value for both Twin Vee Co. and Twin Vee Inc. stockholders by (i) providing a method by which the Twin Vee Inc. stockholders can more directly share in the growth of Twin Vee Co. and (ii) enabling Twin Vee Co. to take advantage of the $7,055,709 of net operating loss carryforwards of Twin Vee Inc. and utilize them to offset the income of Twin Vee Co. For a discussion of Twin Vee Co.’s reasons for the merger, please see the sections entitled “The Merger Transaction—Recommendation of the Twin Vee Co. Board of Directors and the Reasons for the Merger” and “The Merger Transaction—Recommendation of the Twin Vee Inc. Board of Directors and the Reasons for the Merger”.

Q:   What will happen in the merger?

A:   In the merger, Twin Vee Inc. will be merged into Twin Vee Co. and will cease to exist. After the merger the outstanding number of shares of common stock of Twin Vee Co. will be substantially the same as it was immediately prior to the merger. Based solely upon the outstanding shares of Twin Vee Co. common stock on October 11, 2022, and Twin Vee Inc.’s outstanding shares of common stock on October 11, 2022, immediately following the completion of the merger, Twin Vee Inc. stockholders will own approximately 42% of the combined company’s outstanding common stock. Based upon the fully diluted outstanding shares of Twin Vee Co. and Twin Vee Inc. on October 11, 2022, immediately following the completion of the merger, Twin Vee Inc. security holders would own approximately 37% of the combined company’s fully diluted outstanding common stock. On October 3, 2022, Twin Vee Co. closed an underwritten public offering of 2,500,000 shares of its common stock. In addition, Twin Vee Co. granted the underwriter a 45-day option to purchase up to an additional 375,000 shares of common stock at the public offering price less discounts and commissions, solely to cover over-allotments. If the underwriter for the Twin Vee Co. underwritten public offering exercise the over-allotment in full Twin Vee Inc. security holders would own approximately 40.4% of the combined company’s outstanding common stock and approximately 35.8% upon the fully diluted outstanding common stock ownership.

Q:   Why am I receiving this Joint Proxy Statement/Prospectus?

A:   You are receiving this Joint Proxy Statement/Prospectus because you have been identified as a stockholder of Twin Vee Co. or Twin Vee Inc. as of October 11, 2022, as the applicable record date for the determination of stockholders entitled to notice of, and to vote at, the Twin Vee Co. annual meeting, or the Twin Vee Inc. special meeting of stockholders. This document serves as both a proxy statement of Twin Vee Co. used to solicit proxies for the Twin Vee Co. annual meeting, as a prospectus of Twin Vee Co. used to offer shares of Twin Vee Co. common stock in exchange for shares of Twin Vee Inc. common stock in the merger and as proxy statement used to solicit proxies for the Twin Vee Inc. special meeting. This Joint Proxy Statement/Prospectus contains important information about the merger and the stockholder meetings of Twin Vee Co. and Twin Vee Inc. and you should read it carefully.

Q:   What is required to consummate the merger?

A:   The companies have agreed to combine the two companies upon the terms and conditions of the merger agreement that is described in this Joint Proxy Statement/Prospectus. If you are a Twin Vee Co. stockholder or a Twin Vee Inc, you are receiving these proxy materials to help you decide, among other matters, how to vote your shares with respect to the proposed merger.

The merger cannot be completed unless, among other things, the stockholders of both Twin Vee Co. and Twin Vee Inc. approve the merger agreement and the transactions contemplated thereby. Your vote is important. Twin Vee Co. and Twin Vee Inc. encourage Twin Vee Co. stockholders and Twin Vee Inc. stockholders to vote as soon as possible.

Certain Twin Vee Inc. stockholders including certain directors and executive officers who in the aggregate beneficially own approximately 98,713,873 of the outstanding shares of Twin Vee Inc. voting stock, are parties to support agreements with Twin Vee Co. pursuant to which such stockholders have agreed to vote for the adoption of the merger agreement. The holders of a sufficient number of shares of Twin Vee Inc. capital stock required to adopt the merger agreement have agreed to adopt the merger agreement. See the section titled “Agreements Related to the Merger—Support Agreements.”

Q:   On what matters are Twin Vee Co. stockholders being asked to vote?

A:   Twin Vee Co. stockholders are asked to vote on the following items:

•	the adoption and approval of the merger agreement, described under “The Merger Agreement”;
•	the adjournment of the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement;

•	the election of the nominees for Class I directors named in this Proxy Statement/Prospectus to the Twin Vee Co. board of directors for a term of three years as described under “ Twin Vee Co. Annual Meeting Proposals—Twin Vee Co. Proposal No. 3”;

•	the ratification of the appointment of Grassi & Co., CPAs, P.C. as the independent registered public accounting firm of Twin Vee Co. for its fiscal year ending December 31, 2022 as described under “ Twin Vee Co. Annual Meeting Proposals—Twin Vee Co. Proposal No. 4”;
●	the approval of an amendment to the Twin Vee Co. Certificate of Incorporation, in substantially the form attached as Annex E to this Joint Proxy Statement/Prospectus, at the discretion of the Board of Directors of the Company, effect an increase the number of authorized shares of Twin Vee Co. common stock from 50,000,000 to 75,000,000 (the “Authorized Common Stock Increase”), such amendment to be effected after stockholder approval thereof only in the event the Twin Vee Co. Board of Directors still deems it advisable as described under “Twin Vee Co. Annual Meeting Proposals—Twin Vee Co. Proposal No. 5”;

●	the adjournment of the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Authorized Common Stock Increase proposal; and

●	such other matters as may properly come before the Twin Vee Co. meeting.

Q:   What vote of Twin Vee Co. stockholders is required to approve the proposals?

A:   The vote required of Twin Vee Co. stockholders for (i) the adoption and approval of the merger agreement with Twin Vee Inc. and (ii) the approval of the Authorized Common Stock Increase is the approval of a majority of the outstanding common stock of the corporation entitled to vote.

The vote required of Twin Vee Co. stockholders for each of (i) the ratification of Grassi & Co., CPAs, P.C. as the independent registered public accounting firm, (ii) an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1 (the approval of the merger agreement), and (iii) an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal 5 (the Authorized Common Stock Increase approval), is the affirmative vote of a majority of the votes present, in person or represented by proxy at the annual meeting and entitled to vote on the matter.

Director Elections: Directors shall be elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. A plurality means that the two (2) director nominees that receive the highest number of votes cast will be elected. In either event, shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors.

Q:   What constitutes a quorum for the Twin Vee Co. Annual Meeting?

A:   A majority of the issued and outstanding shares of Twin Vee Co.’s common stock entitled to vote being present in person or represented by proxy constitutes a quorum for the annual meeting. If a quorum is not present, the chairperson of the meeting or stockholders entitled to vote at the meeting present, in person or by proxy, may adjourn the meeting, without notice other than announced at the meeting, to another place, if any, date or time.

Q:   On what matters are Twin Vee Inc. stockholders being asked to vote?

A:   Twin Vee Inc. stockholders are asked to vote on the following items:

•	the adoption and approval of the merger agreement, described under “The Merger Agreement”; and

•	such other matters as may properly come before the Twin Vee Inc. meeting.

Q:   What vote of Twin Vee Inc. stockholders is required to approve the proposals?

A:   The vote required of Twin Vee Inc. stockholders for the adoption and approval of the merger agreement with Twin Vee Inc., is the approval of a majority of the outstanding common stock of the corporation entitled to vote.

Certain Twin Vee Inc. stockholders including certain directors and executive officers who in the aggregate beneficially own approximately 59% of the outstanding shares of Twin Vee Inc. voting stock are parties to support agreements with Twin Vee Co., pursuant to which such stockholders have agreed to vote for the adoption of the merger agreement. The holders of a sufficient number of shares of Twin Vee Inc. capital stock required to adopt the merger agreement have agreed to adopt the merger agreement see the section titled “Agreements Related to the Merger—Support Agreements.”

Q:   What constitutes a quorum for the Twin Vee Inc. Special Meeting?

A:   A majority of the issued and outstanding shares of Twin Vee Inc.’s common stock entitled to vote being present in person or represented by proxy constitutes a quorum for the special meeting. If a quorum is not present, the chairperson of the meeting or stockholders entitled to vote at the meeting present, in person or by proxy, may adjourn the meeting, without notice other than announced at the meeting, to another place, if any, date or time.

Q:   When and where are the stockholder meetings?

A:   The Twin Vee Co. annual meeting will take place on November 29, 2022 at 10:00 a.m., Eastern Time, at the offices of Twin Vee, Co., 3101 S. U.S. Highway 1, Florida 34982. The Twin Vee Inc. special meeting will take place on November 29, 2022 at 11:00 a.m., Eastern Time, at the offices of Twin Vee, Co., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982.

Q:   Who is entitled to vote at Twin Vee Co.’s Annual Meeting?

A:    Each outstanding share of Twin Vee Co.’s common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the record date, October 11, 2022, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any adjournment or postponement of the meeting. If your shares are held for you as a beneficial holder in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares.

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at Twin Vee Co.’s corporate headquarters, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, during normal business hours for a period of ten days before the annual meeting and at the time and place of the annual meeting.

Q:   Who is entitled to vote at Twin Vee Inc.’s Special Meeting?

A:   Each outstanding share of Twin Vee Inc.’s common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the record date, October 11, 2022, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the meeting, or any adjournment or postponement of the meeting. If your shares are held for you as a beneficial holder in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares.

A complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder at Twin Vee Inc’s corporate headquarters, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, during normal business hours for a period of ten days before the special meeting and at the time and place of the annual meeting.

Q:   How do the Board of Directors of Twin Vee Co. and Twin Vee Inc. recommend I vote?

A:   The Board of Directors of both companies have recommended that stockholders vote “Yes” for the merger. After careful consideration, Twin Vee Co.’s Board of Directors has determined by unanimous vote the merger to be fair to Twin Vee Co. stockholders and in their best interests, and declared the merger advisable. Twin Vee Co.’s Board of Directors approved the merger agreement and recommends that Twin Vee Co. stockholders adopt and approve the merger agreement.

After careful consideration, Twin Vee Inc.’s Board of Directors has determined by unanimous vote the merger to be fair to Twin Vee Inc. stockholders and in their best interests, and declared the merger advisable. Twin Vee Inc.’s Board of Directors approved the merger agreement and recommends that Twin Vee Inc. stockholders adopt and approve the merger agreement.

In considering the recommendation of the Twin Vee Co. Board of Directors and the Twin Vee Inc. Board of Directors with respect to the merger agreement, Twin Vee Inc. and Twin Vee Co. stockholders should be aware that certain directors and officers of Twin Vee Co. and Twin Vee Inc. have certain interests in the merger that are different from, or are in addition to, the interests of stockholders generally. We encourage you to read the sections titled “Interests of Twin Vee Co. Directors and Executive Officers in the Merger” and “Interests of Twin Vee Inc. Directors and Executive Officers in the Merger” for a discussion of these interests.

Q:   How do I vote?

A:    You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted:

•	as you instruct; and

•	according to the best judgment of the proxy holders if a proposal comes up for a vote at the annual meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

●	if you are a Twin Vee Co. stockholder, FOR the adoption and approval of the merger agreement and the merger, FOR the re-election of the current Twin Vee Co. directors, FOR the ratification of Grassi & Co., CPAs, P.C. as the independent registered public accounting firm, FOR an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement, FOR the approval of the Authorized Common Stock Increase proposal, and FOR an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the approval of the Authorized Common Stock Increase proposal;

•	if you are a Twin Vee Inc. stockholder, FOR the adoption and approval of the merger agreement and the merger;

•	according to the best judgment of the proxy holders if a proposal properly comes up for a vote at the annual meeting that is not on the proxy card.

•	If you are a stockholder of record of Twin Vee Co., you may also vote on the Internet at _______________.

•	If your shares of common stock are registered directly in your name with the transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by either Twin Vee Co. or Twin Vee Inc. If you are a Twin Vee Co. stockholder of record, you may attend the annual meeting and vote your shares in person. Even if you plan to attend the annual meeting in person, Twin Vee Co. requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the annual meeting if you are unable to attend. If you are a Twin Vee Inc. stockholder of record, you may attend the special meeting and vote your shares in person. Even if you plan to attend the special meeting in person, Twin Vee Inc. requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the special meeting if you are unable to attend. If your shares of Twin Vee Co. or Twin Vee Inc, common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the applicable meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the annual or special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:   What do I do if I want to change my vote?

A:    You may send in a later-dated, signed proxy or proxy card to your company’s Secretary before your meeting or you can attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company’s Secretary at 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982. If you voted by the Internet, you can submit a later vote using such method.

Q:   If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:   If you do not provide your broker, bank or nominee with instructions on how to vote your “street name” shares, your broker, bank or nominee will not be permitted to vote them on the matters that are to be considered by the Twin Vee Co. stockholders relating to the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares.

If you wish to vote your shares in person, you must bring to the meeting a letter from the broker, bank or nominee confirming your beneficial ownership in the shares to be voted.

Q:   What is the effect of abstentions and broker non-votes?

A:   Abstentions with respect to Twin Vee Co. Proposal No. 1, Twin Vee Co. Proposal No. 5 and Twin Vee Inc. Proposal No. 1 will have the same effect as an AGAINST vote. Abstentions with respect to all other proposals will have no effect on the outcome of the vote. Abstentions will be counted for the purpose of determining a quorum at the stockholder meetings.

Matters subject to stockholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received voting instructions from the beneficial owner (“Broker Non-Votes”), whereas they may vote those shares in their discretion in the case of any routine matter. Broker Non-Votes will be counted for purposes of calculating whether a quorum is present at the stockholder meetings, but will not be counted for purposes of determining the numbers of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Broker Non-Votes for Twin Vee Co. Proposal No. 1, Twin Vee Co. Proposal No. 5, Twin Vee Co. Proposal No. 6 and Twin Vee Inc. Proposal 1 will have the same effect as an AGAINST vote. Twin Vee Co. Proposal Nos.1, 2, and 3 are non-routine matters and Twin Vee Co. Proposal Nos. 4, 5 and 6 are routine matters. Broker non-votes for these other proposals (although none are expected to exist in connection with Proposal Nos. 4, 5 and 6 since they are routine matters for which brokers that vote at the annual meeting may vote in their discretion if beneficial owners do not provide voting instructions to the brokers) will have no effect on the proposals. Therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

Votes cast by proxy or in person at the stockholder meetings will be tabulated by the inspectors of election appointed for the stockholder meetings, who also will determine whether a quorum is present.

Q:   What appraisal rights do stockholders have in connection with the merger?

A:   The holders of Twin Vee Co. common stock do not have any right to an appraisal of the value of their shares in connection with the merger. The holders of Twin Vee Inc. common stock do have a right to an appraisal of the value of their shares in connection with the merger if they do not vote for the merger and if they follow certain procedures described in the section entitled “The Merger—The Merger Transaction—Appraisal Rights”.

Q:   What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:   If you are a Twin Vee Co. stockholder, the failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the annual meeting of Twin Vee Co. stockholders for purposes of approving the issuance of shares pursuant to the merger agreement or other actions sought to be taken, which is required to transact business at the meeting. If you are a Twin Vee Inc. stockholder, the failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the special meeting of Twin Vee Inc. stockholders for purposes of approving the merger agreement or other actions sought to be taken, which is required to transact business at the meeting.

Q:   Should I send in my stock certificates now?

A:   No. If the merger is completed, Twin Vee Co. will send Twin Vee Inc. stockholders written instructions for exchanging their stock certificates. Twin Vee Co. stockholders will keep their existing certificates.

Q:   When do you expect the merger to be completed?

A:    Both Twin Vee Co. and Twin Vee Inc. are working towards completing the merger as quickly as possible. We hope to complete the merger by the fourth quarter of 2022. However, the exact timing of completion of the merger cannot be determined yet because completion of the merger is subject to a number of conditions.

Q:   How many authorized but unissued shares of Twin Vee Co. common stock will exist after the closing of the merger?

A:   Following the closing of the merger, we anticipate that there will be approximately 9,520,000 shares of authorized but unissued Twin Vee Co. common stock. In addition to the number of issued and outstanding shares of Twin Vee Co. common stock after the closing of the merger, Twin Vee Co. has reserved approximately 377,090 shares for future issuance as a result of outstanding Twin Vee Co. stock options and outstanding warrants.

Q:   What are the federal income tax consequences of the merger?

A:   Neither Twin Vee Co. nor Twin Vee Inc. has requested or received a ruling from the Internal Revenue Service that the merger should qualify as a reorganization. The merger should qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Assuming that the merger qualifies as a reorganization, Twin Vee Inc. stockholders should not recognize any gain or loss for U.S. federal income tax purposes if they exchange their Twin Vee Inc. shares solely for shares of Twin Vee Co. common stock.

Tax matters are very complicated, and the tax consequences of the merger to each Twin Vee Inc. stockholder will depend on the facts of that stockholder’s particular situation. You are urged to consult your own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed changes in the tax laws. See “The Merger—The Merger Transaction—Certain U.S. Federal Income Tax Consequences of the Merger”.

Q:   Whom do I call if I have questions about the meetings or the merger?

A:   Twin Vee Co. stockholders may call Twin Vee Co. Investor Relations at 561-283-4412. Twin Vee Inc. stockholders may call Twin Vee Inc. Investor Relations at 561-283-4412.

SUMMARY

This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. This summary discusses all of the material aspects of the merger. However, to understand the merger fully and for a more complete description of the legal terms of the merger, you should read this Joint Proxy Statement/Prospectus and the documents we have referred you to carefully. You may obtain the information incorporated by reference into this Joint Proxy Statement/Prospectus without charge by following the instructions in the section entitled “Additional Information for Stockholders—Where You Can Find More Information”.

The Companies

Twin Vee PowerCats Co.

3101 S. U.S. Highway 1

Fort Pierce, Florida 34982
(772) 429-2525

Twin Vee Co. is a designer, manufacturer and marketer of recreational power sport catamaran boats. Twin Vee Co. believes it has been an innovator in the recreational power sport catamaran industry. Twin Vee Co. currently has 6 gas-powered models in production ranging in size from our 24-foot, dual engine, center console to its newly designed 40-foot offshore 400 GFX. Its twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee Co. ride quality by reducing drag, increasing fuel efficiency, and offering users a stable riding boat. Twin Vee Co.’s home base operations in Fort Pierce, Florida is a 7.5-acre facility with several buildings totaling over 75,000 square feet. Twin Vee Co. employed approximately 160 people on June 30, 2022, some of whom have been with its company for over twenty years.

Twin Vee Co. has organized its business into three operating segments: (i) its gas-powered boat segment which manufactures and distributes gas-powered boats; (ii) its electric-powered boat segment which is developing fully electric boats, through its wholly owned subsidiary, Forza X1, Inc., a Delaware corporation, or Forza, and (iii) its franchise segment which is developing a standard product offering and will be selling franchises across the United States through its wholly owned subsidiary, Fix My Boat, Inc., a Delaware corporation.

Twin Vee Co.’s gas-powered boats allow consumers to use them for a wide range of recreational activities including fishing, diving and water skiing. Twin Vee Co. believes that the performance, quality and value of its boats position it to achieve its goal of increasing its market share and expanding the power catamaran boating market. Twin Vee Co. currently primarily sells its boats through a current network of 21 independent boat dealers in 26 locations across North America and the Caribbean who resell its boats to the end user Twin Vee Co. customers. Twin Vee Co. continues recruiting efforts for high quality boat dealers and seeks to establish new dealers and distributors domestically and internationally to distribute its boats as it grows its production and introduces new models. Its gas-powered boats are currently outfitted with gas-powered outboard combustion engines.

Due to the growing demand for sustainable, environmentally friendly electric and alternative fuel commercial and recreational vehicles, Forza is designing and developing a line of electric-powered catamaran boats ranging in size from 18-feet to 28-feet. Forza’s initial two models, the FX1 Dual Console and FX1 Center Console, are being designed to be 24-foot in length, have an 8’ beam or width and utilize a catamaran hull surface to reduce drag and increase run times. The initial launch of FX1 will include Forza’s proprietary single electric outboard motor. Forza’s electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system. To date, Forza completed the design of the hull and running surface of the boat and has begun tooling the molds which are required to build the physical fiberglass boat, it has entered into a supply agreement for the supply of the lithium battery packs that it plans to use to power the electric boats, completed the design and prototyping of the boat control system, and completed the design and are more than halfway through prototyping of the electric outboard motor. Forza expects to begin production of its FX1 fully integrated electric boat and motor and commence selling to end user customers by the second quarter of 2023. Forza has also filed three design and four utility patent applications with the U.S. Patent and Trademark Office relating to, among other things, its propulsion system being developed and boat design.

Twin Vee Inc.

Twin Vee Powercats, Inc.

3101 S. U.S. Highway 1

Fort Pierce, Florida 34982
(772) 429-2525

Twin Vee Inc. is currently the holder of 4,000,000 shares of common stock in Twin Vee Co. Other than being the holder of Twin Vee Co. shares, Twin Vee Inc. has no operations. Twin Vee Inc. was formally known as Value Rich, Inc. from 2006 and 2015, and was in the business of real estate development and publishing. In 2016, in connection with its acquisition of Twin Vee Catamarans, Inc., the predecessor of Twin Vee Co., Value Rich, Inc. changed its name to Twin Vee Inc. On July 23, 2021, Twin Vee Co. closed an underwritten initial public offering of 3,000,000 shares of its common stock at a public offering price of $6.00 per share, for gross proceeds of $18,000,000, before deducting underwriting discounts and offering expenses. As a result, Twin Vee Inc.’s equity ownership in Twin Vee Co. outstanding common stock decreased from 100% to approximately 57%. On October 3, 2022, Twin Vee Co. closed an underwritten public offering of 2,500,000 shares of its common stock at a public offering price of $2.75 per share, for gross proceeds of $6,875,000, before deducting underwriting discounts and offering expenses. As a result, Twin Vee Inc.’s equity ownership in Twin Vee Co. common stock decreased from 57% to approximately 42%. If the underwriter’s exercise in full the over-allotment option to purchase an additional 375,000 shares of common stock, such ownership percentage will decrease to 40.42%

The Merger Agreement

A copy of the merger agreement is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Twin Vee Co. and Twin Vee Inc. encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. We currently expect that the merger will be completed during the third quarter of 2022. However, we cannot predict the actual timing of the completion of the merger.

Merger Consideration

If the merger is completed, Twin Vee Inc. will merge with and into Twin Vee Co., and Twin Vee Co. will survive the merger. Twin Vee Inc. stockholders will receive, in exchange for every 41.7128495 shares of Twin Vee Inc. common stock held or deemed to be held by such stockholder immediately prior to the closing of the merger, one share of Twin Vee Co. common stock, which we refer to as the exchange ratio, for a maximum of 4,000,000 shares of Twin Vee Co. common stock (no fractional shares of Twin Vee Co. common stock will be issued) and the 4,000,000 shares of Twin Vee Co. common stock held by Twin Vee Inc. will be canceled. As a result, immediately after the merger Twin Vee Inc. stockholders will own approximately 42% of the outstanding shares of the combined company on a fully diluted basis and the remaining Twin Vee Co. stockholders will own approximately 58% of the outstanding shares of the combined company on a fully diluted basis. If the underwriter’s exercise their over-allotment in full, immediately after the merger Twin Vee Inc. stockholders will own approximately 40.42% of the outstanding shares of the combined company on a fully diluted basis and the remaining Twin Vee Co. stockholders will own approximately 59.58% of the outstanding shares of the combined company on a fully diluted basis.

For a more complete description of the merger consideration to be issued by Twin Vee Co., please see the section entitled “The Merger—The Merger Agreement” in this Joint Proxy Statement/Prospectus.

Risks Relating to the Merger

In evaluating the adoption of the merger agreement or the issuance of shares of Twin Vee Co. common stock in the merger, you should carefully read this Proxy Statement/Prospectus and especially consider the factors discussed in the section titled “The Merger—Risk Factors,” for a description of risks relating to the merger, the combined company’s businesses, and Twin Vee Co.’s common stock.

Recommendation of the Twin Vee Co. Board of Directors and its Reasons for the Merger

The Twin Vee Co. Board of Directors approved the merger based on a number of factors, including, among other factors, the following:

•	the potential cost savings synergies derived from the merger, including the opportunity to utilize $7,055,709 of net operating loss carryforwards of Twin Vee Inc. to offset the income of Twin Vee Co., thus enhancing stockholders value;

•	the results of the due diligence review of Twin Vee Inc.’s operations by Twin Vee Co.’s management, legal advisors and financial advisors;

•	the likelihood of success of the three pending litigations that are currently being defended by Twin Vee Inc. (which are more fully described herein) and the potential exposure in the event that Twin Vee Inc. is unsuccessful in any or all of such litigations, as well as the cost of defending the litigations, which may include the cost of trial;

•	the terms and conditions of the merger agreement;

•	the likelihood that the merger will be consummated on a timely basis; and

•	the opinion of Twin Vee Co.’s financial advisor, dated September 8, 2022, to the Twin Vee Co. special committee of the Board of Directors that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the exchange ratio of one share of Twin Vee Co. common stock to be issued in exchange for every 41.7128495 shares of Twin Vee Inc. common stock pursuant to the merger agreement was fair to Twin Vee Co. from a financial point of view.

The Twin Vee Co. Board of Directors considered the potential risks of the merger, including, but not limited to, the following:

•	the risks, challenges and costs inherent in combining the two companies and the expenses to be incurred in connection with the merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•	the possible volatility, at least in the short term, of the trading price of Twin Vee Co.’s common stock resulting from the merger announcement;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the risk that the merger might not be consummated in a timely manner, or that the merger might not be consummated at all;

•	the fact that certain of the directors and executive officers of Twin Vee Co. may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of the other stockholders of Twin Vee Co.;

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if the merger agreement is adopted by the stockholders of Twin Vee Co.; the risk to Twin Vee Co.’s business, operations and financial results in the event that the merger is not consummated;

•	the risk that the anticipated cost savings resulting from use of the net operating losses will not be realized; and

•	various other applicable risks associated with the combined company and the merger, including those described in the section of this Joint Proxy Statement/Prospectus entitled “Risk Factors”.

Recommendation of the Twin Vee Inc. Board of Directors and its Reasons for the Merger

The Twin Vee Inc. Board of Directors approved the merger based on a number of factors, including, among other factors, the following:

•	the strategic rationale for the merger and the potential benefits of the contemplated transaction;
•	the possible alternatives to the merger, including the possibility of continuing to operate as an independent entity;
•	current and historical information concerning Twin Vee Inc.’s and Twin Vee Co.’s respective businesses, operations, management, financial performance and conditions, technology, operations, prospects and competitive position, before and after giving effect to the merger and the merger’s potential effect on stockholder value;

•	its knowledge of the business, operations, financial condition and earnings of Twin Vee Co.;
•	the likelihood that the merger will be completed;
•	current financial market conditions and historical market prices, volatility and trading information with respect to Twin Vee Inc.’s and Twin Vee Co.’s common stock;
•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the consideration to be received by Twin Vee Inc. stockholders in the merger, including the form of such consideration, which enables Twin Vee Inc.’s stockholders to continue to have a substantial equity interest in the combined company following the merger, as well as the fact that the shares of Twin Vee Co. common stock to be received by Twin Vee Inc.’s stockholders will be received in a tax-free exchange.

The Twin Vee Inc. Board of Directors considered the potential risks of the merger, including, but not limited to, the following:

•	the possibility that the merger might not be completed and the potential effects of the public announcement and pendency of the merger on management attention;
•	the fact that certain of the directors and executive officers of Twin Vee Inc. may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of the other stockholders of Twin Vee Inc.;
•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if the merger agreement is adopted by the stockholders of Twin Vee Co.;
•	the risk of not realizing all of the anticipated strategic benefits between Twin Vee Inc. and Twin Vee Co. and the risk that other anticipated benefits might not be realized;
•	the risk that the merger may not be consummated in a timely manner or that the merger may not be consummated at all;
•	Twin Vee Inc.’s inability to solicit competing acquisition proposals;

•	the substantial costs to be incurred in connection with the merger, including the costs of integrating the operations of Twin Vee Inc. and Twin Vee Co. and the transaction expenses arising from the merger; and various other applicable risks associated with the combined company and the merger, including the risks described in the section titled “Risk Factors”

Opinion of Twin Vee Co.’s Financial Advisor

In connection with the merger, ValuCorp, Twin Vee Co.’s financial advisor, delivered to the Special Committee of the Twin Vee Co. Board of Directors an opinion, dated September 8, 2022, as to the fairness, from a financial point of view and as of the date of such opinion, to Twin Vee Co. of the merger agreement entered into on September 8, 2022. The full text of ValuCorp ‘s opinion is attached to this Joint Proxy Statement/Prospectus as Annex B and is incorporated into this Joint Proxy Statement/Prospectus by reference. Holders of Twin Vee Co. common stock are encouraged to read ValuCorp’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by ValuCorp in connection with its opinion. ValuCorp’s opinion was addressed to the Special Committee of the Twin Vee Co. Board of Directors, was only one of many factors considered by the Special Committee and the Twin Vee Co. Board of Directors in their evaluation of the merger and only addresses the fairness, from a financial point of view, to Twin Vee Co. of the issuance of the shares of Twin Vee Co. common stock to be issued in the merger. ValuCorp’s opinion does not address the merits of the underlying decision by Twin Vee Co. to engage in the merger or related transactions or the relative merits of the merger or related transactions as compared to any other transaction or business strategy in which Twin Vee Co. might engage and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or related transactions or any other transaction or business strategy in which Twin Vee Co. might engage.

Interests of Certain Persons in the Merger

In considering the recommendation of the Twin Vee Inc. Board of Directors with respect to approving the merger, Twin Vee Inc. stockholders should be aware that certain members of the Board of Directors and executive officers of Twin Vee Inc. have interests in the merger that may be different from, or in addition to, interests they have as Twin Vee Inc. stockholders. For example, following the consummation of the merger, certain directors and executive officers of Twin Vee Inc. will continue to serve on the board of directors and management, respectively, of the combined company. In considering the recommendation of the Twin Vee Co. Board of Directors with respect to approving the merger, Twin Vee Co. stockholders should be aware that certain members of the Board of Directors and executive officers of Twin Vee Co. have interests in the merger that may be different from, or in addition to, interests they have as Twin Vee Co. stockholders. For example, following the consummation of the merger, certain directors and executive officers of Twin Vee Co. will continue to serve on the board of directors and management, respectively, of the combined company and will receive direct ownership of shares of common stock issued in the merger.

The following table sets forth the beneficial ownership interest of the principal stockholders in Twin Vee Inc., Twin Vee Co. and the combined company:

	Twin Vee Co.		Twin Vee Inc.		Combined Company
Name	Number of shares	Percentage**	Number of shares	Percentage***	Number of shares	Percentage****
Joseph Visconti (1)	2,449,048	25.4%	97,113,873	58.2%	2,449,048	25.4%
Preston Yarborough (2)	60,448	*	1,600,000	1%	98,805	1.0%
James Melvin (3)	5,500	*	—	—	5,500	*
Bard Rockenbach (4)	5,500	*	—	—	5,500
Neil Ross (3)	5,500	*	—	—	5,500	*
Kevin Schuyler (5)	1,832	*	—	—	1,832	*
Donna Barnett (6)	34,000	*	—	—	34,000	*
Carrie Gunnerson (7)	29,471	*	—	—	29,471	*
Twin Vee Inc.(1)	4,000,000	42.0%				%
Marathon Micro Fund, L.P.(8)	652,832	6.9%			652,832	6.86%
Michael Carricarte	—	—	25,200,000	15%	604,130	6.3%

* Less than one percent (1%)

** Percentage of Twin Vee Co. is based upon 9,520,000 shares of common stock outstanding as of October 11, 2022.

***Percentage of Twin Vee Inc. is based upon 166,851,398 shares of common stock outstanding as of October 11, 2022.

****Percentage of common stock of the combined company is based on 9,520,000 shares of common stock of the combined company outstanding upon the consummation of the merger and assumes that the 4,000,000 shares of common stock of Twin Vee Co. held by Twin Vee Inc are issued upon consummation of the merger to the stockholders of Twin Vee Inc. and that the 4,000,000 shares of common stock of Twin Vee Co., held by Twin Vee Inc. are cancelled.

(1)	Joseph Visconti is the Chairman of the Board and Chief Executive Officer of Twin Vee Co. and Twin Vee Inc., and owns 58.2% of the outstanding stock of Twin Vee Inc. Prior to the consummation of the merger Twin Vee Inc. is the owner of 4,000,000 shares of common stock of Twin Vee Co. As a controlling shareholder of Twin Vee Inc., Mr. Visconti is deemed to have control over the shares of common stock of our company owned by Twin Vee Inc. Mr. Visconti currently disclaims beneficial ownership of these securities. In the merger, Mr. Visconti will be issued 2,328,152 shares of Twin Vee Co. stock, which he will directly own after the merger. Mr. Visconti was granted an option to purchase 272,000 shares of our common stock upon the consummation of the Twin Vee Co. initial public offering, of which 120,896 shares of common stock will vest and be exercisable within 60 days of October 11, 2022, and are included in the number of shares of common stock beneficially owned by Mr. Visconti.

(2)	Mr. Yarborough was granted an option to purchase 136,000 shares of our common stock upon the consummation of the Twin Vee Co. initial public offering, of which 60,448 shares of common stock will vest and be exercisable within 60 days of October 11, 2022 and are included in the number of shares of common stock beneficially owned by Mr. Yarborough. In the merger, Mr. Yarborough will be issued 38,357 shares of Twin Vee Co. stock which he will directly own after the merger

(3)	Messrs. Melvin and Ross were each granted an option to purchase 5,500 shares of our common stock upon the consummation of the Twin Vee Co. initial public offering, of which 5,500 shares of common stock will vest and be exercisable within 60 days of October 11, 2022, and are included in the number of shares of common stock beneficially owned by each of Messrs. Melvin and Ross.

(4)	In connection with his appointment, effective November 7, 2021, Mr. Rockenbach was awarded an option to purchase 5,500 shares of the Company’s common stock at an exercise price of $3.87 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. Of these 5,500 shares, all 5,500 shares of common stock will vest and be exercisable within 60 days of October 11, 2022, and are included in the number of shares of common stock beneficially owned by Mr. Rockenbach.

(5)	In connection with his appointment, effective July 6, 2022, Mr. Schuyler was awarded an option to purchase 5,500 shares of the Company’s common stock at an exercise price of $2.62 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. Of these 5,500 shares, 1,832 shares of common stock will vest and be exercisable within 60 days of October 11, 2022, and are included in the number of shares of common stock beneficially owned by Mr. Schuyler.

(6)	Ms. Barnett was granted an option to purchase 34,000 shares of our common stock upon the consummation of the Twin Vee Co. initial public offering, of which 34,000 shares of common stock will vest and be exercisable within 60 days of October 11, 2022, and are included in the number of shares of common stock beneficially owned by Ms. Barnett.

(7)	Ms. Gunnerson was granted an option to purchase 136,000 shares of our common stock upon in connection with joining our company as Chief Financial Officer, of which 29,471 shares of common stock will vest and be exercisable within 60 days of
October 11, 2022, and are included in the number of shares of common stock beneficially owned by Ms. Gunnerson.

(8)	Information is based upon a Schedule 13G/A filed with the SEC on December 31, 2021 by James G. Kennedy, the partner of Marathon Micro Fund, L.P. The address of Marathon Micro Fund, L.P. is 4 North Park Drive, Suite 106, Hunt Valley, Maryland 4982.

Regulatory Approvals

Twin Vee Co. must comply with applicable federal and state securities laws in connection with the issuance of shares of Twin Vee Co. common stock to Twin Vee Inc.’s stockholders and the filing of this Joint Proxy Statement/Prospectus with the SEC. As of the date hereof, the registration statement of which this Joint Proxy Statement/Prospectus is a part has not become effective.

Please see the section entitled “Chapter One—The Merger Transaction—Regulatory Approvals” in this Joint Proxy Statement/Prospectus.

Accounting Treatment of the Merger

As Twin Vee Inc. does not meet the definition of a business under ASC 805, the merger will not be accounted for as a business combination. The merger is expected to be accounted for as a recapitalization of Twin Vee Co., effected through exchange of Twin Vee Inc. shares for Twin Vee Co. shares, and the cancellation of Twin Vee Co. shares held by Twin Vee Inc. Upon the effective date of the Merger, Twin Vee Co. will account for the merger by assuming Twin Vee Inc.’s net liabilities. Twin Vee Co.’s financial statements will reflect the operations of Twin Vee Inc. prospectively and will not be restated retroactively to reflect the historical financial position or results of operations of Twin Vee Inc.

Material U.S. Federal Income Tax Consequences

The merger should qualify as a reorganization within the meaning of Section 368(a) of the Code. If the merger qualifies as a reorganization, Twin Vee Inc. stockholders generally will not recognize gain or loss upon the receipt of Twin Vee Co. common stock in exchange for Twin Vee Inc. common stock in connection with the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information on the federal income tax effect of the merger, see the section entitled “The Merger Transaction—Certain U.S. Federal Income Tax Consequences of the Merger.”

Comparison of Stockholder Rights

If Twin Vee Co. and Twin Vee Inc. successfully complete the merger, holders of Twin Vee Inc. common stock will become Twin Vee Co. stockholders, and their rights as stockholders will be governed by Twin Vee Co.’s certificate of incorporation and bylaws. There are differences between the certificates of incorporation and bylaws of Twin Vee Co. and Twin Vee Inc. Since Twin Vee Inc. is a Florida corporation and Twin Vee Co. is a Delaware corporation, the rights of Twin Vee Inc. stockholders will be governed by Delaware law after the completion of the merger. See “ Certain Additional Information—Comparison of Rights of Holders of Twin Vee Co. Common Stock and Twin Vee Inc. Common Stock” in this Proxy Statement/Prospectus for more information.

Appraisal Rights in Connection with the Merger

Under Florida law, Twin Vee Inc. common stockholders are entitled to appraisal rights in connection with the merger. Holders of Twin Vee Co. common stock are not entitled to appraisal rights in connection with the merger pursuant to Delaware law.

Conditions to Completion of the Merger

Twin Vee Co. and Twin Vee Inc. are required to complete the merger only if certain customary conditions are satisfied or waived, including, but not limited to:

•	approval of the merger by stockholders holding a majority of the outstanding shares of Twin Vee Inc. common stock in person or by proxy at Twin Vee Inc.’s special meeting;

•	approval of the merger by stockholders holding a majority of the outstanding shares of Twin Vee Co. common stock in person or by proxy at Twin Vee Co.’s annual meeting;

•	the filing and effectiveness of a registration statement under the Securities Act in connection with the issuance of Twin Vee Co. common stock in the merger;

•	the respective representations and warranties of Twin Vee Co. and Twin Vee Inc., shall be true and correct in all material respects as of the date of the merger agreement and the closing;

•	each executive of Twin Vee Co. or any of its subsidiaries and Twin Vee Inc. or any of its subsidiaries shall have delivered a waiver of rights to payments, bonuses, vesting, acceleration or other similar rights that are or may be triggered by the merger;

•	the shares of Twin Vee Co. common stock to be issued in the merger shall have been approved for listing on Nasdaq;

•	no material adverse effect with respect to Twin Vee Co. or Twin Vee Inc. or their respective subsidiaries shall have occurred since the date of the merger agreement and the closing of the merger;

•	performance or compliance in all material respects by Twin Vee Co. and Twin Vee Inc. with their respective covenants and obligations in the merger agreement; and

•	Twin Vee Inc. shall have obtained any consents or waivers of approvals required in connection with the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approval to complete the merger has been obtained, as set forth below:

•	by mutual written consent of Twin Vee Co. and Twin Vee Inc., duly authorized by their respective boards of directors;

•	by either Twin Vee Co. or Twin Vee Inc. if the merger is not consummated by the date that is 6 months after the signing date of the merger agreement for any reason; provided, however, that this right to terminate is not available to any party whose action or failure to act has been a principal cause of the failure of the merger to occur on or before such date;

•	by either Twin Vee Co. or Twin Vee Inc. if a court, administrative agency, commission, governmental or regulatory authority issues a final and non-appealable order, decree or ruling or taken, any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	by Twin Vee Co. if the requisite approval of the stockholders of Twin Vee Inc. is not obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of Twin Vee Inc., duly convened therefor or at any adjournment or postponement thereof;

•	by Twin Vee Co. if a triggering event (as defined below) occurs;

•	by Twin Vee Inc., upon a breach of any representation, warranty, covenant or agreement on the part of Twin Vee Co. set forth in the merger agreement, or if any representation or warranty of Twin Vee Co. becomes untrue, such that the conditions to the merger would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue; provided, however, that if such inaccuracy in Twin Vee Co.’s representations and warranties or breach by Twin Vee Co. is curable by Twin Vee Co. through the exercise of its commercially reasonable efforts, then Twin Vee Inc. may not terminate the merger agreement for thirty (30) calendar days following the delivery of written notice from Twin Vee Inc. to Twin Vee Co. of such breach, provided Twin Vee Co. continues to exercise commercially reasonable efforts to cure such breach (it being understood that Twin Vee Inc. may not terminate the agreement if such breach by Twin Vee Co. is cured during such thirty (30) calendar day period);

•	by Twin Vee Co., upon a breach of any representation, warranty, covenant or agreement on the part of Twin Vee Inc. set forth in the merger agreement, or if any representation or warranty of Twin Vee Inc. becomes untrue, such that the conditions to the merger would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue; provided, however, that if such inaccuracy in Twin Vee Inc.’ representations and warranties or breach by Twin Vee Inc. is curable by Twin Vee Inc. through the exercise of its commercially reasonable efforts, then Twin Vee Co. may not terminate the merger agreement for thirty (30) calendar days following the delivery of written notice from Twin Vee Co. to Twin Vee Inc. of such breach, provided Twin Vee Inc. continues to exercise commercially reasonable efforts to cure such breach (it being understood that Twin Vee Co. may not terminate the agreement if such breach by Twin Vee Inc. is cured during such thirty (30) calendar day period); or

•	by Twin Vee Co. if a change that is materially adverse to the business, assets, capitalization, financial condition or results of operations with respect to Twin Vee Inc. or its subsidiaries occurs since the date of the merger agreement; provided, however, that if such change is curable by Twin Vee Inc. through commercially reasonable efforts, then Twin Vee Co. may not terminate the merger agreement for thirty (30) calendar days following the occurrence of such change, provided Twin Vee Inc. continues to exercise commercially reasonable efforts to cure the effect that is materially adverse to the business, assets, capitalization, financial condition or results of operations with respect to Twin Vee Inc. (it being understood that Twin Vee Co. may not terminate the agreement if such breach by Twin Vee Inc. is cured during such thirty (30) calendar day period).

A “ triggering event “ has occurred if (i) the Board of Directors of Twin Vee Inc. or any of its committees has withdrawn or has amended or modified in a manner adverse to Twin Vee Co. its recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger; (ii) Twin Vee Inc. failed to seek to obtain the vote of a majority of its stockholders approving the merger agreement and the merger; (iii) the Board of Directors of Twin Vee Inc. failed to reaffirm its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger within five (5) business days after Twin Vee Co. requests in writing that such recommendation be reaffirmed at any time following the announcement of an third party acquisition proposal; (iv) the Board of Directors of Twin Vee Inc. or any of its committees has approved or recommended any third party acquisition proposal; (v) Twin Vee Inc. has entered into any letter of intent or similar document accepting any such acquisition proposal; or (vi) a tender or exchange offer relating to securities of Twin Vee Inc. has been commenced by a person unaffiliated with Twin Vee Co. or its stockholders and Twin Vee Inc. has not sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, a statement indicating that Twin Vee Inc. recommends rejection of such tender or exchange offer.

Management of the Combined Company Following the Merger

Effective as of the closing of the merger, the combined company will have a six member board of directors, consisting of Twin Vee Co.’s current board of directors, Joseph Visconti, Preston Yarborough, James Melvin, Bard Rockenbach, Neil Ross, and Kevin Schuyler. In addition, effective as of the closing of the merger, the combined company’s executive officers, will consist of Twin Vee Co.’s current executive officers, Joseph Visconti, Carrie Gunnerson, Preston Yarborough and Dan Norton.

Matters to Be Considered at the Meeting

Twin Vee Co. stockholders will be asked to vote on proposals related to the following:

•	the adoption and approval of the merger agreement;

•	an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the adoption and approval of the merger agreement;

•	the re-election of Neil Ross and Bard Rockenbach as Twin Vee Co. directors;

●	the ratification of Grassi & Co., CPAs, P.C., as the independent registered public accounting firm;

●	the approval of the Authorized Common Stock Increase proposal; and

●	an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Authorized Common Stock Increase proposal.

The Twin Vee Co. board of directors recommends that Twin Vee Co. stockholders vote “FOR” all of the proposals set forth above. For further discussion of the Twin Vee Co. annual meeting, see “Twin Vee Co. Annual Meeting Proposals,” beginning on page 167.

Twin Vee Inc. stockholders will be asked to vote on proposals related to the following:

•	the adoption and approval of the merger agreement;

•	an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the adoption and approval of the merger agreement;and

●	The Twin Vee Co. board of directors recommends that Twin Vee Co. stockholders vote “FOR” all of the proposals set forth above. For further discussion of the Twin Vee Co. annual meeting, see “Twin Vee Co. Annual Meeting Proposals.”

Where You Can Find More Information

If you would like more information about Twin Vee Co. or Twin Vee Inc., you should refer to the documents filed by each company with the SEC (as to Twin Vee Co.) and the OTC Markets Pink (as to Twin Vee Inc.). The companies have identified these documents and have set out instructions as to how you can obtain copies of these documents under the section “Additional Information for Stockholder—Where You Can Find More Information.”

Summary Risk Factors

The following is a summary of the key risks relating to the merger and each company. A more detailed description of each of the risks can be found under the section “Risk Factors.”

RISKS RELATED TO THE MERGER

•	All of Twin Vee Inc.’s executive officers and all but one of its directors have conflicts of interest that may influence them to support or approve the merger without regard to your interests.
•	The exchange ratio is not adjustable based on the market price of Twin Vee Co. common stock so the merger consideration at the closing may have a greater or lesser value than it had at the time the merger agreement was signed.
•	The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the merger.
•	The market price of the combined company’s common stock may decline as a result of the merger.
•	The combined company may not experience the anticipated strategic benefits of the merger.
•	If the conditions to the merger are not met, the merger will not occur.
•	If there are Twin Vee Inc. stockholders that exercise their appraisal rights, the surviving corporation in the merger will be responsible for the resulting cash payment obligation.
•	Twin Vee Co. and Twin Vee Inc. will incur substantial expenses whether or not the merger is completed.

•	Twin Vee Co. will assume all of Twin Vee Inc.’s outstanding liabilities if the merger is completed.
•	The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.
•	Although ValuCorp’s opinion was given to Twin Vee Co.’s board of directors on September 8, 2022, the date of the execution of the merger agreement, it does not reflect any changes in market and economic circumstances after September 8, 2022.
•	The merger and related transactions are subject to approval by the stockholders of both Twin Vee Co. and Twin Vee Inc.
•	Twin Vee Co.’s business and stock price may be adversely affected if the acquisition of Twin Vee Inc. is not completed.
•	Twin Vee Co.’s ability to use the net operating loss carryforwards of Twin Vee Inc. may be subject to limitation.

RISKS RELATED TO TWIN VEE CO.

•	There is limited public information on Twin Vee Co.’s operating history.
•	Twin Vee Co. has incurred losses for the quarter ended June 30, 2022 and the year ended December 31, 2021 and could continue to incur losses in the future.
•	Twin Vee Co.’s ability to meet its manufacturing workforce needs is crucial to its results of operations and future sales and profitability.
•	Twin Vee Co. has a large fixed cost base that will affect its profitability if its sales decrease.
•	Interest rates and energy prices affect product sales.
•	The capacity of the manufacturing facility that Twin Vee Co. utilizes will not be sufficient to support its future growth and business plans.
•	Twin Vee Co.’s business may be materially affected by the COVID-19 Outbreak.
•	Twin Vee Co.’s annual and quarterly financial results are subject to significant fluctuations depending on various factors, many of which are beyond its control.
•	Unfavorable weather conditions may have a material adverse effect on Twin Vee Co.’s business, financial condition, and results of operations, especially during the peak boating season.
•	A natural disaster, the effects of climate change, or other disruptions at Twin Vee Co.’s manufacturing facility could adversely affect its business, financial condition, and results of operations.
•	If we fail to manage Twin Vee Co.’s manufacturing levels while still addressing the seasonal retail pattern for its products, its business and margins may suffer.
•	Twin Vee Co. depends on its network of independent dealers for its gas-powered boats, faces increasing competition for dealers, and has little control over their activities.
•	Twin Vee Co.’s success depends, in part, upon the financial health of its dealers and their continued access to financing.
•	Twin Vee Co. may be required to repurchase inventory of certain dealers.
•	Twin Vee Co. relies on third-party suppliers in the manufacturing of its boats.
•	Termination or interruption of informal supply arrangements could have a material adverse effect on Twin Vee Co.’s business or results of operations.
•	Twin Vee Co. relies on one manufacturer to supply its engines and does not have any long terms commitments from such manufacturer.
•	Product liability, warranty, personal injury, property damage and recall claims may materially affect Twin Vee Co.’s financial condition and damage its reputation.
•	Significant product repair and/or replacement due to product warranty claims or product recalls could have a material adverse impact on Twin Vee Co.’s results of operations.
•	The nature of Twin Vee Co.’s business exposes Twin Vee Co. to workers’ compensation claims and other workplace liabilities.
•	If Twin Vee Co, is unable to comply with environmental and other regulatory requirements, Twin Vee Co.’s business may be exposed to material liability and/or fines.
•	Twin Vee Co.’s industry is characterized by intense competition, which affects its sales and profits.
•	Twin Vee Co. faces increasing competition for dealers and has little control over their activities.

•	Twin Vee Co.’s sales may be adversely impacted by increased consumer preference for other leisure activities or used boats or the supply of new boats by competitors in excess of demand.
•	Twin Vee Co.’s sales and profitability depend, in part, on the successful introduction of new products.
•	Twin Vee Co.’s success depends upon the continued strength of its brand, the value of its brand, and sales of its products could be diminished if Twin Vee Co., the consumers who use Twin Vee Co.’s products, or the sports and activities in which Twin Vee Co.’s products are used, are associated with negative publicity.
•	Twin Vee Co. may not be able to execute its manufacturing strategy successfully, which could cause the profitability of its products to suffer.
•	Twin Vee Co. will rely on complex machinery for its operations, and production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security, and costs.
•	Twin Vee Co. may need to raise additional capital that may be required to grow its business, and Twin Vee Co. may not be able to raise capital on terms acceptable to it or at all.
•	If Twin Vee Co. fails to manage future growth effectively, it may not be able to market or sell its products successfully.
•	The loss of one or a few customers could have a material adverse effect on Twin Vee Co.
•	Twin Vee Co. depends upon its executive officers and it may not be able to retain them and their knowledge of Twin Vee Co.’s business and technical expertise would be difficult to replace.
•	Certain of Twin Vee Co.’s shareholders have sufficient voting power to make corporate governance decisions that could have a significant influence on Twin Vee Co. and the other stockholders.
•	Twin Vee Co. may attempt to grow its business through acquisitions or strategic alliances and new partnerships, which it may not be successful in completing or integrating.
•	Twin Vee Co. relies on network and information systems and other technologies for its business activities and certain events, such as computer hackings, viruses or other destructive or disruptive software or activities may disrupt its operations, which could have a material adverse effect on its business, financial condition and results of operations.
•	Uninsured losses could result in payment of substantial damages, which would decrease Twin Vee Co.’s cash reserves and could harm its cash flow and financial condition.

RISKS RELATED TO THE INDUSTRY OF TWIN VEE CO. AND THE COMBINED ENTITY

•	Demand in the powerboat industry is highly volatile.
•	General economic conditions, particularly in the U.S., affect Twin Vee Co.’s industry, demand for its products and its business, and results of operations.
•	Global economic conditions could materially adversely impact demand for Twin Vee Co.’s products and services.
•	Changes in general economic conditions, geopolitical conditions, domestic and foreign trade policies, monetary policies and other factors beyond Twin Vee Co.’s control may adversely impact our business and operating results.

RISKS RELATED TO THE ELECTRIC-POWERED BOATS

•	Forza’s planned fully electric sport boat has not yet been developed, and even if developed, interest in it may not develop.
•	Forza’s planned distribution model is different from the predominant current distribution model for boat manufacturers, which subjects Twin Vee Co. to substantial risk and makes evaluating Twin Vee Co.’s business, prospects, financial condition, results of operations, and cash flows difficult.
•	Forza’s ability to generate meaningful product revenue from its electric-powered boats will depend on consumer adoption of electric boats.
•	Forza depends upon third parties to manufacture and to supply key semiconductor chip components necessary for its electric boats. Forza does not have long-term agreements with all of its semiconductor chip manufacturers and suppliers, and if these manufacturers or suppliers become unwilling or unable to provide an adequate supply of semiconductor chips, with respect to which there is a global shortage, Forza would not be able to find alternative sources in a timely manner and Forza’s Twin Vee Co.’s business would be adversely impacted.

•	The electric boats will use lithium-ion battery cells, which, if not appropriately managed and controlled, have been observed to catch fire or vent smoke and flame.
•	The electronic vehicle (EV) industry and its technology are rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for Forza’s boats or increase Forza’s operating costs.
•	If Forza’s electric boats fail to perform as expected, its ability to develop, market and sell or lease its products could be harmed.
•	Forza’s boats will rely on software and hardware that is highly technical, and if these systems contain errors, bugs, vulnerabilities, or design defects, or if Forza is unsuccessful in addressing or mitigating technical limitations in its systems, Forza’s business could be adversely affected.

INTELLECTUAL PROPERTY RISKS

•	Forza’s patent applications may not issue as patents, which may have a material adverse effect on its ability to prevent others from commercially exploiting products similar to its products.
•	Twin Vee Co. and Forza may not be able to prevent others from unauthorized use of their intellectual property, which could harm their business and competitive position.
•	Patent, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, Twin Vee Co.’s and Forza’s intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect Twin Vee Co.’s and Forza’s intellectual property rights could result in Twin Vee Co.’s and Forza’s competitors offering similar products, potentially resulting in the loss of some of Twin Vee Co.’s and Forza’s competitive advantage and a decrease in its revenue which would adversely affect its business, prospects, financial condition, results of operations, and cash flows.
•	Twin Vee Co. or Forza may in the future become, subject to claims that Twin Vee Co., Forza or their employees have wrongfully used or disclosed alleged trade secrets of Twin Vee Co.’s, Forza’s employees’ former employers.
•	Twin Vee Co.’s or Forza’s use of open source software in their applications could subject their proprietary software to general release, adversely affect their ability to sell their services and subject Twin Vee Co. or Forza to possible litigation, claims or proceedings.
•	A significant portion of Twin Vee Co.’s or Forza’s intellectual property is not protected through patents or formal copyright registration. As a result, Twin Vee Co. and Forza do not have the full benefit of patent or copyright laws to prevent others from replicating its products and brands.
•	Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
•	Twin Vee Co. and Forza may need to defend itself against patent, copyright or trademark infringement claims, which may be time-consuming and would cause Twin Vee Co. and Forza to incur substantial costs.

RISKS RELATED TO THE OWNERSHIP OF TWIN VEE CO.’S COMMON STOCK.

•	Terms of subsequent financings may adversely impact your investment.
•	If securities analysts do not publish research or reports about Twin Vee Co., or if they issue unfavorable commentary about Twin Vee Co. or its industry or downgrade its common stock, the price of Twin Vee Co. common stock could decline.
•	The obligations associated with being a public company will require significant resources and management attention, which may divert from Twin Vee Co.’s business operations.
•	Twin Vee Co. has identified weaknesses in its internal controls, and it cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.
•	Twin Vee Co.’s failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as a public company could have a material adverse effect on its business and share price.

•	For as long as Twin Vee Co. is an emerging growth company, it will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about its executive compensation, that apply to other public companies.
•	Twin Vee Co.’s common stock price may be volatile or may decline regardless of its operating performance and you may not be able to resell your shares at or above the price paid for them.
•	Twin Vee Co. does not intend to pay dividends on its common stock for the foreseeable future.
•	FINRA sales practice requirements may limit your ability to buy and sell Twin Vee Co.’s common shares, which could depress the price of its shares.
•	Volatility in Twin Vee Co.’s common shares price may subject it to securities litigation.
•	Twin Vee Co. has broad discretion in the use of the net proceeds from its initial public offering and may not use them effectively.
•	Provisions in Twin Vee Co.’s corporate charter documents and under Delaware law could make an acquisition of Twin Vee Co., which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove Twin Vee Co.’s current management.
•	Twin Vee Co.’s Certificate of Incorporation and bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain types of state actions that may be initiated by Twin Vee Co.’s stockholders, which could limit the stockholders’ ability to obtain a favorable judicial forum for disputes with Twin Vee Co. or its directors, officers, or employees.

RISKS RELATED TO TWIN VEE INC.

•	There is limited public information on Twin Vee Inc.’s operating history.
•	Twin Vee Inc. has incurred losses for the quarter ended June 30, 2022 and the year ended December 31, 2021 and could continue to incur losses in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Joint Proxy Statement/Prospectus contains “forward-looking statements.” We use words such as “could,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption “Risk Factors” and elsewhere in this Joint Proxy Statement/Prospectus.

The forward-looking statements contained in this Joint Proxy Statement/Prospectus are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments, and other factors we believe are appropriate under the circumstances. As you read and consider this Joint Proxy Statement/Prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control), and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this Joint Proxy Statement/Prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SELECTED HISTORICAL FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA OF TWIN VEE CO.

The following table sets forth the selected consolidated financial data of Twin Vee Co. and has been derived from Twin Vee Co.’s audited consolidated financial statements which are attached as Annex C-1 to this Joint Proxy Statement/Prospectus. Consolidated balance sheets as of December 31, 2021 and 2020, as well as consolidated statements of operations for the years ended December 31, 2021 and 2020 and the reports thereon in this Joint Proxy Statement/Prospectus which are attached as Annex C-1 to this Joint Proxy Statement/Prospectus. You should read this information in conjunction with Twin Vee Co.’s consolidated financial statements and related notes included in Twin Vee Co.’s Annual Report on Form 10-K for the year ended December 31, 2021. The statement of operations data for the six months ended June 30, 2022 and the balance sheet data as of June 30, 2022 have been derived from unaudited financial statements for the six months ended June 30, 2022 which are attached as Annex C-1 contained in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 which are attached as Annex C-1 to this Joint Proxy Statement/Prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
Selected Consolidated Statements of Operations Data:
Revenue	$14,405,613	$6,505,214	$15,774,170	$11,063,619
Total operating expenses	$7,401,698	$2,766,221	$7,906,507	$4,053,469
Net loss	$(1,730,099)	$182,800	$(1,011,009)	$1,171,077
Net loss per share-basic and diluted	$(0.25)	$0.05	$(0.19)	$0.29
Weighted-average common shares used to compute basic and diluted net loss per share	7,000,000	4,000,000	5,331,400	4,000,000

	As of June 30,	As of December 31,
	2022	2021	2020
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$5,910,533	$6,975,302	$891,816
Total assets	$21,019,907	$20,599,184	$4,504,566
Total liabilities	$5,523,583	$3,899,484	$2,955,726
Total stockholders’ equity	$15,496,324	$16,699,700	$1,548,840

SELECTED HISTORICAL FINANCIAL DATA OF TWIN VEE INC.

The statement of operations data for the years ended December 31, 2021 and 2020 and the balance sheet data as of December 31, 2021 and 2020 have been derived from Twin Vee Inc.’s audited financial statements for the year ended December 31, 2021 which are attached as Annex C-2 to this Joint Proxy Statement/Prospectus. The statement of operations data for the six months ended June 30, 2022 and 2021 and the balance sheet data as of June 30, 2022 have been derived from Twin Vee Inc.’s unaudited financial statements for the six months ended June 30, 2022 which are attached as Annex C-2 to this Joint Proxy Statement/Prospectus.

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
Selected Consolidated Statements of Operations Data:
Revenue	$14,405,613	$6,505,214	$15,774,170	$11,063,619
Total operating expenses	$7,405,430	$2,807,975	$7,936,827	$4,124,043
Net (loss) income	$(1,733,831)	$141,046	$(1,312,056)	$1,081,680
Net loss per share-basic and diluted	$(0.01)	$0.00	$—	$—
Weighted-average common shares used to compute basic and diluted net loss per share	166,743,245	157,626,305

	As of June 30,	As of December 31,
	2022	2021	2020
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$5,919,082	$6,977,792	$891,865
Total assets	$20,826,614	$20,409,624	$4,758,298
Total liabilities	$5,756,456	$4,162,447	$3,629,234
Total stockholders’ equity	$15,070,158	$16,247,177	$1,129,064

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION OF TWIN VEE CO. AND TWIN VEE INC.

The following unaudited pro forma combined consolidated financial information assumes that each share of Twin Vee Inc. common stock will be exchanged for .0239734281399308 shares of Twin Vee Co. common stock. Utilizing the exchange ratio of .0239734281399308, it is anticipated that Twin Vee Inc. common stockholders will own approximately 42% of the voting stock of the combined company after the merger.

The unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of Twin Vee Inc. common stock outstanding immediately prior to the completion of the merger will be 166,851,398 and utilizes the exchange ratio of .0239734281399308, which will result in 4,000,000 shares of Twin Vee Co. common stock being issued in the transaction.

The following unaudited pro forma combined consolidated financial statements as of June 30, 2022 combine the historical consolidated financial statements of Twin Vee Co. and Twin Vee Inc. The unaudited pro forma combined consolidated financial statements give effect to the proposed merger as if the merger occurred on June 30, 2022 with respect to the consolidated statement of condition, and at the beginning of the periods for the six months ended June 30, 2022 and the twelve months ended December 31, 2021, with respect to the consolidated statements of income.

The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. This pro forma data is not necessarily indicative of the operating results that Twin Vee Co. would have achieved had it completed the merger as of the beginning of the period presented and should not be considered as representative of future operations.

The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information that Twin Vee Co. and Twin Vee Inc. have included in this Joint Proxy Statement/Prospectus as of and for the indicated periods.

UNAUDITED PRO FORMA CONDENSED CONSOLDIATED BALANCE SHEETS

	Twin Vee PowerCats Inc.	Twin Vee PowerCats Co.	Eliminations and		Twin Vee PowerCats Co. Pro Forma
	June 30,	June 30,	Merger		June 30,
	2022	2022	Adjustments		2022

ASSETS
Current Assets
Cash and cash equivalents	$5,919,082	$5,910,533	$(5,910,533	)(1)	$5,919,082
Accounts receivable	—	—	—	(1)	—
Marketable securities	997,925	997,925	(997,925	)(1)	997,925
Inventories	4,369,549	4,369,549	(4,369,549	)(1)	4,369,549
Deferred offering costs	247,129	247,129	(247,129	)(1)	247,129
Due from affiliated companies	—	286,922	(286,922	)(2)	—
Prepaid expenses and other current assets	508,203	508,203	(508,203	)(1)	508,203
Total Current Assets	12,041,888	12,320,261	(12,320,261	)(1)	12,041,888

Marketable securities – non current	2,951,005	2,951,005	(2,951,005	)(1)	2,951,005
Property and equipment, net	4,447,838	4,362,758	(4,362,758	)(1)	4,447,838
Operating lease right of use asset	1,360,883	1,360,883	(1,360,883	)(1)	1,360,883
Security deposit	25,000	25,000	(25,000	)(1)	25,000
Total Assets	$20,826,614	$21,019,907	$(21,019,907)		$20,826,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,262,434	$2,262,434	$(2,262,434	)(1)	$2,262,434
Accrued liabilities	683,351	683,351	(683,351	)(1)	683,351
Contract liability	532,127	532,127	(532,127	)(1)	532,127
Due to affiliated companies	115,043	115,043	(115,043	)(2)	115,043
Operating lease right of use liability	382,922	382,922	(382,922	)(1)	382,922
Total Current Liabilities	3,975,877	3,975,877	(3,975,877)		3,975,877

Economic Injury Disaster Loan	499,900	499,900	(499,900	)(1)	499,900
Notes payable	232,873	—	—		232,873
Operating lease liability – noncurrent	1,047,806	1,047,806	(1,047,806	)(1)	1,047,806
Total Liabilities	5,756,456	5,523,583	(5,523,583)		5,756,456

Commitments and contingencies (Note 9)

Stockholders’ equity:
Preferred stock: 10,000,000 authorized; $0.001 par value; no shares issued and outstanding	—	—	—		—
Common stock: 180,000,000 authorized; $0.001 par value;	1,668,514	7,000	(1,668,514)		7,000
Additional paid-in capital	7,171,296	19,236,979	(7,580,545	)(1),(2)	18,827,730
Accumulated deficit	(8,375,509)	(3,747,655)	8,377,047		(3,747,655)
Non-controlling interest	14,605,857	—	(14,605,857)		—
Total stockholders’ equity	15,070,158	15,496,324	(15,496,324)		15,070,158

Total liabilities and stockholders’ equity	$20,826,614	$21,019,907	$(21,019,907)		$20,826,614

(1) Represents adjustment for (i) elimination of Twin Vee PowerCats Co. in Twin Vee Powercats, Inc., (ii) elimination of Twin Vee Powercats, Inc. accumulated deficit of $8,377,047 and Non-controlling interest of $(14,605,857) and (iii) elimination of Twin Vee PowerCat Inc. common stock.
(2) Represents elimination of Twin Vee Powercats, Inc. loan to Twin Vee PowerCats Co. (3) On August 12, 2022, Forza X1 consummated its initial public offering of 3,450,000 shares of common stock at $5.00 per share, for gross proceeds of $15,000,000, before deducting underwriting discounts and offering expenses. This transaction is not included in the above pro forma table. (4) On October 3, 2022, Twin Vee Co. closed an underwritten public offering of 2,500,000 shares of its common stock at a public offering price of $2.75 per share, for gross proceeds of $6,875,000, before deducting underwriting discounts and offering expenses. This transaction in not included in the above pro forma table.

UNAUDITED PROFORMA CONSDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2022

	Twin Vee PowerCats, Inc. Six Months Ended June 30, 2022	Twin Vee PowerCats, Co. Six Months Ended June 30, 2022	Elimination and Merger Adjustments		Twin Vee PowerCats, Co. Six Months Ended June 30, 2022 Pro Forma

Net sales	$14,405,613	$14,405,613	$(14,405,613	)(1)	$14,405,613
Cost of products sold	8,524,047	8,524,047	(8,524,047	)(1)	8,524,047
Gross profit	5,881,566	5,881,566	(5,881,566)		5,881,566

Operating expenses:
Selling, general and administrative	1,314,005	1,320,065	(1,320,065	)(1)	1,314,005
Salaries and wages	5,047,091	5,047,091	(5,047,091	)(1)	5,047,091
Professional fees	438,281	438,281	(438,281	)(1)	438,281
Depreciation	209,701	199,909	(199,909	)(1)	209,701
Research and design	396,352	396,352	(396,352	)(1)	396,352
Total operating expenses	7,405,430	7,401,698	(7,401,698)		7,405,430

(Loss) Income from operations	(1,523,864)	(1,520,132)	1,520,132		(1,523,864)

Other (expense) income:
Other income	3,230	3,230	(3,230	)(1)	3,230
Interest expense	(83,556)	(83,556)	83,556	(1)	(83,556)
Interest income	32,925	32,925	(32,925	)(1)	32,925
Loss on disposal of assets	(49,990)	(49,990)	49,990	(1)	(49,990)
Gain from insurance recovery	—	—	—		—
Net change in fair value of marketable securities	(112,576)	(112,576)	112,576	(1)	(112,576)
Total other (expenses) income	(209,967)	(209,967)	209,967		(209,967)

Net (loss) income	(1,733,831)	(1,730,099)	1,730,099		(1,733,831)
Less: Net loss (income) attributable to non-controlling interests	712,455	0	0		0
Net (loss income attributable to the shareholders of Twin Vee PowerCats Inc.	$(1,017,644)	$(1,730,099)	$1,730,099		$(1,733,831)

Basic and dilutive (loss) income per share of common stock	$(0.01)	$(0.25)		$(2)	(0.25)
Weighted average number of shares of common stock outstanding	166,743,245	7,000,000			7,000,000

(1)	Represents elimination of Twin Vee PowerCats Co. expenses that were consolidated with Twin Vee Powercats, Inc.
(2)	Represents elimination of Twin Vee Powercats, Inc. weighted average shares outstanding, net of shares issued as a result of the Merger, weighted as though these incremental shares had been issued on June 30, 2022.
(3)	On August 12, 2022, Forza X1 consummated its initial public offering of 3,450,000 shares of common stock at $5.00 per share, for gross proceeds of $15,000,000, before deducting underwriting discounts and offering expenses. This transaction is not included in the above pro forma table.
(4)	On October 3, 2022, Twin Vee Co. closed an underwritten public offering of 2,500,000 shares of its common stock at a public offering price of $2.75 per share, for gross proceeds of $6,875,000, before deducting underwriting discounts and offering expenses. This transaction in not included in the above pro forma table.

UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2021

	Twin Vee PowerCats, Inc. Year Ended December 31, 2021	Twin Vee PowerCats, Co. Year Ended December 31, 2021	Elimination and Merger Adjustments		Twin Vee PowerCats, Co. Year Ended December 31, 2021

Net sales	$15,774,170	$15,774,170	$(15,774,170	)(1)	$15,774,170
Cost of products sold	9,504,534	9,498,384	(9,498,384	)(1)	9,504,534
Gross profit	6,269,636	6,275,786	(6,275,786)		6,269,636

Operating expenses:
Selling, general and administrative	1,735,081	1,726,345	(1,726,345	)(1)	1,735,081
Salaries and wages	5,389,599	5,389,599	(5,389,599	)(1)	5,389,599
Professional fees	381,579	380,929	(380,929	)(1)	381,579
Depreciation	219,457	198,523	(198,523	)(1)	219,457
Research and design	211,111	211,111	(211,111	)(1)	211,111
Total operating expenses	7,936,827	7,906,507	(7,906,507)		7,936,827

(Loss) Income from operations	(1,667,191)	(1,630,721)	1,630,721		(1,667,191)

Other (expense) income:
Other income	556	538	(538	)(1)	556
Interest expense	(158,732)	(136,709)	136,709	(1)	(158,732)
Interest income	—	—	—	(1)	—
Loss on disposal of assets	(497,172)	(254,600)	254,600	(1)	(497,172)
Gain from insurance recovery	434,724	434,724	(434,724	)(1)	434,724
Government grant income	608,224	608,224	(608,224	)(1)	608,224
Net change in fair value of marketable securities	(32,465)	(32,465)	32,465	(1)	(32,465)
Total other (expenses) income	355,135	619,712	(619,712)		355,135

Net (loss) income	(1,312,056)	(1,011,009)	1,011,009		(1,312,056)
Less: Net loss (income) attributable to non-controlling interests	529,189	0	0
Net (loss income attributable to the shareholders of Twin Vee PowerCats Inc.	$(782,867)	$(1,011,009)	$1,011,009		$(1,312,056)

Basic and dilutive (loss) income per share of common stock	$(0.00)	$(0.19)		$(2)	(0.19)
Weighted average number of shares of common stock outstanding	164,730,790	5,331,400			7,000,000

(1) Represents elimination of Twin Vee PowerCats Co. expenses that were consolidated with Twin Vee Powercats, Inc.

(2) Represents elimination of Twin Vee Powercats, Inc. weighted average shares outstanding, net of shares issued as a result of the Merger, weighted as though these incremental shares had been issued on June 30, 2022.

(3) On August 12, 2022, Forza X1 consummated its initial public offering of 3,450,000 shares of common stock at $5.00 per share, for gross proceeds of $15,000,000, before deducting underwriting discounts and offering expenses. This transaction is not included in the above pro forma table.

(4) On October 3, 2022, Twin Vee Co. closed an underwritten public offering of 2,500,000 shares of its common stock at a public offering price of $2.75 per share, for gross proceeds of $6,875,000, before deducting underwriting discounts and offering expenses. This transaction in not included in the above pro forma table.

MARKET PRICE AND DIVIDEND INFORMATION

Since July 21, 2021, Twin Vee Co.’s common stock has been traded on the Nasdaq Capital Market under the symbol “VEEE”. As of October 11, 2022, Twin Vee Co. had approximately 1,746 holders of record of Twin Vee Co. common stock.

Twin Vee Inc.’s common stock does not currently trade on a national securities exchange, but is traded on the OTC Markets Pink.

Market Value of Securities

On September 8, 2022, the last trading day before the public announcement of the signing of the merger agreement, the last sale prices per share of Twin Vee Co. common stock on Nasdaq and Twin Vee Inc. common stock on the OTC Pink were $3.91 and $0.10, respectively. On [______________], 2022, the latest practicable date before the date of this Proxy Statement/Prospectus, the closing prices per share of Twin Vee Co. common stock on Nasdaq and Twin Vee Inc. common stock on the OTC Pink were $[____] and $[____], respectively. Twin Vee Inc. stockholders are encouraged to obtain current market quotations for Twin Vee Co. common stock and Twin Vee Inc. common stock and to review carefully the other information contained, or incorporated by reference, in this Proxy Statement/Prospectus. See “Additional Information for Stockholders—Where You Can Find More Information,” of this Proxy Statement/Prospectus. Following the merger, Twin Vee Co.’s common stock will continue to be listed on Nasdaq, and there will be no further market for Twin Vee Inc. common stock.

Penny Stock

Twin Vee Inc.’s common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on a national securities exchange and trades at less than $5.00 per share and have a tangible net worth of at least $5,000,000. These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.

Dividend Policy

Twin Vee Co. has never declared or paid any cash dividends on its common stock. Twin Vee Co. currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, Twin Vee Co. does not anticipate paying any cash dividends in the foreseeable future.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this Joint Proxy Statement/Prospectus, Twin Vee Inc.’s stockholders should consider carefully the matters described below in determining whether to approve the merger, and the transactions contemplated thereby, and Twin Vee Co.’s stockholders should consider carefully the matters described below in determining whether to approve the issuance of Twin Vee Co. common stock to Twin Vee Inc. stockholders pursuant to the merger agreement.

RISKS RELATED TO THE MERGER

All of Twin Vee Inc.’s executive officers and some of its directors have conflicts of interest that may influence them to support or approve the merger without regard to your interests.

All of the Twin Vee Inc. officers will be employed by the combined company and certain directors will continue to serve on the board of directors of the combined company following the consummation of the merger. In addition, all of the Twin Vee Inc. officers and some of the directors have a direct or indirect financial interest in both Twin Vee Inc. and Twin Vee Co. These interests, among others, may influence such executive officers and directors of Twin Vee Inc. to support or approve the merger. For a more information concerning the interests of Twin Vee Inc.’s executive officers and directors, see the sections entitled “The Merger—Interests of Twin Vee Inc.’ Directors and Executive Officers in the Merger” in this Proxy Statement/Prospectus.

The exchange ratio is not adjustable based on the market price of Twin Vee Co. common stock so the merger consideration at the closing may have a greater or lesser value than it had at the time the merger agreement was signed.

The parties to the merger agreement have set the exchange ratio for the Twin Vee Inc. common stock and the exchange ratio is not adjustable. Any changes in the market price of Twin Vee Co. common stock will not affect the number of shares holders of Twin Vee Inc. common stock will be entitled to receive upon consummation of the merger. Therefore, if the market price of Twin Vee Co. common stock declines from the market price on the date of the merger agreement prior to the consummation of the merger, Twin Vee Inc. stockholders could receive merger consideration with considerably less value. Similarly, if the market price of Twin Vee Co. common stock increases from the market price on the date of the merger agreement prior to the consummation of the merger, Twin Vee Inc. stockholders could receive merger consideration with considerably more value than their shares of Twin Vee Inc. common stock and the Twin Vee Co. stockholders immediately prior to the merger will not be compensated for the increased market value of the Twin Vee Co. common stock. The merger agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the value of Twin Vee Co. common stock, for each one percentage point that the market value of Twin Vee Co. common stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration issued to the Twin Vee Inc. stockholders.

The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the merger.

The market price of the combined company’s common stock could be subject to significant fluctuations following the merger especially when the shareholder base is increased. Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by Twin Vee Co. or Twin Vee Inc. or investors, financial or industry analysts.

The combined company may not experience the anticipated strategic benefits of the merger.

The respective managements of Twin Vee Co. and Twin Vee Inc. believe that the merger would provide certain strategic benefits that may not be realized by each of the companies operating as standalones. Specifically, Twin Vee Co. believes the merger would enable Twin Vee Co. to take advantage of the $7,056,000 of net operating loss carryforwards of Twin Vee Inc. and utilize them to offset the income of Twin Vee Co. Twin Vee Inc. believes the merger will provide a method by which the Twin Vee Inc. stockholders can more directly share in the growth of Twin Vee Co. There can be no assurance that these anticipated benefits of the merger will materialize or that if they materialize will result in increased stockholder value or revenue stream to the combined company.

If the conditions to the merger are not met, the merger will not occur.

Even if the merger is approved by the stockholders of Twin Vee Co. and Twin Vee Inc., specified conditions must be satisfied or waived in order to complete the merger, including, among others:

•	the filing and effectiveness of a registration statement under the Securities Act in connection with the issuance of Twin Vee Co. common stock in the merger;

•	the respective representations and warranties of Twin Vee Co. and Twin Vee Inc., shall be true and correct in all material respects as of the date of the merger agreement and the closing;

•	each executive of Twin Vee Co. or any of its subsidiaries and Twin Vee Inc. or any of its subsidiaries shall have delivered a waiver of rights to payments, bonuses, vesting, acceleration or other similar rights that are or may be triggered by the merger;

•	no material adverse effect with respect to Twin Vee Co. or Twin Vee Inc. or its subsidiaries shall have occurred since the date of the merger agreement and the closing of the merger;

•	performance or compliance in all material respects by Twin Vee Co. and Twin Vee Inc. with their respective covenants and obligations in the merger agreement;

•	Twin Vee Inc. shall have obtained any consents and waivers of approvals required in connection with the merger; and

•	no material adverse effect with respect to Twin Vee Co. or Twin Vee Inc. or its subsidiaries shall have occurred since the date of the merger agreement.

These and other conditions are described in detail in the merger agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus. Twin Vee Co. and Twin Vee Inc. cannot assure you that all of the conditions to the merger will be satisfied. If the conditions to the merger are not satisfied or waived, the merger will not occur or will be delayed, and Twin Vee Co. and Twin Vee Inc. each may lose some or all of the intended benefits of the merger.

If there are Twin Vee Inc. stockholders that exercise their appraisal rights, the surviving corporation in the merger will be responsible for the resulting cash payment obligation.

If the merger is completed, holders of Twin Vee Inc. common stock are entitled to appraisal rights under Section 607.1302 of the Florida Business Corporation Act (“FBCA”) provided that they comply with the conditions established by Section 607.1321 of the FBCA. If there are Twin Vee Inc. stockholders who exercise such rights and complete the process required by the FBCA, Twin Vee Co., as the surviving company in the merger, will be obligated to pay such stockholders the pre-merger cash value of their Twin Vee Inc. stock pursuant to Section 607.1324 of the FBCA or as determined by a court within the State of Florida, as provided by Section 607.1330 of the FBCA.

Twin Vee Co. and Twin Vee Inc. will incur substantial expenses whether or not the merger is completed.

Twin Vee Co. and Twin Vee Inc. will incur substantial expenses related to the merger whether or not the merger is completed. Twin Vee Co. currently expects to incur approximately $200,000 in transactional expenses and Twin Vee Inc. currently expects to incur approximately $0 in transactional expenses. See the section entitled “The Merger—The Merger Agreement—Termination”.

Twin Vee Co. will assume all of Twin Vee Inc.’s outstanding liabilities if the merger is completed.

By operation of law, Twin Vee Co. will assume all of Twin Vee Inc.’s outstanding liabilities if the merger is completed. As of June 30, 2022, Twin Vee Inc. had $5,756,456 of total liabilities, of which $3,975,877 were total current liabilities; however, a significant portion of the liabilities were liabilities of Twin Vee Co. In addition, Twin Vee Inc. is a defendant in three civil litigations involving warranty claims made by owners of boats purchased from it. By operation of law, Twin Vee Co. will assume Twin Vee Inc.’s obligation to defend against these civil actions if the merger is completed. There can be no assurance given that these civil actions will result in a positive financial ruling or successful outcome for Twin Vee Co. As a result, the assumption of these litigations upon consummation of the merger could be costly for Twin Vee Co.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The pro forma financial statements contained in this Joint Proxy Statement/Prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. For example, the pro forma financial statements have been derived from the historical financial statements of Twin Vee Co. and Twin Vee Inc. and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and such adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See the section entitled “The Merger—Selected Historical Financial Data—Unaudited Pro Forma Condensed Combined Consolidated Financial Information”.

Although ValuCorp’s opinion was given to Twin Vee Co.’s board of directors on September 8, 2022, the date of the execution of the merger agreement, it does not reflect any changes in market and economic circumstances after September 8, 2022.

To the extent there may have been any changes in the operations and prospects of Twin Vee Co. or Twin Vee Inc. and/or changes in general market and economic conditions subsequent to September 8, 2022, which could make Twin Vee Co. or Twin Vee Inc.’s value now greater or less than its value as of September 8, 2022 (the date of the merger agreement and of the analysis conducted by ValuCorp), any such developments will have no effect whatsoever on ValuCorp’s opinion or the Exchange Ratio, which was been fixed under the merger agreement ValuCorp’s opinion was based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to them on September 8, 2022, the date of the execution of the merger agreement. While neither the Twin Vee Inc. nor Twin Vee Co. board of directors is aware of any changes in the operations and prospects of Twin Vee Co. or Twin Vee Inc. and/or changes in general market and economic conditions subsequent to September 8, 2022, which could make Twin Vee Co. or Twin Vee Inc.’s value greater or less than its value as of September 8, 2022 (the date of the merger agreement and the analysis conducted by ValuCorp), or lead to the conclusion that the consideration to be received in the merger by Twin Vee Inc.’s shareholders is not fair to Twin Vee Inc. or Twin Vee Co., there can be no assurance given that changes in the operations and prospects of Twin Vee Co. or Twin Vee Inc. and/or changes in general market and economic conditions subsequent to September 8, 2022, could make Twin Vee Co. or Twin Vee Inc.’s value, on the effective date of the merger greater or less than its value as of September 8, 2022. ValuCorp has undertaken no obligation to update its opinion delivered to Twin Vee Co. for changes subsequent to September 8, 2022. For a description of the opinion that the Twin Vee Co. board of directors received from ValuCorp and a summary of the material financial analyses it provided to the Twin Vee Co. board of directors in connection with rendering such opinion, please refer to the section entitled “The Merger—The Merger Transaction— Opinion of Twin Vee Co.’s Financial Advisor”.

The merger and related transactions are subject to approval by the stockholders of both Twin Vee Co. and Twin Vee Inc.

In order for the merger to be completed, Twin Vee Co.’s stockholders must approve the merger agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of Twin Vee Co. common stock entitled to vote. Twin Vee Inc.’s stockholders must also approve the merger agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of Twin Vee Co. common stock entitled to vote. In addition, under applicable Nasdaq rules, Twin Vee Co.’s stockholders must approve the issuance of the shares of Twin Vee Co. common stock to Twin Vee Inc. stockholders as part of the merger consideration. Approval of the issuance of shares of Twin Vee Co. common stock to Twin Vee Inc. stockholders requires approval by a majority of the outstanding shares of Twin Vee Co. common stock entitled to vote.

Twin Vee Co.’s business and stock price may be adversely affected if the acquisition of Twin Vee Inc. is not completed.

Twin Vee Co.’s acquisition of Twin Vee Inc. is subject to several customary conditions, including the effectiveness of this Joint Proxy Statement/Prospectus and the approvals of the transaction by the stockholders of Twin Vee Inc. and Twin Vee Co.

If Twin Vee Co.’s acquisition of Twin Vee Inc. is not completed, Twin Vee Co. could be subject to a number of risks that may adversely affect Twin Vee Co.’s business and stock price, including:

the current market price of shares of Twin Vee Co.’s common stock reflects a market assumption that the acquisition will be completed;

Twin Vee Co. must pay costs related to the merger; and

Twin Vee Co. would not realize the benefits it expects from acquiring Twin Vee Inc.

Twin Vee Co.’s ability to use the net operating loss carryforwards of Twin Vee Inc. may be subject to limitation.

Generally, a change of more than 50% in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit a company’s ability to use its net operating loss carryforwards attributable to the period prior to the change. As a result, Twin Vee Co.’s ability to use the net operating loss carryforwards of Twin Vee Inc. to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability for it. As of December 31, 2021, Twin Vee Inc. had net operating loss carryforwards aggregating approximately $7,056,000. Upon the effectiveness of the merger and the merger agreement, it may be determined that an ownership change occurred pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, or the Code. As a result, Twin Vee Co.’s ability to utilize the net operating loss carryforwards of Twin Vee Inc. may be limited.

RISKS RELATED TO TWIN VEE CO.

There is limited public information on Twin Vee Co.’s operating history.

Twin Vee Co.’s limited public operating history makes evaluating our business and prospects difficult. Although it was formed in 2003, Twin Vee Co. did not provide public reports on the results of operations until its initial public offering in July 2021. Your investment decision will not be made with the same data as would be available as if we had a longer history of public reporting.

Twin Vee Co. has incurred losses for the quarter ended June 30, 2022 and the year ended December 31, 2021 and could continue to incur losses in the future.

For the six months ended June 30, 2022, Twin Vee Co. incurred a loss from operations of $1,520,132 and a net loss of $1,730,099. For the year ended December 31, 2021, Twin Vee Co. incurred a loss from operations of $1,630,721 and a net loss of $1,011,009. As of June 30, 2022, Twin Vee Co. had an accumulated deficit of approximately $3.8 million. There can be no assurance that expenses will not continue to increase in future periods or that the cash generated from operations in future periods will be sufficient to satisfy Twin Vee Co.’s operating needs and to generate income from operations and net income.

Twin Vee Co.’s ability to meet its manufacturing workforce needs is crucial to its results of operations and future sales and profitability.

Twin Vee Co. relies on the existence of an available hourly workforce to manufacture our products. Twin Vee Co. cannot assure you that it will be able to attract and retain qualified employees to meet current or future manufacturing needs at a reasonable cost, or at all. For instance, the demand for skilled employees has increased recently with the low unemployment rates in Florida where Twin Vee Co. has manufacturing facilities. Also, although none of its employees are currently covered by collective bargaining agreements, Twin Vee Co. cannot assure you that its employees will not elect to be represented by labor unions in the future. Additionally, competition for qualified employees could require it to pay higher wages to attract a sufficient number of employees. Significant increases in manufacturing workforce costs could materially adversely affect Twin Vee Co.’s business, financial condition or results of operations. Twin Vee Co.’s subsidiary, Forza, intends to continue to hire a number of additional personnel, including design and manufacturing personnel and service technicians for its electric boats and powertrains. Competition for individuals with experience designing, manufacturing and servicing electric boats is intense, and Forza may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm Forza’s business and prospects.

Twin Vee Co. has a large fixed cost base that will affect its profitability if its sales decrease.

The fixed cost levels of operating a powerboat manufacturer can put pressure on profit margins when sales and production decline. Twin Vee Co.’s profitability depends, in part, on its ability to spread fixed costs over a sufficiently large number of products sold and shipped, and if it makes a decision to reduce its rate of production, gross or net margins could be negatively affected. Consequently, decreased demand or the need to reduce production can lower Twin Vee Co.’s ability to absorb fixed costs and materially impact its financial condition or results of operations.

Interest rates and energy prices affect product sales.

Twin Vee Co.’s gas-powered products are often financed by its dealers and retail powerboat consumers. Twin Vee Co. envisions this continuing as it expands its operations and grows its network of distributors. This may not occur if interest rates meaningfully rise because higher rates increase the borrowing costs and, accordingly, the cost of doing business for dealers and the cost of powerboat purchases for consumers. Higher energy costs result in increases in operating expenses at Twin Vee Co.’s manufacturing facility and in the expense of shipping products to its dealers. In addition, inflation and increases in energy costs may adversely affect the pricing and availability of petroleum-based raw materials, such as resins and foams that are used in its products. Also, higher fuel prices may have an adverse effect on demand for Twin Vee Co.’s gas-powered boats, as they increase the cost of ownership and operation and the pries at which it sells the boats. Therefore, higher interest rates and fuel costs can adversely affect consumers’ decisions relating to recreational powerboating purchases.

The capacity of the manufacturing facility that Twin Vee Co. utilizes will not be sufficient to support its future growth and business plans.

Twin Vee Co. is currently operating close to full capacity at its current manufacturing facility in Fort Pierce. Twin Vee Co. currently plans to manufacture its electric boats at a new state of the art carbon neutral factory that it plans to build. Until Twin Vee Co. is able to expand its manufacturing capacity and build the planned manufacturing facility, Twin Vee Co. will continue to share its current manufacturing facility with its subsidiaries, which has a limited capacity and may not be able to satisfy Twin Vee Co. and its subsidiaries’ manufacturing needs. Any facility that Twin Vee Co. builds will require a significant capital investment and is expected to take at least one to two years to build and become fully operational.

Twin Vee Co.’s business may be materially affected by the COVID-19 Outbreak.

The outbreak of the novel coronavirus (COVID-19) may continue to cause disruptions to Twin Vee Co.’s business and operational plans. These disruptions may include disruptions resulting from (i) shortages of employees, (ii) unavailability of contractors and subcontractors, (iii) interruption of, or price fluctuations in, supplies from third parties upon which it relies, (iv) restrictions that governments impose to address the COVID-19 outbreak, and (v) restrictions that it and its contractors and subcontractors impose to ensure the safety of employees and others. To date, as a result of the COVID-19 pandemic, Twin Vee Co. has experienced shortages in obtaining the 150 horsepower motors that are supplied to it by Suzuki Motor of America, Inc., which historically have been used in approximately 15% of Twin Vee Co.’s boats. In addition, Twin Vee Co. also been subject to increased prices for materials resulting generally from supply chain shortages. Twin Vee Co. also has increased its inventory of parts and components, spending additional funds before it has purchase orders. Continued delays in our supply chain could adversely impact our production and, in turn, our revenues. Further, it is presently not possible to predict the extent or durations of these disruptions. These disruptions may have a material adverse effect on Twin Vee Co.’s business, financial condition and results of operations. Such adverse effect could be rapid and unexpected. These disruptions may severely affect Twin Vee Co.’s ability to carry out its business plans for 2022.

Twin Vee Co.’s annual and quarterly financial results are subject to significant fluctuations depending on various factors, many of which are beyond its control.

Twin Vee Co.’s sales and operating results can vary significantly from quarter to quarter and year to year depending on various factors, many of which are beyond its control. These factors include, but are not limited to:

●	Seasonal consumer demand for its products;

●	Discretionary spending habits;

●	Changes in pricing in, or the availability of supply in, the powerboat market;

●	Failure to maintain a premium brand image;

●	Disruption in the operation of its manufacturing facilities;

●	Variations in the timing and volume of its sales;

●	The timing of its expenditures in anticipation of future sales;

●	Sales promotions by it and its competitors;

●	Changes in competitive and economic conditions generally;

●	Consumer preferences and competition for consumers’ leisure time;

●	Impact of unfavorable weather conditions;

●	Changes in the cost or availability of its labor; and

●	Increased fuel prices.

Due to these and other factors, Twin Vee Co.’s results of operations may decline quickly and significantly in response to changes in order patterns or rapid decreases in demand for its products. Twin Vee Co. anticipates that fluctuations in operating results will continue in the future.

Unfavorable weather conditions may have a material adverse effect on Twin Vee Co.’s business, financial condition, and results of operations, especially during the peak boating season.

Adverse weather conditions in any year in any particular geographic region may adversely affect sales in that region, especially during the peak boating season. Sales of Twin Vee Co.’s products are generally stronger just before and during spring and summer, which represent the peak boating months, and favorable weather during these months generally has a positive effect on consumer demand. Conversely, unseasonably cool weather, excessive rainfall, reduced rainfall levels, or drought conditions during these periods may close area boating locations or render boating dangerous or inconvenient, thereby generally reducing consumer demand for its products. Twin Vee Co.’s annual results would be materially and adversely affected if its net sales were to fall below expected seasonal levels during these periods. Twin Vee Co. may also experience more pronounced seasonal fluctuation in net sales in the future as it expands its businesses. There can be no assurance that weather conditions will not have a material effect on the sales of any of its products.

A natural disaster, the effects of climate change, or other disruptions at Twin Vee Co.’s manufacturing facility could adversely affect its business, financial condition, and results of operations.

Twin Vee Co. relies on the continuous operation of its only manufacturing facility in Fort Pierce, Florida for the production of its products. Any natural disaster or other serious disruption to our facility due to fire, flood, earthquake, or any other unforeseen circumstance would adversely affect its business, financial condition, and results of operations. Changes in climate could adversely affect Twin Vee Co.’s operations by limiting or increasing the costs associated with equipment or fuel supplies. In addition, adverse weather conditions, such as increased frequency and/or severity of storms, or floods could impair its ability to operate by damaging its facilities and equipment or restricting product delivery to customers. The occurrence of any disruption at Twin Vee Co.’s manufacturing facility, even for a short period of time, may have an adverse effect on its productivity and profitability, during and after the period of the disruption. These disruptions may also cause personal injury and loss of life, severe damage to or destruction of property and equipment, and environmental damage. Although Twin Vee Co. maintains property, casualty, and business interruption insurance of the types and in the amounts that it believes is customary for the industry, it is not fully insured against all potential natural disasters or other disruptions to its manufacturing facility.

If we fail to manage Twin Vee Co.’s manufacturing levels while still addressing the seasonal retail pattern for its products, its business and margins may suffer.

The seasonality of retail demand for Twin Vee Co.’s products, together with Twin Vee Co.’s goal of balancing production throughout the year, requires it to manage its manufacturing and allocate its products to its dealer network to address anticipated retail demand. Twin Vee Co.’s dealers must manage seasonal changes in consumer demand and inventory. If its dealers reduce their inventories in response to weakness in retail demand, Twin Vee Co. could be required to reduce its production, resulting in lower rates of absorption of fixed costs in its manufacturing and, therefore, lower margins. As a result, Twin Vee Co. must balance the economies of level production with the seasonal retail sales pattern experienced by its dealers. Failure to adjust manufacturing levels adequately may have a material adverse effect on Twin Vee Co.’s financial condition and results of operations.

Twin Vee Co. depends on its network of independent dealers for its gas-powered boats, faces increasing competition for dealers, and has little control over their activities.

A significant portion of Twin Vee Co.’s sales of its gas-powered boats are derived from its network of independent dealers. Twin Vee Co. typically manufactures its boats based upon indications of interest received from dealers who are not contractually obligated to purchase any boats. While dealers typically have purchased all of the boats for which they have provided indications of interest, Twin Vee Co. could experience excess inventory and costs if a dealer should choose not to purchase a boat for which it has provided an indication of interest (e.g., if it were to have reached the credit limit on its floor plan), and as a result Twin Vee Co. once experienced, and in the future could experience, excess inventory and costs. At June 30, 2022, Twin Vee Co.’s top three dealers accounted for 46% of its total boats sold. The loss of a significant dealer could have a material adverse effect on Twin Vee Co.’s financial condition and results of operations. The loss of a significant dealer could have a material adverse effect on Twin Vee Co.’s financial condition and results of operations. The number of dealers supporting Twin Vee Co.’s products and the quality of their marketing and servicing efforts are essential to Twin Vee Co.’s ability to generate sales. Competition for dealers among other boat manufacturers continues to increase based on the quality, price, value, and availability of the manufacturers’ products, the manufacturers’ attention to customer service, and the marketing support that the manufacturer provides to the dealers. Twin Vee Co. faces intense competition from other boat manufacturers in attracting and retaining dealers, affecting our ability to attract or retain relationships with qualified and successful dealers. Although Twin Vee Co.’s management believes that the quality of its products in the performance sport boat industry should permit it to maintain its relationships with its dealers and its market share position, there can be no assurance that it will be able to maintain or improve its relationships with its dealers or its market share position. In addition, independent dealers in the boating industry have experienced significant consolidation in recent years, which could result in the loss of one or more of our dealers in the future if the surviving entity in any such consolidation purchases similar products from a competitor. A substantial deterioration in the number of dealers or quality of our network of dealers would have a material adverse effect on Twin Vee Co.’s business, financial condition, and results of operations.

Twin Vee Co.’s success depends, in part, upon the financial health of its dealers and their continued access to financing.

Because Twin Vee Co. sells nearly all of its gas-powered products through dealers, their financial health is critical to its success. Twin Vee Co.’s business, financial condition, and results of operations may be adversely affected if the financial health of the dealers that sells its products suffers. Their financial health may suffer for a variety of reasons, including a downturn in general economic conditions, rising interest rates, higher rents, increased labor costs and taxes, compliance with regulations, and personal financial issues. In addition, the more inventory of our boats that any dealer acquires, the greater the risk that the dealer is affected by the foregoing. During the six months ended June 30, 2022, the dealers have significantly increased their inventory of our boats.

In addition, Twin Vee Co.’s dealers require adequate liquidity to finance their operations, including purchases of Twin Vee Co.’s products. Dealers are subject to numerous risks and uncertainties that could unfavorably affect their liquidity positions, including, among other things, continued access to adequate financing sources on a timely basis on reasonable terms. These sources of financing are vital to Twin Vee Co.’s ability to sell products through its distribution network. Access to financing generally facilitates its dealers’ ability to purchase boats from Twin Vee Co., and their financed purchases reduce Twin Vee Co.’s working capital requirements. If financing were not available to Twin Vee Co.’s dealers, its sales and its working capital levels would be adversely affected.

Twin Vee Co. may be required to repurchase inventory of certain dealers.

Many of Twin Vee Co.’s dealers have floor plan financing arrangements with third-party finance companies that enable the dealers to purchase its products. In connection with these agreements, Twin Vee Co. may have an obligation to repurchase its products from a finance company under certain circumstances, and it may not have any control over the timing or amount of any repurchase obligation nor have access to capital on terms acceptable to Twin Vee Co. to satisfy any repurchase obligation. This obligation is triggered if a dealer defaults on its debt obligations to a finance company, the finance company repossesses the boat and the boat is returned to Twin Vee Co. Twin Vee Co.’s obligation to repurchase a repossessed boat for the unpaid balance of its original invoice price for the boat is subject to reduction or limitation based on the age and condition of the boat at the time of repurchase, and in certain cases by an aggregate cap on repurchase obligations associated with a particular floor plan financing program. To date, Twin Vee Co. has not been obligated to repurchase any boats under its dealers’ floor plan financing arrangements, and it is not aware of any applicable laws regulating dealer relations which govern its relations with the dealers or would require it to repurchase any boats. However, there is no assurance that a dealer will not default on the terms of a credit line in the future. The risk that a dealer may default and Twin Vee Co. may be required to repurchase a vehicle increases as dealers acquire more inventory of its boats. Twin Vee Co.’s maximum obligation under such floor plan agreements totaled approximately $6,922,000 or 39 units, and $4,273,000 or 24 units, as of June 30, 2022, and December 31, 2021, respectively. In addition, applicable laws regulating dealer relations may also require Twin Vee Co to repurchase its products from its dealers under certain circumstances, and it may not have any control over the timing or amount of any repurchase obligation nor have access to capital on terms acceptable to us to satisfy any repurchase obligation. If Twin Vee Co. is obligated to repurchase a significant number of units under any repurchase agreement or under applicable dealer laws, Twin Vee Co.’s business, operating results and financial condition could be adversely affected.

Twin Vee Co. relies on third-party suppliers in the manufacturing of its boats.

Twin Vee Co. depends on third-party suppliers to provide components and raw materials essential to the construction of its boats. While Twin Vee Co. believes that its relationships with its current suppliers are sufficient to provide the materials necessary to meet present production demand, Twin Vee Co. cannot assure you that these relationships will continue or that the quantity or quality of materials available from these suppliers will be sufficient to meet its future needs, irrespective of whether it successfully implements its growth strategy. Twin Vee Co. expects that its need for raw materials and supplies will increase. Twin Vee Co.’s suppliers must be prepared to ramp up operations and, in many cases, hire additional workers and/or expand capacity in order to fulfill the orders placed by it and other customers. Operational and financial difficulties that Twin Vee Co.’s suppliers may face in the future could adversely affect their ability to supply Twin Vee Co. with the parts and components it needs, which could significantly disrupt its operations.

Termination or interruption of informal supply arrangements could have a material adverse effect on Twin Vee Co.’s business or results of operations.

Although Twin Vee Co. has long term relationships with many of its suppliers, it does not have any formal agreements with any suppliers for the purchase of parts needed and its purchases are made on a purchase order basis. Twin Vee Co. has no binding commitment from its suppliers to supply any specified quantity of materials needed within any specified time period. In the event that its suppliers receive a large amount of orders from other customers, there is a possibility that they will not be able to support Twin Vee Co.’s needs. If any of Twin Vee Co.’s current suppliers were to be unable to provide needed products to it, there can be no assurance that alternate supply arrangements will be made on satisfactory terms. If Twin Vee Co. needs to enter into supply arrangements on unsatisfactory terms, or if there are any delays to its supply arrangements, it could adversely affect Twin Vee Co.’s business and operating results.

Twin Vee Co. relies on one manufacturer to supply its engines and does not have any long terms commitments from such manufacturer.

Twin Vee Co. currently relies on one manufacturer, Suzuki Motor of America, Inc. for the supply of its outboard engines. Twin Vee Co. does not have any long-term commitments from Suzuki to supply any specified number of engines and therefore cannot guarantee that there will be adequate supply of engines for its gas-powered boats. To date, as a result of the COVID-19 pandemic, Twin Vee Co. has experienced shortages in obtaining the 150-horsepower motors that are supplied to Twin Vee Co. by Suzuki Motor of America, Inc., which historically have been used in approximately 15% of Twin Vee Co.’s boats. Although Twin Vee Co. believes it has sufficient supply of its other engines, due to supply chain shortages, Twin Vee Co. may not be able to obtain engines in the future from other manufacturers if Suzuki Motor of America, Inc. should be unable to satisfy Twin Vee Co.’s needs. Suzuki Motor of America, Inc., and other manufacturers may not be able to provide Twin Vee Co. with engines in a timely manner due to supply chain shortages and even if other manufacturers are able to fulfill Twin Vee Co.’s engine needs they may not be able to do so at the same price as it currently pays for the engines it installs in its boats, which could result in lower profit margins or Twin Vee Co. increasing the price of its boats in order to maintain profit margins which could adversely impact demand for its boats. In addition, certain geopolitical events, such as the current military conflict between Russia and Ukraine, may increase the likelihood of supply chain interruptions and hinder Twin Vee Co.’s ability to find materials it needs to build its boats.

Product liability, warranty, personal injury, property damage and recall claims may materially affect Twin Vee Co.’s financial condition and damage its reputation.

Twin Vee Co. is engaged in a business that exposes it to claims for product liability and warranty claims in the event its products actually or allegedly fail to perform as expected or the use of its products results, or is alleged to result, in property damage, personal injury or death. Although Twin Vee Co. maintains product and general liability insurance of the types and in the amounts that it believes are customary for the industry, it is not fully insured against all such potential claims. Twin Vee Co.’s products involve kinetic energy, produce physical motion and are to be used on the water, factors which increase the likelihood of injury or death. Twin Vee Co.’s electric-boats contain lithium-ion batteries, which have been known to catch fire or vent smoke and flame, and chemicals which are known to be, or could later be proved to be, toxic carcinogenic. Any judgment or settlement for personal injury or wrongful death claims could be more than Twin Vee Co.’s assets and, even if not justified, could prove expensive to contest.

Twin Vee Co. may experience legal claims in excess of its insurance coverage or claims that are not covered by insurance, either of which could adversely affect its business, financial condition and results of operations. Adverse determination of material product liability and warranty claims made against Twin Vee Co. could have a material adverse effect on its financial condition and harm its reputation. In addition, if any of its products or components in its products are, or are alleged to be, defective, Twin Vee Co. may be required to participate in a recall of that product or component if the defect or alleged defect relates to safety. Any such recall and other claims could be costly to Twin Vee Co. and require substantial management attention.

Significant product repair and/or replacement due to product warranty claims or product recalls could have a material adverse impact on Twin Vee Co.’s results of operations.

Twin Vee Co. provides a hull warranty for structural damage of up to ten years for its gas-powered boats. In addition, Twin Vee Co. provides a three-year limited fiberglass small parts warranty on all or some small fiberglass parts and components such as consoles. Gelcoat is covered up to one year. Additionally, fiberglass lids, plastic lids, electrical panels, bilge pumps, aerator pumps or other electrical devices (excluding stereos, depth finders, radar, chart plotters except for installation if installed by Twin Vee Inc.), steering systems, electrical panels, and pumps are covered under a one-year basic limited systems warranty. Some materials, components or parts of the boat that are not covered by Twin Vee Co.’s limited product warranties are separately warranted by their manufacturers or suppliers. These other warranties include warranties covering engines purchased from suppliers and other components.

Twin Vee Co.’s standard warranties require it or its dealers to repair or replace defective products during such warranty periods at no cost to the consumer. Although Twin Vee Co. employs quality control procedures, sometimes a product is distributed that needs repair or replacement. The repair and replacement costs Twin Vee Co. could incur in connection with a recall could adversely affect its business. In addition, product recalls could harm Twin Vee Co.’s reputation and cause it to lose customers, particularly if recalls cause consumers to question the safety or reliability of its products.

The nature of Twin Vee Co.’s business exposes Twin Vee Co. to workers’ compensation claims and other workplace liabilities.

Certain materials Twin Vee Co. uses requires its employees to handle potentially hazardous or toxic substances. While Twin Vee Co.’s employees who handle these and other potentially hazardous or toxic materials receive specialized training and wear protective clothing, there is still a risk that they, or others, may be exposed to these substances. Exposure to these substances could result in significant injury to Twin Vee Co.’s employees and damage to its property or the property of others, including natural resource damage. Twin Vee Co.’s personnel are also at risk for other workplace-related injuries, including slips and falls. Twin Vee Co. may in the future be subject to fines, penalties, and other liabilities in connection with any such injury or damage. Although Twin Vee Co. currently maintains what it believes to be suitable and adequate insurance in excess of its self-insured amounts, it may be unable to maintain such insurance on acceptable terms or such insurance may not provide adequate protection against potential liabilities.

If Twin Vee Co, is unable to comply with environmental and other regulatory requirements, Twin Vee Co.’s business may be exposed to material liability and/or fines.

Twin Vee Co.’s operations are subject to extensive and frequently changing federal, state, local, and foreign laws and regulations, including those concerning product safety, environmental protection, and occupational health and safety. Some of these laws and regulations require Twin Vee Co. to obtain permits, and limit its ability to discharge hazardous materials into the environment. If Twin Vee Co. fails to comply with these requirements, it may be subject to civil or criminal enforcement actions that could result in the assessment of fines and penalties, obligations to conduct remedial or corrective actions, or, in extreme circumstances, revocation of Twin Vee Co.’s permits or injunctions preventing some or all of its operations. In addition, the components of Twin Vee Co.’s boats must meet certain regulatory standards, including stringent air emission standards for boat engines. Failure to meet these standards could result in an inability to sell its boats in key markets, which would adversely affect Twin Vee Co.’s business. Moreover, compliance with these regulatory requirements could increase the cost of Twin Vee Co.’s products, which in turn, may reduce consumer demand.

While Twin Vee Co. believes that it is in material compliance with applicable federal, state, local, and foreign regulatory requirements, and hold all licenses and permits required thereunder, Twin Vee Co. cannot assure you that it will, at all times, be able to continue to comply with applicable regulatory requirements. Compliance with increasingly stringent regulatory and permit requirements may, in the future, cause Twin Vee Co. to incur substantial capital costs and increase its cost of operations, or may limit its operations, all of which could have a material adverse effect on its business or financial condition.

As with most boat construction businesses, Twin Vee Co.’s manufacturing processes involve the use, handling, storage, and contracting for recycling or disposal of hazardous substances and wastes. The failure to manage or dispose of such hazardous substances and wastes properly could expose Twin Vee Co. to material liability or fines, including liability for personal injury or property damage due to exposure to hazardous substances, damages to natural resources, or for the investigation and remediation of environmental conditions. Under environmental laws, Twin Vee Co. may be liable for remediation of contamination at sites where its hazardous wastes have been disposed or at its current facility, regardless of whether our facility is owned or leased or whether the environmental conditions were created by Twin Vee Co., a prior owner or tenant, or a third-party. While Twin Vee Co. does not believe that it is presently subject to any such liabilities, it cannot assure you that environmental conditions relating to its prior, existing, or future sites or operations or those of predecessor companies will not have a material adverse effect on its business or financial condition.

Twin Vee Co.’s industry is characterized by intense competition, which affects its sales and profits.

The performance sport boat category and the powerboat industry as a whole are highly competitive for consumers and dealers. Twin Vee Co. also competes against consumer demand for used boats. Competition affects Twin Vee Co.’s ability to succeed in both the markets it currently serves and new markets that it may enter in the future. Competition is based primarily on brand name, price, product selection, and product performance. Twin Vee Co. competes with several large manufacturers that may have greater financial, marketing, and other resources than it does and who are represented by dealers in the markets in which Twin Vee Co. now operates and into which it plans to expand. Twin Vee Co. also competes with a variety of small, independent manufacturers. Twin Vee Co. cannot assure you that it will not face greater competition from existing large or small manufacturers or that it will be able to compete successfully with its competitors. Twin Vee Co.’s failure to compete effectively with its current and future competitors would adversely affect its business, financial condition, and results of operations.

Twin Vee Co. faces increasing competition for dealers and has little control over their activities.

Twin Vee Co. faces intense competition from other performance sport boat manufacturers in attracting and retaining dealers and customers, affecting its ability to attract or retain relationships with qualified and successful dealers and consumers looking to purchase boats. Although Twin Vee Co.’s management believes that the quality of our products in the boat industry should permit it to maintain its relationships with its dealers and its market share position, there can be no assurance that Twin Vee Co. will be able to maintain or improve its relationships with its dealers or its market share position. In addition, independent dealers in the boating industry have experienced significant consolidation in recent years, which could result in the loss of one or more of Twin Vee Co.’s dealers in the future if the surviving entity in any such consolidation purchases similar products from a competitor. A substantial deterioration in the number of dealers or quality of our network of dealers would have a material adverse effect on Twin Vee Co.’s business, financial condition, and results of operations.

Twin Vee Co.’s sales may be adversely impacted by increased consumer preference for other leisure activities or used boats or the supply of new boats by competitors in excess of demand.

Twin Vee Co.’s boats are not necessities and in times of economic hardship, consumers may cease purchasing non-essential items. Demand for Twin Vee Co.’s boats may be adversely affected by competition from other activities that occupy consumers’ leisure time and by changes in consumer lifestyle, usage pattern or taste. Similarly, an overall decrease in consumer leisure time may reduce consumers’ willingness to purchase and enjoy Twin Vee Co.’s boats.

During the economic downturn that commenced in 2008, there was a shift in consumer demand toward purchasing more used boats, primarily because prices for used boats are typically lower than retail prices for new boats. If this were to occur again, it could have the effect of reducing demand among retail purchasers for Twin Vee Co.’s new boats. Also, while Twin Vee Co. has balanced production volumes for its boats to meet demand, its competitors could choose to reduce the price of their products, which could have the effect of reducing demand for Twin Vee Co.’s new boats. Reduced demand for new boats could lead to reduced sales by Twin Vee Co., which could adversely affect its business, results of operations, and financial condition.

Twin Vee Co.’s sales and profitability depend, in part, on the successful introduction of new products.

Market acceptance of Twin Vee Co.’s products depends on its technological innovation and its ability to implement technology in its boats. Twin Vee Co.’s sales and profitability may be adversely affected by difficulties or delays in product development, such as an inability to develop viable or innovative new products. Twin Vee Co.’s failure to introduce new technologies and product offerings that consumers desire could adversely affect its business, financial condition, and results of operations. If Twin Vee Co. fails to introduce new features or those it introduces fail to gain market acceptance, Twin Vee Co.’s bottom line may suffer.

Twin Vee Co.’s subsidiary, Forza, is developing two initial models, the FX1 Dual Console and FX1 Center Console, a fully electric version of our popular 24-foot center console PowerCat. The FX1 Dual Console and FX1 Center Console will be Twin Vee Co.’s first fully electric I/O powertrain system that will combine an advanced battery pack, converter, high-efficiency motor, and proprietary union assembly between the transmission, electric motor design, and control software. If Twin Vee Co. experiences delays in the development of the electric I/O powertrain system for the boat, fails to bring the FX1 Dual Console and FX1 Center Console to market as and when planned or if they fail to gain market acceptance, Twin Vee Co.’s bottom line may also suffer.

In addition, some of Twin Vee Co.’s direct competitors and indirect competitors may have significantly more resources to develop and patent new technologies. It is possible that Twin Vee Co.’s competitors will develop and patent equivalent or superior technologies and other products that compete with Twin Vee Co.’s. Such competitors may assert these patents against Twin Vee Co. and Twin Vee Co. may be required to license these patents on unfavorable terms or cease using the technology covered by these patents, either of which would harm Twin Vee Co.’s competitive position and may materially adversely affect its business.

Twin Vee Co. also cannot be certain that its products or features have not infringed or will not infringe the proprietary rights of others. Any such infringement could cause third parties, including Twin Vee Co.’s competitors, to bring claims against Twin Vee Co., resulting in significant costs and potential damages.

Twin Vee Co.’s success depends upon the continued strength of its brand, the value of its brand, and sales of its products could be diminished if Twin Vee Co., the consumers who use Twin Vee Co.’s products, or the sports and activities in which Twin Vee Co.’s products are used, are associated with negative publicity.

Twin Vee Co. believes that its brand is a significant contributor to the success of its business and that maintaining and enhancing its brand is important to expanding its consumer and dealer base. Failure to continue to protect its brand may adversely affect Twin Vee Co.’s business, financial condition, and results of operations. Twin Vee Co. expects that its ability to develop, maintain and strengthen the Twin Vee Co. brand will also depend heavily on the success of its marketing efforts. To further promote its brand, Twin Vee Co. may be required to change its marketing practices, which could result in substantially increased advertising expenses, including the need to use traditional media such as television, radio and print. Many of Twin Vee Co.’s current and potential competitors have greater name recognition, broader customer relationships and substantially greater marketing resources than Twin Vee Co. does. If Twin Vee Co. does not develop and maintain strong brands, its business, prospects, financial condition and operating results will be materially and adversely impacted.

Negative publicity, including that resulting from severe injuries or death occurring in the sports and activities in which Twin Vee Co.’s products are used, could negatively affect Twin Vee Co.’s reputation and result in restrictions, recalls, or bans on the use of its products. If the popularity of the sports and activities for which Twin Vee Co. designs, manufactures, and sells products were to decrease as a result of these risks or any negative publicity, sales of our products could decrease, which could have an adverse effect on Twin Vee Co.’s net sales, profitability, and operating results. In addition, if Twin Vee Co. becomes exposed to additional claims and litigation relating to the use of its products, Twin Vee Co.’s reputation may be adversely affected by such claims, whether or not successful, including by generating potential negative publicity about its products, which could adversely impact its business and financial condition.

Twin Vee Co. may not be able to execute its manufacturing strategy successfully, which could cause the profitability of its products to suffer.

Twin Vee Co.’s manufacturing strategy is designed to improve product quality and increase productivity, while reducing costs and increasing flexibility to respond to ongoing changes in the marketplace. To implement this strategy, Twin Vee Co. must be successful in its continuous improvement efforts, which depend on the involvement of management, production employees, and suppliers. Any inability to achieve these objectives could adversely impact the profitability of Twin Vee Co.’s products and its ability to deliver desirable products to its consumers.

Twin Vee Co. will rely on complex machinery for its operations, and production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security, and costs.

Twin Vee Co. expects to rely heavily on complex machinery for its operations and its production will involve a significant degree of uncertainty and risk in terms of operational performance, safety, security, and costs. Twin Vee Inc.’s manufacturing plant consists of large-scale machinery combining many components. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Twin Vee Co.’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, pandemics, fire, seismic activity, and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, products, supplies, tools and materials, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs, and potential legal liabilities, all which could have a material adverse effect on Twin Vee Co.’s business, prospects, financial condition, results of operations, and cash flows. Although Twin Vee Co. generally carries insurance to cover such operational risks, it cannot be certain that its insurance coverage will be sufficient to cover potential costs and liabilities arising therefrom. A loss that is uninsured or exceeds policy limits may require Twin Vee Co. to pay substantial amounts, which could adversely affect its business, prospects, financial condition, results of operations, and cash flows.

Twin Vee Co. may need to raise additional capital that may be required to grow its business, and Twin Vee Co. may not be able to raise capital on terms acceptable to it or at all.

Operating Twin Vee Co.’s business and maintaining its growth efforts will require significant cash outlays and advance capital expenditures and commitments. Although the proceeds of the Twin Vee Co. initial public offering should be sufficient to fund Twin Vee Co.’s operations, if cash on hand and cash generated from operations and from the Twin Vee Co. initial public offering are not sufficient to meet Twin Vee Co.’s cash requirements, Twin Vee Co. will need to seek additional capital, potentially through debt or equity financings, to fund its growth. Twin Vee Co. cannot assure you that it will be able to raise needed cash on terms acceptable to Twin Vee Co. or at all. Financings may be on terms that are dilutive or potentially dilutive to Twin Vee Co. stockholders, and the prices at which new investors would be willing to purchase Twin Vee Co. securities may be lower than the price per share of its common stock as of the date of this Proxy Statement/Prospectus. The holders of new securities may also have rights, preferences or privileges which are senior to those of existing holders of Twin Vee Co. common stock. If new sources of financing are required, but are insufficient or unavailable, Twin Vee Co. will be required to modify its growth and operating plans based on available funding, if any, which would harm its ability to grow its business.

If Twin Vee Co. fails to manage future growth effectively, it may not be able to market or sell its products successfully.

Any failure to manage Twin Vee Co.’s growth effectively could materially and adversely affect Twin Vee Co.’s business, prospects, operating results and financial condition. Twin Vee Co. plans to expand its operations in the near future. Twin Vee Co.’s future operating results depend to a large extent on its ability to manage this expansion and growth successfully. Risks that Twin Vee Co. faces in undertaking this expansion include:

training new personnel;

forecasting production and revenue;

expanding Twin Vee Co.’s marketing efforts;

controlling expenses and investments in anticipation of expanded operations;

establishing or expanding design, manufacturing, sales and service facilities;

implementing and enhancing administrative infrastructure, systems and processes; and

addressing new markets.

Twin Vee Co. intends to continue to hire a number of additional personnel, including design and manufacturing personnel and service technicians for Twin Vee Co.’s electric boats and powertrains. Competition for individuals with experience designing, manufacturing and servicing electric boats is intense, and Twin Vee Co. may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm Twin Vee Co.’s business and prospects.

The loss of one or a few customers could have a material adverse effect on Twin Vee Co.

A few customers have in the past, and may in the future, account for a significant portion of Twin Vee Co.’s revenues in any one year or over a period of several consecutive years. For example, during the six months ended June 30, 2022 three dealers represented 46% of Twin Vee Co.’s sales. The loss of business from a significant customer could have a material adverse effect on Twin Vee Co.’s business, financial condition, results of operations and cash flows.

Twin Vee Co. depends upon its executive officers and it may not be able to retain them and their knowledge of Twin Vee Co.’s business and technical expertise would be difficult to replace.

Twin Vee Co.’s future success will depend in significant part upon the continued service of its executive officers. Twin Vee Co. cannot assure you that it will be able to continue to attract or retain such persons. Twin Vee Co. does not have an insurance policy on the life of its chief executive officer, and it does not have “key person” life insurance policies for any of its other officers or advisors. The loss of the technical knowledge and management and industry expertise of any of Twin Vee Co.’s key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect Twin Vee Co.’s operating results.

Certain of Twin Vee Co.’s shareholders have sufficient voting power to make corporate governance decisions that could have a significant influence on Twin Vee Co. and the other stockholders.

Twin Vee Inc. owns approximately 57% of Twin Vee Co.’s outstanding common stock. Twin Vee Co.’s Chief Executive Officer is the Chief Executive Officer of Twin Vee Inc. and a member of Twin Vee Inc.’s board of directors in addition to owning approximately 56% of the outstanding common stock of Twin Vee Inc. As a result, Twin Vee Co.’s Chief Executive Officer does and will have significant influence over Twin Vee Co.’s management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in our control and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with Twin Vee Co.’s interests or the interests of other stockholders. Accordingly, Twin Vee Co.’s Chief Executive Officer could cause it to enter into transactions or agreements that it would not otherwise consider.

Twin Vee Co. may attempt to grow its business through acquisitions or strategic alliances and new partnerships, which it may not be successful in completing or integrating.

Twin Vee Co. may in the future enter into acquisitions, such as its current search for a waterfront property, and strategic alliances that will enable it to acquire complementary skills and capabilities, offer new products, expand its consumer base, enter new product categories or geographic markets, and obtain other competitive advantages. Twin Vee Co. cannot assure you, however, that it will identify acquisition candidates or strategic partners that are suitable to its business, obtain financing on satisfactory terms, complete acquisitions or strategic alliances, or successfully integrate acquired operations into its existing operations. Once integrated, acquired operations may not achieve anticipated levels of sales or profitability, or otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated challenges, liabilities and contingencies, and diversion of management attention and resources from Twin Vee Co.’s existing operations. Similarly, Twin Vee Co.’s partnership with leading franchises from other industries to market its products or with third-party technology providers to introduce new technology to the market may not achieve anticipated levels of consumer enthusiasm and acceptance, or achieve anticipated levels of sales or profitability, or otherwise perform as expected.

Twin Vee Co. relies on network and information systems and other technologies for its business activities and certain events, such as computer hackings, viruses or other destructive or disruptive software or activities may disrupt its operations, which could have a material adverse effect on its business, financial condition and results of operations.

Network and information systems and other technologies are important to Twin Vee Co.’s business activities and operations. Network and information systems-related events, such as computer hackings, cyber threats, security breaches, viruses, or other destructive or disruptive software, process breakdowns or malicious or other activities could result in a disruption of Twin Vee Co.’s services and operations or improper disclosure of personal data or confidential information, which could damage its reputation and require Twin Vee Co. to expend resources to remedy any such breaches. Moreover, the amount and scope of insurance Twin Vee Co. maintains against losses resulting from any such events or security breaches may not be sufficient to cover its losses or otherwise adequately compensate it for any disruptions to its businesses that may result, and the occurrence of any such events or security breaches could have a material adverse effect on Twin Vee Co.’s business and results of operations. The risk of these systems-related events and security breaches occurring has intensified, in part because Twin Vee Co. maintains certain information necessary to conduct its businesses in digital form stored on cloud servers. While Twin Vee Co. develops and maintains systems seeking to prevent systems-related events and security breaches from occurring, the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite these efforts, there can be no assurance that disruptions and security breaches will not occur in the future. Moreover, Twin Vee Co. may provide certain confidential, proprietary and personal information to third parties in connection with its businesses, and while it obtains assurances that these third parties will protect this information, there is a risk that this information may be compromised.

Likewise, data privacy breaches by employees or others with permitted access to Twin Vee Co.’s systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public. While Twin Vee Co. has invested in protection of data and information technology, there can be no assurance that its efforts will prevent breakdowns or breaches in its systems that could adversely affect its business. The occurrence of any of such network or information systems-related events or security breaches could have a material adverse effect on Twin Vee Co.’s business, financial condition and results of operations.

Uninsured losses could result in payment of substantial damages, which would decrease Twin Vee Co.’s cash reserves and could harm its cash flow and financial condition.

In the ordinary course of business, Twin Vee Co. may be subject to losses resulting from product liability, accidents, acts of God and other claims against Twin Vee Co., for which it may have no insurance coverage. While Twin Vee Co. currently carries commercial general liability, commercial boat liability, excess liability, product liability, cybersecurity, crime, special crime, drone, cargo stock throughput, builder’s risk, owner controlled insurance program, property, owners protective, workers’ compensation, employment practices, employed lawyers, production, fiduciary liability and directors’ and officers’ insurance policies, Twin Vee Co. may not maintain as much insurance coverage as other original equipment manufacturers do, and in some cases, it may not maintain any at all. Additionally, the policies that Twin Vee Co.’s has may include significant deductibles, and it cannot be certain that its insurance coverage will be sufficient to cover all or any future claims against Twin Vee Co. A loss that is uninsured or exceeds policy limits may require Twin Vee Co. to pay substantial amounts, which could adversely affect its financial condition and results of operations. Further, insurance coverage may not continue to be available to Twin Vee Co. or, if available, may be at a significantly higher cost, especially if insurance providers perceive any increase in its risk profile in the future.

Risks Related to the Industry of Twin Vee Co. and the Combined Entity

Demand in the powerboat industry is highly volatile.

Volatility of demand in the powerboat industry, especially for recreational powerboats and electric powerboats, may materially and adversely affect Twin Vee Co.’s business, prospects, operating results and financial condition. The markets in which Twin Vee Co. will be competing have been subject to considerable volatility in demand in recent periods. Demand for recreational powerboat and electric powerboat sales depends to a large extent on general, economic and social conditions in a given market. Historically, sales of recreational powerboats decrease during economic downturns. Twin Vee Co. has fewer financial resources than more established powerboat manufacturers to withstand adverse changes in the market and disruptions in demand.

General economic conditions, particularly in the U.S., affect Twin Vee Co.’s industry, demand for its products and its business, and results of operations.

Demand for premium boat brands has been significantly influenced by weak economic conditions, low consumer confidence, high unemployment, and increased market volatility worldwide, especially in the U.S. In times of economic uncertainty and contraction, consumers tend to have less discretionary income and tend to defer or avoid expenditures for discretionary items, such as Twin Vee Co.’s products. Sales of Twin Vee Co.’s products are highly sensitive to personal discretionary spending levels. Twin Vee Co.’s business is cyclical in nature and its success is impacted by economic conditions, the overall level of consumer confidence and discretionary income levels. Any substantial deterioration in general economic conditions that diminishes consumer confidence or discretionary income may reduce Twin Vee Co.’s sales and materially adversely affect its business, financial condition and results of operations. Twin Vee Co. cannot predict the duration or strength of an economic recovery, either in the U.S. or in the specific markets where Twin Vee Co. sells its products. Corporate restructurings, layoffs, declines in the value of investments and residential real estate, higher gas prices, higher interest rates, and increases in federal and state taxation may each materially adversely affect Twin Vee Co.’s business, financial condition, and results of operations.

Consumers often finance purchases of Twin Vee Co.’s products. Although consumer credit markets have improved, consumer credit market conditions continue to influence demand, especially for boats, and may continue to do so. There continue to be fewer lenders, tighter underwriting and loan approval criteria, and greater down payment requirements than in the past. If credit conditions worsen, and adversely affect the ability of consumers to finance potential purchases at acceptable terms and interest rates, it could result in a decrease in the sales of Twin Vee Co.’s products.

Global economic conditions could materially adversely impact demand for Twin Vee Co.’s products and services.

Twin Vee Co.’s operations and performance depend significantly on economic conditions. Global financial conditions continue to be subject to volatility arising from international geopolitical developments and global economic phenomenon, as well as general financial market turbulence, including a significant recent market reaction to the novel coronavirus (COVID-19), resulting in a significant reduction in many major market indices. Uncertainty about global economic conditions could result in material adverse effects on Twin Vee Co.’s business, results of operations or financial condition. Access to public financing and credit can be negatively affected by the effect of these events on U.S. and global credit markets. The health of the global financing and credit markets may affect Twin Vee Co. ability to obtain equity or debt financing in the future and the terms at which financing or credit is available to it. These instances of volatility and market turmoil could adversely affect Twin Vee Co.’s operations and the trading price of its common shares resulting in:

•	customers postponing purchases of Twin Vee Co.’s products and services in response to tighter credit, unemployment, negative financial new and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our products and services; and

•	third-party suppliers being unable to produce parts and components for Twin Vee Co.’s products in the same quantity or on the same timeline or being unable to deliver such parts and components as quickly as before or subject to price fluctuations, which could have a material adverse effect on Twin Vee Co.’s production or the cost of such production.

Changes in general economic conditions, geopolitical conditions, domestic and foreign trade policies, monetary policies and other factors beyond Twin Vee Co.’s control may adversely impact our business and operating results.

Twin Vee Co.’s operations and performance depends on global, regional and U.S. economic and geopolitical conditions. Russia’s invasion and military attacks on Ukraine have triggered significant sanctions from U.S. and European leaders. These events are currently escalating and creating increasingly volatile global economic conditions. Resulting changes in U.S. trade policy could trigger retaliatory actions by Russia, its allies and other affected countries, including China, resulting in a “trade war.” Furthermore, if the conflict between Russia and Ukraine continues for a long period of time, or if other countries, including the U.S., become further involved in the conflict, Twin Vee Co. could face significant adverse effects to its business and financial condition.

The above factors, including a number of other economic and geopolitical factors both in the U.S. and abroad, could ultimately have material adverse effects on Twin Vee Co.’s business, financial condition, results of operations or cash flows, including the following:

●	effects of significant changes in economic, monetary and fiscal policies in the U.S. and abroad including currency fluctuations, inflationary pressures and significant income tax changes;

●	a global or regional economic slowdown in any of Twin Vee Co.’s market segments;

●	changes in government policies and regulations affecting Twin Vee Co. or its significant customers;

●	industrial policies in various countries that favor domestic industries over multinationals or that restrict foreign companies altogether;

●	new or stricter trade policies and tariffs enacted by countries, such as China, in response to changes in U.S. trade policies and tariffs;

●	postponement of spending, in response to tighter credit, financial market volatility and other factors;

●	rapid material escalation of the cost of regulatory compliance and litigation;

●	difficulties protecting intellectual property;

●	longer payment cycles;

●	credit risks and other challenges in collecting accounts receivable; and

●	the impact of each of the foregoing on outsourcing and procurement arrangements.

Risks Related to the Electric-Powered Boats

Forza’s planned fully electric sport boat has not yet been developed, and even if developed, interest in it may not develop.

Forza has not completed the design and engineering of the FX1 sport boat. There can be no assurance that Forza will be able to complete development of the FX1 when anticipated, if at all, that Forza will be able to mass produce the FX1 or that the anticipated features or services to be included in the FX1 will create substantial interest or a market, and therefore Forza’s anticipated FX1 product, its sales and growth for Forza’s product may not develop as expected, or at all. For example, in May 2021 Twin Vee Co. experienced a small fire in connection with the sea trial of a prototype of its electric boat which resulted in a six-month delay in its design timetable as Twin Vee Co. implemented changes to the design for outboard electric motor system as a result of the fire. Twin Vee Co. cannot guarantee that similar events will not occur in the future, or that Twin Vee Co. will be able to contain such events without damage or delay. Even if such a market for the FX1 sport boat develops, there can be no assurance that Forza would be able to maintain that market.

Forza’s operations to date have been primarily limited to finalizing the design and engineering of its electric sport boat as well as organizing and staffing Forza in preparation for launching the FX1 electric boat. As such, Forza has not yet demonstrated, and the success of Forza is wholly dependent upon, its ability to commercialize its products. The successful commercialization of any products will require Forza to perform a variety of functions, including:

●	completing the design and testing for the FX1 sport boat and Forza’s proprietary outboard electric motor;

●	manufacturing the FX1 sport boats;

●	developing a vertically integrated direct-to-consumer distribution system; and

●	conducting sales and marketing activities.

Forza cannot be certain that its business strategy for its electric-powered boats will be successful or that Forza will successfully address these risks. In the event that Forza does not successfully address these risks, Forza’s business, prospects, financial condition, and results of operations could be materially and adversely affected, and Forza may not have the resources to continue or expand the business operations of its electric-powered boats business.

Forza’s planned distribution model is different from the predominant current distribution model for boat manufacturers, which subjects Forza to substantial risk and makes evaluating Forza’s business, prospects, financial condition, results of operations, and cash flows difficult.

Forza’s distribution model is still in the planning stages. Forza currently plans to mainly sell its electric-powered boats directly to customers rather than through franchised dealerships (unless required to do so by certain states), primarily through the Forza website and app platform, subject to obtaining applicable dealer licenses and equivalent permits in such jurisdictions. The digital customer experience via our online platform will allow customers to research, shop, choose boat hull color, interior upholstery color, and a possible upgrade of an additional battery to extend run times, order, track and take delivery through our web-based and app platform. Forza has not yet: (i) entered into any arrangements with third parties to provide financing services through Forza’s web and app platform, (ii) hired staff for Forza’s intended support and service department or (iii) partnered with any third parties to address service needs or operate service centers. Once the customer places the order, their Forza account will request several documents, including license, insurance, etc., which can be uploaded online without ever speaking with a salesperson. If the customer has questions, concerns, or needs support through the sales and purchase process, they will be able to contact Forza through the website or app with any questions, concerns.

Since Forza’s planned sales and marketing platform is a newer way to shop, buy and take delivery of a new boat through a mostly virtual process, Forza is unable to predict or conclude precisely what the customer will experience. Forza intends to follow up customer transactions with review and quality control questionnaires to collect the data and continue to better its platform and how it interacts with customers.

In addition to the Forza website and app platform, Forza also intends to establish Forza customer experience and service centers to be operated as product showrooms and locations where Forza boats may be taken for service and warranty repairs. They will be located in jurisdictions where direct-to-consumer sales or manufacturer-owned dealerships are permissible and allow prospective customers to see Forza’s products in person before purchasing. Forza anticipates staffing these centers with well-trained Forza employees. Forza will initially set up a single office, but if and as it grows, Forza plans to open additional customer experience and service centers to support its expansion, help bolster sales, and introduce its electric boat product to markets across the country that are more familiar purchasing boats at a traditional boat dealership.

This model of boat distribution is relatively new, different from the predominant current distribution model for boat manufacturers and, with limited exceptions, unproven, which subjects Forza to substantial risk. Forza has no experience in selling or leasing boats direct-to-consumer and therefore this model may require significant expenditures and provide for slower expansion than the traditional dealer franchise system. For example, Forza will not be able to utilize long established relationships developed by Twin Vee Co. with its dealer network. Moreover, Forza will be competing with companies with well established distribution channels. Forza’s success will depend in large part on its ability to effectively develop its own sales channels and marketing strategies.

Implementing Forza’s direct sales model is subject to numerous significant challenges, including obtaining permits and approvals from government authorities, and Forza may not be successful in addressing these challenges. If Forza direct sales model does not develop as expected or develops more slowly than expected, it may be required to modify or abandon its sales model, which could materially and adversely affect Forza’s and Twin Vee Co.’s business, prospects, financial condition, results of operations, and cash flows.

Forza’s ability to generate meaningful product revenue from electric-powered boats will depend on consumer adoption of electric boats.

Forza’s ability to generate meaningful product revenue from electric-powered boats will highly depend on sustained consumer demand for alternative fuel vehicles in general and electric boats in particular. If the market for electric boats does not develop as Twin Vee Co. and Forza expects or develops more slowly than it expects, or if there is a decrease in consumer demand for electric vehicles, Forza’s and Twin Vee Co.’s business, prospects, financial condition and results of operations will be harmed. The market for electric and other alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation (including government incentives and subsidies) and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Any number of changes in the industry could negatively affect consumer demand for electric vehicles in general and Forza’s electric boats in particular.

In addition, demand for electric boats may be affected by factors directly impacting boat prices or the cost of purchasing and operating boats such as sales and financing incentives including tax credits, prices of raw materials and parts and components, cost of fuel, availability of consumer credit, and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect Forza’s business, prospects, financial condition and results of operations. Further, sales of boats in the marine industry tend to be cyclical in many markets, which may expose Forza to increased volatility, especially as it expands and adjust its operations and retail strategies. Specifically, it is uncertain how such macroeconomic factors will impact Forza as a new entrant in an industry that has globally been experiencing a recent decline in sales.

Other factors that may influence the adoption of electric boats include:

●	perceptions about electric vehicle quality, safety, design, performance and cost;

●	perceptions about the limited range over which electric boats may be driven on a single battery charge;

●	perceptions about the total cost of ownership of electric boats, including the initial purchase price and operating and maintenance costs, both including and excluding the effect of any government and other subsidies and incentives designed to promote the purchase of electric boats;

●	perceptions about the sustainability and environmental impact of electric boats, including with respect to both the sourcing and disposal of materials for electric vehicle batteries and the generation of electricity provided in the electric grid;

●	the availability of other alternative fuel boats;

●	improvements in the fuel economy of the internal combustion engine;

●	the quality and availability of service for electric boats;

●	volatility in the cost of oil and gasoline;

●	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

●	access to charging stations and cost to charge an electric vehicle and related infrastructure costs and standardization;

●	the availability of tax and other governmental incentives to purchase and operate electric boats or future regulation requiring increased use of nonpolluting boats; and

●	macroeconomic factors.

The influence of any of the factors described above or any other factors may cause a general reduction in consumer demand for electric vehicles or Forza’s electric boats in particular, either of which would materially and adversely affect Forza’s business, results of operations, financial condition and prospects.

Forza depends upon third parties to manufacture and to supply key semiconductor chip components necessary for its electric boats. Forza does not have long-term agreements with any semiconductor chip manufacturers and suppliers, and if these manufacturers or suppliers become unwilling or unable to provide an adequate supply of semiconductor chips, with respect to which there is a global shortage, Forza would not be able to find alternative sources in a timely manner and Forza’s and Twin Vee Co.’s business would be adversely impacted.

Semiconductor chips are a vital input component to the electrical architecture of Forza’s electric boats, controlling wide aspects of the boats’ operations. Many of the key semiconductor chips Forza intends to use in its electric boats come from limited or single sources of supply, and therefore a disruption with any one manufacturer or supplier in Forza’s supply chain would have an adverse effect on its ability to effectively manufacture and timely deliver its boats. Forza does not have any long-term supply contracts with any suppliers and purchase chips on a purchase order basis. Due to Forza’s reliance on these semiconductor chips, it is subject to the risk of shortages and long lead times in their supply. Twin Vee Co. is in the process of identifying alternative manufacturers for semiconductor chips. Forza may in the future experience, semiconductor chip shortages, and the availability and cost of these components would be difficult to predict. For example, Forza’s manufacturers may experience temporary or permanent disruptions in their manufacturing operations due to equipment breakdowns, labor strikes or shortages, natural disasters, component or material shortages, cost increases, acquisitions, insolvency, changes in legal or regulatory requirements, or other similar problems.

In particular, increased demand for semiconductor chips in 2020, due in part to the COVID-19 pandemic and increased demand for consumer electronics that use these chips, has resulted in a severe global shortage of chips in 2021. As a result, Forza’s ability to source semiconductor chips to be used in its electric boats has been adversely affected. This shortage may result in increased chip delivery lead times, delays in the production of Forza’s boats, and increased costs to source available semiconductor chips. To the extent this semiconductor chip shortage continues, and Forza is unable to mitigate the effects of this shortage, Forza’s ability to deliver sufficient quantities of its boats to fulfill its preorders and to support its growth through sales to new customers would be adversely affected. In addition, Forza may be required to incur additional costs and expenses in managing ongoing chip shortages, including additional research and development expenses, engineering design and development costs in the event that new suppliers must be onboarded on an expedited basis. Further, ongoing delays in production and shipment of electric boats due to a continuing shortage of semiconductor chips may harm Forza’s reputation and discourage additional preorders and boat sales, and otherwise materially and adversely affect Forza’s business and operations.

The electric boats will use lithium-ion battery cells, which, if not appropriately managed and controlled, have been observed to catch fire or vent smoke and flame.

The battery packs within Forza’s electric boats are being designed to use of lithium-ion cells. If not properly managed or subject to environmental stresses, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of battery packs in Forza’s electric boats could occur, which could result in bodily injury or death and could subject Forza to lawsuits, field actions (including product recalls), or redesign efforts, all of which would be time consuming and expensive and could harm Forza’s brand image. Also, negative public perceptions regarding the suitability of lithium-ion cells for boating applications, the social and environmental impacts of mineral mining or procurement associated with the constituents of lithium-ion cells, or any future incident involving lithium-ion cells, such as a vehicle or other fire, could materially and adversely affect Forza’s reputation and business, prospects, financial condition, results of operations, and cash flows.

The electronic vehicle (EV) industry and its technology are rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for Forza’s boats or increase Forza’s operating costs.

Forza may be unable to keep up with changes in EV technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, hydrogen, ethanol, fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine or the cost of gasoline, may materially and adversely affect Forza’s business and prospects in ways it does not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to Forza’s boats. Any failure by Forza to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay its development and introduction of new and enhanced alternative fuel and EVs, which could result in the loss of competitiveness of Forza’s electric boats, decreased revenue and a loss of market share to competitors. Forza’s research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. As technologies change, Forza plans to upgrade or adapt its electric boats with the latest technology. However, Forza’s electric boats may not compete effectively with alternative systems if Forza is not able to source and integrate the latest technology into its boats. Additionally, the introduction and integration of new technologies into the electric boats may increase costs and capital expenditures required for the production and manufacture of boats and, if Forza is unable to cost efficiently implement such technologies or adjust its manufacturing operations, its business, prospects, financial condition, results of operations, and cash flows would be materially and adversely affected.

If Forza’s electric boats fail to perform as expected, its ability to develop, market and sell or lease its products could be harmed.

Once commercialization commences, Forza’s electric boats may contain defects in design and manufacture that may cause them not to perform as expected or that may require repairs, recalls, and design changes, any of which would require significant financial and other resources to successfully navigate and resolve. The boats will use a substantial amount of software code to operate, and software products are inherently complex and may contain defects and errors when first introduced. If the boats contain defects in design and manufacture that cause them not to perform as expected or that require repair, or certain features of the boats take longer than expected to become available, are legally restricted or become subject to additional regulation, Forza’s ability to develop, market and sell its products and services could be harmed. Although Forza will attempt to remedy any issues it observes in its products as effectively and rapidly as possible, such efforts could significantly distract management’s attention from other important business objectives, may not be timely, may hamper production or may not be to the satisfaction of its customers. Further, Forza’s limited operating history and limited field data reduces its ability to evaluate and predict the long-term quality, reliability, durability and performance characteristics of its battery packs, powertrains and boats. There can be no assurance that Forza will be able to detect and fix any defects in its products prior to their sale or lease to customers.

Any defects, delays or legal restrictions on boat features, or other failure of Forza’s boats to perform as expected, could harm its reputation and result in delivery delays, product recalls, product liability claims, breach of warranty claims and significant warranty and other expenses, and could have a material adverse impact on Forza’s business, results of operations, prospects and financial condition. As a new entrant to the industry attempting to build customer relationships and earn trust, these effects could be significantly detrimental to Forza. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for Forza’s boats.

In addition, even if Forza’s boats function as designed, Twin Vee Co. and Forza expects that the battery efficiency, and hence the range, of its electric boats, like other electric vehicles that use current battery technology, will decline over time. Other factors, such as usage, time and stress patterns, may also impact the battery’s ability to hold a charge, or could require Forza to limit boat battery charging capacity, including via over-the-air or other software updates, for safety reasons or to protect battery capacity, which could further decrease the boats’ range between charges. Such decreases in or limitations of battery capacity and therefore range, whether imposed by deterioration, software limitations or otherwise, could also lead to consumer complaints or warranty claims, including claims that prior knowledge of such decreases or limitations would have affected consumers’ purchasing decisions. Further, there can be no assurance that Forza will be able to improve the performance of its battery packs, or increase its boats range, in the future. Any such battery deterioration or capacity limitations and related decreases in range may negatively influence potential customers’ willingness to purchase Forza boats and negatively impact its brand and reputation, which could adversely affect Forza’s and Twin Vee Co.’s business, prospects, results of operations and financial condition.

Forza’s boats will rely on software and hardware that is highly technical, and if these systems contain errors, bugs, vulnerabilities, or design defects, or if Forza is unsuccessful in addressing or mitigating technical limitations in its systems, Forza’s business could be adversely affected.

Forza’s boats are expected to rely on software and hardware that is highly technical and complex and may require modification and updates over the life of the boats. In addition, the boats will depend on the ability of such software and hardware to store, retrieve, process and manage large amounts of data. Forza’s software and hardware may contain errors, bugs, vulnerabilities or design defects, and Forza’s systems are subject to certain technical limitations that may compromise its ability to meet its objectives. Some errors, bugs, vulnerabilities, or design defects inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Although Forza will attempt to remedy any issues it observes in its boats effectively and rapidly, such efforts may not be timely, may hamper production or may not be to the satisfaction of its customers.

Additionally, if Forza deploys updates to the software (whether to address issues, deliver new features or make desired modifications) and its over-the-air update procedures fail to properly update the software or otherwise have unintended consequences to the software, the software within its customers’ boats will be subject to vulnerabilities or unintended consequences resulting from such failure of the over-the-air update until properly addressed.

If Forza is unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in its software and hardware, or fails to deploy updates to its software properly, it would suffer damage to its reputation, loss of customers, loss of revenue or liability for damages, any of which could adversely affect Forza’s business, prospects, financial condition, results of operations, and cash flows.

Forza X1 may not receive the anticipated grant funding.

On July 28, 2022, Forza received notice that the North Carolina Economic Investment Committee has approved a Job Development Investment Grant (“JDIG”) providing for reimbursement to it of up to $1,367,100 over a twelve-year period to establish a new manufacturing plant in McDowell County, North Carolina. The receipt of grant funding is conditioned upon Forza investing over $10.5 million in land, buildings and fixtures, infrastructure and machinery and equipment by the end of 2025 and us creating as many as 170 jobs. Forza is currently in negotiations for a new site to build the Forza factory in North Carolina. There can be no assurance that the negotiations will be successful. If unsuccessful, Forza will not meet the conditions necessary to receive the grant funding and will be subject to the limited capacity at Twin vee Co.’s factory that it allows Forza, in its discretion, to use. There can be no assurance that Forza X1 will meet the conditions necessary to receive the grant funding.

Intellectual Property Risks

Forza’s patent applications may not issue as patents, which may have a material adverse effect on its ability to prevent others from commercially exploiting products similar to its products.

Forza cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or that it is the first party to file such a patent application. If another party has filed a patent application for the same subject matter as Forza has, Forza may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Forza cannot be certain that the patent applications that Forza files will issue, or that Forza ‘s issued patents will afford protection against competitors with similar technology. In addition, Forza’s competitors may design around Forza’s issued patents, which may adversely affect its and Forza’s business, prospects, financial condition, results of operations, and cash flows.

Twin Vee Co. and Forza may not be able to prevent others from unauthorized use of Twin Vee Co.’s and Forza’s intellectual property, which could harm their business and competitive position.

Twin Vee Co. and Forza may not be able to prevent others from unauthorized use of their intellectual property, which could harm Twin Vee Co.’s and Forza’s business and competitive position. Twin Vee Co. and Forza rely on a combination of patent, trade secret (including those in Twin Vee Co.’s know-how), and other intellectual property laws, as well as employee and third-party nondisclosure agreements, intellectual property licenses, and other contractual rights to establish and protect Twin Vee Co.’s and Forza’s rights in its technology and intellectual property. Twin Vee Co.’s and Forza’s patent or trademark applications may not be granted, any patents or trademark registrations that may be issued to Twin Vee Co. may not sufficiently protect property and any of the issued patents, trademark registrations or other intellectual property rights may be challenged by third parties. Any of these scenarios may result in limitations in the scope of the intellectual property or restrictions on its use of its intellectual property or may adversely affect the conduct of Twin Vee Co.’s and Forza’s business. Despite each of Twin Vee Co.’s and Forza’s efforts to protect its intellectual property rights, third parties may attempt to copy or otherwise obtain and use Twin Vee Co.’s or Forza’s intellectual property or seek court declarations that they do not infringe upon Twin Vee Co.’s or Forza’s intellectual property rights. Monitoring unauthorized use of Twin Vee Co.’s and Forza’s intellectual property is difficult and costly, and the steps Twin Vee Co. has taken or will take to prevent misappropriation may not be successful. From time to time, Twin Vee Co. and Forza may have to resort to litigation to enforce its intellectual property rights, which could result in substantial costs and diversion of its resources.

Patent, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, Forza’s and Twin Vee Co.’s intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect Forza’s and Twin Vee Co.’s intellectual property rights could result in Forza’s and Twin Vee Co.’s competitors offering similar products, potentially resulting in the loss of some of Forza’s and Twin Vee Co.’s competitive advantage and a decrease in its revenue which would adversely affect its business, prospects, financial condition, results of operations, and cash flows.

If Forza’s patents expire or are not maintained, Forza ‘s patent applications are not granted or its patent rights are contested, circumvented, invalidated or limited in scope, Forza may not be able to prevent others from selling, developing or exploiting competing technologies or products, which could have a material adverse effect on Forza’s and Twin Vee Co.’s business, prospects, financial condition, results of operations, and cash flows.

Forza cannot assure you that Forza’s pending applications will issue as patents. Even if its patent applications issue into patents, these patents may be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide Forza with adequate protection or competitive advantages. The claims under any patents that issue from Forza’s patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to Forza’s technology. The intellectual property rights of others could also bar Forza from licensing and exploiting any patents that issue from its pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which Forza has developed and are developing its technology. Many of these existing patents and patent applications might have priority over its patent applications and could subject its patents to invalidation or its patent applications to rejection. Finally, in addition to patents and patent applications that were filed before its patents and patent applications, any of Forza’s existing or future patents may also be challenged by others on the basis that they are invalid or unenforceable.

Forza and Twin Vee Co. may in the future become, subject to claims that Twin Vee Co., Forza or its employees have wrongfully used or disclosed alleged trade secrets of Twin Vee Co.’s, Forza’s employees’ former employers.

Many of Twin Vee Co.’s and Forza’s employees were previously employed by other companies with similar or related technology, products or services. Twin Vee Co. and Forza may in the future become, subject to claims that Twin Vee Co., or Forza employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation may be necessary to defend against these claims. If Twin Vee Co. or Forza fail in defending such claims, it may be forced to pay monetary damages or be enjoined from using certain technology, products, services or knowledge. Even if Twin Vee Co. or Forza is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Twin Vee Co.’s and Forza’s use of open source software in its applications could subject its proprietary software to general release, adversely affect its ability to sell its services and subject Twin Vee Co. and Forza to possible litigation, claims or proceedings.

Twin Vee Co. and Forza plan to use open source software in connection with the development and deployment of their products and services. Companies that use open source software in connection with their products have, from time to time, faced claims challenging the use of open source software and/or compliance with open source license terms. As a result, Twin Vee Co. and Forza could be subject to suits by parties claiming ownership of what Twin Vee Co. and Forza believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses may require users who distribute proprietary software containing or linked to open source software to publicly disclose all or part of the source code to such proprietary software and/or make available any derivative works of the open source code under the same open source license, which could include proprietary source code. In such cases, the open source software license may also restrict Twin Vee Co. and Forza from charging fees to licensees for their use of our software. While Twin Vee Co. and Forza will monitor the use of open source software and try to ensure that open source software is not used in a manner that would subject Twin Vee Co.’s and Forza’s proprietary source code to these requirements and restrictions, such use could inadvertently occur, in part because open source license terms are often ambiguous and have generally not been interpreted by U.S. or foreign courts.

Further, in addition to risks related to license requirements, use of certain open source software carries greater technical and legal risks than does the use of third-party commercial software. For example, open source software is generally provided as-is without any support or warranties or other contractual protections regarding infringement or the quality of the code, including the existence of security vulnerabilities. To the extent that Twin Vee Co.’s and Forza’s platform depends upon the successful operation of open source software, any undetected errors or defects in open source software that we use could prevent the deployment or impair the functionality of Twin Vee Co.’s and Forza’s systems and injure its reputation. In addition, the public availability of such software may make it easier for attackers to target and compromise Twin Vee Co.’s and Forza’s platform through cyber-attacks. Any of the foregoing risks could materially and adversely affect Twin Vee Co.’s and Forza’s business, prospects, financial condition, results of operations, and cash flows.

A significant portion of Twin Vee Co.’s and Forza’s intellectual property is not protected through patents or formal copyright registration. As a result, Twin Vee Co. and Forza do not have the full benefit of patent or copyright laws to prevent others from replicating its products and brands.

Twin Vee Co. and Forza have not protected its intellectual property rights through patents or formal copyright registration, and Twin Vee Co. does not currently have any patent applications pending other than its new patent application that it filed for Forza  ‘s propulsion system being developed. There can be no assurance that any patent will be issued or if issued that the patent will protect Forza’s intellectual property. As a result, Twin Vee Co. and Forza may not be able to protect their intellectual property and trade secrets or prevent others from independently developing substantially equivalent proprietary information and techniques or from otherwise gaining access to its intellectual property or trade secrets. In such an instance, Twin Vee Co.’s and Forza’s competitors could produce products that are nearly identical to Twin Vee Co.’s and Forza’s products resulting in Twin Vee Co. or Forza selling less products or generating less revenue from its sales.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

Twin Vee Co. and Forza rely on trade secrets, know-how and technology, which are not protected by patents, to protect the intellectual property behind its electric powertrain and for the construction of its boats. Twin Vee Co. and Forza have recently begun to use confidentiality agreements with its collaborators, employees, consultants, outside collaborators and other advisors to protect its proprietary technology and processes. Twin Vee Co. and Forza intend to use such agreements in the future, but these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases Twin Vee Co. and Forza could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect Twin Vee Co.’s and Forza’s competitive business position.

Twin Vee Co. and Forza may need to defend itself against patent, copyright or trademark infringement claims, which may be time-consuming and would cause Twin Vee Co. and Forza to incur substantial costs.

The status of the protection of Twin Vee Co.’s and Forza’s intellectual property is unsettled as it does not have any issued patents, registered trademarks or registered copyrights for most of its intellectual property and other than one patent application, we have not applied for the same. Companies, organizations or individuals, including Twin Vee Co.’s and Forza’s competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with Twin Vee Co.’s and Forza’s ability to make, use, develop, sell or market its powerboats and electric powertrains or use third-party components, which could make it more difficult for Twin Vee Co. and Forza to operate its business. From time to time, Twin Vee Co. and Forza may receive communications from third parties that allege its products or components thereof are covered by their patents or trademarks or other intellectual property rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If Twin Vee Co. and Forza is determined to have infringed upon a third party’s intellectual property rights, Twin Vee Co. and Forza may be required to do one or more of the following:

•	cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;

•	pay substantial damages;

•	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•	redesign our boats or other goods or services to avoid infringing the third-party intellectual property;

•	establish and maintain alternative branding for our products and services; or

•	find third-party providers of any part or service that is the subject of the intellectual property claim.

In the event of a successful claim of infringement against Twin Vee Co. or Forza and their failure or inability to obtain a license to the infringed technology or other intellectual property right, Twin Vee Co.’s or Forza’s business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Risks Related to the Ownership of Twin Vee Co.’s Common Stock

Terms of subsequent financings may adversely impact your investment.

Twin Vee Co. may have to engage in common equity, debt, or preferred stock financing in the future. The rights and the value of an investment in Twin Vee Co.’s securities could be reduced. Interest on debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common shares. In addition, if Twin Vee Co. needs to raise more equity capital from the sale of common shares, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Common shares which Twin Vee Co. sells could be sold into any market which develops, which could adversely affect the market price.

If securities analysts do not publish research or reports about Twin Vee Co., or if they issue unfavorable commentary about Twin Vee Co. or its industry or downgrade its common stock, the price of Twin Vee Co. common stock could decline.

The trading market for Twin Vee Co.’s common stock will depend in part on the research and reports that third-party securities analysts publish about Twin Vee Co. and its industry. Twin Vee Co. may be unable or slow to attract research coverage and if one or more analysts cease coverage of Twin Vee Co., we could lose visibility in the market. In addition, one or more of these analysts could downgrade Twin Vee Co.’s common stock or issue other negative commentary about Twin Vee Co. or its industry. As a result of one or more of these factors, the trading price of Twin Vee Co.’s common stock could decline.

The obligations associated with being a public company will require significant resources and management attention, which may divert from Twin Vee Co.’s business operations.

As a result of Twin Vee Co.’s initial public offering, Twin Vee Co. is subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that Twin Vee Co. file annual, quarterly, and current reports with respect to its business and financial condition. The Sarbanes-Oxley Act requires, among other things, that Twin Vee Co. establish and maintain effective internal controls and procedures for financial reporting. As a result, Twin Vee Co. incurs significant legal, accounting, and other expenses that we did not previously incur.

Twin Vee Co. has identified weaknesses in its internal controls, and it cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

As a public company, Twin Vee Co. is subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act. Twin Vee Co. expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on its personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that Twin Vee Co. maintain effective disclosure controls and procedures, and internal control over financial reporting.

Twin Vee Co. does not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. Twin Vee Co. is continuing to develop and refine its disclosure controls and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it files with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and in accordance with GAAP. Twin Vee Co.’s management is responsible for establishing and maintaining adequate internal control over its financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. Twin Vee Co. will be required to expend time and resources to further improve our internal controls over financial reporting, including by expanding its staff. However, Twin Vee Co. cannot assure you that its internal control over financial reporting, as modified, will enable it to identify or avoid material weaknesses in the future.

Twin Vee Co. is expending time and resources to further improve its internal controls over financial reporting, including by expanding our staff. However, Twin Vee Co. cannot assure investors that its internal control over financial reporting, as modified, will enable it to identify or avoid material weaknesses in the future.

Twin Vee Co. has not yet retained sufficient staff or engaged sufficient outside consultants with appropriate experience in GAAP presentation, especially of complex instruments, to devise and implement effective disclosure controls and procedures, or internal controls. Twin Vee Co. will be required to expend time and resources hiring and engaging additional staff and outside consultants with the appropriate experience to remedy these weaknesses. Twin Vee Co. cannot assure you that management will be successful in locating and retaining appropriate candidates; that newly engaged staff or outside consultants will be successful in remedying material weaknesses thus far identified or identifying material weaknesses in the future; or that appropriate candidates will be located and retained prior to these deficiencies resulting in material and adverse effects on its business.

Twin Vee Co.’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, including increased complexity resulting from our international expansion. Further, weaknesses in Twin Vee Co.’s disclosure controls or its internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm Twin Vee Co.’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of Twin Vee Co.’s internal control over financial reporting that it is required to include in our periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in Twin Vee Co.’s reported financial and other information, which would likely have a negative effect on the market price of Twin Vee Co.’s common stock.

Twin Vee Co.’s independent registered public accounting firm is not required to audit the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, Twin Vee Co.’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Twin Vee Co.’s internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on Twin Vee Co.’s business and operating results and cause a decline in the market price of its common stock.

Twin Vee Co.’s failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as a public company could have a material adverse effect on its business and share price.

Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of Twin Vee Co.’s internal control over financial reporting, starting with the second annual report that Twin Vee Co. will file with the SEC. Twin Vee Co. anticipates being required to meet these standards in the course of preparing our financial statements as of and for the year ending December 31, 2022, and its management will be required to report on the effectiveness of our internal control over financial reporting for such year. Additionally, once Twin Vee Co. is no longer an emerging growth company, as defined by the JOBS Act, Twin Vee Co.’s independent registered public accounting firm will be required pursuant to Section 404(b) of the Sarbanes-Oxley Act to attest to the effectiveness of Twin Vee Co.’s internal control over financial reporting on an annual basis. The rules governing the standards that must be met for Twin Vee Co.’s management to assess its internal control over financial reporting are complex and require significant documentation, testing, and possible remediation.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Twin Vee Co. is in the process of reviewing, documenting, and testing its internal control over financial reporting, but it is not currently in compliance with, and it cannot be certain when it will be able to implement, the requirements of Section 404(a). Twin Vee Co. may encounter problems or delays in implementing any changes necessary to make a favorable assessment of its internal control over financial reporting. In addition, Twin Vee Co. may encounter problems or delays in completing the implementation of any public accounting firm after it ceases to be an emerging growth company. If Twin Vee Co. cannot favorably assess the effectiveness of its internal control over financial reporting, or if its independent registered public accounting firm is unable to provide an unqualified attestation report on its internal controls after Twin Vee Co. ceases to be an emerging growth company, investors could lose confidence in Twin Vee Co.’s financial information and the price of its common stock could decline.

Additionally, the existence of any material weakness or significant deficiency requires management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in Twin Vee Co.’s internal control over financial reporting could also result in errors in its financial statements that could require it to restate its financial statements, cause it to fail to meet its reporting obligations, and cause stockholders to lose confidence in Twin Vee Co.’s reported financial information, all of which could materially and adversely affect Twin Vee Co.’s business and share price.

For as long as Twin Vee Co. is an emerging growth company, it will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about its executive compensation, that apply to other public companies.

Twin Vee Co. is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Twin Vee Co. is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and (iii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and of stockholder approval of any golden parachute payments not previously approved. Twin Vee Co. has elected to adopt these reduced disclosure requirements. Twin Vee Co. cannot predict if investors will find its common stock less attractive as a result of our taking advantage of these exemptions and as a result, there may be a less active trading market for Twin Vee Co.’s common stock and its stock price may be more volatile.

Twin Vee Co. could remain an “emerging growth company” for up to five years or until the earliest of (a) the last day of the first fiscal year in which its annual gross revenues exceed $1 billion, (b) the date that Twin Vee Co. becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of Twin Vee Co.’s common stock that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed fiscal quarter, and (c) the date on which Twin Vee Co. has issued more than $1 billion in non-convertible debt securities during the preceding three-year period.

Twin Vee Co. is also a “smaller reporting company” as defined in the Exchange Act, and has elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that Twin Vee Co. continues to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after Twin Vee Co. ceases to qualify as an emerging growth company, certain of the exemptions available to it as an “emerging growth company” may continue to be available to it as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about its executive compensation arrangements. Twin Vee Co. will continue to be a “smaller reporting company” until it has $250 million or more in public float (based on our common stock) measured as of the last business day of its most recently completed second fiscal quarter or, in the event Twin Vee Co. has no public float (based on its common stock) or a public float (based on its common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

Twin Vee Co.’s common stock price may be volatile or may decline regardless of its operating performance and you may not be able to resell your shares at or above the price paid for them.

The price of Twin Vee Co.’s common stock has experienced volatility. On September 6, 2022, the closing price of Twin Vee Co.’s common stock on the Nasdaq was $3.75 per share and on June 30, 2022, the closing price of our common stock was $2.69 per share. It is possible that an active trading market for Twin Vee Co.’s common stock will not develop or continue or, if developed, that any market will be sustained, which could make it difficult for you to sell your shares of its common stock at an attractive price or at all.

Volatility in the market price of Twin Vee Co.’s common stock may prevent you from being able to sell your shares at or above the price paid for them. Many factors, which are outside Twin Vee Co.’s control, may cause the market price of its common stock to fluctuate significantly, including those described elsewhere in this “Risk Factors” section and this Proxy Statement/Prospectus, as well as the following:

•	Twin Vee Co.’s operating and financial performance and prospects;

•	Twin Vee Co’s quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	Conditions that impact demand for Twin Vee Co.’s products;

•	Future announcements concerning Twin Vee Co.’s business or its competitors’ business;

•	The public’s reaction to Twin Vee Co.’s press releases, other public announcements, and filings with the SEC;

•	The size of Twin Vee Co.’s public float;

•	Coverage by or changes in financial estimates by securities analysis or failure to meet their expectations;

•	Market and industry perception of Twin Vee Co.’s success, or lack thereof, in pursuing its growth strategy;

•	Strategic actions by Twin Vee Co. or its competitors, such as acquisitions or restructurings;

•	Changes in laws or regulations that adversely affect Twin Vee Co. or its’s industry;

•	Changes in accounting standards, policies, guidance, interpretations, or principles;

•	Changes in senior management or key personnel;

•	Issuances, exchanges or sales, or expected issuances, exchanges or sales of Twin Vee Co.’s capital stock;

•	Changes in Twin Vee Co.’s dividend policy;

•	Adverse resolution of new or pending litigation against Twin Vee Co.;

•	Changes in general market, economic, and political conditions in the U.S. and global economies or financial markets, and

•	including those resulting from natural disasters, terrorist attacks, acts of war, and responses to such events.

As a result, volatility in the market price of Twin Vee Co.’s common stock may prevent investors from being able to sell their common stock at or above the price of common stock as of the date of this Proxy Statement/Prospectus or at all. These broad market and industry factors may materially reduce the market price of Twin Vee Co.’s common stock, regardless of its operating performance. In addition, price volatility may be greater if the public float and trading volume of Twin Vee Co.’s common stock is low. As a result, you may suffer a loss on your investment.

Additionally, recently, securities of certain companies have experienced significant and extreme volatility in stock price due to short sellers of shares of common stock, known as a “short squeeze.” These short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies to trade at significantly inflated rates that is disconnected from the underlying value of the company. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those stocks have abated. While Twin Vee Co. has no reason to believe its shares would be the target of a short squeeze, there can be no assurance that Twin Vee Co. won’t be in the future, and you may lose a significant portion or all of your investment if you purchase its shares at a rate that is significantly disconnected from Twin Vee Co.’s underlying value.

Twin Vee Co. does not intend to pay dividends on its common stock for the foreseeable future.

Twin Vee Co. presently has no intention to pay dividends on its common stock at any time in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of Twin Vee Co.’s board of directors and will depend on, among other things, its results of operations, financial condition, cash requirements, contractual restrictions, and other factors that Twin Vee Co.’s board of directors may deem relevant. Furthermore, Twin Vee Co.’s ability to declare and pay dividends may be limited by instruments governing future outstanding indebtedness it may incur.

FINRA sales practice requirements may limit your ability to buy and sell Twin Vee Co.’s common shares, which could depress the price of its shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy Twin Vee Co.’s common shares, which may limit your ability to buy and sell Twin Vee Co.’s shares, have an adverse effect on the market for its shares and, thereby, depress their market prices.

Volatility in Twin Vee Co.’s common shares price may subject it to securities litigation.

The market for Twin Vee Co.’s common shares may have, when compared to seasoned issuers, significant price volatility, and it expects that its share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. Twin Vee Co. may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Twin Vee Co. and Forza each have broad discretion in their use of the net proceeds from their initial public offering and may not use them effectively.

Twin Vee Co. and Forza’s management each has broad discretion in the application of the net proceeds from their initial public offering, and investors do not have the opportunity to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from the Twin Vee Co. initial public offering, their ultimate use may vary substantially from their initial intended use. The failure by our management to apply those funds effectively could harm our business.

Provisions in Twin Vee Co.’s corporate charter documents and under Delaware law could make an acquisition of Twin Vee Co., which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove Twin Vee Co.’s current management.

Provisions in Twin Vee Co.’s corporate charter and its bylaws may discourage, delay or prevent a merger, acquisition or other change in control of Twin Vee Co. that stockholders may consider favorable, including transactions in which a shareholder might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Twin Vee Co.’s common stock, thereby depressing the market price of its common stock. In addition, because the Twin Vee Co. Board of Directors is responsible for appointing the members of its management team, these provisions may frustrate or prevent any attempts by Twin Vee Co. stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of the Twin Vee Co. Board of Directors. Among other things, these provisions:

•	Twin Vee Co.’s Board of Directors is divided into three classes, one class of which is elected each year by its stockholders with the directors in each class to serve for a three-year term;

•	the authorized number of directors can be changed only by resolution of Twin Vee Co.’s Board of Directors;

•	directors may be removed only by the affirmative vote of the holders of at least sixty percent (60%) of Twin Vee Co.’s voting stock, whether for cause or without cause;

•	Twin Vee Co.’s bylaws may be amended or repealed by Twin Vee Co.’s Board of Directors or by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of its stockholders;

•	stockholders may not call special meetings of the stockholders or fill vacancies on the Board of Directors;

•	Twin Vee Co.’s Board of Directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the Board of Directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that Twin Vee Co.’s Board of Directors does not approve;

•	Twin Vee Co.’s stockholders do not have cumulative voting rights, and therefore its stockholders holding a majority of the shares of common stock outstanding will be able to elect all of Twin Vee Co.’s directors; and

•	Twin Vee Co.’s stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Moreover, because Twin Vee Co. is incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Twin Vee Co.’s Certificate of Incorporation and bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain types of state actions that may be initiated by Twin Vee Co.’s stockholders, which could limit the stockholders’ ability to obtain a favorable judicial forum for disputes with Twin Vee Co. or its directors, officers, or employees.

Twin Vee Co.’s Certificate of Incorporation and bylaws provide that, unless Twin Vee Co. consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on behalf of Twin Vee Co, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Twin Vee Co.’s directors, officers, or other employees to Twin Vee Co. or its stockholders, (iii) any action arising pursuant to any provision of the DGCL or Twin Vee Co.’s certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine. Twin Vee Co. believes that the exclusive forum provision may not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Twin Vee Co. believes that to the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Twin Vee Co. believes that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Twin Vee Co. or its directors, employees, control persons, underwriters, or agents, which may discourage lawsuits against Twin Vee Co. and its directors, employees, control persons, underwriters, or agents. Additionally, a court could determine that the exclusive forum provision is unenforceable, and Twin Vee Co.’s stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find these provisions of Twin Vee Co.’s bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Twin Vee Co. may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Twin Vee Co.’s business, financial condition, or results of operations.

RISKS RELATED TO TWIN VEE INC.

There is limited public information on Twin Vee Inc.’s operating history.

Twin Vee Inc.’s limited public operating history makes evaluating our business and prospects difficult. Although it was formed in 2003and does file reports as required by OTC Markets Alternative Reporting Standard for Pink companies it does not file with the SEC quarterly reports, annual reports or current reports and therefore there is less information available about Twin Vee Inc. than a company that files such reports with the SEC. Your investment decision will not be made with the same data as would be available as if Twin Vee Inc. was a reporting company making filings with the SEC.

Twin Vee Inc. has incurred losses for the six months ended June 30, 2022 and the year ended December 31, 2021 and could continue to incur losses in the future.

For the six months ended June 30, 2022, Twin Vee Inc. incurred a net loss of $1,733,831. For the year ended December 31, 2021, Twin Vee Inc. incurred a loss of $1,312,056. As of June 30, 2022, Twin Vee Inc. had an accumulated deficit of approximately $8.4 million. There can be no assurance that expenses will not continue to increase in future periods. It is not anticipated that Twin Vee Inc. will generate any revenue.

THE MERGER TRANSACTION

This section and the section entitled “The Merger Agreement” in this Joint Proxy Statement/Prospectus describe the material aspects of the merger, including the merger agreement. While Twin Vee Co. and Twin Vee Inc. believe that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire Joint Proxy Statement/Prospectus for a more complete understanding of the merger and the merger agreement, attached as Annex A to this Joint Proxy Statement/Prospectus, which is herein incorporated by reference.

General

At the effective time, Twin Vee Inc. will merge with and into Twin Vee Co., which will be the surviving entity. Each holder of a share of Twin Vee Inc. common stock will receive 0.023973428139908 of a share of Twin Vee Co. common stock. See “The Merger Agreement—Merger Consideration.” Based solely upon the outstanding shares of Twin Vee Co. common stock on October 11, 2022 and Twin Vee Inc.’s outstanding shares of common stock on October 11, 2022, immediately following the completion of the merger, Twin Vee Inc. stockholders will own approximately 42% of the combined company’s outstanding common stock, which is equivalent to the approximately 42% of Twin Vee Co. that Twin Vee Inc. currently owns. Based upon the fully-diluted outstanding shares of Twin Vee Co. and Twin Vee Inc. on October 11, 2022, immediately following the completion of the merger, Twin Vee Inc. security holders would own approximately 37% of the combined company’s outstanding common stock.

Background of the Merger

Twin Vee Inc. was initially incorporated under the laws of the State of Florida on July 11, 2003 and reincorporated in Delaware on March 3, 2006 under the name ValueRich, Inc. Twin Vee PowerCats Co. (which is referred to in this Joint Proxy Statement/Prospectus as Twin Vee Co.) was incorporated in the State of Florida as Twin Vee Catamarans, Inc. on December 1, 2009 and reincorporated in the State of Delaware on April 7, 2021. On February 17, 2015, ValueRich consummated the acquisition of Twin Vee Catamarans, Inc., the predecessor of Twin Vee Co. On April 26, 2016, ValueRich changed its name and began operating under the name Twin Vee Powercats, Inc. (which is referred to in this Joint Proxy Statement/Prospectus as Twin Vee Inc.). As a result of the foregoing, Twin Vee Inc. is the parent company of Twin Vee Co.

On July 23, 2021, Twin Vee Co. closed an underwritten initial public offering of 3,000,000 shares of its common stock at a public offering price of $6.00 per share, for gross proceeds of $18,000,000, before deducting underwriting discounts and offering expenses (the “Twin Vee IPO”). As a result of the Twin Vee IPO, Twin Vee Inc.’s equity ownership in Twin Vee Co. decreased to from 100% to approximately 57%.

On November 8, 2021 and January 12, 2022, Joseph Visconti, the Chief Executive Officer of Twin Vee Inc. and Twin Vee Co., Carrie Gunnerson, the Chief Financial Officer of Twin Vee Inc. and Twin Vee Co., Glenn Sonoda, Secretary of and counsel to Twin Vee Inc. and Twin Vee Co., and Leslie Marlow and Hank Gracin of Gracin & Marlow, LLP, Twin Vee Co.’s counsel, participated in a telephone conference where various methods were discussed in which 4,000,000 shares of common stock of Twin Vee Co. held by Twin Vee Inc. (the “Twin Vee Co. Shares”) could be distributed to the Twin Vee Inc. stockholders and the tax treatment related thereto.

During the January 12, 2022 teleconference, a discussion also ensued regarding the existing $7,055,709 of net operating loss carryforwards of Twin Vee Inc. and the circumstances under which Twin Vee Co. could have an opportunity to use such net operating loss carryforwards to offset its income. Ms. Gunnerson advised that her research indicated that a distribution or spinoff of the Twin Vee Co. shares by Twin Vee Inc. to its stockholders would result in a taxable transaction for the Twin Vee Inc. stockholders. As a result, the participants on the teleconference discussed an alternative structure pursuant to which Twin Vee Inc. would merge with and into Twin Vee Co., the Twin Vee Co. shares would be cancelled and retired, and Twin Vee Co. would issue an equivalent number of its shares of common stock (i.e., approximately 4,000,000 shares) to the Twin Vee Inc. stockholders. Ms. Gunnerson advised that shares of Twin Vee Co. common stock should be able to be distributed to Twin Vee Inc. stockholders on a tax-free basis in the event of a merger of Twin Vee Inc. with and into Twin Vee Co. and that following any such merger Twin Vee Co. could have an opportunity to use the existing $7,055,709 of net operating loss carryforwards of Twin Vee Inc. to offset its income. A decision therefore was made at the conclusion of the teleconference to explore the feasibility of a merger transaction between Twin Vee Inc. and Twin Vee Co.

On February 1, 2022, Twin Vee Co. engaged the law firm of Blank Rome LLP (“BR”) as counsel in connection with a merger of Twin Vee Co. with Twin Vee Inc. Leslie Marlow and Hank Gracin, who as of February 1, 2022 joined BR, began drafting the merger agreement between Twin Vee Co. and Twin Vee Inc. (the “merger agreement”). The terms of the merger agreement were negotiated by Leslie Marlow and Hank Gracin of BR, as counsel for Twin Vee Co., and Glenn Sonoda, as counsel for Twin Vee Inc., with input from their respective clients.

On June 6, 2022, the Board of Directors of Twin Vee Co. formed a special committee of the Twin Vee Co. Board in connection with discussing the terms of the merger agreement. James Melvin, Bard Rockenbach, Neil Ross and Steven Shallcross were appointed by the Twin Vee Co. Board of Directors as independent members of the Twin Vee Co. Committee. On June 30, 2022, Mr. Shallcross resigned from the Twin Vee Board of Directors and all committees of the Board of Directors.

On July 12, 2022, a meeting of the Twin Vee Co. Board of Directors was held to discuss, among other things, the merger transaction.

Mr. Schuyler were appointed by the Twin Vee Co. Board of Directors as an independent member of the Twin Vee Co. Committee.

On June 15, 2022, ValuCorp (“ValuCorp”), was retained by Twin Vee Co. to undertake certain investigations and reviews in connection with the delivery of a fairness opinion with respect to a possible business combination transaction of Twin Vee Co. with Twin Vee Inc.

On September 6, 2022, a meeting of the Twin Vee Co. Board of Directors was held to discuss, among other things, the terms of the merger transaction.

On September 8, 2022, a meeting of the Special Committee was held to discuss and consider the terms of the proposed merger agreement. Also present at the Twin Vee Co. Special Committee meeting, was Leslie Marlow and Patrick Egan of BR and Michael Gilburd on behalf of ValuCorp. Ms. Marlow from BR gave a brief description of the terms and conditions of the merger agreement and discussed the Board’s fiduciary obligations with respect to the proposed merger. During the meeting, ValuCorp reviewed in detail with the Twin Vee Co. Committee its financial analyses with respect to the fairness, from a financial point of view, to Twin Vee Co. of the issuance of the shares of Twin Vee Co. common stock in the merger pursuant to the merger agreement. ValuCorp rendered its oral opinion, based upon and subject to various assumptions, limitations and qualifications undertaken by ValuCorp in its review of the merger agreement, that the exchange ratio, as defined in the merger agreement was fair, from a financial point of view, to the Twin Vee Co. stockholders. ValuCorp’s oral opinion was subsequently confirmed in a written opinion dated September 8, 2022. The Special Committee determined that the merger and merger agreement is fair to, and in the best interests of, Twin Vee Co. and its stockholders and resolved to recommend to the Twin Vee Co. Board of Directors that the merger and merger agreement be approved.

Later in the day on September 8, 2022, a meeting of the Twin Vee Co. Board of Directors was held to discuss the merger transaction. Ms. Marlow from BR gave an overview of what occurred at the Twin Vee Co. Special Committee meeting and the Twin Vee Co. Board of Directors discussed the merger agreement and considered the merger. The Twin Vee Co. Board of Directors determined that the merger and merger agreement is fair to and in the best interests of Twin Vee Co. and its stockholders and approved the merger and merger agreement.

On September 8, 2022, a meeting of the Twin Vee Inc. Board of Directors was held, discussed and considered the terms of the proposed merger agreement. Mr. Sonoda presented the terms and conditions of the merger agreement and discussed the Twin Vee Inc. Board of Directors’ fiduciary obligations with respect to the proposed merger. The Twin Vee Inc. Board of Directors determined that the merger and merger agreement is fair to and in the best interests of Twin Vee Inc.

Following the meetings of the Twin Vee Co. Board of Directors and Twin Vee Inc. Board of Directors on September 8, 2022, Twin Vee Inc. and Twin Vee Co. exchanged execution copies of the merger agreement and delivered the definitive merger agreement as of September 8, 2022.

Recommendation of the Twin Vee Co. Board of Directors and its Reasons for the Merger

The Twin Vee Co. Board of Directors has (i) determined that the merger with Twin Vee Inc. is advisable and fair to, and in the best interest of, Twin Vee Co. and its stockholders, (ii) has approved the merger and the merger agreement, and (iii) recommends that Twin Vee Co. stockholders vote “FOR” the adoption and approval of the merger agreement. In considering the recommendation of the Twin Vee Co. Board of Directors with respect to the merger agreement, Twin Vee Co. stockholders should be aware that certain directors and officers of Twin Vee Co. have certain interests in the merger that are in addition to the interests of Twin Vee Co. stockholders generally. The Twin Vee Co. Board of Directors consulted with and received information from Twin Vee Co. management and Twin Vee Co.’s legal and financial advisors in evaluating the merger, and considered a number of factors in reaching its decision to take the foregoing actions, including, but not limited to the following:

•	the belief that the combination of the businesses of Twin Vee Co. and Twin Vee Inc. would create more value for Twin Vee Co. stockholders in the long term than Twin Vee Co. would create as a subsidiary of Twin Vee Inc.;

•	the belief that the merger of Twin Vee Co. and Twin Vee Inc. is an effective method of distribution of the Twin Vee Co. shares of common stock held by Twin Vee Inc. to the Twin Vee Inc. stockholders;
•	the potential cost savings synergies derived from the merger of Twin Vee Co. and Twin Vee Inc., including the opportunity to utilize $7,055,709 of Twin Vee Inc.’s net operating loss carryforwards to offset Twin Vee Co.’s income, thus enhancing Twin Vee Co.’s stockholders value;

•	the results of the due diligence review of Twin Vee Inc.’s operations by Twin Vee Co.’s management, legal advisors and financial advisors;

•	the likelihood of success of the three pending litigations that are currently being defended by Twin Vee Inc. (which are more fully described herein) and the potential exposure in the event that Twin Vee Inc. is unsuccessful in any or all of such litigations, as well as the cost of defending the litigations, which may include the cost of trial;

•	the terms and conditions of the merger agreement;

•	the likelihood that the merger will be consummated on a timely basis;

•	the fact that the Exchange Ratio, as defined in the merger agreement, is fixed and will not fluctuate based upon changes in the stock prices of Twin Vee Co. or Twin Vee Inc. prior to the completion of the merger;

•	the opinion of Twin Vee Co.’s financial advisor, dated September 8, 2022, to the Twin Vee Co. Committee that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the exchange ratio of one share of Twin Vee Co. common stock to be issued in exchange for every 0.0239734281399308 shares of Twin Vee Inc. common stock pursuant to the merger agreement was fair to Twin Vee Co. from a financial point of view. (See section entitled “The Merger—The Merger Transaction—Opinion of Twin Vee Co.’s Financial Advisor”);

•	the use of Twin Vee Co. common stock as the sole consideration in the merger, which will allow Twin Vee Co. to proceed with the merger without having to deplete its existing cash resources;

•	the fact that the directors and executive officers of Twin Vee Inc., holding approximately 59% of Twin Vee Inc.’s outstanding shares, agreed to vote their shares of Twin Vee Inc. common stock in favor of the merger; and

•	the belief that the terms and conditions of the merger agreement, including the parties’ mutual representations and warranties, covenants, deal protection provisions and closing conditions, are reasonable for a transaction of this nature.

The Twin Vee Co. Board also identified and considered a variety of risks and other countervailing factors in its deliberations concerning whether to approve the merger and enter into the merger agreement, including, but not limited to, the following:

•	the risks described under the section entitled “The Merger—Risk Factors”;

•	the risks, challenges and costs inherent in combining the two companies and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•	the possible volatility, at least in the short term, of the trading price of Twin Vee Co.’s common stock resulting from the merger announcement;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the risk that the merger might not be consummated in a timely manner, or that the merger might not be consummated at all;

•	the fact that certain of the directors and executive officers of Twin Vee Co. may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of the other stockholders of Twin Vee Co.;

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if the merger agreement is adopted by the stockholders of Twin Vee Co.;

•	the risk to Twin Vee Co.’s business, operations and financial results in the event that the merger is not consummated;

•	the risk that the anticipated cost savings will not be realized and operational and financial benefits anticipated in connection with the merger might not be realized by the combined company; and

•	the expected substantial limitations on the combined company’s utilization of net operating loss carryforwards in light of Section 382 of the Internal Revenue Code of 1986, as amended or the Code.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Twin Vee Co. Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to recommend that Twin Vee Co. stockholders vote in favor of the issuance of shares of Twin Vee Co. common stock in the merger. In addition, individual members of the Twin Vee Co. Board may have given differing weights to different factors. The Twin Vee Co. Board conducted an overall analysis of the factors described above.

Opinion of Twin Vee Co.’s Financial Advisor

As stated above, Twin Vee Co. retained ValuCorp to render the Opinion to the Twin Vee Corp Special Committee of the Board of Directors as to the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of Twin Vee Co. On September 8, 2022, at the request of the Twin Vee Co. Special Committee of the Board of Directors, ValuCorp rendered its oral opinion, subsequently confirmed by delivery of the written Opinion dated September 8, 2022, to the Twin Vee Corp Special Committee of the Board of Directors that the merger was fair, from a financial point of view, to the stockholders of Twin Vee Co.as of the date of such Opinion and based upon the various assumptions, qualifications and limitations set forth therein.

The following is a summary of the material financial analyses delivered by ValuCorp, Inc. to the Special Committee of the Board of Directors of Twin Vee Powercats Co. in connection with rendering the Fairness Opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by ValuCorp, Inc. nor does the order of analyses described represent relative importance or weight given to those analyses by ValuCorp. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of ValuCorp’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 31, 2022, the last trading day before the public announcement of the transactions and is not necessarily indicative of current market conditions.

The Transaction. Twin Vee Inc. currently owns 4,000,000 shares of common stock of Twin Vee Co. The holders of Twin Vee Inc. common stock will receive in the merger one share of Twin Vee Co. common stock in exchange for every 41.7128495 shares of Twin Vee Inc. common stock they own, or the exchange ratio, for a maximum of 4,000,000 shares of Twin Vee Co. common stock (no fractional shares of Twin Vee Co. common stock will be issued) and the 4,000,000 shares of Twin Vee Co. common stock held by Twin Vee Inc. will be canceled. After the merger, the outstanding number of shares of common stock of Twin Vee Co. will be substantially the same as it was immediately prior to the merger.

Historical Exchange Ratio Analysis. ValuCorp reviewed the historical trading prices for Twin Vee Co. common stock and Twin Vee Inc. common stock for the 6-month period prior to September 8, 2022. ValuCorp calculated historical average exchange ratios over various periods by first dividing the closing price per share of Twin Vee Co. common stock on each trading day during the period by the closing price per share of Twin Vee Inc. common stock on the same trading day, and subsequently taking the average of these daily historical exchange ratios over such periods (such period, the “Average Exchange Ratio”). ValuCorp then calculated the premiums implied by the exchange ratio to the historical average exchange ratio over various periods. The following table presents the results of this analysis:

VALUE OF VEEE SHARES (9/6/22) = $3.75 VALUE OF TVPC SHARES (9/6/22) – 0.095 X 41.712 = $3.96

ValuCorp has taken into consideration the maximum debt to be assumed by Twin Vee Co of up to

$235,000 owed by Twin Vee Inc., and the total debt outstanding owed by Twin Vee Co. of

$5,523,583 at June 30, 2022.

Historical Stock Trading Analysis. ValuCorp reviewed the historical trading prices and volumes of Twin Vee Co. common stock for the 6-month period ended August 31, 2022. See, Fairness Opinion of ValuCorp, Exhibit A – The Historical Trading Prices and Volumes of Twin Vee Powercats, Co. (“Twin Vee Co.”) and Exhibit B – The Historical Trading Prices and Volumes of Twin Vee Powercats, Inc. or “Twin Vee Inc.”).

This analysis indicated that the implied price per share to be paid to Twin Vee Co. stockholders based on the exchange ratio of approximately 41.712 Twin Vee Inc. shares for one share of Twin Vee Co. pursuant to the Merger Agreement is fair from a financial point of view.

Illustrative Discounted Cash Flow Analysis. Using the forecasts in the Discounted Cash Flow Analysis, ValuCorp created discounted cash flow analysis of Twin Vee Co., as set forth in Fairness Opinion of ValuCorp Exhibit C – Twin Vee Co. Discounted Cash Flow Analysis.

Precedent Premium Analysis. Using publicly available information, ValuCorp reviewed and analyzed acquisition premia for transactions announced during the time period from October 11, 2012, through August 31, 2022, involving a public company based anywhere in the world in the marine industry as the target, where the transaction value and other transaction data was disclosed, as described in Fairness Opinion of ValuCorp, Exhibit D – Comparable Companies’ Transactions and Potential Acquirers and Exhibit F – Boat Building in the US Industry Report 33661B, IBISWorld.

While none of the companies that participated in the selected transactions are directly comparable to Twin Vee Co., the companies that participated in the selected transactions are companies with operations, results, market sizes, and product profiles that, for the purposes of analysis, may be considered similar to that of Twin Vee Co.

Public Comparables Analysis. ValuCorp reviewed and compared certain financial information for Twin Vee Co. to corresponding financial information, ratios, and public market multiples for the following publicly traded corporations in the industry (collectively referred to as the “selected companies”) appear in the Fairness Opinion of ValuCorp Exhibit E – Comparable Companies and Potential Acquirers

Although none of the selected companies is directly comparable to Twin Vee Co., the companies included were chosen by ValuCorp utilizing its professional judgment because they are companies with operations, results, market sizes, and product profiles that, for the purposes of analysis, may be considered similar to that of Twin Vee Co. See, Fairness Opinion of ValuCorp, Exhibit F – Boat Building in the US Industry Report 33661B, IBISWorld, Pages 43 – 44 for Industry Data, Annual Change, Key Ratios, and Industry Financial Statement.

Present Value of Future Share Price Analysis – Twin Vee Co. Standalone. ValuCorp performed an analysis of the implied present value of future enterprise value and value per share of Twin Vee Co. common stock, which is designed to provide an indication of the present value of a theoretical future value of Twin Vee Co.’s equity as a function of Twin Vee Co.’s financial multiples. See, Fairness Opinion of ValuCorp Exhibit C – Twin Vee Co. Discounted Cash Flow Analysis.

The preparation of a Fairness Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying ValuCorp’s Fairness Opinion. In arriving at its fairness determination, ValuCorp considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, ValuCorp made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Twin Vee Co., Twin Vee Inc., or the contemplated transactions.

ValuCorp prepared these analyses for the purposes of ValuCorp’s providing its Fairness Opinion to the Twin Vee Co. board of directors as to the fairness from a financial point of view of the transaction consideration to be paid to the holders of Twin Vee Co. common stock (other than Twin Vee Inc. and its affiliates) taken in the aggregate, pursuant to the final Merger Agreement.

These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Twin Vee Co., Twin Vee Inc., ValuCorp or any other person assumes responsibility if future results are materially different from those forecasts.

The transaction consideration was determined through arm’s-length negotiations between Twin Vee Co. and Twin Vee Inc. and was approved by the Twin Vee Co. board of directors. ValuCorp provided advice to Twin Vee Co. during these negotiations. ValuCorp did not, however, recommend any specific amount of transaction consideration to Twin Vee Co. or the Twin Vee Co. board of directors or that any specific amount of transaction consideration constituted the only appropriate transaction consideration for the contemplated transactions.

As described above, ValuCorp’ Fairness Opinion to the Twin Vee Co. board of directors was one of many factors taken into consideration by the Twin Vee Co. board of directors in making its determination to approve the final Merger Agreement. The summary herein does not purport to be a complete description of the analyses performed by ValuCorp in connection with the Fairness Opinion and is qualified in its entirety by reference to the written Fairness Opinion of ValuCorp.

Recommendation of the Twin Vee Inc. Board of Directors and its Reasons for the Merger

The Twin Vee Inc. Board of Directors (i) has determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Twin Vee Inc. and its stockholders, (ii) has approved the merger agreement, and (iii) recommended that the Twin Vee Inc. stockholders vote “FOR” the merger and merger agreement. In reaching its decision to approve the merger agreement, the Twin Vee Inc. Board of Directors consulted with senior members of Twin Vee Inc.’s management, members of the Twin Vee Inc. Board of Directors and with Twin Vee Inc.’s legal, consulting and accounting advisors regarding the strategic and operational aspects of combining Twin Vee Inc. and Twin Vee Co. and reviewed the results of the due diligence efforts undertaken by Twin Vee Inc. management and Twin Vee Inc.’s legal, consulting and accounting advisors.

The principal factors supporting the Twin Vee Inc. Board of Director’s decision to approve the merger agreement and recommend that Twin Vee Inc. stockholders vote to adopt the merger agreement included the following:

•	the belief that the merger of Twin Vee Co. and Twin Vee Inc. is an effective method of distribution of the Twin Vee Co. shares of common stock held by Twin Vee Inc. to the Twin Vee Inc. stockholders;

•	that the merger was superior to the strategic alternatives available to Twin Vee Inc., including continuing as a stand-alone company or attempting to sell Twin Vee Inc. to a third-party acquirer, each of which the Twin Vee Inc. Board viewed as less favorable to Twin Vee Inc. stockholders than the merger;
•	current and historical information concerning Twin Vee Inc.’s and Twin Vee Co.’s respective businesses, operations, management, financial performance and conditions, technology, operations, prospects and competitive position, before and after giving effect to the merger and the merger’s potential effect on stockholder value;

•	the potential business, operational and financial synergies that may be realized over time by the combined company following the merger;

•	its knowledge of the business, operations, financial condition and earnings of Twin Vee Co.;

•	the likelihood that the merger will be completed;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Twin Vee Inc.’s and Twin Vee Co.’s common stock;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;

•	the consideration to be received by Twin Vee Inc. stockholders in the merger, including the form of such consideration, which enables Twin Vee Inc.’s stockholders to continue to have a substantial equity interest in the combined company following the merger, as well as the fact that the shares of Twin Vee Co. common stock to be received by Twin Vee Inc.’s stockholders will be received in a tax-free exchange;

•	that the merger should qualify as a reorganization within the meaning of Section 368(a) of the Code and that Twin Vee Inc.’s stockholders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Twin Vee Inc. common stock for shares of Twin Vee Co. common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of Twin Vee Co. common stock.

The Twin Vee Inc. Board of Directors also considered a number of potentially negative factors in its deliberations concerning the merger agreement, including:

•	the possibility that the merger might not be completed whether as a result of the failure to satisfy conditions to the closing of the merger, including the failure to secure the required approvals from Twin Vee Inc. and Twin Vee Co. stockholders, or as a result of the termination of the merger agreement by Twin Vee Inc. or Twin Vee Co. in certain specified circumstances;

•	the effect of a public announcement of the transactions on Twin Vee Inc.’s operations, stock price and employees, the potential disruption to Twin Vee Inc. and Twin Vee Co. and their businesses as a result of the announcement and pendency of the merger and the potential adverse effects on the financial results of Twin Vee Inc. and Twin Vee Co. as a result of that disruption and the continued operations of the core business of Twin Vee Inc. and Twin Vee Co. during the period between the signing of the Merger Agreement and the completion of the merger;

•	Twin Vee Inc.’s inability to solicit competing acquisition proposals;

•	the risk that the merger may not be consummated in a timely manner or that the merger may not be consummated at all;

•	the expected limitations on the combined company’s utilization of net operating loss carryforwards in light of Section 382 of the Code;

•	the fact that the executive officers and all but one of Twin Vee Inc.’s directors may have interests in the merger that are different from, or in addition to, those of Twin Vee Inc.’s other stockholders, including the matters described under the section entitled “Chapter One—The Merger—The Merger Transaction—Interests of Twin Vee Inc. Directors and Executive Officers in the Merger”, and the risk that these different interests might influence their decisions with respect to the merger;

•	the other risks of the type and nature described under “The Merger—Risk Factors” of this Joint Proxy Statement/Prospectus.

The foregoing discussion of the information and factors considered by the Twin Vee Inc. Board of Directors is not exhaustive, but Twin Vee Inc. believes it includes all the material factors considered by the Twin Vee Inc. Board of Directors in connection with its approval and recommendation of the merger and the other related transactions described in this Joint Proxy Statement/Prospectus. In view of the wide variety of factors considered by the Twin Vee Inc. Board of Directors in connection with its evaluation of the merger and the complexity of these matters, the Twin Vee Inc. Board of Directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Twin Vee Inc. Board of Directors made its decision based on the totality of information presented to, and the investigation conducted by, it, including discussions with the senior management of Twin Vee Inc. and Twin Vee Inc.’s legal and financial advisors, and determined that the merger was advisable and fair to, and in the best interests of, Twin Vee Inc. and its stockholders. In considering the factors discussed above, individual directors may have given different weights to different factors.

Accounting Treatment

As Twin Vee Inc. does not meet the definition of a business under ASC 805, the merger will not be accounted for as a business combination. The merger is expected to be accounted for as a recapitalization of Twin Vee Co., effected through exchange of Twin Vee Inc. shares for Twin Vee Co. shares, and the cancellation of Twin Vee Co. shares held by Twin Vee Inc. Upon the effective date of the Merger, Twin Vee Co. will account for the merger by assuming Twin Vee Inc.’s net liabilities. Twin Vee Co.’s financial statements will reflect the operations of Twin Vee Inc. prospectively and will not be restated retroactively to reflect the historical financial position or results of operations of Twin Vee Inc.

Certain U.S. Federal Income Tax Consequences of the Merger

General

The following general discussion summarizes the material United States federal income tax consequences of the merger to Twin Vee Co., Twin Vee Inc. and holders of Twin Vee Inc. capital stock who are “U.S. Holders” (as defined below) and who hold their Twin Vee Inc. capital stock as a capital asset within the meaning of Section 1221 of the Code. Except as explicitly provided herein, this discussion does not discuss the United States federal income tax consequences to “Non-U.S. Holders.” The term “Non-U.S. Holder” means a beneficial owner of Twin Vee Inc. capital stock that is not a U.S. Holder or an entity classified as a partnership for U.S. federal income tax purposes. If a partnership or other flow-through entity is a beneficial owner of Twin Vee Inc. capital stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. A partner in a partnership holding Twin Vee Inc. capital stock should consult its tax advisor as to the particular tax consequences of the merger to such holder.

For purposes of this discussion, a U.S. Holder means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; or

•	an estate that is subject to U.S. federal income tax on its income regardless if its source.

This section does not discuss all of the United States federal income tax consequences that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	stockholders who are “Non-U.S. Holders” (except as explicitly provided herein);

•	expatriates;

•	stockholders that have a functional currency other than the United States dollar;

•	banks, financial institutions or insurance companies;

•	stockholders who acquired Twin Vee Inc. stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	stockholders who hold Twin Vee Inc. stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale; or

•	persons under the jurisdiction of a court in a Title 11 or similar case.

No ruling has been or will be sought from the Internal Revenue Service (“IRS”) as to the United States federal income tax consequences of the merger, and the following summary is not binding on the IRS or the court nor will it preclude the IRS from adopting a position contrary to those expressed in this section. This discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this Joint Proxy Statement/Prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under state, local and foreign laws or under United States federal tax law other than income tax law. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

Twin Vee Co.’s and Twin Vee Inc.’s stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

Subject to the qualifications, assumptions and limitations set forth herein and the U.S. federal income tax opinion filed as Exhibit 8.1 herewith, the following discussion represents the opinion of Blank Rome LLP, counsel to Twin Vee Co., with respect to the material U.S. federal income tax consequences of the merger to Twin Vee Co., Twin Vee Inc., and holders of Twin Vee Inc. capital stock.

The merger should constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Twin Vee Inc. stockholders should not recognize any gain or loss upon the receipt of Twin Vee Co. common stock in exchange for Twin Vee Inc. stock in connection with the merger (except to the extent of cash received by a U.S. Holder in lieu of a fractional share of Twin Vee Co. common stock, as discussed below). Gain recognized by a Non-U.S. Holder of Twin Vee Inc. stock upon the receipt of cash in lieu of a fractional share of Twin Vee Co. common stock should not be subject to U.S. federal income tax except as provided below under the heading “Non-U.S. Holders.”

The aggregate tax basis of the Twin Vee Co. common stock received by a Twin Vee Inc. stockholder in connection with the merger should be the same as the aggregate tax basis of the Twin Vee Inc. stock surrendered in exchange for Twin Vee Co. common stock (except for any portion of the basis of Twin Vee Inc. stock that is allocated to any fractional share interest for which cash is received).

The holding period of the Twin Vee Co. common stock received by a Twin Vee Inc. stockholder in connection with the merger should include the holding period of the Twin Vee Inc. stock surrendered in connection with the merger.

A dissenting U.S. Holder who perfects appraisal rights will generally recognize gain or loss with respect to his or her shares of the Twin Vee Inc. stock equal to the difference between the amount of cash received and his or her basis in such shares. Such gain or loss will generally be long-term capital gain or loss, provided the shares were held for more than one year prior to the disposition of the shares. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income. A dissenting Non-U.S. Holder who perfects appraisal rights will generally not be subject to U.S. federal income tax on gain recognized with respect to his or her shares of the Twin Vee Inc. except as provided below under the heading “Non-U.S. Holders.”

Twin Vee Co. and Twin Vee Inc. should not recognize gain or loss solely as a result of the merger; except for the possible recognition of gain by Twin Vee Inc. as result of the payment by Twin Vee Co. of Twin Vee Inc.’s reorganization expenses, and other intercompany transactions.

Backup Withholding

If you are a non-corporate U.S. Holder of Twin Vee Inc. stock, you may be subject to information reporting and backup withholding on any cash payments received for perfecting appraisal rights and on cash paid in lieu of fractional shares in connection with the merger. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number to the paying agent for the transaction when submitting such U.S. Holder’s stock certificates, and certify that you are not subject to backup withholding on the substitute Form W-9 or a substitute or successor form included in the letter of transmittal to be delivered to you following the completion of the merger (or the appropriate Form W-8, as applicable); or

•	are otherwise exempt from backup withholding.

If a U.S. Holder does not provide a correct taxpayer identification number, such U.S. Holder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules does not constitute an additional tax and will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the IRS. U.S Holder’s should consult with their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining the exemption.

A Non-U.S. holder of Twin Vee Inc. stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash paid in lieu of fractional shares in connection with the merger. Backup withholding will not apply, however, if the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the Non-U.S. holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption.

Tax Return Reporting Requirements

If you receive Twin Vee Co. common stock as a result of the merger, you will be required to retain records pertaining to the merger, and you will be required to file with your United States federal income tax return for the year in which the merger takes place, a statement setting forth certain facts relating to the merger as provided in Treasury Regulations Section 1.368-3(b). The facts to be disclosed by a U.S. Holder include the U.S. Holder’s basis in the Twin Vee Inc. or Twin Vee Co. stock, as the case may be which are transferred and the number of shares of Twin Vee Co. shares received in the transaction.

Taxable Acquisition – U.S. Holders

The failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code would result in a Twin Vee Inc. U.S. Holder recognizing capital gain or loss with respect to the shares of Twin Vee Inc. stock surrendered by such U.S. Holder equal to the difference between the stockholder’s basis in the shares and the fair market value, as of the effective time of the merger, of the Twin Vee Co. stock received in exchange for the Twin Vee Inc. stock (and the cash received in lieu of a fractional share of Twin Vee Inc. stock). In such event, a U.S. Holder’s aggregate basis in the Twin Vee Co. common stock so received would equal its fair market value and such U.S. Holder’s holding period would begin the day after the merger. A dissenting U.S. Holder who receives cash will be required to recognize gain or loss in the same manner as described above (see discussion of dissenters in a reorganization above).

Non-U.S. Holders

Non-U.S. Holders will not be subject to U.S. federal income tax on any gain recognized as a result of the merger (i.e., with respect to cash received in lieu of fractional shares of Twin Vee Co. common stock or if the merger does not qualify as a reorganization under Section 368(a) of the Code) or any gain recognized by such Non-U.S. Holder who perfects appraisal rights unless:

•	the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the merger and certain other requirements are met; or

•	Twin Vee Inc. is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the Non-U.S. Holder held Twin Vee Inc. stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applied to a Non-U.S. Holder, any gain recognized by such holder with respect to such holder's Twin Vee Inc. stock as a result of the merger or upon perfection of such Non-U.S. Holder’s appraisal rights would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, Twin Vee Inc. believes that it is not, and has not been at any time since its formation, a United States real property holding corporation and neither Twin Vee Inc. nor Twin Vee Co. expects to be a United States real property holding corporation immediately after the merger is completed.

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are urged to consult with your own tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger. Neither Twin Vee Co. nor Twin Vee Inc. has been asked to address, nor have they addressed, any other consequences of the Merger, including for example any issues related to intercompany transactions, changes in accounting methods resulting from the merger, the conversion of options, or the status of the tax attributes of each party to the merger after the transaction is consummated.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the adoption of the merger agreement by the stockholders of Twin Vee Inc. The merger will become effective upon the filing of certificates of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida or at such later time as is agreed by Twin Vee Co. and Twin Vee Inc. and specified in the certificates of merger. Neither Twin Vee Co. nor Twin Vee Inc. can predict the exact timing of the consummation of the merger.

Regulatory Approvals

Twin Vee Co. must comply with applicable federal and state securities laws in connection with the issuance of shares of Twin Vee Co. common stock and the filing of this Proxy Statement/Prospectus with the SEC. In addition, Twin Vee Co. must comply with the rules and regulations of Nasdaq.

Appraisal Rights

Under Florida law regarding appraisal rights, Twin Vee Inc. stockholders who do not vote in favor of the Merger and who follow certain other procedures will be entitled to appraisal rights. If a stockholder does not consent in favor of the merger agreement and meets all of the other requirements under Florida law regarding appraisal rights, he or she will receive the “fair value” of his or her capital stock of Twin Vee Inc. A copy of Sections 607.1301-607.1333 of the Florida Business Corporation Act is attached hereto as Annex D.

The following is a summary of the statutory procedures that a stockholder of a Florida corporation must follow in order to exercise its appraisal rights under Florida law. This summary is not complete and is qualified in its entirety by reference to FBCA Sections 607.1301-607.1333, the text of which is attached to this Joint Proxy Statement/Prospectus as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

Under the FBCA, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as “appraisal rights.” Stockholders electing to exercise appraisal rights must comply with the provisions of FBCA Section 607.1321 in order to perfect their rights. Twin Vee Inc. will require strict compliance with the statutory procedures in connection with the Merger and resulting Reincorporation.

FBCA Sections 607.1302 and 607.1320 requires that for mergers approved pursuant to FBCA Section 607.1103, stockholders be notified that appraisal rights will be available. A copy of FBCA Sections 607.1301-607.1333 must be included with such notice. This Joint Proxy Statement/Prospectus constitutes Twin Vee Inc.’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of FBCA Section 607.1320. If you are a stockholder of Twin Vee Inc. and you wish to consider exercising your appraisal rights, you should carefully review the text of FBCA Sections 607.1301-607.1333 contained in Annex D since failure to timely and properly comply with the requirements of FBCA Sections 607.1301-607.1333 will result in the loss of your appraisal rights under Florida law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must have beneficially owned shares of Twin Vee Inc. on the record date deliver to Twin Vee Inc

•	You must deliver to Twin Vee Inc. a written demand for appraisal of your shares prior to the vote being taken within a demand for payment for all shares of common stock owned by the stockholder as of the record date.

•	You must not have voted in favor of the approval and adoption of the merger agreement. A vote in favor of the approval and adoption of the merger agreement, by proxy, over the Internet, or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal;

•	You must complete and sign a written appraisal notice and form that Twin Vee Inc. will send to you pursuant to FBCA Section 607.1322 upon notification by you that you wish to assert your appraisal rights; and

•	Comply with the other procedures required by FBCA Sections 607.1301-607.1333.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the consideration for your shares of Twin Vee Inc.’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Joseph C. Visconti, Chief Executive Officer, Twin Vee Powercats, Inc., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, and must be delivered on or prior to the special meeting date and should be executed by, or on behalf of, the record holder of the shares of Twin Vee Inc.’s common stock. The demand must reasonably inform Twin Vee Inc. of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Twin Vee Inc. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

Failure by any Twin Vee Inc. stockholder to comply fully with the procedures described above and set forth in Annex D to this Proxy Statement/Prospectus may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising appraisal rights under Florida law, any Twin Vee Inc. stockholder considering exercising these rights should consult with legal counsel.

If you hold your shares of Twin Vee Inc. in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Board of Directors and Executive Officers of Twin Vee Co. After the Completion of the Merger

Board of Directors

Upon completion of the merger, the Twin Vee Co. Board of Directors will continue to have a six member board of directors, in three staggered classes, consisting of Twin Vee Co.’s current board of directors, Joseph Visconti, Preston Yarborough, James Melvin, Bard Rockenbach, Kevin Schuyler, and Neil Ross, assuming that Mr. Rockenbach and Mr. Ross are re-elected at the 2022 Annual Meeting. The Class II directors will be James Melvin and Preston Yarborough, whose terms will expire at the annual meeting of stockholders to be held in 2023. The Class III directors will be Kevin Schuyler and Joseph Visconti, whose terms will expire at the annual meeting of stockholders to be held in 2024. The Class I directors will be Bard Rockenbach and Neil Ross, whose terms will expire at the annual meeting of stockholders to be held in 2025, assuming that Mr. Rockenbach and Mr. Ross are re-elected at the 2022 Annual Meeting.

Of the six directors of Twin Vee Co. who will serve on the combined company’s Board of Directors following the completion of the merger, all of such persons, other than Joseph Visconti and Preston Yarborough meet the independence standards of the SEC and Nasdaq.

Executive Officers

Effective as of the closing of the merger, the combined company’s executive officers, will consist of Twin Vee Co.’s current executive officers, Joseph Visconti, Carrie Gunnerson, Preston Yarborough and Dan Norton.

Interests of Twin Vee Co. Directors and Executive Officers in the Merger

In considering the recommendation of the Twin Vee Co. Board of Directors to vote “FOR” the adoption and approval of the merger agreement and the merger, Twin Vee Co. stockholders should be aware that certain members of the Twin Vee Co. Board of Directors and certain executive officers of Twin Vee Co. have interests in the merger that may be in addition to, or different from, their interests as Twin Vee Co. stockholders. These interests may create the appearance of a conflict of interest. The Twin Vee Co. Board of Directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Twin Vee Co. Board of Directors formed a special committee of the Board of Directors consisting of three Twin Vee Co. directors who did not have a conflict of interest (the Twin Vee Co. Committee).

Joseph Visconti and Preston Yarborough are currently directors of Twin Vee Inc. and are expected to continue as directors of the combined company following the completion of the merger, and to hold office from and after the completion of the merger until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Joseph Visconti, the Chief Executive Officer and President of Twin Vee Co., also serves as the President of Twin Vee, Inc. Preston Yarborough, a Vice President of Twin vee Co. current serves as a Vice President of Twin Vee Inc. and Carrie Gunnerson, the Chief Financial Officer of Twin Vee Inc. currently serves as the Chief Financial Officer of Twin Vee Inc.

Joseph Visconti beneficially owns 97,113,873 shares of Twin Vee Inc. common stock and will receive 2,328,152 shares of common stock of Twin Vee Co. upon consummation of the merger.

Preston Yarborough beneficially owns 1,600,000 shares of Twin Vee Inc. common stock and will receive 38,358 shares of common stock of Twin Vee Co. upon consummation of the merger.

Interests of Twin Vee Inc. Directors and Executive Officers in the Merger

In considering the recommendation of the Twin Vee Inc. Board of Directors to vote “FOR” the adoption and the approval of the merger agreement, Twin Vee Inc. stockholders should be aware that certain members of the Twin Vee Inc. Board of Directors and all of the executive officers of Twin Vee Inc. have interests in the merger that may be in addition to, or different from, their interests as Twin Vee Inc. stockholders. These interests may create the appearance of a conflict of interest. The Twin Vee Inc. Board of Directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Restrictions on Sales of Shares of Twin Vee Co. Common Stock Received in the Merger

All shares of Twin Vee Co. common stock received by Twin Vee Inc. stockholders in connection with the merger will be freely tradable.

Nasdaq Listing of Twin Vee Co. Common Stock; Delisting and Deregistration of Twin Vee Inc. Common Stock

Application will be made to Nasdaq to have the shares of Twin Vee Co. common stock issued in connection with the merger approved for listing on Nasdaq, where Twin Vee Co. common stock currently is traded under the symbol “VEEE.” If the merger is completed, Twin Vee Inc. common stock will be delisted from the OTC Pink and there will no longer be a trading market for such stock. In addition, promptly following the closing of the merger, Twin Vee Inc. common stock will be deregistered under the Exchange Act and Twin Vee Inc. will no longer file reports with OTC Markets.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the merger agreement. While Twin Vee Co., and Twin Vee Inc. believe that this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you. The merger agreement has been attached as Annex A to this prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Twin Vee Co. and Twin Vee Inc. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement. The merger agreement is incorporated by reference into this Proxy Statement/Prospectus.

The merger agreement contains representations and warranties that Twin Vee Co. on the one hand, and Twin Vee Inc., on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement. While Twin Vee Co. does not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Twin Vee Co., or Twin Vee Inc. because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Twin Vee Co. and Twin Vee Inc. and are modified by the disclosure schedules.

General

Under the merger agreement, Twin Vee Inc. will merge with and into Twin Vee Co., with Twin Vee Inc. ceasing to exist and Twin Vee Co. continuing as the surviving company.

Closing and Effective Time of the Merger

The closing of the merger will occur no later than the second (2nd) business day after the satisfaction or waiver of the conditions provided in the merger agreement, or on such other date as Twin Vee Co. and Twin Vee Inc. may agree in writing. However, because the merger is subject to a number of conditions, neither Twin Vee Co. nor Twin Vee Inc. can predict exactly when the closing will occur or if it will occur at all. Please see the section entitled “The Merger—The Merger Agreement—Conditions to Completion of the Merger” in this Joint Proxy Statement/Prospectus.

The effective time of the merger will be the time and date when the merger becomes effective, which shall be the date and time of acceptance for record of the certificate of merger that will be filed with the Delaware Secretary of State and Florida Secretary of State on the closing date of the merger, or such other time specified in the certificate of merger.

Merger Consideration

Conversion of Twin Vee Inc. Common Stock

At the effective time of the merger, each share of Twin Vee Inc. common stock issued and outstanding immediately prior to the effective time will be cancelled and extinguished and automatically converted into and become exchangeable for Twin Vee Co. common stock as described below and subject to the provisions of the Merger Agreement relating to fractional shares. Please see the section entitled “The Merger—The Merger Agreement—Fractional Shares of Twin Vee Co. Common Stock” in this Joint Proxy Statement/Prospectus.

Exchange Ratio

The merger agreement provides that stockholders of Twin Vee Inc. will receive 0.0239734281399308 of a share of common stock of Twin Vee Co. for each share of Twin Vee Inc. in the merger.

This exchange ratio is subject to adjustment to account for the effect of any forward or reverse stock split, stock dividend, including any dividend or distribution of securities convertible into Twin Vee Co. common stock or Twin Vee Inc. common stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Twin Vee Co. common stock or Twin Vee Inc. common stock occurring on or after the date of the merger agreement and prior to the effective time.

Twin Vee Co. Common Stock Held by Twin Vee Inc.

At the effective time of the merger, the 4,000,000 shares of Twin Vee Co. common stock held by Twin Vee Inc. will be canceled. All other outstanding shares of Twin Vee Co. common stock will remain as outstanding share of Twin Vee Co. common stock and will not be converted or otherwise affected by the merger. For more information regarding the Twin Vee Co. common stock, please see the section entitled “Certain Additional Information—Description of Twin Vee Co. Capital Stock” in this Joint Proxy Statement/Prospectus.

Fractional Shares of Twin Vee Co. Common Stock

No fractional shares of Twin Vee Co. common stock will be issued to any stockholder of Twin Vee Inc. upon completion of the merger. The holder of shares of Twin Vee Inc. common stock who would otherwise be entitled to a fraction of Twin Vee Co. common stock (after aggregating all fractional shares of Twin Vee Co. common stock that otherwise would be received by such holder), will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the volume weighted average closing trading price of a share of Twin Vee Co. common stock for the five consecutive trading days ending five trading days immediately prior to the date upon which the Merger becomes effective.

Share Issuance Process

Promptly following the effective time, Twin Vee Co. will make available for delivery the shares of Twin Vee Co. common stock issuable under the merger agreement. These shares will be issuable in accordance with the stock register of Twin Vee Inc. as of the effective time, to each holder of record as of such time. Physical stock certificates of Twin Vee Inc. common stock will not be required to be exchanged for Twin Vee Co. common stock certificates and will be automatically issuable in exchange for outstanding shares of Twin Vee Inc. common stock. All shares of Twin Vee Inc. common stock will be deemed to no longer be issued and outstanding as of the effective time, subject to rights of dissenting shares as set forth in the merger agreement.

All shares of Twin Vee Co. common stock received by Twin Vee Inc. stockholders in connection with the merger will be freely tradable.

Directors and Officers of Twin Vee Inc. Following the Merger

Effective as of the closing of the merger, the officers and directors of Twin Vee Co. will be the surviving corporation’s officers and directors, until their respective successors are duly appointed.

Certificate of Incorporation

At the effective time, Twin Vee Co. will continue as the surviving corporation. Twin Vee Co. will continue to be governed by its certificate of incorporation, as it existed prior to the merger, until such time as the proposed Amended Certificate of Incorporation, which is subject to approval by the Twin Vee Co. stockholders at the annual meeting, is filed with the Delaware Secretary of State.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, which include the following:

•	stockholders of Twin Vee Inc. and Twin Vee Co. must have approved and adopted the merger agreement, and approved the merger, by the requisite vote under Florida Law and Delaware Law, respectively;

•	the registration statement on Form S-4, of which this Joint Proxy Statement/Prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement on Form S-4 and no similar proceeding in respect to the proxy statement/prospectus will have been initiated or threatened in writing by the SEC. All other filings will have been approved or declared effective and no stop order will have been issued and no proceeding will have been initiated to revoke any such approval or effectiveness;

•	the shares of Twin Vee Co. common stock to be issued in the merger and such other shares of Twin Vee Co. common stock to be reserved for issuance in connection with the merger shall have been approved for listing on Nasdaq, subject to official notice of issuance;

•	no court, administrative agency, commission, governmental or regulatory authority, has enacted, enforced or entered any statute, rule, regulation, or other order which is in effect and which has the effect of making the merger illegal or otherwise prohibiting the consummation of the merger;

•	all representations and warranties of the other party in the merger agreement subject to exceptions in certain schedules and exhibits to the merger agreement must be true and correct in all material respects on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date. Each party shall have delivered to the other party a certificate with respect to the foregoing executed on behalf of the other party by a duly authorized officer of such party;

•	the other party to the merger agreement must have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by it on or before the closing of the merger, and the parties must have received a certificate to such effect signed on behalf of the other party by a duly authorized officer of such party;

•	no material adverse effect with respect to the other party will have occurred since the date of the agreement;

•	Twin Vee Co. will have received waivers from each executive of Twin Vee Inc. related to any rights they may have to payments, bonuses, vesting, acceleration or other similar rights that are or may be triggered by the consummation of the transactions set forth in the merger agreement;

•	all state securities or “blue sky” authorizations necessary to carry out the transactions contemplated by the merger agreement shall have been obtained and be in effect; and

•	all proceedings in connection with the merger and the other transactions contemplated by the merger agreement and all certificates and documents delivered by the other party as required under the merger agreement or otherwise reasonably requested by the requesting party will be executed and delivered by the other party and will be reasonably satisfactory to the requesting party.

In addition, the obligation of Twin Vee Co. to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	Twin Vee Inc. must have obtained the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by the merger agreement.

No Solicitation

During the period commencing from the date of the merger agreement until the earlier to occur of the termination of the merger agreement and the effective time, Twin Vee Inc. and its subsidiaries will not, nor will they authorize or permit any of their respective representatives, to directly or indirectly:

Solicit, initiate, encourage or induce the making, submission or announcement of any acquisition transaction (as defined below);

Participate in discussions or negotiations regarding, or take any other action to facilitate any inquiries of the making of any proposal that constitutes any acquisition transaction;

Engage in discussions or negotiations with any person with respect to any acquisition transaction, except as to the existence of the non-solicitation provisions in the merger agreement;

Approve, or recommend any acquisition transaction;

Enter into any letter of intent or any contract agreement contemplating or relating to an acquisition transaction;

An “acquisition transaction” means any transaction or series of related transactions, other than the transactions contemplated by the merger agreement, involving (i) an acquisition from Twin Vee Inc. by any “group” (as defined under Section 13(d) of the Exchange Act) of more than twenty-five percent (25%) interest in the total outstanding voting securities of Twin Vee Inc. or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or “group” beneficially owning five percent (5%) or more of the total outstanding voting securities of Twin Vee Inc. or any of its subsidiaries, or any merger, consolidation, or business combination involving Twin Vee Inc. that would hold less than ninety-five (95%) of the equity interests in the surviving entity of such transaction, (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than five percent (5%) of the assets of Twin Vee Inc., or (iii) any liquidation or dissolution of Twin Vee Inc.

The parties agree that any violation of the non-solicitation provision in the merger agreement will be deemed to be a breach by Twin Vee Inc.

Approval of Stockholders

Twin Vee Inc. Special Meeting

Twin Vee Inc. is obligated under the merger agreement to call, give notice of, convene and hold a meeting of its stockholders for purposes of considering the merger and the merger agreement.

Twin Vee Co. Annual Meeting

Twin Vee Co. is obligated under the merger agreement to call, give notice of, convene and hold a meeting of its stockholders for purposes of considering the merger and the merger agreement.

Covenants; Conduct of Business Pending the Merger

During the period commencing from the date of the merger agreement and continuing until the earlier to occur of the termination of the merger agreement or the effective time, Twin Vee Inc. and its subsidiaries must, except to the extent that the other parties otherwise consent in writing, carry on its business in the usual, regular and ordinary course, and in compliance with all applicable laws and regulations, pay its debts and taxes when due, pay or perform material obligation, when due, and use commercially reasonable efforts consistent with past practices to: (i) preserve intact its business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licenses, and others with which it has business dealings. The parties must also notify each other of any material event involving its business operations.

During the period commencing from the date of the merger agreement and continuing until the earlier to occur of the termination of the merger agreement or the effective time, Twin Vee Inc., except to the extent that Twin Vee Co. consents in writing, is not permitted to:

purchase, redeem or otherwise acquire any shares of capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of the merger agreement;

acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, any business or any corporation, limited liability company, or other business organization, or otherwise acquire all or substantially all of the assets of any of the foregoing, or enter into any joint ventures, strategic partnerships or similar alliances;

incur or enter into any agreement, contract or commitment or arrangement requiring such party or its subsidiaries to make payments in excess of $500,000 in any individual cases or $1,000,000 in the aggregate;

engage in any action that could reasonably be expected to cause the merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the merger agreement;

engage in any action with the intent to adversely impact or materially delay the consummation of the merger or any of the other transactions contemplated by the merger agreement;

agree in writing or otherwise to take any of the foregoing actions.

Other Agreements

Each of Twin Vee Co. and Twin Vee Inc. has agreed to use its commercially reasonable efforts to:

coordinate with the other in preparing and exchanging information for purposes of (i) compliance with state and federal securities laws, and (ii) filing with the SEC this Joint Proxy Statement/Prospectus;

consult and agree with each other about any public disclosure either will make concerning the merger, subject to certain exceptions;

obtain all consents, waivers and approvals, for the consummation of the transactions contemplated by the merger agreement; and

provide the other party and its representatives’ reasonable access to information concerning the business of the other party as such other party may reasonably request.

Twin Vee Inc. has further agreed to:

promptly take all steps necessary in accordance with Florida Law, its certificate of incorporation and its bylaws, to convene a meeting of the stockholders of Twin Vee Inc., to be held as promptly as practicable, for the purpose of voting upon the merger agreement and the merger.

Twin Vee Co. has further agreed to:

promptly take all steps necessary in accordance with Delaware Law, its certificate of incorporation and its bylaws, to convene a meeting of the stockholders of Twin Vee Co., to be held as promptly as practicable, for the purpose of voting upon the merger agreement and the merger; and

Any party may waive compliance with any of the agreements or conditions contained in the merger agreement which waiver shall be written and signed on behalf of such party. There are no other requirements with respect to obtaining a waiver other than the requirement that it is in writing and signed on behalf of such party.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained, as set forth below:

by mutual written consent of Twin Vee Co. and Twin Vee Inc., duly authorized by their respective boards of directors;

by either Twin Vee Co. or Twin Vee Inc. if the merger is not consummated by the date that is six months after signing date of the merger agreement for any reason; provided, however, that this right to terminate is not available to any party whose action or failure to act has been a principal cause of the failure of the merger to occur on or before such date;

by either Twin Vee Co. or the Twin Vee Inc. if a court, administrative agency, commission, governmental or regulatory authority issues a final and non-appealable order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

by Twin Vee Co. if the requisite approval of the stockholders of Twin Vee Inc. is not obtained  by reason of the failure to obtain the requisite vote at a meeting of the stockholders of Twin Vee Inc., duly convened therefor or at any adjournment or postponement thereof;

by Twin Vee Co. if a “triggering event” has occurred, which is defined as an event where (i) the Board of Directors of Twin Vee Inc. or any of its committees has withdrawn or has amended or modified in a manner adverse to Twin Vee Co. its recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger; (ii) Twin Vee Inc. failed to seek to obtain, in accordance with Section 607.0704 of the FBCA, the written consent of a majority of its stockholders approving the merger agreement and the merger; (iii) the Board of Directors of Twin Vee Inc. failed to reaffirm its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger within five (5) business days after Twin Vee Co. requests in writing that such recommendation be reaffirmed at any time following the announcement of an acquisition proposal; (iv) the Board of Directors of Twin Vee Inc. or any of its committees has approved or recommended any acquisition proposal; (v) Twin Vee Inc. has entered into any letter of intent or similar document accepting any acquisition proposal; or (vi) a tender or exchange offer relating to securities of Twin Vee Inc. has been commenced by a person unaffiliated with Twin Vee Co. or its stockholders and Twin Vee Inc. has not sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, a statement indicating that Twin Vee Inc. recommends rejection of such tender or exchange offer;

by Twin Vee Inc., upon a breach of any representation, warranty, covenant or agreement on the part of Twin Vee Co. set forth in the merger agreement, or if any representation or warranty of Twin Vee Co. becomes untrue, such that the conditions to the merger would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue; provided, however, that if such inaccuracy in Twin Vee Co.’s representations and warranties or breach by Twin Vee Co. is curable by Twin Vee Co. through the exercise of its commercially reasonable efforts, then Twin Vee Inc. may not terminate the merger agreement for thirty (30) calendar days following the delivery of written notice from Twin Vee Inc. to Twin Vee Co. of such breach, provided Twin Vee Co. continues to exercise commercially reasonable efforts to cure such breach;

by Twin Vee Co., upon a breach of any representation, warranty, covenant or agreement on the part of Twin Vee Inc. set forth in the merger agreement, or if any representation or warranty of Twin Vee Inc. becomes untrue, such that the conditions to the merger would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue; provided, however, that if such inaccuracy in Twin Vee Inc.’s representations and warranties or breach by Twin Vee Inc. is curable by Twin Vee Inc. through the exercise of its commercially reasonable efforts, then Twin Vee Co. may not terminate the merger agreement for thirty (30) calendar days following the delivery of written notice from Twin Vee Co. to Twin Vee Inc. of such breach, provided Twin Vee Inc. continues to exercise commercially reasonable efforts to cure such breach; or

by Twin Vee Co. if a change that is materially adverse to the business, assets, capitalization, financial condition or results of operations with respect to Twin Vee Inc. or its subsidiaries occurs since the date of the merger agreement; provided, however, that if such change is curable by Twin Vee Inc. through commercially reasonable efforts, then Twin Vee Co. may not terminate the merger agreement for thirty (30) calendar days following the occurrence of such change, provided Twin Vee Inc. continues to exercise commercially reasonable efforts to cure the effect that is materially adverse to the business, assets, capitalization, financial condition or results of operations with respect to Twin Vee Inc. if it is cured during such thirty (30) calendar day period.

Expenses

Each party to the merger agreement will be responsible for the payment of all fees and expenses incurred by such party in connection with the merger agreement and the transactions contemplated by the merger agreement.

Representations and Warranties

The merger agreement contains substantially similar representations and warranties of Twin Vee Co. and Twin Vee Inc. as to, among other things:

corporate organization and existence;

corporate power and authority;

certificates of incorporation and bylaws;

authority relative to the merger agreement;

no conflict, required filings and consents;

absence of certain changes or events;

litigation matters;

the registration statement, and Proxy statement/prospectus;

agreements, contracts and commitments;

no undisclosed liabilities;

compliance;

employee benefit plans;

environmental matters;

brokers;

taxes;

SEC filings;

financial statements;

restrictions on business activities;

title to property;

intellectual property;

insurance;

board approval; and

vote required to adopt the merger agreement and approve the merger.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Twin Vee Co. and Twin Vee Inc. to complete the merger.

The merger agreement may be amended in writing by the parties at any time.

Support Agreements

As of September 8, 2022, all directors and executive officers of Twin Vee Inc., together with their affiliates, owned 59% of the outstanding shares of Twin Vee Inc. common stock. Following the closing of the merger, Joseph C. Visconti and Preston Yarborough in their capacities as stockholders of Twin Vee Inc. have also entered into support agreements in connection with the merger pursuant to which they have agreed to vote all of their shares of stock of Twin Vee Inc. owned by them in favor of the merger. The support agreements are discussed in greater detail in the section titled “Agreements Related to the Merger—Support Agreements and Written Consent” in this Joint Proxy Statement/Prospectus/information statement.

AGREEMENTS RELATED TO THE MERGER

Support Agreements

Twin Vee Inc.

Certain Twin Vee Inc. stockholders and affiliates thereof are party to a support agreements with Twin Vee Co. pursuant to which, among other things, each such stockholder agreed, solely in their capacity as stockholder, to vote all of their shares of Twin Vee Inc. capital stock in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby and to acknowledge that the adoption and approval of the merger agreement is irrevocable. In addition, these Twin Vee Inc. stockholders and affiliates thereof agreed not to, directly or indirectly, knowingly take any action that Twin Vee Inc. is not permitted to take under the non-solicitation provisions of the merger agreement. The parties to these support agreements with Twin Vee Co. are:

●	Joseph C. Visconti

●	Preston Yarborough

The stockholders of Twin Vee Inc. that are party to a support agreement with Twin Vee Co. consist of:

●	the holders of a majority of the shares of Twin Vee Inc. common stock outstanding on the record date and entitled to vote thereon (voting as a single class);

The holders of a sufficient number of shares of Twin Vee Inc. capital stock required to approve and adopt the merger agreement and approve the merger and related transactions are contractually obligated to approve and adopt the merger agreement.

INFORMATION ABOUT THE TWIN VEE CO. ANNUAL MEETING AND VOTING

Twin Vee Co.’s Board of Directors is using this Joint Proxy Statement/Prospectus to solicit proxies from the holders of Twin Vee Co. common stock for use at the Twin Vee Co. annual meeting. This Joint Proxy Statement/Prospectus and accompanying form of proxy is being first mailed to Twin Vee Co. stockholders on or about [ ], 2022.

MATTERS RELATED TO THE ANNUAL MEETING

Voting

Twin Vee Co. stockholders may vote their shares in person at your meeting or by proxy. Twin Vee Co. recommends that stockholders vote by proxy even if they plan to attend the annual meeting. Stockholders can always change their vote at the annual meetings.

Voting instructions are included on the proxy or proxy card. If a stockholder properly gives its proxy and submits it in time to vote by mailing it in the enclosed envelope, electronically via the Internet) or telephone, one of the individuals named as the proxy will vote the shares as the stockholder has directed. Stockholders may vote for or against the proposals or abstain from voting. Abstentions and broker non-votes will be counted for purposes of determining a quorum at the meeting. With respect to Twin Vee Co. Proposals No. 1, No. 4, No. 5 and No. 6 and Twin Vee Inc. Proposal No. 1, if a stockholder marks his, her or its proxy “abstain” with respect to such proposal, he, she or it will be in effect voting against such proposal. If shares are held in “street name” by a broker, bank or other nominee, the broker cannot vote the shares on any proposal without stockholders instructions. This is a “broker non-vote.” Broker non-votes for Twin Vee Co. Proposals Nos. 1, 5 and 6 and Twin Vee Inc. Proposal No. 1 will have the same effect as voting against such proposals. Broker non-votes for all other proposals will have no effect and will not be counted towards the vote total for any proposal (although none are expected to exist in connection with Proposal Nos. 4, 5 and 6 since these are routine matters for which brokers that vote at the annual meeting may vote in their discretion if beneficial owners do not provide voting instructions to the brokers).

If you submit your proxy but do not make specific choices, your proxy will follow the Board of Directors’ recommendations and vote your shares:

“FOR” the adoption and approval of the merger agreement;

“FOR” the adjournment of Twin Vee Co.’s annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient vote to approve the issuance of the shares of Twin Vee Co. common stock pursuant to the merger agreement;

“FOR” the re-election of Neil Ross and Bard Rockenbach, as directors;

“FOR” the ratification of Grassi & Co., CPAs, P.C. as the independent registered public accounting firm of Twin Vee Co.;

“FOR” the approval of the Authorized Common Stock Increase proposal; and

“FOR” the adjournment of Twin Vee Co.’s annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient vote to approve the Authorized Common Stock Increase proposal.

In its discretion as to any other business that may properly come before the Twin Vee Co. meeting.

Revoking Your Proxy. You may revoke your proxy before it is voted by:

submitting a new proxy with a later date,

submitting a vote electronically via the Internet with a later date, if that was how the original vote was submitted,

notifying your company’s Secretary in writing before the meeting that you have revoked your proxy, or voting in person at the meeting.

Voting in person. If you plan to attend a meeting and wish to vote in person, you will be given a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, and you are a Twin Vee Co. stockholder, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on October 11, 2022, the Twin Vee Co. record date for shares entitled to vote at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, and you are a Twin Vee Inc. stockholder, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on October 11, 2022, the Twin Vee Inc. record date for shares entitled to vote at the annual meeting.

Proxy solicitation. Twin Vee Co. and Twin Vee Inc. will each pay its own costs, if any, of soliciting proxies.

In addition to this mailing, Twin Vee Co. and Twin Vee Inc. officers may solicit proxies personally and electronically via the Internet.

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Do not send in any stock certificates with your proxy. Twin Vee Co. will provide instructions for the surrender of stock certificates for Twin Vee Inc. stockholders.

Other Business; Adjournments

Neither Twin Vee Co. not Twin Vee Inc. is currently aware of any other business to be acted upon at either meeting. If other matters are properly brought before the annual meeting, or the special meeting or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither Twin Vee Co. not Twin Vee Inc. currently intends to seek an adjournment of its meeting.

Appraisal Rights

Holders of Twin Vee Co. common stock are not entitled to appraisal rights under Delaware law in connection with any matters to be voted on at the annual meeting.

Twin Vee Inc. stockholders may elect appraisal rights for their shares instead of accepting the merger consideration. To do so, a stockholder must not vote in favor of adopting and approving the merger agreement, file a notice with Twin Vee Inc. prior to the vote on the merger, and strictly follow the procedures required under FBCA Section 607.1321 in order to perfect their rights. Copies of the relevant statutes are included as Annex D to this Proxy Statement/Prospectus and are more fully described in “The Merger—The Merger Transaction—Appraisal Rights.” See “Comparison of Rights of Holders of Twin Vee Co., Common Stock and Twin Vee Inc. Common Stock—Appraisal Rights.” Failure to precisely follow such provisions will result in the loss of your appraisal rights.

OTHER INFORMATION REGARDING TWIN VEE CO.

BUSINESS OF TWIN VEE CO.

General

Twin Vee Co. is a designer, manufacturer and marketer of recreational power sport catamaran boats. Twin Vee Co. believes it has been an innovator in the recreational power catamaran industry. Twin Vee Co. currently has 6 gas-powered models in production ranging in size from our 24-foot, dual engine, center console to its newly designed 40-foot offshore 400 GFX. Its twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee Co. ride quality by reducing drag, increasing fuel efficiency, and offering users a stable riding boat. Twin Vee Co.’s home base operations in Fort Pierce, Florida is a 7.5-acre facility with several buildings totaling over 75,000 square feet. Twin Vee Co. employed approximately 160 people on June 30, 2022.

Twin Vee Co. has organized its business into three operating segments: (i) its gas-powered boat segment which manufactures and distributes gas-powered boats; (ii) its electric-powered boat segment which is developing fully electric boats, through its wholly owned subsidiary, Forza X1, Inc., a Delaware corporation (“Forza X1”) and (iii) its franchise segment which is developing a standard product offering and will be selling franchises across the United States through its wholly owned subsidiary, Fix My Boat, Inc., a Delaware corporation.

Twin Vee Co.’s gas-powered boats allow consumers to use them for a wide range of recreational activities including fishing, diving and water skiing. Twin Vee Co. believes that the performance, quality and value of its boats position it to achieve its goal of increasing its market share and expanding the power catamaran boating market. Twin Vee Co. currently primarily sells its boats through a current network of 21 independent boat dealers in 26 locations across North America and the Caribbean who resell its boats to the end user Twin Vee Co. customers. Twin Vee Co. continues recruiting efforts for high quality boat dealers and seeks to establish new dealers and distributors domestically and internationally to distribute its boats as it grows its production and introduces new models. Its gas-powered boats are currently outfitted with gas-powered outboard combustion engines.

Due to the growing demand for sustainable, environmentally friendly electric and alternative fuel commercial and recreational vehicles, Twin Vee Co.’s wholly owned subsidiary, Forza X1, Inc., is designing and developing a line of electric-powered catamaran boats ranging in size from 18-feet to 28-feet. Forza’s initial two models, the FX1 Dual Console and FX1 Center Console, are being designed to be 24-foot in length, have an 8’ beam or width and utilize a catamaran hull surface to reduce drag and increase run times. The initial launch of FX1 will include Forza’s proprietary single electric outboard motor. Forza’s electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system. To date, Forza. Completed the design of the hull and running surface of the boat and has begun tooling the molds which are required to build the physical fiberglass boat, it has entered into a supply agreement for the supply of the lithium battery packs that it plans to use to power the electric boats, completed the design and prototyping of the boat control system, and completed the design and are more than halfway through prototyping of the electric outboard motor. Forza expects to begin production of its FX1 fully integrated electric boat and motor and commence selling to end user customers by the second quarter of 2023. Forza has also filed three design and four utility patent applications with the U.S. Patent and Trademark Office relating to, among other things, its propulsion system being developed and boat design.

Through the first six months of 2022, Twin Vee Co. continued to experience strong demand for its products. Twin Vee Co.’s objectives have been to add new, larger boat models to its GFX lineup, expand its dealers and distribution network, and increase unit production to fulfill its customer and dealer orders. Twin Vee Co. has made significant progress on all fronts in the first six months ended June 30, 2022, Twin Vee Co. started production on its new 260GFX and Twin Vee Co. unveiled its 400GFX at its dealer meeting in July 2022, Twin Vee Co. has added 21 dealers and 26 locations to its dealer network and Twin Vee Co. has increased its manufacturing throughput to an average of 4.75 boats a week. The increase in production drove Twin Vee Co.’s net revenue up 158% for the three months ended June 30, 2022 over the second quarter of 2021. While net sales growth has been significant, the investments Twin Vee Co. are making also increases its labor, operating, sales and general administration costs. Twin Vee Co.’s manufacturing process is labor intensive, and with the addition of new models to our production line Twin Vee Co. has added staff and expanded its training program.

Twin Vee Co.’s production of gas-powered boats since the closing of Twin Vee Co.’s IPO in July 2021 has increased from one boat per week to the current 4.75 boats per week. Twin Vee Co.’s goal is to continue to increase production of gas-powered boats to five boats per week. This increase in production has, and will continue, to result in an increase in operating expenses. More specifically, Twin Vee Co.’s headcount has increased and is expected to further increase as Twin Vee Co.’s hired and expects to continue to hire additional production employees and midlevel managers resulting in higher salaries and wages. Twin Vee Co. continues to focus on hiring highly qualified production and administrative staff to order to increase its productivity, drive efficiencies, and improve product quality. To help meet its production objectives Twin Vee Co. has also invested approximately $5 million in facility upgrades, capital equipment and molds.

As Twin Vee Co. moves forward, it anticipates its operating income to be moderate toward breakeven for its core gas-powered boat segment, however, Twin Vee Co.’s electric boat division will continue to incur losses as it continues to develop its fully integrated electric boats, which includes research and development efforts.

Recent Developments

On July 28, 2022, Forza received notice that the North Carolina Economic investment committee has approved a Job Development Investment Grant (“JDIG”) providing for reimbursement to Forza X1 of up to $1,367,100 over a twelve-year period of expenses Forza X1 incurs to establish a new manufacturing plant in McDowell County, North Carolina. The receipt of grant funding is conditioned upon Forza X1 investing over $10.5 million in land, buildings and fixtures, infrastructure and machinery and equipment by the end of 2025 and Forza X1 creating as many as 170 jobs. There can be no assurance that Forza X1 will meet the conditions necessary to receive the grant funding. Forza X1 is currently in negotiations for a new site to build the Forza factory in North Carolina. There can be no assurance that the105ertify105ionns will be successful.

On August 16, 2022, Forza announced the closing of its initial public offering of 3,450,000 shares of its common stock at a public offering price of $5.00 per share, including 450,000 shares sold upon full exercise of the underwriter’s option to purchase additional shares, for gross proceeds of $17,250,000, before deducting underwriting discounts and offering expenses.

On August 17, 2022, Forza entered into an agreement with OneWater Marine, Inc. to establish Forza X1 customer experience and service centers in OneWater’s current and future locations and other strategic locations across the United States pursuant to which OneWater will be the sole dealer distributing Forza X1 products and OneWater’s retail locations may be used as potential delivery points for customers to pick up their Forza X1 products. Forza X1 retained the right to sell its products directly to customers. The OneWater Agreement has a term of five years but may be terminated by either party for breach upon thirty days’ notice and without cause upon three months’ notice.

On October 3, 2022, Twin Vee Co. closed an underwritten public offering of 2,500,000 shares of its common stock at a public offering price of $2.75 per share, for gross proceeds of $6,875,000, before deducting underwriting discounts and offering expenses. The Company also granted the underwriter in the offering a 45-day option to purchase up to an additional 375,000 shares of common stock to cover over-allotments, if any.

Information about Twin Vee can be found on our website, /www.twinvee.com. Information on such website is not incorporated by reference into this Joint Prospectus/ Registration Statement and you should not consider any information that is contained on or can be accessed through our website as part of this Joint Prospectus/ Registration Statement.

Business of Our Segments

Gas-powered Boats

Twin Vee Co’s gas-powered boat segment, which accounted for 99% of its net revenue in the 2021 fiscal year and 100% of its net revenue in the 2020 fiscal year, is located in Fort Pierce, Florida. Twin Vee Co. believes its company has been an innovator in the recreational power catamaran industry. Twin Vee Co. currently has 6 gas-powered models in production ranging in size from its 24-foot, dual engine, center console to its newly designed 40-foot offshore 400 GFX. Its twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee Co. ride quality by reducing drag, increasing fuel efficiency and offering users a stable riding boat. Twin Vee Co.’s home base operations in Fort Pierce, Florida is a 7.5-acre facility with several buildings totaling over 75,000 square feet. Twin Vee Co. currently employs approximately 160 people.

During the 2021 fiscal year, Twin Vee Co. brought its new 280 GFX and its new 340 GFX models to market. To further the development of its gas-powered boat segment, Twin Vee Co. has also designed a new 260 GFX and a 400 GFX. With the design complete Twin Vee Co. is now developing its tooling so it can begin production in 2022.

 Twin Vee’s Hull Shape

Twin Vee Co.’s boats are designed for a dry and smooth ride. As a Twin Vee moves through the water, the boat hull has lifting strakes on the side of each hull. Lifting strakes are known to produce lift at the bow of a boat by displacing water, allowing the boat to, in essence, glide above the water rather than lumber through it. Twin Vee Co.’s lifting strakes work to not only create lift, but also to make the ride smoother. The forward motion of a catamaran boat lifts water up towards the top of the tunnel while pushing the water inward to form two counter-flowing vortexes. As these vortexes are being formed, the Twin Vee Co. hull design aerates these vortexes with small air bubbles, which are then compressed at an increasing rate as the vortexes move down the tunnel. It is the kinetic energy stored in these compressed air bubbles, which creates \ a smooth and stable ride. As speed increases, the kinetic energy increases at a non-linear rate as more and more air is induced into the increasingly faster flowing vortexes. The trailing surfaces the Twin Vee Co. hulls are specifically designed to facilitate propulsion efficiency by discharging the kinetic energy and air bubbles from the counter-flowing vortexes upon exiting astern, thus providing the propellers with a steady flow of super clean and highly ordered water.

This fact, combined with a catamaran’s soft ride, results in Twin Vee Co.’s renowned efficiency and smooth, seaworthy safety. At speed, the Twin Vee’s displacement hull slices through the water, traveling with the shape of the seas rather than flying over them and experiencing reentry shock. This results in a stable and smooth ride. The following are some benefits of the catamaran, or Twin Vee Co.’s, hull shape.

Power Catamaran Hull Benefits

●	Catamaran stability. Catamarans have parallel hulls on the outer edges of the boat rather than in the middle, providing superior stability. Twin Vee Co. hulls travel with the wave shapes because the buoyancy is to the outside, resisting the snap roll pendulum motion of deep vee monohulls. A Twin Vee wider footprint negates the effects of rolling seas, making them less likely to capsize and reduce seasickness.

●	Shallow draft for travelling in “skinny” waters. The weight of the boat is distributed to two hulls for a shallower draft. The shallow draft of the Twin Vee Co. design provides access to areas that conventional hulls cannot reach. With a Twin Vee, you can enjoy the beach and not have to wade in the water to get there.

●	More usable deck space. The relatively rectangular design of the Twin Vee Co. expanded deck area allows for more usable deck space than monohulls. Twin Vee Co. boats are wider in the bows providing more open area in open models and bigger berths in cabins. Lounge in the front of a Twin Vee dual console and then jump into a similar-sized monohull.

●	Single engine get home capability. Twin Vee Co. catamaran hulls do not need planning speed power to travel rapidly on a single engine. Minimum bow rise for greater visibility, a Twin Vee Co. deck is parallel to the water at all speeds allowing you to maintain your line of sight and giving you greater fuel efficiency.

●	Docking and maneuverability. With the extra separation between the motors, over most mono hull boats, you can cross-clutch the motors and turn or spin the boat up to its own length.

●	Maintains a plane at lower speed for fuel efficiency. The catamaran hull can maintain a plane at lower speeds and catamaran boats create less drag in turn offering better fuel efficiency and a more economical boat to maintain.

●	Fish one side of a Twin Vee. Enjoy fishing without the extreme listing of a monohull.

Franchise

Twin Vee Co.’s franchise segment is being developed and Twin Vee Co. plans to utilize a franchise model for marine mechanics across the country.

Electric-Powered Boats

The mission of Forza is to inspire the adoption of sustainable recreational boating by producing stylish electric sport boats. Forza is focused on the creation, implementation and sale of electric boats utilizing Forza’s electric vehicle (“EV”) technology to control and power its boats and proprietary outboard electric motor. Forza’s electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system.

Twin Vee Co. believes traditional marine manufacturers are at a crossroads and face significant industry-wide challenges. Much like in the automotive industry, the reliance on the gasoline-powered internal combustion engine as the principal marine powertrain technology has raised environmental concerns, created dependence among industrialized and developing nations on oil-primarily imported from foreign countries, exposed consumers to volatile fuel prices, and inhibited innovation in alternative fuel powertrain technologies.

To date, Forza has completed the design of two electric boat models and has begun tooling the molds which are required to build the physical fiberglass boat. In addition, Forza has completed the design and prototyping of the electric outboard motor that will be used as the initial propulsion source for its two models. Forza has completed the design and prototyping and has begun testing the boats’ integrated control system. It has also entered into a supply agreement for the supply of the lithium battery packs that it plans to use to power the electric boats. Forza expects to begin production of the two FX1 electric boats and commence selling to end user customers by the second quarter of 2023. Forza is currently sharing our factory for its production needs and is seeking to raise money in a public offering to invest in building a factory solely for the manufacture of Forza’s fully integrated electric boats.

Forza believes that the boating industry will follow in the footsteps of the electrification of the automotive industry by creating electric boats that meet or exceed the traditional boating consumer’s expectations of price, value and run times. In other words, electric boats must offer a similar experience when compared to traditional gas-powered boat in terms of size, capability and price point.

Twin Vee Co.’s Strategy

Overall Strategy

Twin Vee Co. intends to capitalize on the thriving broader marine industry through the following strategies:

Develop New and Innovative Products in Our Core Market. As an innovator, designer, manufacturer, and marketer of catamaran powerboats, Twin Vee Co. strives to design new and inventive products that appeal to a broad customer base. Twin Vee Co. intends to launch a number of new products and features with best-in-class quality, with the goal of increasing sales and significant margin expansion. For example, Twin Vee Co. currently has 8 gas-powered models in production ranging in size from our 24-foot, dual engine, center console to its newly designed 40-foot offshore 400 GFX. Twin Vee Co.’s twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee ride quality by reducing drag, increasing fuel efficiency, and offering users a stable riding boat. Furthermore, Twin Vee Co.’s unique new product development process enables it to renew its product portfolio with innovative offerings at a rate that it believes will be difficult for our competitors to match without significant additional capital investments. Twin Vee Co. intends to release new products and features multiple times during the year, which it believes enhances its reputation as a cutting-edge boat manufacturer and will drive consumer interest in its products.

Increase the Catamaran Power Boat Category Segment. Twin Vee Co.’s near-term product development strategy is to expand its product line to reach underserved segments of the catamaran powerboat category that are distinct from its traditional customer base. With its existing supplier relationships, material agreements, and manufacturing processes, that should allow Twin Vee Co. to offer this product line at an attractive price point for the consumer while sustaining our gross margins and the product attributes critical to the Twin Vee Co. brand.

Capture Additional Share from Adjacent Boating Categories. Another focus is to grow Twin Vee Co.’s market share is to enhance its ability to introduce new products with increased versatility, functionality, and performance to a more expansive customer base that values boats for both water sports and general recreational boating purposes. Twin Vee Co. intends to launch several marketing campaigns that will focus on new product launches and help to educate the market on Twin Vee Co.’s value proposition to customers.

Effectively Manage Dealer Inventory and Further Strengthen Our Dealer Network. Twin Vee Co. views its dealers as its partners and product champions. Therefore, it will continue to devote significant time and resources to finding high quality dealers and developing and improving their performance over time. Twin Vee Co. believes the quality and trust in its dealer relationships are more beneficial to our long-term success than the quantity of dealers. Twin Vee Co currently has a network of 21 independent boat dealers in 26 locations across North America, the Caribbean and Central America.

Increase Our Sales in International Markets. Twin Vee Co. believes it has a brand that will have natural growth in international markets. Catamaran powerboats have already been accepted as the norm in many international markets. For example, with catamaran powerboats currently being 5% of the US market, catamaran powerboats make up over 30%, as of 2020, of the Bahamian market. Based on our brand and product offering, as well as out potential distribution strengths, we believe we are well positioned to leverage our reputation and capture additional international sales. Twin Vee Co. believes that it will increase our international sales by promoting our products in developed markets where we have a dealer base and in international markets where rising consumer incomes are expected to increase demand for recreational products, such as Australia, Europe, Israel, Dubai, and Brazil. Twin Vee Co. is also developing new product offerings that will specifically target certain product demand from its international consumers and that it believes will drive further sales growth in international markets.

EV/Forza Specific Strategy

Forza plans to operate in a fundamentally different manner and structure than traditional marine manufacturers and boat dealers by adopting a direct-to-consumer sales and delivery model. Forza has commenced the design of a dedicated web-based platform and intends to commence the design of a web-based app for sales, deliveries, and service operations to change the personal boat buying and marine service experience through technological innovation, ease of use, and flexibility. Forza plans to utilize the web-based and app platform to connect with customers for an end-to-end experience encompassing everything from buying, financing, delivery, servicing, and training Forza intends to employ an integrated, digital-first strategy that is convenient and transparent for our customers and efficient and scalable to support its growth. Forza believed its approach will enable it to operate more cost effectively, provide a better customer experience and incorporate customer feedback more quickly into our product development and manufacturing processes. Forza believes this strategy will allow it to deliver uncompromised and premium experiences well beyond what is available through the standard dealership model.

Forza’s plans for its electric boats include the following strategies:

●	Successfully Launch the FX1. Forza believes the successful launch of its first commercially available electric boat is critical to its ability to capitalize on the marine electric vehicle market opportunity and establish itself as leaders in the industry. Forza is in the early stage of prototyping and testing its electric boats. Forza completed the prototype outboard motor and control system in Q1 2022 and in Q2 2022 Forza attached the outboard motor and control system to two different test boats and has begun the testing phase. The testing of its prototype outboard motor and control system will continue on two test bed boats that were designed and built specifically for the initial testing. In a parallel path, Forza has completed the design phase of its FX1 boat and this boat has begun the tooling process, which is the making of the molds required to produce and manufacture the final fiberglass FX1 product. Forza anticipates that its prototypes will go through additional testing, interactions and refinements before Forza commences production of consumer boats and thereafter the commercialization of its products. Forza expects to begin production of its initial FX1 dual console and FX1 center console models and commence selling to end user customers by the second quarter of 2023. Forza is currently executing a detailed plan to design, component source, engineer, and manufacture the FX1 and obtain the equipment to support its production.

●	Invest in Our Infrastructure. Forza is seeking to raise money in a public offering to invest in building a factory solely for the manufacture of Forza’s fully integrated electric boats.

●	Use a Common Platform to Introduce New Models. Forza intends to design the FX1 with an adaptable platform architecture and common electric powertrain to provide the flexibility to use the FX1 platform to launch subsequent electric boat models cost-efficiently.

●	Focus on Technological Advancements and Cost Improvement. Forza intends to constantly look for ways to improve upon and further develop its proprietary electric powertrain system while reducing its manufacturing cost.

●	Build Forza’s Company-Owned Sales and Service Network. Forza X1 is programming and building its expansive and vertically integrated customer-centric web and app platform to connect with customers for an end-to-end experience encompassing everything from buying, financing, delivery, servicing, and training. This customer-centric approach to sales and service will simplify accessing necessary information for potential buyers and current owners in an easily accessible and streamlined online space.

●	Leverage Industry Advancements in Battery Cells. Forza intends to leverage the substantial investments made globally by battery cell manufacturers to improve power and capacity.

●	Build and Leverage Strategic Relationships. Forza intends to establish and develop strategic relationships with industry leaders to launch our planned electric boats and sell its electric boat powertrain components. Forza envisions significant inroads with boat manufacturers to retrofit various hull configurations, replacing traditional gas outboard motors and existing boat owners who could retrofit their boats with Forza X1’s outboard motors, controller, and battery packs.

Twin Vee Co. Strengths and Competitive Advantages

Twin Vee Co. believes that the following are the key investment attributes of its company:

Recognized Brand. Twin Vee Co. believes the Twin Vee brand is well-known among boating enthusiasts for performance, quality, and value, and that the market recognizes Twin Vee as a brand in the twin hull sport boat category due to the value proposition that its boats deliver.

Diverse Product Offering. Twin Vee Co. is able to attract consumers across multiple categories within the recreational powerboat industry. We currently have eight (8) different catamaran models in production that range from 24-feet to 40-feet long offered at retail prices that start at approximately $65,000 and go up to $860,000.

Focus on Innovative Product Offerings. Twin Vee Co. is currently designing numerous new boat models to meet market demand and grow our business. Twin Vee Co. is also developing a large off-shore power catamarans with traditional gas-powered engines, the largest Twin Vee to date, the 400 GFX. The 400 GFX is being designed to have a range of over 800 miles and will have the option of being powered by dual or quad engines. In addition, its subsidiary is also designing and engineering an all-electric outboard propulsion system under the name “ELECTRA” for other makes and models of boats.

Price Point. Twin Vee has also made investments in infrastructure, and engineering. These investments have resulted in lower material waste, reduced labor hours per boat, reduced re-work, and increased production efficiencies. Therefore, Twin Vee Co. is able to offer favorable pricing while increasing margins by controlling costs through disciplined engineering and manufacturing processes.

Our Markets

According to the National Marine Manufacturer’s Association, or NMMA, more than 325,000 new powerboats were sold in 2021, levels the recreational boating industry has not seen since before the Great Recession in 2008. Twin Vee Co.’s core market corresponds most directly to the outboard, twin hull, catamaran and open fisherman category, which it refers to as the sport powerboats category. Twin Vee Co. believes its addressable market also includes similar and adjacent powerboat categories identified by the NMMA, including center console boats, outboard boats, and all open sport fishing boats. For 2021, US sales of boats, marine products, and services are estimated to total $49 billion, up seven percent from 2020. Retail unit sales of new powerboats specifically increased last year by an estimated 7% compared to 2020. As a result, Twin Vee Co. believes that total annual addressable market for its products in the US alone is greater than $4.7 billion.

In North America, 100 million people go boating every year, according to the U.S. Coast Guard, with 11.9 million recreational vessels registered with the U.S. Coast Guard in 2019. The worldwide recreational boating market size is set to surpass $63 billion by 2026, according to a research report by Global Market Insights, Inc. Within the boating market, there is an outboard motor market and an electric boat market. Twin Vee Co.’s products, including those of our subsidiaries, fall into each of those categories.

Outboard Motor Market

An outboard motor is a propulsion system for boats, consisting of a self-contained unit that includes engine, gearbox and propeller or jet drive, designed to be affixed to the outside of the boat. As well as providing propulsion, outboards provide steering control, as they are designed to pivot over their mountings and thus control the direction of thrust. Outboard motors tend to be found on smaller watercraft as it is more efficient for larger boats to have an inboard system. Although outboard engines powered by fossil fuels have traditionally dominated this market and continue to do so, electric outboard motors are a relatively new phenomenon that have been growing in step with the growth in the electric boat market. The boats that Twin Vee Co. sells and manufactures all have outboard motors.

According to the NMMA, sales of outboard engines in the United States (which includes outboard motors) increased to a twenty-year high of 329,500 units representing sales market of US $3.4 billion in 2020. Consumer demand for higher-performance engines continued to trend upward in 2020, with double digit gains in sales for engines with 200 and greater horsepower. Engines with over 200 horsepower accounted for a rise in 17.6% compared to 2019, amounting to over 89,000 units sold. Overall, the average horsepower of all outboard engines sold in 2020 reached 126.3 hp, up 48% from the average in 2010 of 85.1 horsepower according to the NMMA.

Although many recreational boats can be powered by outboard or inboard motors, many consumers prefer outboard motors. Among the reasons for their preference are that, unlike inboard motors, outboard motors can be easily removed for storage or repairs, they provide more room in the boat as they are attached to the transom outside of the boat, they tend to have a shallower draft and they can be more easily replaced in the event the motor no longer works or a desire to upgrade to a higher horsepower.

Electric Boat Market

Twin Vee Co. and Forza believe traditional marine manufacturers are at a crossroads and face significant industry-wide challenges. Much like in the automotive industry, the reliance on the gasoline-powered internal combustion engine as the principal marine powertrain technology has raised environmental concerns, created dependence among industrialized and developing nations on oil-primarily imported from foreign countries, exposed consumers to volatile fuel prices, and inhibited innovation in alternative fuel powertrain technologies.

Twin Vee Co. and Forza expect that shifting consumer preferences will result in significant growth in the market for electric boats, especially as the demand for recreational powerboats, in general, remains strong. Twin Vee Co. and Forza estimate many consumers are increasingly willing to consider buying electric-powered boats due to the environmental and economic consequences of using gasoline-powered vehicles, as demonstrated by the increased sales of hybrid and electric automobiles in recent years. In its Electric Vehicle Outlook 2021, BloombergNEF estimated that there are currently 12 million passenger EVs on the road. The prevalence of electric-powered boats is likely to follow suit. In an August 2020 Boating Industry online article, the marine-focused magazine indicated that electric boat drives represented about 2% of the market, but hybrid and pure electric boats sales were expected to rise rapidly in the coming years. Specifically, the article cites a report from independent market research company IDTechEx where it examined the electric boat and ship sector. The report estimates that the market for hybrid and pure electric boats and ships would be greater than $20 billion worldwide by 2027, finding that recreational boats is the largest and fastest growing electric marine market in sales number.

 Forza’s initiative into sustainable marine technologies and products is well-timed. The prevalence of batteries necessary to sustain a marine EV model line is expected to rise and become cheaper. BloombergNEF’s Long-Term Electric Vehicle Outlook reports that annual lithium-battery demand has proliferated in recent years, and meeting the demand will require unprecedented but achievable increases in materials, components, and cell production. Battery production capacity is expanding as more factories are brought online. Moreover, battery technology that improves power and capacity is being designed, developed, and adopted regularly. According to BloombergNEF’s report, it found that the volume-weighted average price of a lithium-ion battery pack fell 13% from 2019 to $137/kWh (kilowatt-hour) in 2020. The report estimates the volume-weighted average cost of battery packs will drop below $100/kW in 2024. Forza is establishing itself in the market at the right time to help keep production costs as low as possible and make our boats affordable for our customers.

The right time to help keep production costs as low as possible and make our boats affordable for its customers.

Dealer Network

Twin Vee Co. primarily sells its gas-powered boats through a network of 21 independent dealers in 26 locations across North America, the Caribbean (one in the Bahamas, Puerto Rico and Cayman Islands) and Central America (Panama City, Panama). Twin Vee Co. has dealerships in Cape Canaveral, Crystal River, Eastpoint, Fort Myers, Islamorada, Palm Bay, Palm Harbor, Palmetto, Pompano Beach and Stuart, Florida. We also have dealerships in Gulf Shores, Alabama, Norwalk, Connecticut, Vermillion, Ohio, Grasonville, Maryland, Tuckerton, New Jersey, Cedar Point and Goldsboro, North Carolina, San Juan, Puerto Rico, Murrells Inlet, South Carolina and Freeport, Texas. Twin Vee Co. is always seeking to recruit and establish new dealers and distributors domestically and are striving to develop international distribution.

Twin Vee Co. establishes performance criteria that its dealers must meet in order to be part of its network to ensure its dealer network remains strong, which include minimum annual purchase orders. As a member of our network, dealers in North America may qualify for floor plan financing programs, rebates, seasonal discounts, promotional co-op payments and other allowances. Twin Vee Co. expects this will strengthen our dealers’ ability to sell its products.

Approximately 22% of our dealer locations have been with Twin Vee Co. for over ten years. For the year ended December 31, 2021, our top five dealers on a consolidated basis accounted for approximately 67% of our total units sold and each of those dealers accounted for over ten percent of the units sold.

Twin Vee Co. consistently reviews its distribution network to identify opportunities to expand our geographic footprint and improve our coverage of the market. Twin Vee Co. believes that its diverse product offering and strong market position in each region of the United States helped us capitalize on growth opportunities as our industry recovered from the economic downturn. Twin Vee Co. has the ability to opportunistically add new dealers and new dealer locations to previously underserved markets and use data and performance metrics to monitor dealer performance. Twin Vee Co. believes its outstanding dealer network allows it to distribute its products more efficiently than its smaller competitors.

Twin Vee Co. does not have written agreements with its dealers. Prior to the beginning of each year, Twin Vee Co. establishes a minimum number of units that each dealer must acquire based upon indications of interest from the dealers. Payment for the units is made by the dealer or a third-party lender once the boat is manufactured and delivered to the dealer. Dealers are not contractually obligated to purchase any boats. Although to date most dealers have purchased boats for which they have provided indications of interest, Twin Vee Co. could experience excess inventory and costs if a dealer should choose not to purchase a boat for which it has provided an indication of interest.

Floor Plan Financing

Twin Vee Co.’s North American dealers often purchase boats through floor plan financing programs with third-party floor plan financing providers. During the year ended December 31, 2021, all of its North American shipments were made pursuant to floor plan financing programs through which our dealers participate. These programs allow dealers across its brands to establish lines of credit with third-party lenders to purchase inventory. Under these programs, a dealer draws on the floor plan facility upon the purchase of our boats and the lender pays the invoice price of the boats. As is typical in the industry, Twin Vee Co. has entered into repurchase agreements with certain floor plan financing providers to our dealers. Under the terms of these arrangements, in the event a lender repossesses a boat from a dealer that has defaulted on its floor financing arrangement and is able to deliver the repossessed boat to Twin Vee Co., Twin Vee Co.is obligated to repurchase the boat from the lender. Twin Vee Co.’s obligation to repurchase such repossessed products for the unpaid balance of its original invoice price for the boat is subject to reduction or limitation based on the age and condition of the boat at the time of repurchase, and in certain cases by an aggregate cap on repurchase obligations associated with a particular floor financing program.

Twin Vee Co. exposure under repurchase agreements with third-party lenders is mitigated by its ability to reposition inventory with a new dealer in the event that a repurchase event occurs. The primary cost to Twin Vee Co. of a repurchase event is any margin loss on the resale of a repurchased unit. To date, Twin Vee Co. has not been required to repurchase any boats under repurchase agreements.

Competition

The powerboat industry, including the performance sport boat category, is highly competitive for consumers and dealers. Competition affects our ability to succeed in the markets we currently serve and new markets that we may enter in the future. Twin Vee Co. competes with several large manufacturers that may have greater financial, marketing and other resources than it does. Twin Vee Co. competes with large manufacturers who are represented by dealers in the markets in which it now operates and into which it plans to expand. Twin Vee Co. also competes with a wide variety of small, independent manufactures. Competition in its industry is based primarily on brand name, price and product performance.

Twin Vee Co. also competes with other leisure activities. Twin Vee Co. boats are not necessities and in times of economic hardship, consumers may cease purchasing non-essential items. Luxury items may not be used for recreational and sport purposes, and demand for our boats may be adversely affected by competition from other activities that occupy consumers’ leisure time and by changes in consumer lifestyle, usage pattern or taste.

Twin Vee Co. also faces competition for employees. Competition for individuals with experience designing, manufacturing and servicing electric boats is intense, and Twin Vee Co. may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm its business and prospects.

Raw Materials, Principal Suppliers, and Customers

Twin Vee Co. purchases a number of our product parts and components from third-party suppliers, including the fiberglass it uses to manufacture the fiberglass parts of its boats, hydrocarbon feedstocks and steel, as well as product parts and components, such as engines and electronic controls, through a sales order process. The most significant component used in manufacturing its gas-powered boats, based on cost, are engines. Twin Vee Co. maintains a strong and long-standing relationship with its sole supplier of engines, Suzuki Motor of America, Inc.

Twin Vee Co. does not maintain long-term contracts with preferred suppliers, but instead rely on informal arrangements and off-the-shelf purchases. Other than the 150-horsepower motors Twin Vee Co. obtains from Suzuki Motor of America, Inc., which historically have been used in approximately 15% of it boats, it has not experienced any material shortages in any of its product parts, or components. However, as a result of the COVID-19 pandemic some of Twin Vee Co.’s third-party suppliers have experienced delays in delivering product parts and components in a timely manner and fluctuations in price for these supplies is a possibility if raw material pricing increases. Temporary shortages, when they do occur, usually involve manufacturers of these products adjusting model mix, introducing new product lines, or limiting production in response to an industry-wide reduction in boat demand or, as recently experienced during the COVID-19 pandemic, in finding persons able to deliver the parts and components in a timely manner. In addition, Twin Vee Co. has experienced price increases from suppliers resulting from these supply chain shortages.

Semiconductor chips are a vital input component to the electrical architecture of Twin Vee Co.’s electric boats, controlling wide aspects of the boats’ operations. Many of the key semiconductor chips Twin Vee Co. intends to use in its boats come from limited or single sources of supply, and therefore a disruption with any one manufacturer or supplier in its supply chain would have an adverse effect on our ability to effectively manufacture and timely deliver our boats. Twin Vee Co. does not have any long-term supply contracts with any suppliers and purchase chips on a purchase order basis. Due to Twin Vee Co.’s reliance on these semiconductor chips, it is subject to the risk of shortages and long lead times in their supply. Twin Vee Co. is in the process of identifying alternative manufacturers for semiconductor chips. We have in the past experienced, and may in the future experience, semiconductor chip shortages, and the availability and cost of these components would be difficult to predict. For example, Twin Vee Co.’s manufacturers may experience temporary or permanent disruptions in their manufacturing operations due to equipment breakdowns, labor strikes or shortages, natural disasters, component or material shortages, cost increases, acquisitions, insolvency, changes in legal or regulatory requirements, or other similar problems.

Increased demand for semiconductor chips in 2020, due in part to the COVID-19 pandemic and increased demand for consumer electronics that use these chips, has resulted in a severe global shortage of chips in 2021. As a result, Twin Vee Co.’s ability to source semiconductor chips to be used in our boats has been adversely affected. This shortage may result in increased chip delivery lead times, delays in the production of our boats, and increased costs to source available semiconductor chips. To the extent this semiconductor chip shortage continues, and Twin Vee Co. is unable to mitigate the effects of this shortage, its ability to deliver sufficient quantities of our boats to fulfill its preorders and to support its growth through sales to new customers would be adversely affected.

While Twin Vee Co. believes that its relationships with its current suppliers are sufficient to provide the materials necessary to meet present production demand, it cannot assure you that these relationships will continue or that the quantity or quality of the materials available from these suppliers will be sufficient to meet its future needs. Twin Vee Co. expects that its need for raw materials and supplies will increase. Twin Vee Co.’s suppliers must be prepared to ramp up operations and, in many cases, hire additional workers and/or expand capacity in order to fulfill those orders placed by us and other customers. Operational and financial difficulties that its suppliers may face in the future could adversely affect their ability to supply Twin Vee Co. with the parts and components it needs, which could significantly disrupt its operations.

A few customers have In the past, and may in the future, account for a significant portion of Twin Vee Co’s revenues in any one year or over a period of several consecutive years. For example, during the year end December 31, 2021 five dealers represented 67% of its sales. The loss of business from a significant customer could have a material adverse effect on its business, financial condition, results of operations and cash flows.

Intellectual Property

Twin Vee Co. has not protected our intellectual property rights for our gas-powered motor products through patents or formal copyright registration, and does not currently have any patent applications pending related to our gas-powered boats.

As development of its electric powered boats continues, it is applying for patents. Forza has filed applications for three design and four utility patents with the U.S. Patent and Trademark Office relating to, among other things, its propulsion system being developed and boat design. Below is a list of pending patent applications that Forza is seeking approval from the United States Patent and Trademark Office. There can be no assurance that any patent will issue or if issued that the patent will protect its intellectual property. As a result, it may not be able to protect its intellectual property and trade secrets or prevent others from independently developing substantially equivalent proprietary information and techniques or from otherwise gaining access to its intellectual property or trade secrets. In such an instance, its competitors could produce products that are nearly identical to its resulting in us selling less products or generating less revenue from its sales.

The following table sets forth certain information regarding Forza’s current patent applications:

IDEA / CONCEPT NAME	DESCRIPTION	IP TYPE	App Number and Filing Date
360 Steering Lower Pod with Disconnect	For outboard, lower pod steering mechanism using slewing bearing and spur gear mechanism allowing for a full 360-degree rotation. Also features a pass through the center method for cooling fluid, and an easy way to interchange lower drive units with the fixed upper unit.	Utility Patent Need to submit full application by March 2022	App # 63,207,748 FILING DATE 03/18/21
Original Outboard Cover Design	Original shape of outboard cover	Design Patent	App # 29/818,844 FILING DATE 12/10/21
Unibody Frame	Shape of frame that allows vertical mounting of motor and transmission inside the outboard	Design Patent	App # 29/818,842 FILING DATE 12/10/21
Outboard cover design–- ALPHA 01 version	Shape of the updated prototype cover and cowling	Design Patent	App # 29/819,262 FILING DATE 12/14/21
Trim and Tilt with cable routing thru pivot axis	A trim and tilt assembly that routes cables through the pivot axis which protects cables, keeps the bundle from excessive bending and results in a cleaner design	Utility Patent	App # 63,287,740 FILING DATE 12/09/21
Jet Drive Lower Unit for an Electric Outboard	The design of the lower jet drive as it is configured for the integration with the electric outboard	Utility Patent	App # 63,293,420 FILING DATE 12/23/21
Closed Loop Heat Exchanger Integrated in a Lower Drive Unit	Integrate a cooling radiator inside of the lower drive propeller or jet drive unit itself. Simplify the cooling circuit by eliminating the need for a raw sea water intake.	Utility Patent	App # 63,297,013 FILING DATE 1/06/22

Insurance and Product Warranties

Twin Vee Co. carries various insurance policies, including policies to cover general products liability, directors and officers, workers’ compensation and other casualty and property risks, to protect against certain risks of loss consistent with the exposures associated with the nature and scope of our operations. Its policies are generally based on its safety record as well as market trends in the insurance industry and are subject to certain deductibles, limits and policy terms and conditions.

Twin Vee Co. provides limited product warranties, generally covering periods of ten years for the hull and the motors are under warranty by their manufacturer.

In addition, Twin Vee Co. provides a three-year limited fiberglass small parts warranty on some small fiberglass parts and components, such as consoles. Gelcoat is covered up to one year. Additionally, fiberglass lids, plastic lids, electrical panels, bilge pumps, aerator pumps or other electrical devices (excluding stereos, depth finders, radar, chart plotters except for installation if installed by Twin Vee PowerCats Co.), steering systems, electrical panels, and pumps are covered under a one-year basic limited systems warranty. Some materials, components or parts of the boat that are not covered by Twin Vee Co.’s limited product warranties are separately warranted by their manufacturers or suppliers. These other warranties include warranties covering engines purchased from suppliers and other components.

Environmental, Safety and Regulatory Matters

Certain materials used in Twin Vee Co.’s manufacturing, including the resins used in production of its boats, are toxic, flammable, corrosive or reactive and are classified by the federal and state governments as “hazardous materials.” Control of these substances is regulated by the Environmental Protection Agency (the “EPA”) and state pollution control agencies. The United States Clean Air Act (the “CAA”) and corresponding state and provincial rules regulate emissions of air pollutants. The Occupational Safety and Health Administration (“OSHA”) standards limit the emissions to which an employee may be exposed without the need for respiratory protection or upgraded plant ventilation. Twin Vee Co.’s facilities are regularly inspected by OSHA and by state and local inspection agencies and departments. Twin Vee Co. believes that its facility complies in all material aspects with these regulations. Although capital expenditures related to compliance with environmental laws are expected to increase, Twin Vee Co. does not currently anticipate any material expenditure will be required to continue to comply with existing environmental or safety regulations in connection with our existing manufacturing facilities.

Powerboats sold in the United States must be manufactured to meet the standards of certification required by the United States Coast Guard. In addition, boats manufactured for sale in the European Community must be certified to meet the European Community’s imported manufactured products standards. These certifications specify standards for the design and construction of powerboats. Twin Vee Co. believes that all of our boats meet these standards. In addition, safety of recreational boats is subject to federal regulation under the Boat Safety Act of 1971, which requires boat manufacturers to recall products for replacement of parts or components that have demonstrated defects affecting safety. Twin Vee Co. has instituted recalls for defective component parts produced by certain of our third-party suppliers. None of the recalls has had a material adverse effect on our company.

In addition to the regulation of its manufacturing operations, the EPA has adopted regulations stipulating that many marine propulsion engines meet certain air emission standards. The engines used in Twin Vee Co.’s products, all of which are manufactured by third parties, are warranted by the manufacturers to be in compliance with the EPA’s emission standards. Furthermore, the engines used in its products must comply with the applicable emission standards under the CEPA and corresponding provincial legislation. The additional cost of complying with these regulations has increased its cost to purchase the engines and, accordingly, has increased the cost to manufacture our products.

If Twin Vee Co. is not able to pass these additional costs along to our customers, it may have a negative impact on its business and financial condition.

Employees/Human Capital

As of June 30, 2022, Twin Vee Co. employed approximately 160 employees in its gas-powered boat segment, all of whom are full time employees. As of the same date, it had two full time employees in its franchise segment and Forza has nine full time employees working on electric-powered boats. None of its employees are represented by a labor union and, since our founding in 1982, it has never experienced a labor-related work stoppage.

Competitive Pay and Benefits

Twin Vee Co.’s compensation programs are designed to align the compensation of its employees with its performance and to provide the proper incentives to attract, retain and motivate employees to achieve superior results. The structure of our compensation programs balances incentive earnings for both short-term and long-term performance. Specifically:

●	Twin Vee Co. provides employee wages and benefits that are competitive and consistent with employee positions, skill levels, experience, knowledge and geographic location;

●	Twin Vee Co. aligns its executives’ long-term equity compensation with its shareholders’ interests by linking realizable pay with stock performance; and

●	all employees are eligible for health insurance, paid and unpaid leaves, a retirement plan and life and disability/accident coverage.

Health and Safety

The health and safety of Twin Vee Co.’s employees is its highest priority, and this is consistent with its operating philosophy. Accordingly, with the global spread of the ongoing novel coronavirus pandemic, Twin Vee Co. has implemented plans designed to address and mitigate the impact of the COVID-19 pandemic on the safety of our employees and our business, which include:

●	adding work from home flexibility;

●	adjusting attendance policies to encourage those who are sick to stay home;

●	increasing cleaning protocols across all locations; and

●	initiating regular communication regarding impacts of the COVID-19 pandemic, including health and safety protocols and procedures.

Impact of the COVID-19 Pandemic on Our Operations

The COVID-19 pandemic outbreak has offered challenges for all commercial enterprises. According to a Small Business Pulse Survey, 89.9% of businesses reported a moderate to large negative effect from COVID-19 on their business in April 2020, only reducing to approximately 75% in November 2020. Imposed restrictions, such as social distancing, regular temperature checks, enhanced cleaning measures, and the use of personal protective equipment placed on workplaces to increase the safety of employees was something many companies have never had to face before. Some companies and even entire industries have had to shut down due to COVID-19. Moreover, the potential collapse of demand from consumers is an ever-present concern right now with high unemployment rates and the unpredictable nature of living during a global pandemic.

Twin Vee Co. has adapted to these unprecedented times and believes it has successfully navigated the issues presented to our business by the global pandemic. Although sales decreased at the beginning of the summer and Twin Vee Co. had reduced staffing, which has operated with a full-time staff since the middle of the summer. The demand for its Classic and GFX models have been robust, its backlog is over 125 boats. Orders currently being placed for our boats are being scheduled for delivery into Q4 of 2022. With the influx of orders, Twin Vee Co. continues to hire seasoned and experienced production team members with years of production and scheduling experience, the team is aiding our efforts to streamline its manufacturing process.

Corporate Information

Twin Vee Co.’s principal executive office is located at 3101 S. U.S. Highway 1, Ft. Pierce, Florida 34982 and its telephone number is (772) 429-2525. It maintains its corporate website at www.twinvee.com. The reference to its website is an inactive textual reference only, the information that can be accessed through its website is not part of this Joint Proxy Statement/Prospectus, and investors should not rely on any such information in deciding whether to purchase its common stock.

Twin Vee Co. was incorporated in the State of Florida as Twin Vee Catamarans, Inc. on December 1, 2009 and reincorporated in Delaware on April 7, 2021. Our parent company was incorporated as ValueRich, Inc. (“ValueRich”) under the laws of the state of Florida on July 11, 2003 and reincorporated in Delaware on March 3, 2006. On February 17, 2015 ValueRich consummated the acquisition of Twin Vee Catamarans, Inc. On April 26, 2016, ValueRich changed its name and began operating under the name Twin Vee Powercats, Inc.

Forza was initially incorporated as Electra Power Sports, Inc. on October 15, 2021, which name was subsequently changed to Forza X1, Inc. on October 29, 2021. Prior to Forza’s incorporation on October 15, 2021, the electric boat business was operated as Twin Vee Co.’s Electra Power Sports™ Division. Following Twin Vee Co.’s initial public offering that closed on July 23, 2021 (the “IPO”), it determined in October 2021 that for several reasons, that it would market our new independent line of electric boats under a new brand name (and new subsidiary).

Fix My Boat, Inc. was incorporated on September 21, 2021 in Delaware.

Implications of Being an Emerging Growth Company

Twin Vee Co.is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and therefore it intends to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal controls over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. Twin Vee Co. may take advantage of these exemptions until it is no longer an “emerging growth company.” In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Twin Vee Co. has elected to use the extended transition period for complying with new or revised accounting standards under the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, its financial statements may not be comparable to companies that comply with public company effective dates. Twin Vee Co. will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year: (a) following the fifth anniversary of the completion of Twin Vee Co.’s initial public offering; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which it is deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” have the meaning associated with that term in the JOBS Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TWIN VEE CO.

The following discussion, which focuses on our results of operations, contains forward-looking information and statements. Actual events or results may differ materially from those indicated or anticipated, as discussed in the section entitled “Forward Looking Statements.” The following discussion of our financial condition and results of operations should also be read in conjunction with our financial statements and notes to financial statements contained elsewhere in this Joint Proxy Statement/Prospectus.

Company Overview

Twin Vee Co. is a designer, manufacturer and marketer of recreational power sport catamaran boats. Twin Vee Co. believes its company has been an innovator in the recreational power catamaran industry. Twin Vee Co. currently has 8 gas-powered models in production ranging in size from its 24-foot, dual engine, center console to our newly designed 40-foot offshore 400 GFX. Its twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee Co. ride quality by reducing drag, increasing fuel efficiency, and offering users a stable riding boat. Twin Vee Co’s home base operations in Fort Pierce, Florida is a 7.5-acre facility with several buildings totaling over 75,000 square feet. Twin Vee Co employed approximately 120 people at December 31, 2021, some of whom have been with its company for over twenty years.

Twin Vee Co. has organized its business into three operating segments: (i) its gas-powered boat segment which manufactures and distributes gas-powered boats; (ii) its electric-powered boat segment which is developing fully electric boats, through our wholly owned subsidiary, Forza X1, Inc., a Delaware corporation (“Forza”) and (iii) its franchise segment which is developing a standard product offering and will be selling franchises across the United States through our wholly owned subsidiary, Fix My Boat, Inc., a Delaware corporation.

Twin Vee Co.’s gas-powered boats allow consumers to use them for a wide range of recreational activities including fishing, diving and water skiing. Twin Vee Co. believes that the performance, quality and value of our boats position it to achieve our goal of increasing its market share and expanding the power catamaran boating market. Twin Vee Co. currently primarily sells its boats through a current network of 21 independent boat dealers in 26 locations across North America and the Caribbean who resell its boats to the end user Twin Vee customers. Twin Vee Co. continues recruiting efforts for high quality boat dealers and seek to establish new dealers and distributors domestically and internationally to distribute our boats as we grow our production and introduce new models. Twin Vee Co.’s gas-powered boats are currently outfitted with gas-powered outboard combustion engines.

Due to the growing demand for sustainable, environmentally friendly electric and alternative fuel commercial and recreational vehicles, Twin Vee Co.’s wholly owned subsidiary, Forza, is designing and developing a line of electric-powered catamaran boats ranging in size from 18-feet to 28-feet. Forza’s initial two models, the FX1 Dual Console and FX1 Center Console, are being designed to be 24-foot in length, have an 8’ beam or width and utilize a catamaran hull surface to reduce drag and increase run times. The initial launch of FX1 will include Forza’s proprietary single electric outboard motor Forza’s electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system. To date, Forza completed the design of the hull and running surface of the boat and has begun tooling the molds which are required to build the physical fiberglass boat, it has entered into a supply agreement for the supply of the lithium battery packs that it plans to use to power the electric boats, completed the design and prototyping of the boat control system, and completed the design and are more than halfway through prototyping of the electric outboard motor. Forza expects to begin production of its FX1 fully integrated electric boat and motor and commence selling to end user customers by the second quarter of 2023. Forza has also filed three design and four utility patent applications with the U.S. Patent and Trademark Office relating to, among other things, its propulsion system being developed and boat design.

Through the first six months of 2022, Twin Vee Co. continued to experience strong demand for its products. Twin Vee Co.’s objectives have been to add new, larger boat models to its GFX lineup, expand its dealers and distribution network, and increase unit production to fulfill its customer and dealer orders. Twin Vee Co. has made significant progress on all fronts in the first six months ended June 30, 2022, Twin Vee Co. started production on its new 260GFX and Twin Vee Co. unveiled its 400GFX at its dealer meeting in July 2022, Twin Vee Co. has added 21 dealers and 26 locations to its dealer network and Twin Vee Co. has increased its manufacturing throughput to an average of 4.75 boats a week. The increase in production drove Twin Vee Co.’s net revenue up 158% for the three months ended June 30, 2022 over the second quarter of 2021. While net sales growth has been significant, the investments Twin Vee Co. are making also increases its labor, operating, sales and general administration costs. Twin Vee Co.’s manufacturing process is labor intensive, and with the addition of new models to our production line Twin Vee Co. has added staff and expanded its training program.

Twin Vee Co.’s production of gas-powered boats since the closing of Twin Vee Co.’s IPO in July 2021 has increased from one boat per week to the current 4.75 boats per week. Twin Vee Co.’s goal is to continue to increase production of gas-powered boats to five boats per week. This increase in production has, and will continue, to result in an increase in operating expenses. More specifically, Twin Vee Co.’s headcount has increased and is expected to further increase as Twin Vee Co.’s hired and expects to continue to hire additional production employees and midlevel managers resulting in higher salaries and wages. Twin Vee Co. continues to focus on hiring highly qualified production and administrative staff to order to increase its productivity, drive efficiencies, and improve product quality. To help meet its production objectives Twin Vee Co. has also invested approximately $5 million in facility upgrades, capital equipment and molds.

As Twin Vee Co. moves forward, it anticipates its operating income to be moderate toward breakeven for its core gas-powered boat segment, however, Twin Vee Co.’s electric boat division will continue to incur losses as it continues to develop its fully integrated electric boats, which includes research and development efforts.

Recent Developments

On July 28, 2022, Forza received notice that the North Carolina Economic investment committee has approved a Job Development Investment Grant (“JDIG”) providing for reimbursement to Forza X1 of up to $1,367,100 over a twelve-year period of expenses Forza X1 incurs to establish a new manufacturing plant in McDowell County, North Carolina. The receipt of grant funding is conditioned upon Forza X1 investing over $10.5 million in land, buildings and fixtures, infrastructure and machinery and equipment by the end of 2025 and Forza X1 creating as many as 170 jobs. There can be no assurance that Forza X1 will meet the conditions necessary to receive the grant funding. Forza X1 is currently in negotiations for a new site to build the Forza factory in North Carolina. There can be no assurance that the negotiations will be successful.

On August 16, 2022, Forza announced the closing of its initial public offering of 3,450,000 shares of its common stock at a public offering price of $5.00 per share, including 450,000 shares sold upon full exercise of the underwriter’s option to purchase additional shares, for gross proceeds of $17,250,000, before deducting underwriting discounts and offering expenses.

On August 17, 2022, Forza entered into an agreement with OneWater Marine, Inc. to establish Forza X1 customer experience and service centers in OneWater’s current and future locations and other strategic locations across the United States pursuant to which OneWater will be the sole dealer distributing Forza X1 products and OneWater’s retail locations may be used as potential delivery points for customers to pick up their Forza X1 products. Forza X1 retained the right to sell its products directly to customers. The OneWater Agreement has a term of five years but may be terminated by either party for breach upon thirty days’ notice and without cause upon three months’ notice.

On October 3, 2022, Twin Vee Co. closed a public offering of 2,500,000 shares of its common stock at a public offering price of $2.75 per share for gross proceeds of $6,875,000, before deducting underwriting discounts and offering expenses. Twin Vee Co. also granted the underwriter in the offering a 45-day option to purchase up to an additional 375,000 shares of common stock to cover over-allotments, if any.

Financial Condition

Twin Vee Co.’s consolidated balance sheet indicates a strong financial position as of December 31, 2021. Twin Vee Co. finished the year with revenue up 43% over the prior year, and it saw its working capital increase by approximately $10.5 million for the year ended 2021, primarily resulting from our IPO on July 23, 2021. Twin Vee Co.’s cash, cash equivalents and marketable securities were $13.0 million at December 31, 2021. Twin Vee Co.’s property, plant, and equipment along with prepaid expenses went up notably, as it has invested in additional boat molds for new model, equipment to support our increased production levels, and leasehold improvements to improve the quality of our products.

While Twin Vee Co. has largely return to normal operations, the COVID-19 pandemic continues to cause challenges. During fiscal 2021, Twin Vee Co. experienced supply chain disruptions and an overall increase in the price of raw materials and other components used in its production. Twin Vee Co. also incurred higher labor costs and challenges to fill open positions due to a highly competitive job market. Additionally, Twin Vee Co. experienced periodic operational disruptions as its employees contracted or were potentially exposed to COVID-19 pandemic, Twin Vee Co. is unable to predict the impact the pandemic may have on its future results of operations or financial condition.

Results of Operations

Comparison of the Three Months Ended June 30, 2022 and 2021

The following table provides certain selected financial information for the periods presented:

	Three Months Ended
	June 30,
	2022	2021	Change	% Change
Net Sales	$8,519,613	$3,297,571	$5,222,042	158%
Cost of products sold	$5,072,401	$1,981,427	$3,090,974	156%
Gross profit	$3,447,212	$1,316,144	$2,131,068	162%
Operating expenses	$3,919,191	$1,433,077	$2,486,114	173%
(Loss) Income from operations	$(471,979)	$(116,933)	$(355,046)	304%
Other (expense) income	$(66,803)	$167,784	$(234,587)	(140%)
Net (loss) income	$(538,782)	$50,851	$(589,633)	(1,160%)
Basic and dilutive income per share of common stock	$(0.08)	$0.01	$(0.09)	(705%)
Weighted average number of shares of common stock outstanding	7,000,000	4,000,000

Net Sales and Cost Sales

Our net sales increased $5,222,042, or 158% to $8,519,613 for the three months ended June 30, 2022 from $3,297,571 for the three months ended June 30, 2021. This increase was due to an increase in the number of boats sold during the three months ended June 30, 2022. The number of our boats sold during the three months ended June 30,2022 increased 90% over the three months ended June 30, 2021, due to our increased production plan, enabling us to produce more boats during the quarter. Additionally, we have increased our sale prices and reduced discounts and rebates, to help offset the increases in operating expenses described below, in addition to increased costs of product parts and components and our increased inventory that we are maintaining to protect against supply chain shortages.

Gross Profit

Gross profits increased by $2,131,068, or 162% to $3,447,212 for the three months ended June 30, 2022 from $1,316,144 for the three months ended June 30, 2021. Gross profit as a percentage of sales, for the three months ended June 30, 2022 and 2021 was 41% and 40% respectively. In the second quarter of 2021, demand for our product was just starting to strengthen after the initial impacts of COVID-19, additional discounts were offered to stimulate sales, which impacted our gross profit in the period ending June 30, 2021.

Total Operating Expenses

 Our total operating expenses for the three months ended June 30, 2022 and 2021 were $3,919,191 and $1,433,077 respectively. Operating expenses as a percentage of sales were 46% compared to 43% in the prior year.

Selling, general and administrative expenses increased by approximately 126%, or $359,568 to $637,744 for the three months ended June 30, 2022, compared to $278,176 for the three months ended June 30, 2021. The majority of that increase resulted from expenses totaling $183,043 incurred from being publicly traded company, which we did not incur in the prior period. Directors’ and officers’ insurance, filing fees, board fees and investor relations are some of these expenses. We also incurred increases in repairs and maintenance, insurance, hiring expenses, and travel totaling approximately $120,000 along with numerous other smaller increases.

Salaries and wages related expenses increased by approximately 167%, or $1,746,037 to $2,793,281 for the three months ended June 30, 2022, compared to $1,047,244 for the three months ended June 30, 2021. The increase in salaries and wages of $1,260,339 was the result of aggressively ramping up of production, which required increasing our production staff and adding mid-level staff. Included in salaries and wage related expenses for the three months ended June 30, 2022 was stock based compensation expense of $302,000 due to the issuance of options to employees. We have added a full package of benefits for our employees, in order to retain our quality employees, which resulted in an increase in salaries and wages of $103,000. The remaining increase in salaries and wages during the three months ended June 30, 2022 is associated with taxes.

Research and design expenses increased by $174,807 to $174,807 for the three months ended June 30, 2022, from $0 for the three months ended June 30, 2021. Part of the use of proceeds from our IPO, was the development of an electric boat and an electric motor.

Professional fees increased by 264%, or $140,360 to $193,542 for the three months ended June 30, 2022, compared to $53,182 for the three months ended 2021. This increase was also due to the additional costs we incurred associated with being public. We engaged the services of an outside financial consultant, as well as an audit firm for quarterly reporting and SEC legal counsel to fulfill our public company reporting obligations.

Depreciation expense increased by 120%, or $65,342 to $119,817 for the three months ended June 30, 2022, compared to $54,475 for the three months ended 2021. This increase is due to the addition of fixed assets, primarily molds, to increase our production levels and throughput.

Our other (expenses) increased by 140%, or $234,587 to an expense of $66,803 for the three months ended June 30, 2022, compared to income of $167,784 for the three months ended, 2021. In 2021 we had a net gain from insurance recoveries of $185,225, which we did not receive in 2022. Our interest expense increased by $26,275 and our net change in fair value of marketable securities was $27,038, compared to $0, in 2021.

 Net Loss

Net loss for the three months ended June 30, 2022 was $538,782, compared to net income for the three months ended June 30, 2021 of $50,851. Our electric segment, which does not generate any revenue, at this time, incurred a loss of $599,931, for the three months ended June 30, 2022, related to research and design. Basic and dilutive loss per share of common stock for the three months ended June 30, 2022, was ($0.08) compared to basic and diluted income per share for the three months ended June 30, 2021 of $0.01.

Comparison of the Six Months Ended June 30, 2022 and 2021

	Six Months Ended
	June 30,
	2022	2021	Change	% Change
Net sales	$14,405,613	$6,505,214	$7,900,399	121%
Cost of products sold	$8,524,047	$3,701,164	$4,822,883	130%
Gross profit	$5,881,566	$2,804,050	$3,077,516	110%
Operating expenses	$7,401,698	$2,766,221	$4,635,477	168%
(Loss) income from operations	$(1,520,132)	$37,829	$(1,557,961)	(4,118%)
Other (expense) income	$(209,967)	$144,971	$354,938	(245%)
Net (loss) income	$(1,730,099)	$182,800	$(1,912,899)	(1,046%)
Basic and dilutive income per share of common stock	$(0.25)	$0.05	$(0.29)	(641%)
Weighted average number of shares of common stock outstanding	7,000,000	4,000,000

Net Sales and Cost Sales

Our net sales increased by $7,900,399, or 121% to $14,405,613 for the six months ended June 30, 2022 from $6,505,214 for the six months ended June 30, 2021. We attribute the large increase due to strong demand for our product, coupled with our increase in production. The number of our boats sold during the six months ended June 30, 2021 increased 70% over the number of our boats sold during the six months ended June 30, 2021, due to our increased production plan that we focused on since the third quarter of 2021. Additionally, we have increased our sale prices and reduced discounts and rebates, to help offset the increases in operating expenses described below, in addition to increased costs of product parts and components and our increased inventory that we are maintaining to protect against supply chain shortages. Our average revenue per unit for the six months ended June 30, 2022 is up approximately 17% over revenue per unit for the six months ended June 30, 2021.

Gross Profit

Gross profit increased by $3,077,516 or 110% to 5,881,566 for the six months ended June 30, 2022 from $2,804,050 for the six months ended June 30, 2021. Gross profit as a percentage of net sales for the six months ended June 30, 2022, was 41% as compared to 43% for the same period in fiscal 2021.

Total Operating Expenses

Our total operating expenses increased by $4,635,477, or 168% to $7,401,698 for the six months ended June 30, 2021 from $2,766,221 for the six months ended June 30, 2021. Operating expenses as a percentage of sales were 51% and 43% for the six months ended June 30, 2022, and 2021, respectively.

Selling, general and administrative expenses increased by 127% or $742,464 to $1,320,065 for the six months ended June 30, 2022, from $577,601. A significant portion of the increase, $366,600, resulted from expenses incurred in connection with being a publicly traded company, which we did not incur in the prior period. Our insurance increased by $111,868 over the prior period, due to our increased wages and sales level. Our Delaware state franchise taxes increased by $74,210. Our travel expenses increased by $56,250. We also have experienced moderate increases for office supplies, hiring expenses, computer related expenses, and several other accounts which attributed to $123,625 of the increase.

Salaries and wage related expenses increased by 155% or $3,071,678 to $5,047,091 for the six months ended June 30, 2022 from $1,975,414 for the six months ended June 30, 2021. We have been aggressively working on increasing production, and this included increasing our production staff as well as adding mid-level staff, resulting in an increase of $2,149,272 of additional salaries and wage expense for the six months ended June 30, 2022 as compared to for the six months ended June 30, 2021. Included in salaries and wage related expenses for the six months ended June 30, 2022 was stock based compensation expense of $526,723 due to the issuance of options to employees. We have added a full package of benefits for our employees, to retain our quality employees, which resulted in an increase of $181,085. The remaining increase of salaries and wages related expenses during the six months ended June 30, 2022 is associated with taxes and benefits.

Research and design expenses for the six months ended June 30, 2022, and 2021 were $396,352 and $0, respectively. Part of the use of proceeds from our IPO, was the development of an electric boat and an electric motor.

Professional fees for the six months ended June 30, 2022 and 2021 were $438,281 compared to $112,208, respectively. This increase is also due to the expenses incurred from being a public company. We engaged the services of an outside financial consultant, as well as an audit firm for quarterly reporting and SEC legal counsel in order to fulfill our public company reporting obligations.

Depreciation expenses for the six months ended June 30, 2022 and 2021 were $199,909 and $100,998, respectively. This increase is due to the addition of fixed assets, primarily molds, to increase our production levels and throughput.

Our other expenses increased by 245%, or $354,937 to $209,967 for the six months ended June 30, 2022, compared to other income of $144,971 for the six months ended June 30, 2021. The majority of the increase was due to a net gain from insurance recoveries of $180,124, in 2021, which we did not receive in 2022, an increase in interest expense of $48,403 and our net loss in fair value of marketable securities was $112,576 compared to $0, during the six months ended June 30, 2021.

Net Loss

Net loss for the six months ended June 30, 2022 was $1,730,099, compared to net income for the six months ended June 30, 2021 of $182,800. Our electric segment, which does not generate any revenue, at this time, incurred a loss of $1,114,222, for the six months ended June 30, 2022, related to research and design. Our gas-powered segment incurred a loss of $553,724, for the six months ended June 30, 2022. This loss was due to our aggressive ramp up in production. Basic and dilutive loss per share of common stock for the six months ended June 30, 2022, was ($0.25) compared to basic and diluted income per share for the six months ended June 30, 2021 of $0.05.

Comparison of the Years Ended December 31, 2021 and 2020

The following table provides certain selected financial information for the years presented:

	Years Ended
	December 31,
	2021	2020	Change	% Change
Net sales	$15,774,170	$11,063,619	$4,710,551	43%
Cost of products sold	$9,498,384	$6,289,316	$(3,209,068)	51%
Gross profit	$6,275,786	$4,774,303	$1,501,483	31%
Operating expenses	$7,906,507	$4,053,469	$(3,853,038)	95%
(Loss) income from operations	$(1,630,721)	$720,834	$(2,351,555)	326%
Other income	$619,712	$450,243	$169,469	38%
Net (loss) income	$(1,011,009)	$1,171,077	$(2,182,086)	186%
Basic and dilutive (loss) income per share of common stock	$(0.19)	$0.29	$(0.48)	166%
Weighted average number of shares of common stock outstanding	5,331,400	4,000,000

Net Sales and Cost Sales

Twin Vee Co.’s net sales increased $4,710,551, or 43% to $15,774,170 for the year ended December 31, 2021 from $11,063,619 for the year ended December 31, 2020. Twin Vee Co. attributes the large increase in net sales to a strengthening economy during 2021 compared to 2020. During the first half of 2020, it was impacted significantly by COVID-19, during the 3rd quarter of 2020 we started to see a rebound in sales as the economy started to strengthen. The number of boats sold during fiscal year ended December 31, 2021 increased 27% over the number of its boats sold during the fiscal year ended December 31, 2020, due not only to the strengthening economy over 2020, but also its increased production plan that it focused on during the second half of 2021. Additionally, Twin Vee Co. has increased our sale prices to help offset the increases in operating expenses, which includes increased labor cost, described below, in addition to increased costs of production supplies to protect against supply chain shortages. Twin Vee Co.’s average revenue per unit for the year ended December 31, 2021 is up approximately 12% over revenue per unit for the year ended December 31, 2020. The average revenue per unit increase, is not only due to its increase in sales prices, it also attributes this increase to a shift in its model mix. Early in 2021, it discontinued its 19-foot model, which equaled approximately 5% of its sales in the previous year. Twin Vee Co. further saw a decrease in our 24-foot model over the prior year, while its larger models all saw increases.

Gross Profit

Gross profits increased by $1,501,483, or 31% to $6,275,786 for the year ended December 31,2021 from $4,774,303 for the year ended December 31, 2020. Gross profit as a percentage of sales, for the year ended December 31, 2021 and 2020 was 40% and 43% respectively. Twin Vee Co. attributed the 3% decline in gross profit percentage to increased cost of raw materials and purchased components. Twin Vee Co. anticipated continued pressure on our gross profit percentage due to price increases on raw materials and purchased components.

Total Operating Expenses

Twin Vee Co.’s total operating expenses for the year ended December 31, 2021 and 2020 were $7,906,507 and $4,053,469 respectively. Operating expenses as a percentage of sales were 50% compared to 37% in the prior year.

Selling, general and administrative expenses increased by approximately 98%, or $853,676 to $1,726,345 for the year ended December 31, 2021, compared to $872,669 for the year ended December 31, 2020. The large portion of the increase resulted from expenses totaling $332,910 incurred from being publicly traded company, which it did not incur in the prior year including, directors’ and officers’ insurance, filing fees, legal expenses and investor relations costs. Twin Vee Co.’s repairs and maintenance increased $168,047 or 168%, primarily due to equipment repairs and increased garbage disposal for its increased production levels. Twin Vee Co. also incurred significant increases its liability insurance and workers compensation insurance totaling $89,761, an increase of 76%, due to its increased revenue levels and increased wages. Numerous other items make up the remaining $262,958 of increased selling, general and administrative expense increase.

Salaries and wages increased by approximately 88%, or $2,531,826 to $5,389,599 for the year ended December 31, 2021, compared to $2,857,773 for the year ended December 31, 2020. The increase in salaries and wages of $2,531,826 was the result of aggressively ramping up of production, which required increasing our production and adding mid-level staff. Included in salaries and wages for the year ended December 31, 2021 was a charge for non-cash stock-based compensation expense of $309,832 due to the issuance of options to employees. Twin Vee Co. has also incurred production and executive bonus expense of $560,299 for the year ended December 31, 2021 compared to $168,304 for the year ended December 31, 2020, an increase of $391,995, as a result of meeting its 2021 production objectives. The remaining increase of salaries and wages during the year ended December 31, 2021 was associated with payroll taxes and benefits.

Professional fees increased by 128%, or $213,630 to $380,929 for the year ended December 31, 2021, compared to $167,299 for the year ended 2020. This increase was primarily due to the additional costs it incurred associated with being a public company and included an increase in audit, legal and related consulting fees in order to fulfill our public company SEC reporting obligations.

Depreciation expense for the year ended December 31, 2021 increased by 27%, or $42,795 to $198,523 for the year ended December 31, compared to $155,728 in December 31, 2020. During the year ended December 31, 2021 Twin Vee Co. made significant investments in equipment, leasehold improvements and boat molds that resulted in an increased our depreciation expense.

Research and design expenses for the year ended December 31, 2021, was $211,111 compared to $0, for the year ended December 31,2020. These expenses are associated with its development of our electric propulsion system for Forza X1.

Other income increased by 38%, or $169,469 to $619,712 for the year ended December 31, 2021, compared to income of $450,243 for the year ended, 2020. The increase in other income is primarily the result of $608,224 in government grant income associated with our PPP loan that was recognized in 2021, lower interest expense, and a gain from insurance recovery net of loss on disposal of assets of $434,724. This was offset by a loss on the disposal of assets of $254,600 in 2021 and the forgiveness of the PPP loan in 2020.

Net Loss

Net loss for the year ended December 31, 2021 was $1,011,009, compared to net income of $1,171,077 for the year ended December 31, 2020. Twin Vee Co. has spent much of 2021 assembling the tools and people necessary to increase production levels. While its revenue levels increased, its expenses also increased. That coupled with the additional expenses associated with being a public company and its research and development efforts for its electric boat division, resulted in a net loss for 2021. With these investments, Twin Vee Co. is building the foundation for our future, not only for its gas powered boats, but also for its electric boat division. Twin Vee Co. continues to deal with the fallout of the global pandemic, as well as the impact of additional costs of growth, but are encouraged by its continued increase in revenue. Basic and dilutive loss per share of common stock for the year ended December 31, 2021, ($0.19) compared to basic and dilutive income per share of common stock for the year ended December 31, 2020, $0.29.

Liquidity and Capital Resources

The primary sources of funds for the six months ended June 30, 2022 were cash from operations and proceeds from our IPO. Our primary use of cash was related to increasing inventory levels to meet the high level of demand coupled with the current supply chain challenges and our investment into our electric boat segment. With uncertainty on component availability, prolonged lead time and rising prices, we have been bringing in inventory far earlier than in previous years. With our increased levels of inventory, increased revenues, and increased operating costs, we have also experienced an increase in our accounts payable. Our electric boat segment currently does not generate revenue, and incurred a loss of $1,166,575 for the six months ended June 30, 2022.

To date, we have spent approximately $2,500,00 on the funding of the development on our electric boats. The proceeds derived from the initial public offering of the common stock of Forza , will be used to build a manufacturing facility, purchase equipment, inventory and working capital.

The following table provides selected financial data about us as of June 30, 2022 and December 31, 2021.

	June 30,	December 31,
	2022	2021	Change	% Change
Cash and cash equivalents	$5,910,533	$6,975,302	$(1,064,769)	(15.3%)
Marketable securities	$3,948,930	$6,064,097	$(2,115,167)	(34.9%)
Current assets	$12,320,261	$13,073,346	$(753,085)	(5.8%)
Current liabilities	$3,975,876	$2,155,420	$1,820,456	84.5%
Working capital	$8,344,385	$10,917,926	$(2,573,541)	(23.6%)

As of June 30, 2022, we had sufficient cash and cash equivalents to meet ongoing expenses for at least twelve months from the date of the filing of this Quarterly Report on Form 10-Q. On October 3, 2022, Twin Vee Co. raised an additional $6,875,000 in gross proceeds from the sale of 2,500,000 shares of its common stock in a public offering. As of June 30, 2022, Twin Vee Co. had $9,859,463 of cash, cash equivalents and marketable securities, total current assets of $12,320,261, and total assets of $21,019,907. Our total liabilities were $5,523,582. Our total liabilities were comprised of current liabilities of $3,975,876 which included accounts payable and accrued liabilities of $2,914,198, due to affiliated companies of $115,043 and current portion of operating lease right of use liability of $382,922, and long-term liabilities of $1,547,706. As of December 31, 2021, we had $13,039,399 of cash, cash equivalents and marketable securities, total current assets of $13,073,346 and total assets of $20,599,184. Our total current liabilities were $2,155,420 and total liabilities of $3,899,484 which included long-term operating lease liabilities for the lease of our facility.

 Accumulated deficit was $3,747,655 as of June 30, 2022 compared to accumulated deficit of $2,017,556 as of December 31, 2021.

Our working capital decreased by $2,573,542 to $8,344,384 as of June 30, 2022, compared to $10,917,926 on December 31, 2021, due primarily to increased accounts payable and accrued liabilities.

We believe that our cash and cash equivalents will provide sufficient resources to finance operations for the next 12 months. In addition to cash, cash equivalents and marketable securities, we anticipate that we will be able to rely, in part, on cash flows from operations in order to meet our liquidity and capital expenditure needs in the next year as well as proceeds from our IPO.

Cash Flow

	Six Months Ended				Years Ended
	June 30,				December 31,
	2022	2021	$ Change	% Change	2021	2020	$ Change	% Change
Cash (used in) provided by operating activities	$(1,196,245)	$5,045	(1,201,290)	$(23,812%)	$(1,947,539)	$364,648	$(2,312,187)	(634%)
Cash provided by (used in) investing activities	$273,105	$(604,990)	878,095	$(145%)	$(8,037,264)	$(200,452)	$(7,836,812)	(3910%)
Cash (used in) provided by financing activities	$(141,629)	$114,771	(256,400)	$(223%)	$16,068,289	$512,046	$(15,556,243)	3,038%
Net change in cash	$(1,064,769)	$(485,174)	(579,595)	$119%	$6,975,302	$891,816	$6,083,486	682%

Cash Flow from Operating Activities

For the six months ended June 30, 2022, net cash flows used in operating activities was $1,196,245 compared to net cash provided by operating activities of $5,045 during the six months ended June 30, 2021. We have increased inventory levels by $2,569,780, due to supply chain delays that continue to impact lead time and parts availability, this is further emphasized by our production ramp up. Accounts payable decreased $1,061,573. Our accrued liabilities decreased $226,537, primarily due to accrued rebate being paid out. Our net loss from operation was $1,730,099, was decreased by non-cash expenses of $1,078,845, primarily due to stock-based compensation of $526,723, change of right-of-use asset and lease liabilities of $189,647, loss on disposal of assets of $49,990, net change in fair value of marketable securities of $112,576 and depreciation of $199,909.

Cash Flow from Investing Activities

During the six months ended June 30, 2022, we provided $273,105 in investment activities, compared to $604,990 used during the six months ended June 30, 2021. We invested $1,809,486 in the purchase of property and equipment, primarily for new model boat molds of approximately $1,076,604, leasehold improvements of approximately $114,908, new production equipment of approximately $431,444, and new computers, software and furniture of approximately $59,411. We had proceeds from the sale of property of approximately $80,000, and proceeds from the sale of marketable securities of $2,002,591.

Cash Flows from Financing Activities

For the six months ended June 30, 2022, net cash used by financing activities was approximately $141,629, compared to net cash provided by financing activities of $114,771. During the six months ended June 30, 2022, we used $141,629 for deferred offering cost relating to Forza.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT JUDGMENTS AND ESTIMATES

Twin Vee Co. believes that several accounting policies are important to understanding our historical and future performance. Twin Vee Co. refers to these policies as “critical” because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time we make the estimate, and different estimates—which also would have been reasonable—could have been used, which would have resulted in different financial results.

Twin Vee Co.’s management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of its consolidated financial statements requires it to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on historical experience and make various assumptions, which management believes to be reasonable under the circumstances, which form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The notes to its consolidated financial statements contained herein contain a summary of Twin Vee Co.’s significant accounting policies. Twin Vee Co. considers the following accounting policies critical to the understanding of the results of its operations:

Revenue Recognition

Twin Vee Co. accounts for revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 which was adopted at the beginning of fiscal year 2018 using the modified retrospective method. The Company did not recognize any cumulative-effect adjustment to retained earnings upon adoption as the effect was immaterial.

Payment received for the future sale of a boat to a customer is recognized as a customer deposit, which is included in contract liabilities on the balance sheet. Customer deposits are recognized as revenue when control over promised goods is transferred to the customer.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States “U.S. GAAP” requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Included in those estimates are assumptions about allowances for inventory obsolescence, useful life of fixed assets, warranty reserves and bad-debt reserves.

Inventories

Inventories are stated at the lower of cost or net realizable value using the first-in, first-out (FIFO) method. Net realizable value is defined as sales price less cost of completion, disposable and transportation and a normal profit margin. Production costs, consisting of labor and overhead, are applied to ending finished goods inventories at a rate based on estimated production capacity. Excess production costs are charged to cost of products sold. Provisions have been made to reduce excess or obsolete inventories to their net realizable value.

Impairment of Long-Lived Assets

Management assesses the recoverability of its long-lived assets when indicators of impairment are present. If such indicators are present, recoverability of these assets is determined by comparing the undiscounted net cash flows estimated to result from those assets over the remaining life to the assets’ net carrying amounts. If the estimated undiscounted net cash flows are less than the net carrying amount, the assets would be adjusted to their fair value, based on appraisal or the present value of the undiscounted net cash flows.

Product Warranty Costs

As required by FASB ASC Topic 460, Guarantees, the Company is including the following disclosure applicable to its product warranties.

Twin Vee Co. accrues for warranty costs based on the expected material and labor costs to provide warranty replacement products. The methodology used in determining the liability for warranty cost is based upon historical information and experience. Twin Vee Co.’s warranty reserve is calculated as the gross sales multiplied by the historical warranty expense return rate.

Leases

Twin Vee Co. adopted FASB Accounting Standards Update (“ASU”) No. 2016-02, Leases (“Topic 842”), using the modified retrospective adoption method with an effective date of January 1, 2019. This standard requires all lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments.

Under Topic 842, Twin Vee Co. applied a dual approach to all leases whereby Twin Vee Co. is a lessee and classifies leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by Twin Vee Co. Lease classification is evaluated at the inception of the lease agreement.

Paycheck Protection Program

U.S. GAAP does not contain authoritative accounting standards for forgivable loans provided by governmental entities to a for-profit entity. Absent authoritative accounting standards, interpretative guidance issued and commonly applied by financial statement preparers allows for the selection of accounting policies amongst acceptable alternatives. Based on the facts and circumstances, the Company determined it most appropriate to account for the Paycheck Protection Program (“PPP”) loan proceeds as an in-substance government grant by analogy to International Accounting Standards 20 “(IAS 20)”, Accounting for Government Grants and Disclosure of Government Assistance. Under the provisions of IAS 20, “a forgivable loan from government is treated as a government grant when there is reasonable assurance that the entity will meet the terms for forgiveness of the loan.” IAS 20 does not define “reasonable assurance”; however, based on certain interpretations, it is analogous to “probable” as defined in FASB ASC Subtopic 450-20-20 under U.S. GAAP, which is the definition the Company has applied to its expectations of PPP loan forgiveness. Under IAS 20, government grants are recognized in earnings on a systematic basis over the periods in which the Company recognizes costs for which the grant is intended to compensate (i.e., qualified expenses). Further, IAS 20 permits for the recognition in earnings either (1) separately under a general heading such as other income, or (2) as a reduction of the related expenses. Twin Vee Co. has elected to recognize government grant income separately within other income to present a clearer distinction in its financial statements between its operating income and the amount of net income resulting from the PPP loan and forgiveness.

Deferred Income Taxes and Valuation Allowance

Twin Vee Co. accounts for income taxes under ASC 740 “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that Twin Vee Co. will not realize tax assets through future operations.

OFF-BALANCE SHEET ARRANGEMENTS

Twin Vee Co. did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under Securities and Exchange Commission rules.

TWIN VEE CO. BOARD COMPOSITION FOLLOWING THE MERGER

Following the merger, the Board of Directors of Twin Vee Co. will have a six-member board of directors, in three staggered classes, consisting of all of the current members of the board of directors of Twin Vee Co., Joseph Visconti, Preston Yarborough, James Melvin, Kevin Schuyler, Bard Rockenbach and Neil Ross, assuming that Mr. Rockenbach and Mr. Ross are re-elected at the 2022 Annual Meeting. Joseph Visconti and Preston Yarborough are currently directors of both Twin Vee Co. and Twin Vee Inc. The Class II directors will be James Melvin and Preston Yarborough, whose terms will expire at the annual meeting of stockholders to be held in 2023. The Class III directors will be Kevin Schuyler and Joseph Visconti, whose terms will expire at the annual meeting of stockholders to be held in 2024. The Class I directors will be Bard Rockenbach and Neil Ross, whose term will expire at the annual meeting of stockholders to be held in 2025, assuming that Mr. Rockenbach and Mr. Ross are re-elected at the 2022 Annual Meeting.

INFORMATION REGARDING TWIN VEE INC.

Business of Twin Vee Inc.

Twin Vee Inc. is currently the holder of 4,000,000 shares of common stock in Twin Vee Co. Other than being the holder of Twin Vee Co. shares, Twin Vee Inc. has no operations. Twin Vee Inc. was formally known as Valuerich, Inc. between 2003 and 2015, and was in the business of real estate development and publishing. In 2016, in connection with its acquisition of Twin Vee Catamarans, Inc., the predecessor of Twin Vee Co., Valuerich, Inc. changed its name to Twin Vee Powercats, Inc.

Employees

As of October 11, 2022, Twin Vee Inc. had no full-time or part-time employees.

Properties

Twin Vee Inc. does not currently lease or own any property.

Legal Proceedings

Twin Vee Inc. is currently involved in civil litigation with owners of a boat purchased from one of its authorized dealers in Alabama. The litigation filed in Alabama Circuit Court in Spring 2019 by Jarred Lee Williams involves assertions of unsatisfactory warranty claims. The case is in the discovery phase. It is uncertain whether Twin Vee Inc. will be successful in defending this action and, if unsuccessful, there will be potential exposure in an amount yet to be determined.

Twin Vee Inc. is also currently involved in civil litigation with owners of a boat purchased from one of its authorized dealers in Florida. The litigation was filed in St. Lucie County Circuit Court in 2019 by Richard Hall and involves assertions of unsatisfactory warranty claims. The case is currently scheduled for arbitration and will be set down for trial if arbitration proves to be unsuccessful in reaching a settlement amongst the parties. It is uncertain whether Twin Vee Inc. will be successful in defending this action and, if unsuccessful, there will be potential exposure in an amount yet to be determined.

Twin Vee Inc. is also currently involved in civil litigation with the owner of a boat purchased from one of its authorized dealers in Florida. The litigation was filed in St. Lucie County Circuit Court in 2021 by Michael Blaney and involves assertions of unsatisfactory warranty claims. The case is currently in the discovery phase. It is uncertain whether Twin Vee Inc. will be successful in defending the action and, if unsuccessful, there will be potential exposure in an amount yet to be determined.

Twin Vee Inc. has sued in St Lucie County Circuit Court in Summer 2016 the former president and CEO of Twin Vee Catamarans, Inc. Roger and Donna Dunshee for making false, misleading statements and concealing material information from Twin Vee Inc.’s current president during the due diligence period prior to purchasing Twin Vee Co. The case is currently working its way through the Court and Twin Vee Inc. feels confident that the case will not result with a negative financial ruling or outcome.

Management and Board of Directors

The following table sets forth certain information regarding the directors and executive officers of Twin Vee Inc. as of October 11, 2022:

Name	Age	Position
Joseph Visconti	57	President, Secretary, and Director
Preston Yarborough	42	Vice President and Director
Carrie Gunnerson	47	Chief Financial Officer

Joseph Visconti is the founder, CEO and President of Twin Vee Inc. formerly known as ValueRich, a financial media company that was taken public on the American Stock Exchange in 2007. ValueRich transitioned from media related business to Twin Vee Inc. in 2015. Mr. Visconti is currently President, Secretary, and Director of Twin Vee Inc. With over 25 years of executive level operational and financial experience, Mr. Visconti was also the founder, CEO and President of a regional Investment Bank that he built to over 400 employees and sold in 2000. Mr. Visconti has experience building teams of professionals with a focus on product development and bringing those products to market. Mr. Visconti received his Associate’s degree from Lynn University in 1984.

Preston Yarborough has been the Vice President and Director of Product Development of Twin Vee Inc. since August 2010. Mr. Yarborough has also served as Vice President of Twin Vee Co. since its inception, and as Twin Vee Co.’s Director since August 2010.

Carrie Gunnerson has been our Chief Financial Officer since October 1, 2021 and has also served as Twin Vee Co.’s Chief Financial Officer since October 1, 2021. Prior to her appointment, Ms. Gunnerson served as the President and Chief Executive Officer of Art’s Way Manufacturing Co., Inc. (“Art’s Way”) from October 18, 2007 until July 21, 2020, as its Chief Financial Officer from July 2004 until January 2012 and interim from September 2012 until January 22, 2015 and again from May 31, 2018 until February 1, 2020. Prior to joining Art’s Way in 2004, from 2001 until 2004 Ms. Gunnerson was employed by Tyco Plastics Inc., where she was responsible for all of the functions of a controller. Ms. Gunnerson was also served as director of the Farm Equipment Manufacturers Association, from November 2016 through July of 2020. Ms. Gunnerson received her Bachelor of Science degree in Accounting with a minor in Economics from the University of St. Thomas in St Paul, Minnesota.

CORPORATE GOVERNANCE/NOMINATING COMMITTEE

Code of Business Conduct and Ethics

Twin Vee Inc. has adopted a formal Code of Business Conduct and Ethics applicable to all Board members, executive officers and employees. A copy of this Code of Business Conduct and Ethics is posted on Twin Vee Inc.’s website at www.twinvee.com.

Executive Compensation

SUMMARY COMPENSATION TWIN VEE INC.

Twin Vee Inc. has not paid any compensation to its executive officers or directors during the prior two years and did not have any equity awards outstanding as of December 31,2021. Twin Vee Inc. does not have any employment agreements with any employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TWIN VEE INC.

The following discussion should be read in conjunction with Twin Vee Inc.’s consolidated financial statements which can be found at Annex C-2.

CERTAIN ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
TWIN VEE CO., TWIN VEE INC. AND THE COMBINED COMPANY

Ownership of Twin Vee Co. Common Stock Prior to the Merger

The following table sets forth the beneficial ownership of our common stock as of October 11, 2022, by:

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

●	each of the named executive officers listed in the Summary Compensation Table;

●	each of our directors; and

●	all of our current executive officers and directors as a group.

As of October 11, 2022, we had 9,520,000 shares of common stock outstanding.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of profits interest units, options, warrants or other rights that are either immediately exercisable or exercisable on or before October 11, 2022, which is approximately 60 days after the date of this Proxy Statement/ Prospectus. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Twin Vee PowerCats Co. 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Joseph Visconti (1)	2,449,048	25.4%
Preston Yarborough(2)	60,448	*
James Melvin(3)	5,500	*
Bard Rockenbach(4)	5,500	*
Neil Ross(3)	5,500	*
Kevin Schuyler(5)	1,832	*
Donna Barnett(6)	34,000	*
Carrie Gunnerson(7)	29,471	*
All current executive officers and directors as a group (7 persons)	2,557,299	26.2%
5% Stockholders
Twin Vee Powercats, Inc.(1)	4,000,000	42%
Marathon Micro Fund, L.P.(8)	652,832	6.86%
* Represents beneficial ownership of less than one percent.

(1)	Joseph Visconti is the Chairman of the Board and Chief Executive Officer of Twin Vee Co. and Twin Vee Inc., and owns 58.2 % of the outstanding stock of Twin Vee Inc. Twin Vee Inc. is the owner of 4,000,000 shares of common stock. As a controlling shareholder of Twin Vee Inc., Mr. Visconti is deemed to have control over the shares of common stock of our company owned by Twin Vee Inc. Mr. Visconti disclaims beneficial ownership of these securities. Mr. Visconti was granted an option to purchase 272,000 shares of our common stock upon the consummation of the Twin Vee Co. initial public offering, of which 120,896 shares of common stock will vest and be exercisable within 60 days of October 11, 2022 and are included in the number of shares of common stock beneficially owned by Mr. Visconti.

(2)	Mr. Yarborough was granted an option to purchase 136,000 shares of our common stock upon the consummation of the Twin Vee Co. initial public offering, of which 60,448 shares of common stock will vest and be exercisable within 60 days of October 11, 2022 and are included in the number of shares of common stock beneficially owned by Mr. Yarborough.

(3)	Messrs. Melvin and Ross were each granted an option to purchase 5,500 shares of our common stock upon the consummation of the Twin Vee Co. initial public offering, of which 5,500 shares of common stock will vest and be exercisable within 60 days of October 11, 2022, and are included in the number of shares of common stock beneficially owned by each of Messrs. Melvin and Ross.

(4)	In connection with his appointment, effective November 7, 2021, Mr. Rockenbach was awarded an option to purchase 5,500 shares of the Company’s common stock at an exercise price of $3.87 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. Of these 5,500 shares, 5,500 shares of common stock will vest and be exercisable within 60 days of October 11, 2022, and are included in the number of shares of common stock beneficially owned by Rockenbach.

(5)	In connection with his appointment, effective July 6, 2022, Mr. Schuyler was awarded an option to purchase 5,500 shares of the Company’s common stock at an exercise price of $2.62 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. Of these 5,500 shares, 1,832 shares of common stock will vest and be exercisable within 60 days of October 11, 2022, and are included in the number of shares of common stock beneficially owned by Mr. Schuyler.

(6)	Ms. Barnett was granted an option to purchase 34,000 shares of our common stock upon the consummation of the Twin Vee Co. initial public offering, of which 34,000 shares of common stock will vest and be exercisable within 60 days of October 11, 2022, and are included in the number of shares of common stock beneficially owned by Ms. Barnett.

(7)	Ms. Gunnerson was granted an option to purchase 136,000 shares of our common stock upon in connection with joining our company as Chief Financial Officer, of which 29,471 shares of common stock will vest and be exercisable within 60 days of
October 11, 2022, and are included in the number of shares of common stock beneficially owned by Ms. Gunnerson.

(8)	Information is based upon a Schedule 13G/A filed with the SEC on December 31, 2021 by James G. Kennedy, the partner of Marathon Micro Fund, L.P. The address of Marathon Micro Fund, L.P. is 4 North Park drive, Suite 106, Hunt Valley, Maryland 34982.

Ownership of Twin Vee Inc. Common Stock Prior to the Merger

The following table sets forth certain information regarding beneficial ownership of shares of Twin Vee Inc.’s common stock as of October 11, 2022 by (i) each person known to beneficially own more than 5% of the outstanding Twin Vee Inc. common stock, (ii) each of Twin Vee Inc.’s directors, (iii) Twin Vee Inc.’s executive officers and (iv) all directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Twin Vee Powercats, Inc., 3101 S. U.S. Highway 1, Fort Pierce, Florida 39482.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Joseph Visconti	97,113,873	58.2%
Preston Yarborough	1,600,000	1%
Carrie Gunnerson	0	*
All current executive officers and directors as a group (3 persons)	98,713,873	59.2%
5% Stockholders
Michael Carricarte	25,200,000	15.1%
* Represents beneficial ownership of less than one percent.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and investment power with respect to securities. Beneficial ownership determined in this manner may not constitute ownership of such securities for other purposes or indicate that such person has an economic interest in such securities. As of October 11, 2022, there were 166,851,398 shares of common stock of Twin Vee Inc. outstanding.

Ownership of Twin Vee Co. Common Stock Following the Merger

The following table sets forth certain information regarding the ownership of Twin Vee Co.’s common stock as of October 11, 2022 assuming the consummation of the merger with Twin Vee Inc., by: (i) each director and nominee for director of Twin Vee Co.; (ii) each of the executive officers of Twin Vee Co.; (iii) all executive officers and directors of Twin Vee Co. as a group; and (iv) all those known by Twin Vee Co. to be beneficial owners of more than five percent of its common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Joseph Visconti (1)	2,449,048	25.4%
Preston Yarborough(2)	98,805	1.0%
James Melvin(3)	5,500	*
Bard Rockenbach(4)	5,500	*
Neil Ross(3)	5,500	*
Kevin Schuyler(5)	1,832	*
Donna Barnett(6)	34,000	*
Carrie Gunnerson(7)	29,471	*
All current executive officers and directors as a group (7 persons)	2,557,299	26.2%
5% Stockholders
	—
Marathon Micro Fund, L.P.(8)	652,832	6.86%
Michael Carricarte	604,130	6.3%
* Represents beneficial ownership of less than one percent.

(1)	Joseph Visconti is the Chairman of the Board and Chief Executive Officer of, Twin Vee Co. and Twin Vee Inc., and owns 58.25% of the outstanding stock of Twin Vee Inc. Twin Vee Inc. is the owner of 4,000,000 shares of common stock. Upon consummation of the merger, Mr. Visconti will be issued 2,328,152 shares of common stock of Twin Vee Co. Mr. Visconti was granted an option to purchase 272,000 shares of our common stock upon the consummation of the Twin Vee Co. initial public offering, of which 120,896 shares of common stock will vest and be exercisable within 60 days of October 11, 2022 and are included in the number of shares of common stock beneficially owned by Mr. Visconti.

(2)	Mr. Yarborough was granted an option to purchase 136,000 shares of our common stock upon the consummation of the Twin Vee Co. initial public offering, of which 60,448 shares of common stock will vest and be exercisable within 60 days of October 11, 2022 and are included in the number of shares of common stock beneficially owned by Mr. Yarborough. In the merger, Mr. Yarborough will be issued 38,357 shares of Twin Vee Co. common stock, which he will directly own after the merger

(3)	Messrs. Melvin and Ross were each granted an option to purchase 5,500 shares of our common stock upon the consummation of the Twin Vee Co. initial public offering, of which 5,500 shares of common stock will vest and be exercisable within 60 days of October 11, 2022, and are included in the number of shares of common stock beneficially owned by each of Messrs. Melvin and Ross.

(4)	In connection with his appointment, effective November 7, 2021, Mr. Rockenbach was awarded an option to purchase 5,500 shares of the Company’s common stock at an exercise price of $3.87 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. Of these 5,500 shares, 5,500 shares of common stock will vest and be exercisable within 60 days of October 11, 2022, and are included in the number of shares of common stock beneficially owned by Rockenbach.

(5)	In connection with his appointment, effective July 6, 2022, Mr. Schuyler was awarded an option to purchase 5,500 shares of the Company’s common stock at an exercise price of $2.62 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. Of these 5,500 shares, 1,832 shares of common stock will vest and be exercisable within 60 days of October 11, 2022, and are included in the number of shares of common stock beneficially owned by Mr. Schuyler.

(6)	Ms. Barnett was granted an option to purchase 34,000 shares of our common stock upon the consummation of the Twin Vee Co. initial public offering, of which 34,000 shares of common stock will vest and be exercisable within 60 days of October 10, 2022, and are included in the number of shares of common stock beneficially owned by Ms. Barnett.

(7)	Ms. Gunnerson was granted an option to purchase 136,000 shares of our common stock upon in connection with joining our company as Chief Financial Officer, of which 29,471 shares of common stock will vest and be exercisable within 60 days of
October 11, 2022, and are included in the number of shares of common stock beneficially owned by Ms. Gunnerson.

(8)	Information is based upon a Schedule 13G/A filed with the SEC on December 31, 2021 by James G. Kennedy, the partner of Marathon Micro Fund, L.P. The address of Marathon Micro Fund, L.P. is 4 North Park drive, Suite 106, Hunt Valley, Maryland 34982.

DESCRIPTION OF TWIN VEE CO. CAPITAL STOCK

General

The following description of Twin Vee Co. common stock and Twin Vee Co. preferred stock, summarizes the material terms and provisions of the Twin Vee Co. common stock and Twin Vee Co. preferred stock and is not complete. For the complete terms of Twin Vee Co.’s common stock and preferred stock, please refer to Twin Vee Co.’s certificate of incorporation, which may be amended from time to time and Twin Vee Co.’s bylaws, as amended from time to time. The Delaware General Corporation Law, or DGCL, may also affect the terms of these securities.

As of the date of this Joint Proxy Statement/Prospectus, Twin Vee Co.’s authorized capital stock consisted of 50,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. Pursuant to the Twin Vee Co.’s certificate of incorporation, Twin Vee Co.’s Board of directors may establish the rights and preferences of the preferred stock from time to time. As of October 11, 2022, there were 9,520,000 shares of Twin Vee Co.’s common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of Twin Vee Co.’s common stock are entitled to one vote per share. Twin Vee Co.’s certificate of incorporation does not provide for cumulative voting. Holders of Twin Vee Co. common stock are entitled to receive ratably such dividends, if any, as may be declared by Twin Vee Co.’s board of directors out of legally available funds. However, the current policy of Twin Vee Co.’s Board of Directors is to retain earnings, if any, for the operation and expansion of Twin Vee Co. Upon liquidation, dissolution or winding-up, the holders of Twin Vee Co. common stock are entitled to share ratably in all of Twin Vee Co.’s assets which are legally available for distribution, after payment of, or provision for, all liabilities. The holders of Twin Vee Co. common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

As of the date of this Joint Proxy Statement/Prospectus, no shares of Twin Vee Co. preferred stock are issued and outstanding. Twin Vee Co.’s certificate of incorporation provides that Twin Vee Co.’s Board of Directors may by resolution, without further vote or action by the stockholders, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them. Prior to the issuance of shares of each series of preferred stock, the Twin Vee Co. Board of Directors is required by the DGCL and Twin Vee Co.’s certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Twin Vee Co. Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Twin Vee Co. Board of Directors;

the rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative;

whether shares of such series shall be redeemed, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

the amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Twin Vee Co.;

the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of common stock, other securities, or shares of any other class or series of preferred stock and the terms and conditions of such conversion or exchange;

the voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher number of votes per share as may be designated by the Board; and

the preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of Twin Vee Co., whether or not convertible into shares of stock with Twin Vee Co.

Although Twin Vee Co.’s Board of Directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Anti-Takeover Effects of Certain Provisions of Twin Vee Co.’s Certificate of Incorporation, Bylaws and the DGCL

Certain provisions of Twin Vee Co.’s certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by Twin Vee Co.’s stockholders to replace or remove Twin Vee Co.’s management. In particular, the Twin Vee Co.’s certificate of incorporation and bylaws and Delaware law, as applicable, among other things:

provide the board of directors with the ability to alter the bylaws without stockholder approval;

place limitations on the removal of directors; and

provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Twin Vee Co. to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with Twin Vee Co., which may cause the market price of Twin Vee Co. common stock to decline.

Blank Check Preferred. Twin Vee Co.’s Board of Directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series.

The authority to designate preferred stock may be used to issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest, or impair the voting power, of holders of the common stock or could also be used as a method of determining, delaying or preventing a change of control.

Advance Notice Bylaws. The Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to Twin Vee Co.’s Board of Directors. Stockholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Twin Vee Co. Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given Twin Vee Co.’s corporate secretary timely written notice, in proper form, of the stockholders intention to bring that business before the meeting. Although the Bylaws do not give the Twin Vee Co. board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Twin Vee Co.

Interested Stockholder Transactions. Twin Vee Co. is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a “business combination” between a publicly-held Delaware corporation and an “interested stockholder” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder.

Options

As of October 11, 2022, there were 981,955 shares of Twin Vee Co. common stock reserved underlying stock options granted under Twin Vee Co.’s equity compensation plans and there were 377,090 shares available for future grants under Twin Vee Co.’s 2021 Stock Incentive Plan.

Warrants

As of October 11, 2022, there were 293,750 shares of Twin Vee Co. common stock reserved underlying warrants, of which warrants to purchase 275,000 shares of common stock are outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for Twin Vee Co.’s common stock is Interwest Transfer Company, Inc., 1981 E Murray Holladay Rd # 100, Salt Lake City, Utah 84117.

Nasdaq Capital Market Listing

Twin Vee Co.’s common stock is listed on Nasdaq under the symbol “VEEE”. It is a condition to the merger that the shares of Twin Vee Co. common stock issuable in the merger be approved for listing on Nasdaq at or prior to the closing, subject to official notice of issuance.

DESCRIPTION OF TWIN VEE INC. CAPITAL STOCK

General

The following description of Twin Vee Inc. common stock summarizes the material terms and provisions of the Twin Vee Inc. common stock and is not complete. For the complete terms of Twin Vee Inc.’s common stock and preferred stock, please refer to Twin Vee Inc.’s articles of incorporation, which may be amended from time to time and Twin Vee Inc.’s bylaws, as amended from time to time. The Florida Business Corporation Act, or FBCA, may also affect the terms of these securities.

As of the date of this Joint Proxy Statement/Prospectus, Twin Vee Inc.’s authorized capital stock consisted of 180,000,000 shares of common stock, $0.001 par value per share. Pursuant to Twin Vee Inc.’s articles of incorporation, Twin Vee Inc.’s Board of Directors may establish the rights and preferences of the preferred stock from time to time. As of October 11, 2022, there were 166,851,398 shares of Twin Vee Inc’s common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of Twin Vee Inc.’s common stock are entitled to one vote per share. Twin Vee Inc.’s articles of incorporation do not provide for cumulative voting. Holders of Twin Vee Inc. common stock are entitled to receive ratably such dividends, if any, as may be declared by Twin Vee Inc.’s board of directors out of legally available funds. However, the current policy of Twin Vee Inc.’s Board of Directors is to retain earnings, if any, for the operation and expansion of Twin Vee Inc. Upon liquidation, dissolution or winding-up, the holders of Twin Vee Inc. common stock are entitled to share ratably in all of Twin Vee Inc.’s assets which are legally available for distribution, after payment of, or provision for, all liabilities. The holders of Twin Vee Inc. common stock have no preemptive, subscription, redemption or conversion rights.

COMPARISON OF RIGHTS OF HOLDERS OF TWIN VEE CO. COMMON STOCK AND TWIN VEE INC. COMMON STOCK

Twin Vee Co. is incorporated under the laws of the State of Delaware and, accordingly, the rights of its stockholders are governed by the DGCL. Twin Vee Inc. is incorporated under the laws of the State of Florida and, accordingly, the rights of its stockholders are governed by the FBCA. If the merger is completed, Twin Vee Inc. stockholders will be entitled to become stockholders of Twin Vee Co., and their rights will be governed by the DGCL, the certificate of incorporation of Twin Vee Co. and the bylaws of Twin Vee Co.

The following is a summary of The material differences between the rights of Twin Vee Co. stockholders and the rights of Twin Vee Inc. stockholders under each company’s respective corporate law, charter documents and bylaws. While Twin Vee Co. and Twin Vee Inc. believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Twin Vee Co. and Twin Vee Inc. stockholders and is qualified in its entirety by reference to the DGCL, the FBCA, and the various documents of Twin Vee Co. and Twin Vee Inc. that are referred to in this summary. You should carefully read this entire Joint Proxy Statement/Prospectus and the other documents referred to in this Proxy Statement/Prospectus for a more complete understanding of the differences between being a stockholder of Twin Vee Co. and being a stockholder of Twin Vee Inc. Twin Vee Co. has filed copies of its certificate of incorporation and bylaws, as amended, with the SEC, which are exhibits to the registration statement of which this Proxy Statement/Prospectus is a part, and will send copies of these documents to you upon your request. Twin Vee Inc. will also send copies of its documents referred to herein to you upon your request. See the section entitled “Where You Can Find More Information” in this Joint Proxy Statement/Prospectus.

	Delaware	Florida
Authorized Capital

The authorized capital stock of Twin Vee Co. consists of 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The board has the authority to provide for the issuance of preferred stock, in one or more series, and to fix the number of shares and to designate the voting rights, preferences, special rights, limitations or restrictions of the shares of preferred stock without further stockholder approval. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of a majority of shareholders, without a separate vote of the holders of preferred stock.

As of the date of this Joint Proxy Statement/Prospectus, 9,520,000 shares of common stock were issued and outstanding.

The authorized capital stock of Twin Vee Inc. consists of 180,000,000 shares of common stock, par value $0.001 per share.

As of the date of this Joint Proxy Statement/Prospectus, 166,851,398 shares of common stock were issued and outstanding.

Amendment of Governing Documents

The DGCL provides that the certificate of incorporation of a Delaware corporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the affirmative vote of a majority of the outstanding shares entitled to vote. It also provides that a certificate of incorporation may provide for a greater vote than would otherwise be required by the DGCL.

Twin Vee Co.’s certificate of incorporation does not require a greater vote that would otherwise be required by the DGCL to amend the certificate of incorporation. Twin Vee Co.’s certificate of incorporation provides that the bylaws of the corporation may be adopted, amended or repealed by: 1) the approval of a majority of the authorized number of directors; or 2) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding stock generally entitled to vote.

The FBCA generally requires approval by a majority of directors and by holders of a majority of the shares entitled to vote on any amendment to a Florida corporation’s articles of incorporation. In addition, the amendment must be approved by a majority of the votes entitled to be cast on the amendment by any class or series of shares with respect to which the amendment would create dissenters’ rights. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.

Twin Vee Inc.’s bylaws provide that they may be amended or repealed, and new bylaws adopted by the board of directors, but that the stockholders entitled to vote may adopt additional by-laws and may amend or repeal any bylaw whether or not adopted by them.

Dividends

Under Delaware law, a corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of surplus and, if there is not surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having preferences on asset distributions. Surplus is defined under Delaware law as the excess of the net assets (essentially, the amount by which total assets exceed total liabilities) over capital (essentially, the aggregate par value of the shares of the corporation having a par value that have been issued plus consideration paid for shares without par value that have been issued), as such capital may be adjusted by the board of directors.

Twin Vee Co. has never paid a dividend on its common stock.

The FBCA authorizes the board of directors to make distributions, including repurchases of stock, to its shareholders subject to restrictions in the corporation’s articles of incorporation. The FBCA also provides that a corporation may not make distributions to its shareholders if, after giving effect to the dividend or distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or if the total assets of the corporation would be less than the sum of its total liabilities plus the amount needed, if the corporation were dissolved at the time the distribution was paid, to satisfy the preferential rights of stockholders whose preferential rights upon dissolution of the corporation are greater than those of the stockholders receiving the dividend.

Twin Vee Inc. has never paid a dividend on its common stock.

Cumulative Voting

Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the certificate of incorporation of the corporation.

Twin Vee Co.’s certificate of incorporation does not provide for cumulative voting by its stockholders.

Under Florida law, stockholders of a Florida corporation do not have the right to cumulate their votes in the election of directors, unless sch right is granted in the articles of incorporation of the corporation.

Twin Vee Inc.’s articles of incorporation do not provide for cumulative voting by its stockholders.

Number of Directors

Delaware law provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.

Twin Vee Co.’s certificate of incorporation provides that the number of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the board of directors. Twin Vee Co.’s board of directors currently consists of one (1) director, with four (4) vacancies to be filled.

Florida Law provides that the number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in the articles of incorporation or the bylaws.

Twin Vee Inc.’s articles of incorporation provide that the number of initial directors and/or officers shall be two (2) and the board of directors currently consists of two (2) directors.
Classified Board of Directors

Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years.

Twin Vee Co.’s certificate of incorporation provides that the board of directors shall be divided into three classes and that each director shall serve a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected.

Florida law permits, but does not require, a Florida corporation to provide in its articles of incorporation or bylaws for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years.

Twin Vee Inc. does not have a classified board of directors.

Limitation of Liability/ Exculpation of Directors	A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit.

Twin Vee Co.’s certificate of incorporation limits the liability of the board of directors to the fullest extent permitted by Delaware law.

The FBCA limits director liability and provides that a director is not personally liable for monetary damages to a Florida corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy unless the damages occurred as a result of (i) a breach or failure to perform duties as a director and such breach or failure to perform constitutes a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (ii) a transaction from which the director received an improper personal benefit, (iii) circumstances under which a director would be liable for unlawful distributions, (iv) in a proceeding by or in the right of the corporation or a shareholder, conscious disregard for the best interest of the corporation or willful misconduct or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

  Twin Vee Inc.’s articles of incorporation and bylaws are silent with regard to director liability.

Indemnification of Directors and Officers

Under the DGCL, the indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement and expenses arising out of non-derivative actions where the director or officer acted in good faith and in, or not opposed to, the best interests of the corporation, and, in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited or denied by the corporation’s certificate of incorporation, indemnification is required to the extent of a director’s or officer’s successful defense; such indemnification will not be limited or denied in the Delaware Certificate. Additionally, under the DGCL, a corporation may reimburse directors and officers for expenses incurred in a derivative action.

Twin Vee Co.’s certificate of incorporation and bylaws provide for indemnification of the board of directors and officers to the fullest extent permitted by Delaware law.

The FBCA provides that a corporation may indemnify any person who was or is a party to any proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of a Florida corporation and so long as such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

Twin Vee Inc.’s bylaws provide for indemnification of the board of directors and officers to the fullest extent permitted by Florida law.

Consideration of Other Constituencies	The DGCL provides that, in the performance of their duties to the corporation, directors are protected in relying in good faith upon the records of the corporation and information, opinions, reports, or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.	The FBCA provides that a director is not liable for any action taken, or not taken, in the performance of their duties to the corporation if a director relied, in good faith, upon the information, opinions, reports or statements, including financial data and statements, if prepared or presented by any of the corporation’s officers or employees, legal counsel, public accountants, a committee of the board of directors, or any other person as to matters the director believes are within such other person’s professional or expert competence.
Removal of Directors

Under Delaware law, a majority of stockholders may remove a director with or without cause except: (i) if the board of directors of a Delaware corporation is classified (i.e., elected for staggered terms), in which case a director may only be removed for cause, unless the corporation’s certificate of incorporation provides otherwise; and (ii) in the case of a corporation which possesses cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.

Twin Vee Co.’s certificate of incorporation provides that a director may be removed from office at any time, with or without cause, by the affirmative vote of at least sixty percent (60%) of the holders of the outstanding voting capital stock.

The FBCA provides that stockholders may remove directors with or without cause at a meeting expressly called for that purpose by a vote of the holders of a majority of shares entitled to vote at an election of directors, unless the corporation’s articles of incorporation provide that directors may be removed only for cause. If a director is elected by a voting group, only stockholders of that voting group may take part in the vote to remove the director. A director may be removed only if the number of votes cast in favor of removal exceeds the number of votes cast against removal. However, in the event directors are elected by cumulative voting, directors may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against such removal.

Twin Vee Inc.’s bylaws provide that directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

Vacancies	Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
Under the certificate of incorporation of Twin Vee Co., vacancies on the board of directors or newly created directorships shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, unless the board of directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders.

Under the FBCA, subject to the rights, if any, of any series of preferred stock to elect directors and to fill vacancies on the board of directors, vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum or by the stockholders, unless the articles of incorporation provide otherwise.

 Twin Vee Inc.’s bylaws provide that vacancies on the board of directors or newly created directorships shall be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.

Board Quorum and Vote Requirements	Twin Vee Co.’s bylaws provide that at meetings of the board of directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business and that a vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board.	Twin Vee Inc.’s bylaws provide that at meetings of the board of directors, one-third of the entire board of directors shall constitute a quorum for the transaction of business and that a vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board.
Special Meetings of Stockholders	Delaware law permits special meetings of stockholders to be called by the board of directors and any other persons specified by the certificate of incorporation or bylaws. Delaware law permits but does not require that stockholders be given the right to call special meetings.

Twin Vee Co.’s bylaws provide that special meetings of stockholders may be called at any time by: (1) the direction of a majority of the board of directors, (2) the chairperson or the board of directors; (3) the chief executive officer; or (4) the president (in the absence of a chief executive officer).

The FBCA permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the articles of incorporation or bylaws to call a special stockholder meeting or by written request by the holders of not less than ten percent of all shares entitled to vote (unless a greater percentage, not to exceed 50%, is specified in the articles of incorporation).

Twin Vee Inc.’s bylaws provide that special meetings of stockholders may be called by the Chairman or Vice Chairman of the board of directors, if any, or the President at any time, or by the Secretary, upon the written request of a majority of the stockholders owning a majority of the outstanding shares of stock entitled to vote at such meeting stating the purpose of the meeting.

Quorum for Stockholder Meetings	Except as otherwise expressly provided by law or by Twin Vee Co.’s certificate of incorporation or bylaws, at all meetings of the stockholders, no meeting of the stockholders shall be competent to transact business unless the majority of the outstanding voting capital stock shall be represented at such meeting.	Except as otherwise expressly provided by law or by Twin Vee Inc.’s articles of incorporation or bylaws, at all meetings of the stockholders, no meeting of the stockholders shall be competent to transact business unless the majority of the outstanding voting capital stock shall be represented at such meeting.
Notice of Stockholder Meeting	Twin Vee Co.’s bylaws provide that notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Every notice of a meeting of stockholders shall be in writing and shall state the place (or the means of remote communications), date and hour of the meeting, and in the case of a special meeting, the purpose(s) for which the meeting is called.	Twin Vee Inc.’s bylaws provide that notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Every notice of a meeting of stockholders shall be in writing and shall state the place, date and hour of the meeting, and in the case of a special meeting, the purpose(s) for which the meeting is called.
Action by Stockholders Without a Meeting

Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, any action which may be taken at a meeting of the stockholders of a corporation may be taken without a meeting and without prior notice, by signed written consent of stockholders having the minimum number of votes that would be necessary to take such action at a meeting.

Twin Vee Co’s certificate of incorporation and bylaws provide that any action required or permitted to be taken at any meeting of the stockholders must be effectuated at a duly called annual or special meeting of stockholders and not by written consent.

Under Florida law, unless a corporation’s certificate of incorporation provides otherwise, any action which may be taken at a meeting of the stockholders of a corporation may be taken without a meeting, without prior notice, and without a vote, by signed written consent of stockholders having the minimum number of votes that would be necessary to take such action at a meeting.

Twin Vee Inc.’s certificate of incorporation is silent as to stockholder action without a meeting. Twin Vee Inc.’s bylaws provide that any action which may be taken at a meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, by signed written consent of stockholders having the minimum number of votes that would be necessary to take such action at a meeting.

Corporate Opportunity	Delaware law provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.	The FBCA provides that a contract or other transaction between a Florida corporation and any of its directors or any entity in which one of its directors is a director or officer or is financially interested will not be void or voidable because of such relationship or interest or because that director was present at the meeting of directors which authorized that transaction if: • the fact of the relationship or interest is disclosed or known to the board and the transaction is authorized by a sufficient number of votes when the vote of the interested director is excluded; • the fact of the relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize the contract or transaction; or • the contract or transaction is fair and reasonable to the corporation.
Interested Shareholder Combinations

Delaware has a business combination statute, set forth in Section 203 of the DGCL, which provides that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested shareholder”) may not engage in certain “business combinations” with the target corporation for a period of three years following the time the person became an interested shareholder, unless (i) the board of directors of the corporation has approved, prior to the interested shareholder’s acquisition of stock, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an Special or special meeting and not y written consent) of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

For purposes of determining whether a person is the “owner” of 15% or more of a corporation’s voting stock for purposes of Section 203 of the DGCL, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A business combination is also defined broadly to include (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits.

These restrictions placed on interested shareholders by Section 203 of the DGCL do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption (except for limited circumstances where effectiveness will occur immediately) and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption.

Twin Vee Co.’s certificate of incorporation does not contain a provision expressly electing not to be governed by Section 203 of the DGCL.

Florida has an affiliated transactions statute, set forth in Section 607.0901 of the FBCA, which generally requires that certain business combinations and other specified transactions with a person who is the beneficial owner of more than 10% of the outstanding voting shares of a Florida corporation must be approved by either a majority of “disinterested directors” (as defined in the statute) or the affirmative vote of at least two-thirds of the outstanding voting shares other than the shares beneficially owned by the interested shareholder or, absent either such approval, a statutory “fair price” must be paid to the shareholders in such a transaction.

For purposes of determining whether a person is the beneficial owner of more than 10% of the outstanding voting shares for purposes of Florida’s affiliated transactions statute, beneficial ownership includes voting power or investment power or the right to acquire voting power or investment power.

In addition to business combinations, such as mergers or consolidations, Florida’s affiliated transactions statute covers, among other things, transactions involving the issuance or transfer to the interested shareholder of shares of the corporation or any subsidiary of the corporation having a fair market value of 5% or more of all the outstanding shares of the corporation and receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial assistance.

The restrictions under Florida’s affiliated transactions statute do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original articles of incorporation contain a provision expressly electing not to be governed by the affiliated transactions statute; or (ii) if the corporation adopts an amendment to its articles of incorporation or bylaws, approved by a majority of the outstanding voting shares excluding shares of interested shareholders, expressly electing not to be governed by the affiliated transactions statute, provided that such amendment will not be effective until 18 months after such vote of the corporation’s shareholders and will not apply to an affiliated transaction with a person who became an interested shareholder on or prior to the effective date of such amendment.

Twin Vee Inc.’s articles of incorporation and bylaws do not contain a provision expressly electing not to be governed by Florida’s affiliated transactions statute.

Merger of Parent Corporation and Subsidiary Corporation	Under the DGCL, unless the certificate of incorporation provides otherwise, stockholders of the surviving corporation in a merger have no right to vote, except under limited circumstances. Specifically with regard to the merger of a parent and its subsidiary, when: (1) at least 90% of the outstanding shares of each class of the stock of a corporation or corporations of which class there are outstanding shares that, absent this subsection, would be entitled to vote on such merger, is owned by a corporation of this State or a foreign corporation, and (2) 1 or more of such corporations is a corporation of this State, unless the laws of the jurisdiction or jurisdictions under which the foreign corporation or corporations are organized prohibit such merger, the parent corporation may either merge the subsidiary corporation or corporations into itself and assume all of its or their obligations, or merge itself, or itself and 1 or more of such other subsidiary corporations, into 1 of the subsidiary corporations by executing, acknowledging and filing a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of the adoption. However, if the parent corporation shall not own all the outstanding stock of all the subsidiary corporations, parties to a merger as aforesaid, the resolution of the board of directors of the parent corporation shall state the terms and conditions of the merger, including the securities, cash, property, or rights to be issued, paid, delivered or granted by the surviving corporation upon surrender of each share of the subsidiary corporation or corporations not owned by the parent corporation, or the cancellation of some or all of such shares. Any of the terms of the resolution of the board of directors to so merge may be made dependent upon facts ascertainable outside of such resolution, provided that the manner in which such facts shall operate upon the terms of the resolution is clearly and expressly set forth in the resolution. If the parent corporation be not the surviving corporation, the resolution shall include provision for the pro rata issuance of stock of the surviving corporation to the holders of the stock of the parent corporation on surrender of any certificates therefor, and the certificate of ownership and merger shall state that the proposed merger has been approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon at a meeting duly called and held after 20 days’ notice of the purpose of the meeting given to each such stockholder at the stockholder’s address as it appears on the records of the corporation if the parent corporation is a corporation of this State or state that the proposed merger has been adopted, approved, certified, executed and acknowledged by the parent corporation in accordance with the laws under which it is organized if the parent corporation is a foreign corporation.	Pursuant to Florida law, a parent corporation owning at least 80 percent of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary into itself, may merge itself into the subsidiary, or may merge the subsidiary into and with another subsidiary in which the parent corporation owns at least 80 percent of the outstanding shares of each class of the subsidiary without the approval of the shareholders of the parent or subsidiary. In a merger of a parent corporation into its subsidiary corporation, the approval of the shareholders of the parent corporation shall be required if the articles of incorporation of the147urviveng corporation will differ from the articles of incorporation of the parent corporation before the merger (with certain exceptions), and the required vote shall be the greater of the vote required to approve the merger and the vote required to adopt each change to the articles of incorporation as if each change had been presented as an amendment to the articles of incorporation of the parent corporation.

Appraisal Rights

Generally, pursuant to the DGCL, stockholders of a Delaware corporation have appraisal rights in consolidations and mergers. The DGCL further provides that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. Even if appraisal rights would not otherwise be available under Delaware law in the cases described in the preceding sentence, stockholders would have appraisal rights if they are required by the terms of the agreement of merger or consolidation to accept for their stock anything other than: a) shares of stock of the surviving corporation; b) shares of any other corporation which shares will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; cash in lieu of fractional shares; or d) a combination of such shares and cash.

  Under Delaware law, any corporation may provide in its certificate of incorporation that appraisal rights will also be available as a result of an amendment to its certificate of incorporation or the sale of all or substantially all of the assets of the corporation.

However, pursuant to DGCL 262(b)(1), stockholders have no appraisal rights in the event of a merger or consolidation of the corporation if the stock of the Delaware corporation is listed on a national securities exchange, or if such stock is held of record by more than 2,000 stockholders.

Since Twin Vee Co. is listed on Nasdaq, its shareholders are not entitled to appraisal rights with regard to the merger and merger agreement.

Under Florida law, dissenting stockholders who follow prescribed statutory provisions, are entitled to appraisal rights in the event of: (a) the consummation of a conversion or merger; (b) the consummation of a share exchange to which the corporation is a party as the corporation, the shares of which will be acquired, if the stockholder is entitled to vote on the plan; (c) the consummation of a disposition of assets including a sale; (d) amendments to the articles of incorporation which reduces the number of shares of a class or series owned by the stockholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; e) any other amendment to the articles of incorporation, merger, share exchange or disposition of assets; (f) any amendment to the articles of incorporation if the stockholder is entitled to vote on the amendment and the amendment would adversely affect such shareholder; (g) an amendment of the articles of incorporation of a social purpose corporation or a benefit corporation, as such terms are defined in the FBCA; and (h) a merger, conversion or share exchange of a social purpose corporation or a benefit corporation.

Under Florida law, unless the articles of incorporation provide otherwise, no appraisal rights are available for the shares of any class or series of stock, which, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (“NASD”) or (2) held of record by more than 2,000 stockholders.

Corporate Taxes and Fees	Delaware imposes annual franchise tax fees on all corporations incorporated in Delaware. The annual fee ranges from a minimum tax of $175.00 to a maximum of $200,000, which is calculated using an equation based on the number of shares authorized, the number of shares issued, and the gross assets of the corporation.	Florida imposes an annual corporate income tax, which is computed using Federal taxable income, modified by certain adjustments. Tax is calculated by multiplying Florida taxable net income (after adjustments) by 5.5%.

TWIN VEE CO. ANNUAL MEETING PROPOSALS

TWIN VEE CO. PROPOSAL NO. 1—ADOPTION AND APPROVAL OF THE MERGER AGREEMENT

For summary and detailed information regarding the merger proposal, see “The Merger.”

Vote Required to Approve the Merger Agreement

The affirmative vote of the holders of a majority of the shares of Twin Vee Co. common stock outstanding on the record date for the annual meeting is required for the adopt and approve the merger agreement with Twin Vee Inc.

Board Recommendation

THE TWIN VEE CO. BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

TWIN VEE CO. PROPOSAL NO. 2—POSSIBLE ADJOURNMENT OF THE TWIN VEE CO.ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES IN FAVOR OF PROPOSAL 1

If Twin Vee Co. fails to receive a sufficient number of votes to approve Proposal No. 1, Twin Vee Co. may propose to adjourn the annual meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve Twin Vee Co. Proposal No. 1. Twin Vee Co. currently does not intend to propose adjournment of the annual meeting if there are sufficient votes to approve Twin Vee Co. Proposal No. 1. If Twin Vee Co.’s stockholders approve this proposal, the Board of Directors could adjourn the annual meeting and any adjourned session of the annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Twin Vee Co.’s stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if Twin Vee Co. had received proxies representing a sufficient number of votes to defeat Proposal No. 1, it could adjourn the annual meeting without a vote on such proposal and seek to convince its stockholders to change their votes in favor of such proposal.

Vote Required

Approval of the proposal to adjourn the Twin Vee Co. annual meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the votes present, in person or by proxy, and entitled to vote on the matter at the Twin Vee Co. annual meeting.

Board Recommendation

THE TWIN VEE CO. BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF TWIN VEE CO. PROPOSAL NO. 1.

TWIN VEE CO. PROPOSAL NO. 3—ELECTION OF DIRECTORS

Twin Vee Co.’s By-laws currently specify that the number of directors shall consist of one or more members, the exact number of which shall be determined from time to time by resolution of the Board of Directors, unless the certificate of incorporation fixes the number of directors. Twin Vee Co.’s Board of Directors, which is divided into three classes, currently consists of six (6) directors in a staggered board, with two (2) directors in Class I, two (2) directors in Class II, and two (2) directors in Class III. Each class serves for a term ending at the third annual meeting of stockholders following the election of such class, with the terms of office of the respective classes expiring in successive years. Directors in Class I will stand for election this year at the annual meeting, directors in Class II will stand for election at the 2023 annual meeting of stockholders and directors in Class III will stand for election at the 2024 annual meeting of stockholders. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders held in 2023 and 2024, respectively. Each director is elected or nominated to the Board until the following annual meeting of stockholders and until his successor has been elected and qualified or until the director’s earlier resignation or removal.

Vacancies on the Board of Directors may be filled by a majority of the remaining directors, even if such directors do not constitute a quorum, unless the Board determines by resolution that any such vacancies shall be filled by the stockholders. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Nominees for Election at the Annual Meeting

At the annual meeting, Twin Vee Co. stockholders will consider and vote upon the election of the Class I nominees, Bard Rockenbach and Neil Ross, to continue to serve as Class I directors. If re-elected, the nominees will serve for a term ending at Twin Vee Co.’s 2025 annual meeting of stockholders. The Board of Directors believes that Twin Vee Co.’s current directors standing for re-election, possess, among other attributes, personal and professional integrity, good judgment, a high level of ability, and business acumen.

The nominees have agreed to serve if elected and Twin Vee Co. no reason to believe that the nominees will be unable to serve if elected. If the nominees become unavailable for election as a result of an unexpected occurrence, proxies will be voted FOR the election of a substitute nominee proposed by the Board.

Unless authority to do so is withheld, shares represented by executed proxies will be voted FOR the election of the director nominees. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. The nominees for director who receive the highest number of affirmative votes for election will be elected as Class I directors. Cumulating votes is not permitted in connection with the election of directors.

The name, age, class, title, years of service, principal occupation, business experience and certain other information for the director nominees is set forth below.

Name	Age	Position

Neil Ross	60	Director

Bard Rockenbach	60	Director

Class I Directors

Neil Ross has been a member of Twin Vee Co.’s Board of Directors since April 8, 2021. He has over 30 years of experience in launching products and companies and promoting and growing brands. He has served as the Chief Executive Officer of James Ross Advertising since founding it in February 2003. Most notably, Neil has extensive marine experience partnering with brands like Galati Yachts Sales, Jefferson Beach Yacht Sales, Allied Marine, Bertram Yachts, Twin Vee, Jupiter Marine and Sealine to name a few. Mr. Ross received his Bachelor’s degree from Florida State University. We believe Mr. Ross’ experience in the yacht and boating industry as well as his expertise in brand awareness and growth makes him well qualified to be a director of Twin Vee Co.

Bard Rockenbach has been a member of Twin Vee Co.’s Board of Directors since November 7, 2021. Mr. Rockenbach career spans over 31 years in the legal industry. Since January 2005, he has been the managing partner of Burlington & Rockenbach, P.A., a trial and appellate litigation law firm based in West Palm Beach, Florida. He is Board Certified by the Florida Bar Association in Appellate Practice and has served an expert witness in various legal proceedings. Mr. Rockenbach holds a Juris Doctor from Stetson University College of Law where he graduated in 1988 20th in his class. We believe Mr. Rockenbach legal and business experience makes him well qualified to be a director of Twin Vee Co.

Vote Required

The director nominee receiving the most “FOR” votes from the shares having voting power present in person or represented by proxy will be elected as a director. Shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors.

Board Recommendation

THE TWIN VEE CO. BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF TWIN VEE CO. PROPOSAL NO. 3.

Continuing Directors

The directors who are serving terms that end following the annual meeting and their ages, positions at Twin Vee Co., the year in which each first became a director and the expiration of their respective terms on the Board of Directors are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name	Age	Position
Class II
Preston Yarborough	41	Vice President and Director
James Melvin	59	Director

Class III
Joseph C. Visconti	56	Chief Executive Officer, President and Director
Kevin Schuyler	53	Director

Class II

Preston Yarborough has been Twin Vee Co.’s Vice President since its inception, a Director since August 2010 and has acted as the Director of Product Development of Twin Vee Inc. since August 2010. Twin Vee Co. believes Mr. Yarborough’s history and experience developing products and managing the development of new products with Twin Vee Co. and its parent company make him a valuable member of Twin Vee Co.’s board and management.

James Melvin has been a member of Twin Vee Co.’s Board of Directors since April 8, 2021. Mr. Melvin, a multiple class world and national sailboat champion, is an innovative designer of yachts and aircrafts. He founded Morrelli & Melvin in 1992, a design and engineering company specializing in sailboats and yachts and has served as its Chief Executive Officer since its inception. Since October 2019, he has served as the President of Pro Coach Boats LLC, a company he founded that manufacturer and sells boats, and since May 2019, he has served as the Chief Technology Officer of Argo Rocket Marine LLC, a provider of space industry marine services and products. Mr. Melvin received his degree in Aerospace Engineering from Boston University. Twin Vee Co. believes that Mr. Melvin’s expertise in designing boats and aircraft and managing all aspects of a boat company, as well as his passion for boats and sailing make him an invaluable member of Twin Vee Co.’s Board and well qualified to be a director of the Company.

Class III

Joseph Visconti has been Twin Vee Co.’s Chief Executive Officer, President and Director since 2015. With over 25 years of executive level operational and financial experience, Mr. Visconti was the founder, CEO and President of two previous companies, the first company was a regional Investment Bank that he built to over 400 employees and sold in 2000. The second company was ValueRich, a financial media company that was taken public on the American Stock Exchange in 2007. ValueRich transitioned from media related business to Twin Vee Inc. in 2015. Mr. Visconti has experience building teams of professionals with a focus on product development and bringing those products to market. Mr. Visconti received his Associate’s degree from Lynn University in 1984. Twin Vee Co. believes that Mr. Visconti’s experience leading Twin Vee Co. and its parent company and his operational and financial experience makes him well qualified to be a director of Twin Vee Co.

Kevin Schuyler, CFA, has been a member of Twin Vee Co.’s Board of Directors since July 2022 and a member of the board of directors of Forza since December 2021. Mr. Schuyler is the Chairman of the board of directors of Adial Pharmaceuticals, Inc., a Nasdaq listed company, a position he has held since August 18, 2022 and has served as Lead Independent director of Adial Pharmaceuticals, Inc sine he was appointed a director in April 2016. He currently also serves as a senior managing director at CornerStone Partners, a full-service institutional CIO and investment office located in Charlottesville, VA, with approximately $10 billion under management. Prior to joining CornerStone Partners in 2006, he held various positions with McKinsey & Company, Louis Dreyfus Corporation and The Nature Conservancy. Mr. Schuyler serves on various boards and committees of Sentara Martha Jefferson Hospital, the US Endowment for Forestry and Communities, and Stone Barns Center. He is a member of the investment committee of the Margaret A. Cargill Philanthropies. Mr. Schuyler graduated with honors from Harvard College and received his MBA from The Darden Graduate School of Business at the University of Virginia. He is a member of the Chartered Financial Analyst Society of Washington, DC. Twin Vee Co. selected Mr. Schuyler to serve on its board of directors because he brings extensive knowledge of the financial markets. Mr. Schuyler’s business background provides him with a broad understanding of the financial markets and the financing opportunities available to us.

Director Independence

Twin Vee Co.’s common stock has traded Nasdaq, under the symbol “VEEE” since July 21, 2021. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within one year of the completion of its initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board of Directors of Twin Vee Co. undertook a review of its composition, the composition of its committees and the independence of Twin Vee Co.’s directors and considered whether any director has a material relationship with Twin Vee Co. that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each non-employee director concerning his or her background, employment and affiliations, including family relationships, Twin Vee Co.’s board of directors has determined that none of Messrs. Rockenbach, Ross, Melvin, and Schuyler have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of Nasdaq and Rule 10A-3 and Rule 10C-1under the Exchange Act.

In making these determinations, Twin Vee Co.’s Board of directors considered the current and prior relationships that each non-employee director has with the company and all other facts and circumstances Twin Vee Co.’s board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

No family relationships exist between any director, executive officer or person nominated or chosen to be a director or officer.

Board Diversity Matrix

Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors		6	-	-
Part II: Demographic Background
African American or Black	-		-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White		6	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

Director Qualifications

The Corporate Governance and Nominating Committee of Twin Vee PowerCats Co. has not established specific criteria or minimum qualifications that must be met by director nominees, but recognizes the value of nominating candidates who bring a variety of experiences, skills, perspectives and backgrounds to Board deliberations. The independent directors of Twin Vee PowerCats Co., when identifying nominees to serves as directors of Twin Vee PowerCats Co. consider each nominee’s qualifications, including educational, business and professional experience, such as real estate, manufacturing and finance, and whether such nominees will satisfy the independence standards under the Nasdaq Capital Markets (“Nasdaq”) and SEC rules and regulations. The Committee does not have a set policy or process for considering diversity in identifying nominees, but strives to identity and recruit nominees with a broad diversity of experience, talents, professions, backgrounds, perspective, age, gender, ethnicity and country of citizenship, and who possess the commitment necessary to make a significant contribution to Twin Vee PowerCats Co. Board nominees should be committed to enhancing long-term stockholder value and should possess high standards of integrity and ethical behavior. The Committee may also consider other elements it deems appropriate.

The Committee believes that the continuing service of qualified incumbent directors promotes stability and continuity in the function of the Board of Directors, contributing to the Board of Directors’ ability to work as a collective body, while giving it the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure. Therefore, the independent directors will generally re-nominate incumbent directors who continue to be qualified for Board of Directors service and are willing to continue in such role. If an incumbent director is not standing for re-election or if a vacancy occurs between annual stockholder meetings, the Committee will seek out potential candidates for Board of Directors appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. director candidates will be selected based upon input from the members of the Board of Directors, senior management of the Company and, if the Committee deems appropriate, a third-party search firm.

Stockholder Recommendations

The Corporate Governance and Nominating Committee will also consider director candidates submitted in writing by stockholders. A stockholder who wishes to nominate a person for election must provide written notice to Twin Vee PowerCats Co. in accordance with the procedures set forth in our bylaws. Among other requirements, such notification shall contain certain background information and the consent of each nominee to serve as one our directors, if elected. Stockholder nominations for election to the Board of Directors for the 2022 Annual Meeting of stockholders must be made by written notification.

All potential director candidates will be evaluated in the same manner, regardless of the source of the recommendation

Stockholder Communications

Twin Vee Co. does not have a formal procedure for stockholder communication with its Board of Directors. Stockholders who wish to contact an individual director, the Board of Directors, or a committee of the Board of Directors should send their correspondence to Twin Vee PowerCats Co., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, Attention: Board of Directors. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Twin Vee Co. will initially receive and process communications before forwarding them to the addressee. Twin Vee Co. generally will not forward to its directors a stockholder communication that it determines to be primarily commercial in nature or may be abusive, threatening or otherwise inappropriate.

Board of Directors Leadership Structure

Twin Vee Co.’s Chief Executive Officer serves as Twin Vee Co.’s Chairman of the Board of Directors. Its Board of Directors does not have a lead independent director. Twin Vee Co.’s Board of directors has determined its leadership structure is appropriate and effective given its stage of development.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, the board of directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the company’s assets and business. Twin Vee Co.’s board of directors has broad and ultimate oversight responsibility for our risk management processes and programs and executive management is responsible for the day-to-day evaluation and management of risks to Twin Vee Co.

Anti-Hedging and Anti-Pledging Policy

Twin Vee Co. maintains an insider trading policy that applies to its officers and directors that prohibits trading our securities when in possession of material non-public information. It also prohibits the hedging of its securities, including short sales or purchases or sales of derivative securities based on our securities, and, unless an exemption is approved by its Audit Committee, the pledging of its securities. Since the adoption of its insider trading policy, the Audit Committee has not granted any such exemptions to the policy’s general prohibition on pledging.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership within ten days after he or she becomes a beneficial owner, director or officer and reports of changes in ownership of our common stock and other equity securities within two business days after the transaction is executed. Our officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To Twin Vee Co.’s knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

Code of Business Conduct and Ethics

Twin Vee Co. has adopted a written code of business conduct and ethics that applies to its directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on its website at www.twinvee.com. Twin Vee Co. intends to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or our directors on our website identified above. The inclusion of its website address in this Joint Proxy Statement/ Prospectus does not include or incorporate by reference the information on its website into this Joint Proxy Statement/ Prospectus. Twin Vee Co. will provide any person, without charge, upon request, a copy of our code of conduct and ethics. Such requests should be made in writing to the attention of Glenn Sonoda, Secretary, Twin Vee PowerCats Co., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982.

Limitation of Liability and Indemnification

Twin Vee Co.’s certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our certificate of incorporation from limiting the liability of our directors for the following:

●	any breach of the director’s duty of loyalty to us or to our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

In addition to the indemnification that will be provided for in our certificate of incorporation and bylaws, the employment agreements with certain of our executive officers include indemnification provisions providing for rights of indemnification as set forth in our certificate of incorporation and bylaws.

Board of Directors Committees

Twin Vee Co. currently has an audit committee, a compensation committee and a corporate governance and nominating committee, each of which have the composition and the responsibilities described below. The following table shows the directors who are currently members or Chairman of each of these committees.

Board Members	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Bard Rockenbach	Member	Member	Member
James Melvin	Member	Member	Member
Neil Ross	Member	Member	Chairman
Kevin Schuyler	Chairman	Chairman	Member

Audit Committee

Twin Vee Co.’s audit committee consists of James Melvin, Neil Ross, Bard Rockenbach and Kevin Schuyler, subject to the re-election of Neil Ross and Bard Rockenbach as directors. Mr. Schuyler is the chair of our audit committee and a financial expert. All of the members of the audit committee are independent, as that term is defined under the rules of Nasdaq. The primary purpose of the audit committee is to oversee the quality and integrity of our accounting and financial reporting processes and the audit of our financial statements. Specifically, the audit committee:

●	selects and hires the independent registered public accounting firm to audit our financial statements;

●	helps to ensure the independence and performance of the independent registered public accounting firm;

●	approves audit and non-audit services and fees;

●	reviews financial statements and discusses with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●	prepares the audit committee report that the SEC requires to be included in our annual proxy statement;

●	reviews reports and communications from the independent registered public accounting firm;

●	reviews the adequacy and effectiveness of our internal controls and disclosure controls and procedure;

●	reviews our policies on risk assessment and risk management;

●	reviews related party transactions; and

●	establishes and oversees procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Twin Vee Co.’s audit committee operates under a written charter, which can be found at www.twinvee.com.

Compensation Committee

Twin Vee Co.’s compensation committee consists of James Melvin, Neil Ross, Bard Rockenbach and Kevin Schuyler, subject to the re-election of Neil Ross and Bard Rockenbach as directors. Mr. Schuyler is the chair of our compensation committee. All of the members of our compensation committee are independent, as that term is defined under the rules of Nasdaq. Twin Vee Co.’s compensation committee oversees our compensation policies, plans and benefits programs. The compensation committee also:

●	oversees our overall compensation philosophy and compensation policies, plans and benefit programs;

●	reviews and recommends to our board of directors for approval compensation for our executive officers and directors;

●	prepares the compensation committee report that the SEC would require to be included in our annual proxy statement if we were no longer deemed to be an emerging growth company or a smaller reporting company; and

●	administers our equity compensation plans.

Our compensation committee operates under a written charter, which can be found at www.twinvee.com.

Corporate Governance and Nominating Committee

Twin Vee Co.’s corporate governance and nominating committee consists of Neil Ross, Bard Rockenbach and Kevin Schuyler, subject to the re-election of Neil Ross and Bard Rockenbach as directors. Neil Ross is the chair of our corporate governance and nominating committee, subject to his re-election. All will be independent, as that term is defined under the rules of Nasdaq. Twin Vee Co.’s corporate governance and nominating committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Specifically, the corporate governance and nominating committee:

●	identifies, evaluates and makes recommendations to our board of directors regarding nominees for election to our board of directors and its committees;

●	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

●	reviews developments in corporate governance practices;

●	evaluates the adequacy of our corporate governance practices and reporting; and

●	evaluate the performance of our board of directors and of individual directors.

Twin Vee Co.’s corporate governance and nominating committee operates under a written charter, which can be found at www.twinvee.com.

Board and Committee Meetings

During our fiscal year ended December 31, 2021, the Board of Directors held five meetings. During our fiscal year ended December 31, 2021, the audit committee met two times, the compensation committee met five times, and the corporate governance and nominating committee did not meet. There was also one meeting of a special Pricing Committee that was formed during the fiscal year ended December 31, 2021. Each of our incumbent directors that were directors during our fiscal year ended December 31, 2020 attended no less than 75% of the meetings of the Board of Directors and Board committees on which such director served during 2021.

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of the Board of Directors to be present at our annual meetings of stockholders (assuming that we hold in-person annual meetings). We have previously not held any annual meetings.

2021 Compensation of Directors

Prior to the closing of Twin Vee Co.’s initial public offering in July 2021, its directors did not receive any compensation for their service as directors. After the closing of the Twin Vee Co. initial public offering, directors who are not employees received compensation for their service as directors, including service as members of each committee on which they serve.

Cash Compensation

All non-employee directors of Twin Vee Co. are entitled to receive the following cash compensation for their services:

●	$5,000 per year for service as a board member;

●	$12,000 per year additionally for service as chair of the audit committee;

●	$5,000 per year additionally for service as member of the audit committee (excluding committee chair);

●	$10,000 per year additionally for service as chair of the compensation committee;

●	$4,000 per year additionally for service as member of the compensation committee (excluding committee chair);

●	$5,000 per year additionally for service as chair of the corporate governance and nominating committee;

●	$3,000 per year additionally for service as member of the corporate governance and nominating committee (excluding committee chair);

All cash payments to non-employee directors who served in the relevant capacity at any point during the immediately preceding prior fiscal quarter will be paid quarterly in arrears. A non-employee director who served in the relevant capacity during only a portion of the prior fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable cash retainer.

Equity Compensation

Effective upon the closing of Twin Vee Co.’s initial public offering, each non-employee director received an initial grant of non-qualified stock options under our 1 Plan to purchase 5,500 shares of our common stock, which options vest pro rata on a monthly basis over a period of twelve months from the grant date, subject to the grantee’s continued service through that date. Twin Vee Co. intends to make annual equity grants to non-employee directors coincident with each annual meeting of stockholders.

Director Compensation Table

The following table sets forth information regarding the compensation earned for service on the Board of Directors by Twin Vee Co’s non-employee directors during the year ended December 31, 2021. The compensation for each of Messrs. Visconti and Yarborough as an executive officer is set forth below under “—Summary Compensation Table.” Messrs. Visconti and Yarborough receive no compensation for service as a director.

(a) Name	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)	(d) Option Awards(1) ($)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)
Bard Rockenbach	1,417	—	8,731	—	—	—	10,148
James Melvin	7,083	—	13,574	—	—	—	20,657
Neil Ross	7,917	—	13,574	—	—	—	21,491
Steven A. Shallcross	12,500	—	13,574	—	—	—	26,074

(1)	The amounts in the “Option Awards” column reflect the dollar amounts of the grant date fair value for the financial statement reporting purposes for stock options for the fiscal year ended December 31, 2021 in accordance with ASC 718. The fair value of the options was determined using the Black-Scholes model. For a discussion of the assumptions used in computing this valuation, see Note 12 of the Notes to Consolidated Financial Statements in for the fiscal year ended December 31, 2021.

(2)	As of December 31, 2021, the following are the outstanding aggregate number of option awards held by each of our directors who were not also Named Executive Officers:

Name	Option Awards (#)
Bard Rockenbach	5,500
James Melvin	5,500
Neil Ross	5,500
Steven A. Shallcross	5,500

During 2021, each non-employee member of the Board of Directors receives an annual cash fee of $5,000, all non-employee directors receive an annual cash fee of $5,000, $4,000 and $3,000 for service on the audit, compensation and corporate governance and nominating committee, respectively, and the Chairman of the audit, compensation and corporate governance and nomination committee receives a cash fee of $12,000, $10,000 and $5,000, respectively. In addition, each non-employee member of the Board of Directors was issued an option exercisable for 5,500 shares of our common stock, for a term of one year, vesting monthly over one year of the date of grant.

Proxy

Compensation Discussion and Analysis

Chief Executive Officer Compensation for Fiscal Year 2021

2021 Bonus

Compensation Risk Management

Twin Vee Co. has considered the risk associated with Twin Vee Co.’s compensation policies and practices for all employees, and Twin Vee Co. believes it has designed Twin Vee Co.’s compensation policies and practices in a manner that does not create incentives that could lead to excessive risk taking that would have a material adverse effect on us.

EQUITY COMPENSATION INFORMATION

On April 8, 2021, Twin Vee Co.’s Board of Directors and our stockholders approved the Twin Vee Co. 2021 Stock Incentive Plan (the “2021 Plan”). The following table provides information, as of December 31, 2021 with respect to options outstanding under the 2021 Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Equity Compensation Plan Options*	Weighted- Average Exercise Price of Outstanding Equity Compensation Plan Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	713,612	5.13	286,388
Equity compensation plans not approved by security holders	—
Total	713,612	5.13	286,388

EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

Below is certain information regarding Twin Vee Co.’s executive officer who is not a director.

Name	Age	Position
Carrie Gunnerson	47	Chief Financial Officer

Carrie Gunnerson has been Twin Vee Co.’s Chief Financial Officer since October 2021. Ms. Gunnerson, operated Gunnerson Consulting from August 1, 2020 until September 30, 2021, specializing in financial consulting for small to midsized organization. Ms. Gunnerson served as the President and Chief Executive Officer of Art’s Way Manufacturing Co., Inc. (“Art’s Way”) from October 18, 2007 until July 21, 2020, as its Chief Financial Officer from July 2004 until January 2012 and interim from September 2012 until January 22, 2015 and again from May 31, 2018 until February 1, 2020. Prior to joining Art’s Way in 2004, from 2001 until 2004 Ms. Gunnerson was employed by Tyco Plastics Inc., where she was responsible for all of the functions of a controller. Ms. Gunnerson was named a director of the Farm Equipment Manufacturers Association, from November 2016 through July 2020.

EXECUTIVE COMPENSATION

Twin Vee Co.’s named executive officers for 2021, which consisted of its principal executive officer and the next most highly compensated executive officers, were:

●	Joseph C. Visconti, President and Chief Executive Officer

●	Preston Yarborough, Vice President

●	Carrie Gunnerson, Chief Financial Officer (October 1, 2021 through December 31, 2021)

●	Donna Barnett, Former Chief Financial Officer (January 1, 2020 through September 30, 2021)

Summary Compensation Table

The following table sets forth information regarding the compensation that was paid to Twin Vee Co.’s named executive officers during the years ended December 31, 2021 and December 31, 2020.

Name and Principal Position	Year	Salary	Bonus	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Joseph C. Visconti	2021	235,276	200,965	671,276	28,271	(2)	1,135,788
President and Chief Executive Officer	2020	171,000	85,000		9,500	(2)	265,500

Preston Yarborough	2021	145,577	58,359	335,638	9,261	(3)	548,835
Vice President	2020	135,000	13,500		12,700	(3)	161,200

Donna Barnett	2021	70,762	105,150	83,910	—		259,822
Former Chief Financial Officer	2020	56,700	—	—	—		56,700

Carrie Gunnerson	2021	39,088	16,406	227,617			283,111
Chief Financial Officer	2020	—	—	—	—		—

(1)	Options issued pursuant to the 2021 Stock Incentive Plan. The amounts in the “Option Awards” column reflect the dollar amounts of the grant date fair value for the financial statement reporting purposes for stock options for the fiscal year ended December 31, 2021 in accordance with ASC 718. The fair value of the options was determined using the Black-Scholes model. For a discussion of the assumptions used in computing this valuation, see Note 12 of the Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2021.

(2)	Consists of $12,692 of car expenses paid and $15,579 of health insurance expenses paid in 2021 and $7,000 of car expenses and $2,500 of health insurance expenses paid in 2020.

(3)	Consists of $5,077 of car expenses paid and $4,184 of health insurance expenses paid in 2021 and $12,700 of car expenses in 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2021, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers. Each award issued and set forth below is subject to accelerated vesting upon a qualifying termination of his employment, as described under “—Potential Payments Upon Termination or Change in Control.”

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

Joseph C. Visconti	93,233	178,767	5.8	6/8/2031	—	—
President and Chief Executive Officer

Preston Yarborough	46,616	89,384	5.8	6/8/2031	—	—
Vice President

Donna Barnett	83,910	—	5.8	6/8/2031	—	—
Former Chief Financial Officer

Carrie Gunnerson	12,405	123,595	3.87	9/30/2031	—	—
Chief Financial Officer

Employment Arrangements with Twin Vee Co.’s Named Executive Officers

Joseph Visconti

Twin Vee Co. entered into a five-year employment agreement with Mr. Visconti, or the Visconti Employment Agreement, effective upon the closing of the initial public offering in July 2021. Under the Visconti Employment Agreement, Mr. Visconti serves as Twin Vee Co.’s President and Chief Executive Officer. He receives an annual base salary of $250,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 100% of his annual base salary, based upon achievement of performance goals established by the compensation committee of Twin Vee Co.’s board of directors. Upon the completion of Twin Vee Co.’s initial public offering in July 2021, Mr. Visconti received a stock option to purchase 272,000 shares of Twin Vee Co.’s common stock under the 2021 Plan, vesting pro rata on a monthly basis over a three-year period subject to continued employment through each vesting date.

The Visconti Employment Agreement provides that Mr. Visconti will be eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee Co.’s other executive officers. In addition, he is entitled to (i) four weeks of paid vacation per year, (ii) a $2,500 a month car allowance and (iii) the cost of medical insurance for coverage for Mr. Visconti and his family.

The Visconti Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Mr. Visconti; (iii) by Mr. Visconti without good reason upon 90 days written notice to us; (iv) by us for cause (as defined in the Visconti Employment Agreement); (v) by Twin Vee Co. without cause; or (vi) by Mr. Visconti for good reason (as defined in the Visconti Employment Agreement).

Pursuant to the Visconti Employment Agreement, Mr. Visconti is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Twin Vee Co. without cause or a termination by Mr. Visconti for good reason other than in connection with a change in control, Mr. Visconti will receive: an aggregate of twelve months of salary continuation at his then-current base annual salary, paid out in equal installments over a 6 month period; payment of any amount of annual bonus accrued for the year prior to the date of termination; payment of the bonus Mr. Visconti would have received based on the attainment of performance goals had he remained employed through the end of the year of termination, pro-rated based on the number of days in the termination year that Mr. Visconti was employed by Twin Vee Co. (paid when its other senior executives receive payment of their annual bonuses); reimbursement of COBRA premiums for up to twelve months; and full vesting for any outstanding, unvested equity awards granted under the Twin Vee Co. 2021 Plan. Mr. Visconti’s outstanding vested stock options in Twin Vee Co. will generally remain exercisable no longer than six months following such a termination.

In the event of a termination by Twin Vee Co. without cause or a resignation by Mr. Visconti for good reason within twelve months following a change in control, Mr. Visconti will receive an aggregate of 18 months of salary continuation at his then-current base annual salary, paid out in equal installments over a twelve month period; payment of any amount of annual bonus accrued for the year prior to the year of termination; payment of a pro-rated target annual bonus for the year of termination based on the number of days in the termination year that Mr. Visconti was employed by Twin Vee Co.; payment of one time his then-current target annual bonus; reimbursement of COBRA premiums for up to 18 months; and full vesting for any outstanding, unvested equity awards granted under the Twin Vee Co. 2021 Plan. Mr. Visconti’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

The receipt of any termination benefits described above is subject to Mr. Visconti’s execution of a release of claims in favor of the Company, a form of which is attached as an exhibit to the Visconti Employment Agreement.

In the event of Mr. Visconti’s termination due to death or disability, Mr. Visconti will receive full vesting for any outstanding, unvested equity awards granted under Twin Vee Co.’s 2021 Plan. Mr. Visconti’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Preston Yarborough

Twin Vee Co. entered into a five-year employment agreement with Mr. Yarborough, or the Yarborough Employment Agreement, effective upon the closing of Twin Vee Co.’s initial public offering in July 2021. Under the Yarborough Employment Agreement, Mr. Yarborough serves as Twin Vee Co.’s Vice President and Director of Product Development. He receives an annual base salary of $160,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 50% of his annual base salary, based upon achievement of performance goals established by the compensation committee of Twin Vee Co.’s board of directors. Upon the completion of Twin Vee Co.’s initial public offering in July 2021, Mr. Yarborough received a stock option to purchase 136,000 shares of Twin Vee Co.’s common stock under the 2021 Plan, vesting monthly over a three-year period subject to continued employment through each vesting date.

The Yarborough Employment Agreement provides that Mr. Yarborough would be eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee Co.’s other executive officers. In addition, he is entitled to (i) four weeks of paid vacation per year, (ii) a $1,000 a month car allowance and (iii) the cost of medical insurance for coverage for Mr. Yarborough and his family.

The Yarborough Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Mr. Yarborough; (iii) by Mr. Yarborough without good reason upon 90 days written notice to Twin Vee Co.; (iv) by Twin Vee Co. for cause (as defined in the Yarborough Employment Agreement); (v) by Twin Vee Co. without cause; or (vi) by Mr. Yarborough for good reason (as defined in the Yarborough Employment Agreement).

Pursuant to the Yarborough Employment Agreement, Mr. Yarborough is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Twin Vee Co. without cause or a termination by Mr. Yarborough for good reason other than in connection with a change in control, Mr. Yarborough will receive: an aggregate of nine months of salary continuation at his then-current base annual salary, paid out in equal installments over a six month period; payment of any amount of annual bonus accrued for the year prior to the date of termination; payment of the bonus Mr. Yarborough would have received based on the attainment of performance goals had he remained employed through the end of the year of termination, pro-rated based on the number of days in the termination year that Mr. Yarborough was employed by Twin Vee Co. (paid when Twin Vee Co.’s other senior executives receive payment of their annual bonuses); reimbursement of COBRA premiums for up to nine months; and full vesting for any outstanding, unvested equity awards granted under the Twin Vee Co. 2021 Plan. Mr. Yarborough’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

In the event of a termination by Twin Vee Co. without cause or a resignation by Mr. Yarborough for good reason within twelve months following a change in control, Mr. Yarborough will receive an aggregate of twelve months of salary continuation at his then-current base annual salary, paid out in equal installments over a twelve month period; payment of any amount of annual bonus accrued for the year prior to the year of termination; payment of a pro-rated target annual bonus for the year of termination based on the number of days in the termination year that Mr. Yarborough was employed by Twin Vee Co.; payment of one time his then-current target annual bonus; reimbursement of COBRA premiums for up to twelve months; and full vesting for any outstanding, unvested equity awards granted under the Twin Vee Co. 2021 Plan. Mr. Yarborough’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

The receipt of any termination benefits described above is subject to Mr. Yarborough’s execution of a release of claims in favor of the Company, a form of which is attached as an exhibit to the Yarborough Employment Agreement.

In the event of Mr. Yarborough’s termination due to death or disability, Mr. Yarborough will receive full vesting for any outstanding, unvested equity awards granted under Twin Vee Co.’s 2021 Plan. Mr. Yarborough’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Carrie Gunnerson

Twin Vee Co. entered into a five-year employment agreement with Ms. Gunnerson, or the Gunnerson Employment Agreement, effective in October 2021. Under the Gunnerson Employment Agreement, Ms. Gunnerson serves as Twin Vee Co.’s Chief Financial Officer. She receives an annual base salary of $175,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 30% of her annual base salary, based upon achievement of performance goals established by the compensation committee of Twin Vee Co.’s board of directors. Ms. Gunnerson also received a stock option to purchase 136,000 shares of Twin Vee Co.’s common stock under its 2021 Plan, vesting monthly over a five-year period subject to continued employment through each vesting date.

The Gunnerson Employment Agreement provides that Ms. Gunnerson is eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee Co.’s other executive officers. In addition, she is entitled to four weeks of paid vacation per year.

The Gunnerson Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Ms. Gunnerson; (iii) by Ms. Gunnerson without good reason upon 90 days written notice to Twin Vee Co.; (iv) by Twin Vee Co. for cause (as defined in the Gunnerson Employment Agreement); (v) by Twin Vee Co. without cause; or (vi) by Ms. Gunnerson for good reason (as defined in the Gunnerson Employment Agreement).

Pursuant to the Gunnerson Employment Agreement, Ms. Gunnerson is subject to a one-year post-termination non-compete and non-solicit of employees and clients. She is also bound by confidentiality provisions.

In the event of a termination by Twin Vee Co. without cause or a termination by Ms. Gunnerson for good reason during the first six (6) months following the effective date of the Gunnerson Employment Agreement, Ms. Gunnerson will receive an aggregate of three months of salary continuation at her then-current base annual salary, paid out in equal installments over a three-month period. In the event of a termination by Twin Vee Co. without cause or a termination by Ms. Gunnerson for good reason after the first six (6) months following the effective date of the Gunnerson Employment Agreement, Ms. Gunnerson will receive an aggregate of six months of salary continuation at her then-current base annual salary, paid out in equal installments over a six-month period. Ms. Gunnerson’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

The receipt of any termination benefits described above is subject to Ms. Gunnerson’s execution of a release of claims in favor of the Company, a form of which is attached as an exhibit to the Gunnerson Employment Agreement.

In the event of Ms. Gunnerson’s termination due to death or disability, Ms. Gunnerson will receive full vesting or any outstanding, unvested equity awards granted under the 2021 Plan. Ms. Gunnerson’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

TWIN VEE CO. PROPOSAL NO. 4—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors of Twin Vee Co. recommends approval by the stockholders of the appointment of Grassi & Co., CPAs” P.C. ““Grassi”), the present auditors, as the auditors of Twin Vee Co. to hold office until the close of the next annual meeting of stockholders. Grassi has provided services in connection with the audit of Twin Vee Co.’s financial statements for the years ended December 31, 2019 through December 31, 2021, assistance with Twin Vee Co.’s annual report submitted to the SEC on Form 10-K, and consultation on matters relating to accounting and financial reporting.

A representative of Grassi is expected to be present either in person or via teleconference at the annual meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

Ratification of the appointment of Grassi by our stockholders is not required by law, our bylaws or other governing documents. As a matter of policy, however, the appointment is being submitted to our stockholders for ratification at the annual meeting. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interest and the best interests of our stockholders.

Audit Fees

The aggregate fees billed and unbilled for the fiscal years ended December 31, 2021 and December 31, 2020 for professional services rendered by Twin Vee Co.’s principal accountants for the audits of Twin Vee Co.’s annual financial statements, the review of Twin Vee Co.’s financial statements included in Twin Vee Co.’s quarterly reports on Form 10-Q and consultations and consents were approximately $115,000 and $75,000, respectively.

Audit-Related Fees

The aggregate fees billed and unbilled for the fiscal years ended December 31, 2021 and December 31, 2020 for professional services rendered by Twin Vee Co.’s principal accountants for assurance and related services rendered were approximately $95,000 and $0, respectively.

Tax and Other Fees

There were no aggregate fees billed for the fiscal year ended December 31, 2021 and December 31, 2020 for professional services rendered by Twin Vee Co.’s principal accountants for tax compliance.

Consistent with SEC policies and guidelines regarding audit independence, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services provided by Twin Vee Co.’s principal accountants on a case-by-case basis. Twin Vee Co.’s Audit Committee has established a policy regarding approval of all audit and permissible non-audit services provided by Twin Vee Co.’s principal accountants. Twin Vee Co.’s Audit Committee pre-approves these services by category and service. Twin Vee Co.’s Audit Committee has pre-approved all of the services provided by Twin Vee Co.’s principal accountants.

Pre-Approval Policies and Procedures

The audit committee or Twin Vee Co. has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of non-audit services by Grassi in 2021 and 2020 is compatible with maintaining the principal accountant’s independence.

Vote Required

The affirmative vote of the holders of a majority of the votes present, in person or by proxy, and entitled to vote on the matter at the annual meeting will be required to approve the ratification of the appointment by Twin Vee Co.’s Audit Committee of Grassi & Co., CPAs, P.C.as Twin Vee Co.’s independent registered public accounting firm.

Board Recommendation

THE TWIN VEE CO. BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF TWIN VEE CO. PROPOSAL NO. 4.

AUDIT COMMITTEE REPORT1

The audit committee has reviewed and discussed Twin Vee Co.’s audited consolidated financial statements as of and for the year ended December 31, 2021 with the management of Twin Vee Co. and Grassi, Twin Vee Co.’s independent registered public accounting firm. Further, the audit committee has discussed with Grassi the matters required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and other applicable regulations, relating to the firm’s judgment about the quality, not just the acceptability, of Twin Vee Co.’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements.

The audit committee also has received the written disclosures and the letter from Grassi required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, which relate to Grassi’s independence from Twin Vee Co., and has discussed with Grassi its independence from Twin Vee Co. The audit committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to Twin Vee Co. is compatible with maintaining the firm’s independence. The audit committee has concluded that the independent registered public accounting firm is independent from Twin Vee Co. and its management. The audit committee also considered whether, and determined that, the independent registered public accounting firm’s provision of other non-audit services to us was compatible with maintaining Twin Vee Co’s independence. The Committee also reviewed management’s report on its assessment of the effectiveness of Twin Vee Co.’s internal control over financial reporting. In addition, the audit committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Twin Vee Co.’s internal and disclosure control structure. The members of the audit committee are not our employees and are not performing the functions of auditors or accountants. Accordingly, it is not the duty or responsibility of the audit committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the audit committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the audit committee’s considerations and discussions referred to above do not constitute assurance that the audit of our consolidated financial statements has been carried out in accordance with the standards of the PCAOB or that our auditors are in fact independent.

Based on the reviews, reports and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, that Twin Vee Co.’s audited consolidated financial statements for the year ended December 31, 2021 and management’s assessment of the effectiveness of Twin Vee Co.’s internal control over financial reporting be included in Twin Vee Co.’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC. The audit committee has recommended, and the board of directors has approved, subject to stockholder ratification, the selection of Grassi as Twin Vee Co.’s independent registered public accounting firm for the year ending December 31, 2022.

Submitted by the Audit Committee of Twin Vee Co.’s Board of Directors.

Members of the Audit Committee**:

Bard Rockenbach

Neil Ross

Peter Melvin

** Mr. Kevin Schuyler does not appear as a signatory to this Audit Committee Report because he was appointed to the Audit Committee in July 2022 and therefore was not a member of the Audit Committee during the fiscal year ended December 31, 2021.

**Mr. Shallcross resigned from the Board of Directors and as a member of the Audit Committee on June 30, 2022.

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference in any filing of Twin Vee Co. under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

TWIN VEE CO. PROPOSAL NO. 5—APPROVAL OF AN AMENDMENT TO THE

TWIN VEE CO. CERTIFICATE OF INCORPORATION TO INCREASE

THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors has unanimously approved an amendment to our Certificate of Incorporation to increase the number of shares of authorized common stock from 50,000,000 shares to 75,000,000 shares, as further described below. If approved, the Authorized Common Stock Increase would be effected by amending Article IV of our Certificate of Incorporation to reflect the Authorized Common Stock Increase. The full text of the proposed amended Article IV of our Certificate of Incorporation is attached to this Proxy Statement as Annex E.

The Board of Directors proposes and recommends increasing the number of shares of authorized common stock from the 50,000,000 shares that are authorized for issuance pursuant to our Certificate of Incorporation to a total of 75,000,000 shares of common stock. The chart below illustrates the number of shares of common stock that will be available for issuance if the Authorized Common Stock Increase is effected. The number of shares disclosed in the column “Estimated number of shares of Common Stock after the Increase” gives further effect to the Authorized Common Stock Increase in the number of authorized shares of common stock from 50,000,000 to 75,000,000.

	ESTIMATED NUMBER OF SHARES OF COMMON STOCK BEFORE INCREASE	ESTIMATED NUMBER OF SHARES OF COMMON STOCK AFTER THE INCREASE
Authorized	50,000,000	75,000,000
Outstanding(1)	9,520,000	9,520,000
Issuable upon exercise of outstanding warrants and stock options	981,955	981,955
Reserved for issuance(1)	377,090	377,090
Authorized but unissued(2)	39,120,955	64,120,955

  ________________

(1)	Shares reserved for future issuance under our existing 2021 Stock Incentive Plan, excluding shares issuable under outstanding stock options.
(2)	Shares authorized but unissued represent common stock available for future issuance beyond shares currently outstanding, shares issuable upon exercise of outstanding warrants and stock options and shares reserved for issuance under our 2021 Stock Incentive Plan.

The Board of Directors believes that the Authorized Common Stock Increase is advisable and in the best interests of our stockholders. The Authorized Common Stock Increase will provide us with flexibility in completing financing and capital raising transactions, which may be necessary for us to execute our future business plans.

We anticipate that we may issue additional shares of common stock in the future in connection with one or more of the following:

•	financing transactions, such as public or private offerings of common stock or convertible securities;

•	partnerships, collaborations and other similar transactions;

•	our equity incentive plans;

•	strategic investments; and
•	other corporate purposes that have not yet been identified.

The availability of additional shares of common stock for issuance is, in management’s view, prudent and will afford us flexibility in acting upon financing transactions to strengthen our financial position and/or commercial partnership opportunities that may arise and aid in meeting the Nasdaq Stock Market stockholders’ equity requirements. Other possible business and financial uses for the additional shares of common stock include, without limitation, potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investment. As of the record date, we have approximately 39,120,955 authorized shares of common stock available for future issuance, which includes 9,520,000 issued and outstanding shares of common stock, 981,955 shares of common stock issuable upon exercise of outstanding warrants and stock options, and 377,090 shares of common stock reserved for issuance under the Twin Vee Co. 2021 Stock Incentive Plan. Twin Vee Co. does not believe that this is sufficient to meet its future equity financing requirements. We currently have no agreements with any third parties for the sale of our securities. Although at this time, we do not have any plans, commitments, proposals, arrangements, understandings or agreements regarding the issuance of common stock other than issuances upon exercise or conversion of currently outstanding securities; we anticipate seeking future equity financing opportunities and will evaluate opportunities that are presented to us. We believe that the Authorized Common Stock Increase will help ensure that we have sufficient authorized shares available for issuance to allow us to pursue equity financings if the Board of Directors determines that it would be in our best interests based on our working capital needs and prevailing market conditions.

We believe that the additional authorized shares would enable us to act quickly in response to opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further stockholder approval and holding a special stockholders’ meeting before such issuance(s) could proceed, except as provided under Delaware law or under applicable Nasdaq Stock Market rules.

Possible Effects of the Authorized Common Stock Increase

The newly authorized shares of common stock will have all the powers, preferences, and rights of the shares of common stock presently authorized. Therefore, approval of the Authorized Common Stock Increase and any subsequent issuance of additional shares of common stock would not affect a current common stockholder’s rights as a stockholder, except for any dilutive effects of a potential increase in the number of outstanding shares of common stock to, among other things, earnings per share, book value per share, and the voting power of current holders of our common stock. The Authorized Common Stock Increase would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders until additional shares are issued.

As is true for shares presently authorized but unissued, the future issuance of common stock authorized by the Authorized Common Stock Increase may, among other things, decrease existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the voting rights of existing stockholders and have a negative effect on the market price of the common stock.

Potential Anti-takeover Effects of the Authorized Common Stock Increase

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposals discussed herein, that may be used as an anti-takeover mechanism. Since the Authorized Common Stock Increase will provide that the number of authorized shares of common stock will be 75,000,000, the Authorized Common Stock Increase, if effected, will result in a relative increase in the number of authorized but unissued shares of our common stock vis-à-vis the outstanding shares of our common stock and, could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our Board of Directors. A relative increase in the number of authorized shares of common stock could have other effects on our stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. A relative increase in our authorized shares could potentially deter takeovers, including takeovers that our Board of Directors has determined are not in the best interest of our stockholders, in that additional shares could be issued (within the limits imposed by applicable law and the Nasdaq Stock Market) in one or more transactions that could make a change in control or takeover more difficult. For example, we could issue additional shares without further stockholder approval so as to dilute the stock ownership or voting rights of persons seeking to obtain control without our agreement. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Authorized Common Stock Increase therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the Authorized Share Increase may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.

We have not proposed the increase in the number of authorized shares of common stock with the intention of using the additional authorized shares for anti-takeover purposes, but we would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in our control or our management. Although the Authorized Common Stock Increase has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that the effect of the Authorized Common Stock Increase could facilitate future attempts by us to oppose changes in our control and perpetuate our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect our business or the trading price of the common stock.

Consequences if Stockholder Approval for Proposal Is Not Obtained

If stockholder approval for this Proposal No. 5 is not obtained, we will not be able to file a certificate of amendment to our Certificate of Incorporation to effect the Authorized Common Stock Increase, and our limited number of authorized shares of the common stock that are neither outstanding nor reserved for issuance could adversely affect our ability to raise capital through equity financings or engage in acquisitions or other transactions.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth herein regarding the proposed Authorized Common Stock Increase except to the extent of their ownership of shares of our common stock and any additional shares of common stock that will be available for grant under the 2021 Stock Incentive Plan

Vote Required

Approval of the amendment to our Certificate of Incorporation included as set forth in the certificate of amendment attached as Annex E requires an affirmative vote of a majority of the shares of common stock outstanding as of the record date. Abstentions and broker non-votes will have the same effect as “AGAINST” votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AUTHORIZED COMMON STOCK INCREASE.

TWIN VEE CO. PROPOSAL NO. 6—POSSIBLE ADJOURNMENT OF THE TWIN VEE CO. ANNUAL MEETING OF STOCKHOLDERS, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES IN FAVOR OF PROPOSAL 5

Our stockholders are being asked to consider and vote upon an adjournment of the 2022 Annual Meeting of Stockholders, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of approval of a proposed amendment to our Certificate of Incorporation to effectuate the Authorized Common Stock Increase Proposal. If we fail to receive a sufficient number of votes to approve the Authorized Common Stock Increase proposal, we may propose to adjourn the 2022 Annual Meeting of Stockholders for a period of not more than thirty (30) days, for the purpose of soliciting additional proxies to approve the Authorized Common Stock Increase proposal. We currently do not intend to propose adjournment of the 2022 Annual Meeting of Stockholders if there are sufficient votes in favor of the Authorized Common Stock Increase proposal. If our stockholders approve this proposal, we could adjourn the 2022 Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat the Authorized Common Stock Increase proposal, we could adjourn the 2022 Annual Meeting without a vote on such proposals and seek to convince our stockholders to change their votes in favor of such proposal.

Vote Required

Approval of the adjournment of the Twin Vee Co. 2022 Annual Meeting of Stockholders requires an affirmative vote of a majority of the votes cast at the Twin Vee Co. 2022 Annual Meeting whether present in person or represented by proxy and entitled to vote at the Twin Vee Co. 2022 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE ADJOURNMENT OF THE ANNUAL MEETING, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE PROPOSAL 5 (THE AUTHORIZED COMMON STOCK INCREASE), AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE ADJOURNMENT UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Each of the related party transactions described below was negotiated on an arm’s length basis. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us. The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety. Copies of the forms of the agreements have been filed as exhibits to the registration statement of which this Proxy Statement/Prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, including those discussed in the sections titled “Director Compensation Table” and “Executive Compensation,” the following is a description of each transaction since January 1, 2020 or any currently proposed transaction in which:

●	we have been or are to be a party to;

the amount involved exceeded or exceeds $120,000 or 1% of the average of our total assets as of the end of the last two completed fiscal years; and

●	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

For information on our compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, see the sections titled “Management” and “Executive Compensation.”

Twin Vee Co. leases its facility from Visconti Holdings, LLC, (“Visconti Holdings”) an entity owned and controlled by Twin Vee Co.’s Chief Executive Officer, President and Director, Joseph Visconti, pursuant to a lease agreement (the “Lease Agreement”), dated January 1, 2021, by and among Twin Vee Co., Visconti Holdings, LLC and Twin Vee Inc. The Lease Agreement currently has a 5-year term, with an option to renew for an additional 5-year term. Twin Vee Co. currently pays Visconti Holdings $26,500 per month plus applicable sales and use tax, which is currently 7% in St. Lucie County.

During the year ended December 31, 2018, Twin Vee Co. entered into a loan and promissory note with Joseph C. Visconti. The principal amount of the loan was $525,500, together with a simple interest rate of 6% on the balance of principal remaining unpaid. During the years ended December 31, 2020 and 2019, we repaid $497,650 and $0, respectively. At December 31, 2020 and 2019, the outstanding amount of the note payable was $27,850 and $525,500, respectively. Accrued interest at December 31, 2020 and 2019, amounted to $62,317 and $31,530, respectively. Subsequent to year end, the note has been paid in full.

During the three months ended March 31, 2021, Twin Vee Co. paid $90,417 Twin Vee Inc., to purchase a 36-foot used catamaran boat from it. During the three months ended March 31, 2020, Twin Vee Co. had purchases of $0 from related parties.

During the three months ended March 31, 2021, Twin Vee Co. received a cash payment in the amount of $24,300 from Boat Fuji, Inc., a company owned 33% by Joseph Visconti, for future technical website support expenses to be incurred by us on behalf of Boat Fuji, Inc. During the three months ended March 31, 2021, Twin Vee Co. paid $15,808 to certain affiliate companies or on their behalf, including (i) $2,000 that was repaid to Boat Fuji, Inc. due to a decrease in the estimated expenses to be paid by us on its behalf, (ii) $12,000 of franchise fee development expenses paid by Twin Vee Co. on behalf of My Boat MD, Inc., a wholly owned subsidiary of Twin Vee Inc.; and (iii) $1,808 of expenses paid to Twin Vee Inc. for reimbursement of telephone, internet and other similar expenses incurred by it on our behalf. During the three months ended March 31, 2020, Twin Vee Co. received cash of $0 from its affiliate companies and paid $1,600 to our affiliate companies, respectively.

During the six months ended June 30, 2022, and 2021, Twin Vee Co. received cash of $0 and $24,300 from its affiliate companies and paid $0 and $311,460 to its affiliate companies, respectively.

During the year ended December 31 2021, Twin Vee Co. paid bills on behalf of Twin Vee Inc. At June 30, 2022 and December 31, 2021, due from affiliated companies to Twin Vee Co. was $286,622. During the year ended December 31, 2021, Twin Vee Inc. funded certain expenditures which resulted in advances from affiliated companies. At June 30, 2022 and December 31, 2021, advances from affiliated companies included in due to affiliated companies to Twin Vee Co. was $115,043. Approximately $93,000 of the balance is related to an equipment purchase, the remaining balance was related to startup costs for our franchise business.

During the six months ended June 30,2022, Twin Vee Co. received a monthly fee of $5,850 to provide management services and facility utilization to Forza. This income for Twin Vee Co., and expense for Forza, has been eliminated in the condensed consolidated financial statements.

During the six months ended June 30, 2021 and 2020, Twin Vee Co. recorded management fees of $27,000 and $21,000, respectively; paid to Twin Vee Inc pursuant to a management agreement, dated January 1, 2021, with its parent company for various management services. The agreement provides for a monthly $3,500 management fee, has a term of one year and will expire on December 31, 2021.

Twin Vee Co.’s Policy Regarding Related Party Transactions

Twin Vee Co.’s board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Twin Vee Co.’s board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the Nasdaq Stock Market. Under the policy:

●	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by the audit committee; and

●	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with the Securities Act and the Exchange Act and related rules; and

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director, should consider whether such transaction would compromise the director’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the Nasdaq Stock Market, and the Code.

CONFLICTS OF INTEREST

Any future transactions with officers, directors or 5% stockholders will be on terms no less favorable to Twin Vee Co. than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of Twin Vee Co.’s independent and disinterested directors who have access to Twin Vee Co.’s counsel or independent legal counsel at Twin Vee Co.’s expense.

TWIN VEE INC. SPECIAL MEETING PROPOSAL

TWIN VEE INC. PROPOSAL NO. 1—ADOPTION AND APPROVAL OF THE MERGER AGREEMENT

For summary and detailed information regarding the merger proposal, see “The Merger.”

Vote Required to Approve the Merger Agreement

The affirmative vote of the holders of a majority of the shares of Twin Vee Inc. common stock outstanding on the record date for the annual meeting is required for the adopt and approve the merger agreement with Twin Vee Co.

Support Agreements

Certain Twin Vee Inc. stockholders and affiliates thereof are party to support agreements with Twin Vee Co. pursuant to which, among other things, each such stockholder agreed, solely in their capacity as stockholder, to vote all of their shares of Twin Vee Inc. capital stock in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby and to acknowledge that the adoption and approval of the merger agreement is irrevocable. In addition, these Twin Vee Inc. stockholders and affiliates thereof agreed not to, directly or indirectly, knowingly take any action that Twin Vee Inc. is not permitted to take under the non-solicitation provisions of the merger agreement. The parties to these support agreements with Twin Vee Co. are:

●	Joseph C. Visconti

●	Preston Yarborough

The stockholders of Twin Vee Inc. that are party to a support agreement with Twin Vee Co. consist of:

●	the holders of a majority of the shares of Twin Vee Inc. common stock outstanding on the record date and entitled to vote thereon (voting as a single class);

The holders of a sufficient number of shares of Twin Vee Inc. capital stock required to approve and adopt the merger agreement and approve the merger and related transactions are contractually obligated to approve and adopt the merger agreement.

Board Recommendation

THE TWIN VEE INC. BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost.

This year, a number of brokers with account holders who are Twin Vee Co.’s and Twin Vee Inc. stockholders will be “householding” Twin Vee Co.’s and Twin Vee Inc.’s proxy materials, as applicable. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Twin Vee PowerCats Co., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, Attention: Investor Relations or Twin Vee Powercats, Inc., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, Attention: Investor Relations, as applicable.

OTHER MATTERS

The Board of Directors of Twin Vee Co. knows of no other matters that will be presented for consideration at the Twin Vee Co. annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

APPRAISAL RIGHTS

The holders of Twin Vee Co. common stock do not have any right to an appraisal of the value of their shares in connection with the merger. The holders of Twin Vee Inc. common stock do have a right to an appraisal of the value of their shares in connection with the merger if they do not vote for the merger and if they follow certain procedures described in the section entitled “The Merger—The Merger Transaction—Appraisal Rights”.

ADDITIONAL INFORMATION FOR STOCKHOLDERS

FUTURE STOCKHOLDER PROPOSALS

Stockholders who intend to present proposals for inclusion in next year’s proxy materials at the 2023 annual meeting of stockholders under SEC Rule 14a-8 must ensure that such proposals are received by the Corporate Secretary of Twin Vee Co. not later than [___], 2023. Such proposals must meet the requirements of our Bylaws and the SEC to be eligible for inclusion in our 2023 proxy materials.

Generally, timely notice of any director nomination or other proposal that any stockholder intends to present at the 2023 annual meeting, but does not intend to have included in the proxy materials prepared by Twin Vee Co. in connection with the 2023 annual meeting, must be delivered in writing to the Corporate Secretary at the principal executive offices of Twin Vee Co. not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which Twin Vee Co. first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement (as defined below) of the date of such annual meeting is first made. “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended. As a result stockholders who intend to present proposals at the 2023 annual meeting under these provisions must give written notice to the Corporate Secretary, and otherwise comply with the Bylaw requirements, no earlier than the close of business on [_____], 2023, and no later than the close of business on [______], 2023. In addition, the stockholder’s notice must set forth the information required by our Bylaws with respect to each stockholder making the proposal and each proposal that such stockholder intends to present at the 2023 annual meeting.

On request, Twin Vee Co.’s Secretary will provide detailed instructions for submitting proposals.

SEC rules set forth standards for the exclusion of some stockholder proposals from a proxy statement for an annual meeting.

ANNUAL REPORT/FORM 10-K

Twin Vee Co.’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report”) is being mailed to certain stockholders concurrently with this Proxy Statement. Copies of the 2021 Annual Report and any amendments thereto, as filed with the SEC, may be obtained without charge by writing to Twin Vee PowerCats Co., at 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, telephone: (772) 429-2525, Attention: Corporate Secretary. A complimentary copy may also be obtained at the internet website maintained by the SEC at www.sec.gov, and by visiting our internet website at https://twinvee.com.

LEGAL MATTERS

The validity of the Twin Vee Co. common stock to be issued to Twin Vee Inc. stockholders pursuant to the merger will be passed upon by Blank Rome LLP, New York, New York. In addition, certain U.S. federal income tax consequences of the merger will be passed upon by Blank Rome LLP, New York, New York.

EXPERTS

The consolidated financial statements of Twin Vee PowerCats Co. as of December 31, 2021 and 2020 and for the two years ended December 31, 2021 and 2020 incorporated by reference in this prospectus and the Registration Statement have been so incorporated in reliance on the report of Grassi & Co., CPAS, P.A., an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Twin Vee Powercats, Inc. as of December 31, 2021 and 2020 and for the two years ended December 31, 2021 and 2020 included in this prospectus and the Registration Statement have been so included in reliance on the reports of Grassi & Co., CPAS, P.A., an independent registered public accounting firm appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Twin Vee Co. has filed a registration statement with the SEC under the Securities Act that registers the shares of Twin Vee Co. common stock to be issued in the merger to Twin Vee Inc. stockholders and includes this Proxy Statement/Prospectus. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Twin Vee Co. and its common stock, Twin Vee Inc. and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this Joint Proxy Statement/Prospectus.

In addition, Twin Vee Co. files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy statements and other information about issuers, including Twin Vee Co., that file electronically with the SEC. The address of that site is www.sec.gov.

You may obtain copies of the documents that Twin Vee Co. files with the SEC, free of charge, by going to Twin Vee Co.’s website (www.twinvee.com) or by written or oral request to Investor Relations, at 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, telephone: (772) 429-2525.

We have not authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this Proxy Statement/Prospectus or in any of the materials that have been incorporated into this Proxy Statement/Prospectus. Therefore, if anyone distributes this type of information, you should not rely upon it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Proxy Statement/Prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Proxy Statement/Prospectus does not extend to you. The information contained in this Proxy Statement/Prospectus speaks only as of the date of this Proxy Statement/Prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

TWIN VEE POWERCATS CO.

and

TWIN VEE POWERCATS, INC.

Dated as of September 8, 2022

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of September 8, 2022, by and between TWIN VEE POWERCATS CO., a Delaware corporation (“Twin Vee Co.”), and TWIN VEE POWERCATS, INC., a Florida corporation (the “Twin Vee Inc.”).

RECITALS:

A.       Upon the terms and subject to the conditions set forth this Agreement (as defined in Section 1.2 hereof) and in accordance with the Delaware General Corporation Law (the “Delaware Law”) and the Florida Business Corporation Act (the “Florida Law”), Twin Vee Co. and Twin Vee Inc. intend to enter into a business combination transaction.

B.       The Board of Directors of Twin Vee Co. (i) has determined that the Merger (as defined in Section 1.1 hereof) is fair to and in the best interests of Twin Vee Co. and its stockholders and (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of the Twin Vee Co. adopt and approve this Agreement and approve the Merger

C.       The Board of Directors of Twin Vee Inc. (i) has determined that the Merger is fair to and in the best interests of Twin Vee Inc. and its stockholders, and (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Twin Vee Inc. adopt and approve this Agreement and approve the Merger.

D.       Concurrently with the execution of this Agreement, and as a condition and inducement to Twin Vee Co.’s willingness to enter into this Agreement, certain affiliates of Twin Vee Inc. are entering into Support Agreements, in the form attached hereto as Exhibit A (each, a “Support Agreement” and, collectively, the “Support Agreements”).

E.       The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law and Florida Law, Twin Vee Inc. shall be merged with and into Twin Vee Co. (the “Merger”), the separate corporate existence of Twin Vee Inc. shall cease and Twin Vee Co. shall continue as the surviving corporation. Twin Vee Co., as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2          Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form attached hereto as Exhibit B-1 with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “DE Certificate of Merger”) and Articles of Merger in the form attached hereto as Exhibit B-2 with the Secretary of State of the State of Florida in accordance with the relevant provisions of Florida Law (the “FL Articles of Merger”; and together with the DE Certificate of Merger (the “Certificates of Merger”) (the time of such filing (or such later time as may be agreed in writing by Twin Vee Inc. and Twin Vee Co. and specified in the Certificates of Merger) being referred to herein as the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below). Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and Plan of Merger and Reorganization and the Certificates of Merger.

The closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Blank Rome LLP, 1271 Avenue of the Americas | New York, NY 10020, at a time and date to be specified by the parties hereto, which time and date shall be no later than the second (2nd ) business day after the satisfaction or waiver of the conditions set forth in Article VI hereof, or at such other location, time and date as the parties hereto shall mutually agree in writing (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”).

1.3          Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Twin Vee Inc. shall vest in the Surviving Corporation, and all debts, liabilities and duties of Twin Vee Inc. shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Certificate of Incorporation; Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Twin Vee Co. shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation.

(b)       Bylaws. The Bylaws of Twin Vee Co. as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.5       Directors and Officers.

(a)       Directors. At the Effective Time, the Board of Directors of Twin Vee Co. shall consist of the Board of Directors of Twin Vee Co. immediately prior to the Effective Time, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws, each as amended to date, of Twin Vee Co., until their respective successors shall have been elected and qualified or until otherwise provided by law.

(b)       Officers. At the Effective Time, the Officers of Twin Vee Co. shall consist of the Officers of Twin Vee Co. immediately prior to the Effective Time, each of such officers to hold their respective office at the discretion of the Board of Directors.

1.6          Effect on Capital Stock. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Twin Vee Inc. or the holders of any of the following securities, the following shall occur:

(a)       Conversion of Twin Vee Inc. Common Stock. Each 41.7128495 shares of common stock, par value $0.001 per share, of Twin Vee Inc. (“Twin Vee Inc. Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, which shall be handled as set forth in Section 1.11, shall be canceled and extinguished and automatically converted (subject to Section 1.6(e) and Section 1.6(f) hereof) into the right to receive (the “Exchange Ratio”) one share of common stock, par value $0.001 per share, of Twin Vee Co. (the “Twin Vee Co. Common Stock”). If any shares of Twin Vee Inc. Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Twin Vee Inc., then the shares of Twin Vee Co. Common Stock issued in exchange for such shares of Twin Vee Inc. Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Twin Vee Co. Common Stock may accordingly be marked with appropriate legends. Twin Vee Inc. shall take all action that may be necessary to ensure that, from and after the Effective Time, Twin Vee Co. is entitled to exercise any such repurchase opt on or other right set forth in any such restricted stock purchase agreement or other agreement.

(b)        Stock Options and Warrants. At the Effective Time, (i) all options to purchase Twin Vee Inc. Common Stock then outstanding under (A) any stock option plan of Twin Vee Inc., all of which are identified in Section 2.3(a) (the “Twin Vee Inc. Option Plans ”) and (B) any other arrangements to purchase capital stock of Twin Vee Inc. (“Twin Vee Inc. Option Arrangements ” and, together with the Twin Vee Inc. Option Plans, the “Twin Vee Inc. Stock Plans”), and (ii) all warrants to purchase Twin Vee Inc. Common Stock (“Twin Vee Inc. Warrants”), shall be treated as set forth in Section 5.9 hereof.

(c)        Cancellation of Twin Vee Co. Common Stock owned by Twin Vee Inc. At the Effective Time, each issued and outstanding share of Twin Vee Co. Common Stock held by Twin Vee Inc. immediately prior to the Effective Time shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(d)        Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Twin Vee Co. Common Stock or Twin Vee Inc. Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Twin Vee Co. Common Stock or Twin Vee Inc. Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f)        Fractional Shares. No fraction of a share of Twin Vee Co. Common Stock shall be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Twin Vee Inc. Common Stock who would otherwise be entitled to a fraction of a share of Twin Vee Co. Common Stock (after aggregating all fractional shares of Twin Vee Co. Common Stock that otherwise would be received by such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the volume weighted average closing trading price of a share of Twin Vee Co. Common Stock for the five consecutive trading days ending five trading days immediately prior to the date upon which the Merger becomes effective.

1.7           Share Issuance Process.

(a)       Twin Vee Co. to Provide Common Stock. Promptly following the Effective Time, Twin Vee Co. shall make available for delivery in accordance with this Article I, the shares of Twin Vee Co. Common Stock issuable pursuant to Section 1.6 hereof. Such shares shall be issuable in accordance with stock register of Twin Vee Inc. as of the Effective Time, to each holder of record as of such time (other than holders of Dissenting Shares). Physical stock certificates of Twin Vee Inc. Common Stock shall not be required to be exchanged for Twin Vee Co. Common Stock certificates and shall be deemed to be automatically issuable in exchange for outstanding shares of Twin Vee Inc. Common Stock. All shares of Twin Vee Inc. Common Stock shall be deemed to no longer be issued and outstanding as of the Effective Time, subject to rights of holders of Dissenting Shares as set forth below.

(b)       Transfers of Ownership. If certificates representing shares of Twin Vee Co. Common Stock are to be issued in a name other than that reflected on Twin Vee Inc.’s stock register, it will be a condition of the issuance thereof that the persons requesting such exchange will have paid to Twin Vee Co. or any agent designated by it, any transfer or other taxes required by reason of the issuance of certificates representing shares of Twin Vee Co. Common Stock in any name other than that of the registered holder of Twin Vee Inc. Common Stock, or established to the satisfaction of Twin Vee Co. or any agent designated by it that such tax has been paid or is not payable.

(c)       No Liability. Notwithstanding anything to the contrary in this Section 1.7 , neither Twin Vee Co. nor any other party hereto shall be liable to a holder of shares of Twin Vee Co. Common Stock or Twin Vee Inc. Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8           No Further Ownership Rights in Twin Vee Inc. Common Stock. All shares of Twin Vee Co. Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Twin Vee Inc. Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Twin Vee Inc. Common Stock which were outstanding immediately prior to the Effective Time. If, at any time following the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9           Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, Twin Vee Co. shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Twin Vee Co. Common Stock into which the shares of Twin Vee Inc. Common Stock represented by such Certificates were converted pursuant to Section 1.6 hereof.

1.10         Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. None of the parties hereto shall take any action that would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

1.11         Dissenting Shares. Notwithstanding anything contained herein, the shares of Twin Vee Inc. Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Twin Vee Inc. Stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of Delaware Law (the “Dissenting Shares”) shall not be converted into Twin Vee Co. Common Stock, unless and until such Twin Vee Inc. Common Stockholders shall have waived in writing or failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Section 262 of Delaware Law; and any such Twin Vee Inc. Common Stockholder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by Delaware Law. If any such Twin Vee Inc. Common Stockholder shall have waived in writing or failed to perfect or shall have effectively withdrawn or lost such right, such Twin Vee Inc. Common Stockholder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for Twin Vee Co. Common Stock without any interest thereon. Twin Vee Inc. will promptly comply with its obligations under Section 262 of the Delaware Law and will give Twin Vee Co. prompt notice of any demands and withdrawals of such demands received by Twin Vee Inc. for appraisals of Dissenting Shares.

1.12        Taking of Necessary Action; Further Action. If, at any time following the Effective Time, any further action is necessary or desirable to carry out the purposes and intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Twin Vee Inc., the officers and directors of Twin Vee Inc. shall take all such lawful and necessary action.

1.13        Twin Vee Inc. Statements Regarding Twin Vee Co. The parties acknowledge that the intent of this Agreement is for Twin Vee Inc. to provide representations and warranties on all information in its possession other than information specific to Twin Vee Co. that it would obtain from Twin Vee Co. Therefore, all references throughout this Agreement to “Twin Vee Inc.,” “Twin Vee Inc. and it subsidiaries,” “Twin Vee Inc. or its subsidiaries” and/or “Twin Vee Inc. nor any of its subsidiaries” shall be references to Twin Vee Inc. and all of its subsidiaries other than Twin Vee Co. and any references to predecessor shall be references to all predecessors of Twin Vee Inc. other than Twin Vee Co. and representations regarding financial statements shall be representations solely with regard to information that does not include information provided by Twin Vee Co. and shall solely be information pertaining to Twin Vee Inc. and its subsidiaries other than Twin Vee Co.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF TWIN VEE INC.

Twin Vee Inc. hereby represents and warrants to Twin Vee Co., as of the date hereof and as of the Closing Date as though made at the Closing Date, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies; provided, however, that if any Section of the Twin Vee Inc. Disclosure Letter, as defined below, discloses an item or information in such a way as to make its relevance to the disclosure required by another section reasonably apparent based upon the substance of such disclosure, the matter shall be deemed to have been disclosed in such other section of the Twin Vee Inc. Disclosure Letter, notwithstanding the omission of an appropriate cross-reference to such other section) in a disclosure letter supplied by Twin Vee Inc. to Twin Vee Co., dated as of the date hereof and certified by a duly authorized officer of Twin Vee Inc. (the “Twin Vee Inc. Disclosure Letter”), as follows:

2.1           Organization and Qualification; subsidiaries.

(a       Each of Twin Vee Inc. and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Twin Vee Inc. and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Twin Vee Inc. or its subsidiaries. Each of Twin Vee Inc. and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Twin Vee Inc. or its subsidiaries.

(b)       Twin Vee Inc. has no subsidiaries except for the entities identified in Section 2.1(b) of the Twin Vee Inc. Disclosure Letter. Neither Twin Vee Inc. nor any of its subsidiaries has agreed, is obligated to make, or is bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Twin Vee Inc. nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

2.2           Certificate of Incorporation and Bylaws. Twin Vee Inc. and each of its subsidiaries has previously furnished to Twin Vee Co. a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of Twin Vee Inc. and each of its subsidiaries are in full force and effect. Neither Twin Vee Inc. nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

2.3           Capitalization.

(a) The authorized capital stock of Twin Vee Inc. consists of 180,000,000 shares of Twin Vee Inc. Common Stock and zero shares of Preferred Stock. As of the close of business on the date hereof, (i) 166,851,398 shares of Twin Vee Inc. Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Twin Vee Inc. Common Stock were held in treasury by Twin Vee Inc. or by any subsidiaries of Twin Vee Inc., (iii) no shares of Preferred Stock were issued and outstanding (iv) no shares of Twin Vee Inc. Common Stock were reserved for issuance upon exercise of outstanding Stock Options to purchase Twin Vee Inc. Common Stock and (v) no shares of Twin Vee Inc. Common Stock were reserved for issuance upon the exercise of outstanding Twin Vee Inc. Warrants. Twin Vee Inc. has made available to Twin Vee Co. accurate and complete copies of all stock option plans pursuant to which Twin Vee Inc. has granted such Twin Vee Inc. Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Twin Vee Inc. Stock Options. There are no commitments or agreements of any character to which Twin Vee Inc. is bound obligating Twin Vee Inc. to accelerate the vesting of any Twin Vee Inc. Stock Option as a result of the Merger. All outstanding shares of Twin Vee Inc. Common Stock and all outstanding shares of capital stock of each subsidiary of Twin Vee Inc. have been issued and granted in compliance with (i) all applicable securities laws and other applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

(b)       Except for securities Twin Vee Inc. owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Twin Vee Inc., or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Twin Vee Inc. or any of its subsidiaries is a party or by which it is bound obligating Twin Vee Inc. or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Twin Vee Inc. or any of its subsidiaries or obligating Twin Vee Inc. or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Twin Vee Inc. or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Twin Vee Inc. or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

2.4           Authority Relative to this Agreement. Twin Vee Inc. has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the stockholders of Twin Vee Inc. of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Twin Vee Inc. and the consummation by Twin Vee Inc. of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Twin Vee Inc. and no other corporate proceedings on the part of Twin Vee Inc. are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement and the approval of the Merger by holders of a majority of the outstanding shares of Twin Vee Inc. Common Stock in accordance with Florida Law and Twin Vee Inc.’s Certificate of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by Twin Vee Inc. and, assuming the due authorization, execution and delivery by Twin Vee Co., constitute legal and binding obligations of Twin Vee Inc., enforceable against Twin Vee Inc. in accordance with their respective terms.

2.5           No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement by Twin Vee Inc. does not, and the performance of this Agreement by Twin Vee Inc. will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of Twin Vee Inc. or any of its subsidiaries, (ii) subject to obtaining the approval of Twin Vee Inc.’s stockholders in favor of approval and adoption of this Agreement and approval of the Merger, and obtaining the consents, approvals, authorizations and permits and making registrations, filings and notifications set forth in Section 2.5(b) hereof (or Section 2.5(b) of the Twin Vee Inc. Disclosure Letter), to the best of Twin Vee Inc.’s knowledge, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Twin Vee Inc. or any of its subsidiaries or by which its or any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Twin Vee Inc.’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Twin Vee Inc. or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Twin Vee Inc. or any of its subsidiaries is a party or by which Twin Vee Inc. or any of its subsidiaries or its or any of their respective properties are bound or affected, or (iv) cause the acceleration of any vesting of any awards for or rights to Twin Vee Inc. Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of shares of Twin Vee Inc. Common Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Twin Vee Inc. or its subsidiaries.

(b)       The execution and delivery of this Agreement by Twin Vee Inc. does not, and the performance of this Agreement by Twin Vee Inc. will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (each, a “Governmental Entity ” and, collectively, “Governmental Entities”), except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act ”), state securities laws (“Blue Sky Laws”), and foreign Governmental Entities and the rules and regulations promulgated thereunder, (ii) the filing and recordation of the Certificates of Merger as required by Delaware Law and Florida Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent consummation of the Merger or otherwise prevent Twin Vee Inc. from performing its obligations under this Agreement, or (B) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Twin Vee Inc. or its subsidiaries.

2.6          SEC Filings. Twin Vee Inc. has made available to Twin Vee Co. a correct and complete copy of each report filed by Twin Vee Co. with OTC Markets Group Inc. on or after January 1, 2020 and prior to the date of this Agreement (the “Twin Vee Inc. OTC Reports”), which are all the forms, reports and documents required to be filed by Twin Vee Inc. with OTC Markets Group Inc. since such date. The Twin Vee Inc. OTC Reports (i) were prepared in accordance with the requirements of the OTC Markets Group Inc., and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Twin Vee Inc.’s subsidiaries is required to file any reports or other documents with the SEC or OTC Markets Group Inc.

2.7           Compliance; Permits.

(a)       Neither Twin Vee Inc. nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Twin Vee Inc. or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Twin Vee Inc. or any of its subsidiaries is a party or by which Twin Vee Inc. or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have a Material Adverse Effect on Twin Vee Inc. or its subsidiaries. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Twin Vee Inc., threatened against Twin Vee Inc. or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Twin Vee Inc. or any of its subsidiaries.

(b)       Twin Vee Inc. and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of Twin Vee Inc. and its subsidiaries taken as a whole (collectively, the “Twin Vee Inc. Permits”). Twin Vee Inc. and its subsidiaries are in compliance in all material respects with the terms of the Twin Vee Inc. Permits.

2.8           No Undisclosed Liabilities. Neither Twin Vee Inc. nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the business, results of operations, financial condition or prospects of Twin Vee Inc. and its subsidiaries taken as a whole except (i) liabilities provided for in Twin Vee Inc. Balance Sheet, (ii) reflected in the Disclosure Letter, or (iii) liabilities incurred since Twin Vee Inc. Balance Sheet date in the ordinary course of business. At the Effective Time, the amount of liabilities of Twin Vee Inc. being assumed by Twin Vee Co. shall be no greater than $235,000.

2.9          Absence of Certain Changes or Events. Since the date of the last filed OTC Report, there has not been: (i) any Material Adverse Effect on Twin Vee Inc. or any of its subsidiaries, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Twin Vee Inc.’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Twin Vee Inc. of any of Twin Vee Inc.’s capital stock or any other securities of Twin Vee Inc. or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Twin Vee Inc.’s or any of its subsidiaries’ capital stock, (iv) any granting by Twin Vee Inc. or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Twin Vee Inc. or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Twin Vee Inc. or any of its subsidiaries of any increase in severance or termination pay or any entry by Twin Vee Inc. or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Twin Vee Inc. of the nature contemplated hereby, (v) entry by Twin Vee Inc. or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19 hereof) other than licenses in the ordinary course of business consistent with past practice, and other than licenses disclosed on Section 2.19(j) of the Twin Vee Inc. Disclosure Letter, (vi) any material change by Twin Vee Inc. in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vii) any revaluation by Twin Vee Inc. of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (viii) any sale of assets of Twin Vee Inc. other than in the ordinary course of business.

2.10        Absence of Litigation. Except as set forth in Section 2.10 of the Twin Vee Inc. Disclosure Letter, there are no claims, actions, suits or proceedings pending or, to the knowledge of Twin Vee Inc., threatened (or, to the knowledge of Twin Vee Inc., any governmental or regulatory investigation pending or threatened) against Twin Vee Inc. or any of its subsidiaries or any properties or rights of Twin Vee Inc. or any of its subsidiaries, before any Governmental Entity.

2.11         Employee Benefit Plans.

(a)       All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Twin Vee Inc. Plans ”) covering (i) any active or former employee, director or consultant of Twin Vee Inc., (ii) any subsidiary of Twin Vee Inc., or (iii) any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Twin Vee Inc. within the meaning of Section 414 of the Code (an “Affiliate”), or with respect to which Twin Vee Inc. has or, to Twin Vee Inc.’s knowledge, may in the future have liability (excluding consideration of Twin Vee Co. and its subsidiaries as Affiliates following the Effective Time), are listed in Section 2.11(a) of the Twin Vee Inc. Disclosure Letter. Twin Vee Inc. has provided to Twin Vee Co.: (i) correct and complete copies of all documents embodying each Twin Vee Inc. Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Twin Vee Inc. Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Twin Vee Inc. Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Twin Vee Inc. Plan; (iv) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to such application or letter; (v) all material correspondence to or from any governmental agency relating to any Twin Vee Inc. Plan; (vi) all COBRA forms and related notices within the last three (3) years; (vii) all discrimination tests for each Twin Vee Inc. Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Twin Vee Inc. Plan; (xi) if Twin Vee Inc. Plan is funded, the most recent annual and periodic accounting of Twin Vee Inc. Plan assets; (x) all material written agreements and contracts relating to each Twin Vee Inc. Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Twin Vee Inc. Plan or proposed Twin Vee Inc. Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Twin Vee Inc. Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Twin Vee Inc. Plan.

(b)       Each Twin Vee Inc. Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA or the Code, which are applicable to such Twin Vee Inc. Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Twin Vee Inc. Plan activities) has been brought, or to the knowledge of Twin Vee Inc. is threatened, against or with respect to any such Twin Vee Inc. Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Twin Vee Inc., threatened by the Internal Revenue Service or Department of Labor with respect to any Twin Vee Inc. Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to Twin Vee Inc. Plans have been timely made or accrued. Section 2.11(b) of the Twin Vee Inc. Disclosure Letter includes a listing of the accrued vacation liability of Twin Vee Inc. as of December 31, 2021. Any Twin Vee Inc. Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. Twin Vee Inc. does not have any plan or commitment to establish any new Twin Vee Inc. Plan, to modify any Twin Vee Inc. Plan (except to the extent required by law or to conform any such Twin Vee Inc. Plan to the requirements of any applicable law, in each case as previously disclosed to Twin Vee Co. in writing, or as required by this Agreement), or to enter into any new Twin Vee Inc. Plan. Each Twin Vee Inc. Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Twin Vee Co., Twin Vee Inc. or any of its Affiliates (other than ordinary administration expenses).

(c)       Neither Twin Vee Inc., any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Twin Vee Inc. or any of its subsidiaries contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Twin Vee Inc., any of its subsidiaries, nor any officer or director of Twin Vee Inc. or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. There are no audits, inquiries or proceedings pending or, to the knowledge of Twin Vee Inc., threatened by the IRS or DOL with respect to any Twin Vee Inc. Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Twin Vee Inc. Plan.

(d)       Neither Twin Vee Inc., any of its subsidiaries, nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA ”), the requirements of Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of Twin Vee Inc. or any of its subsidiaries. None of Twin Vee Inc. Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law and neither Twin Vee Inc. nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

(e)       Neither Twin Vee Inc. nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Twin Vee Inc. or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Twin Vee Inc., no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Twin Vee Inc., threatened labor dispute involving Twin Vee Inc. or any of its subsidiaries and any group of its employees nor has Twin Vee Inc. or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and Twin Vee Inc. and its subsidiaries consider their relationships with their employees to be good. Twin Vee Inc. and its subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations regarding employment, employment practices, terms and conditions of employment and wages and hours.

(f)       Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Twin Vee Inc. or any of its subsidiaries under any Twin Vee Inc. Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Twin Vee Inc. Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(g)       No payment or benefit that will or may be made by Twin Vee Inc. or its Affiliates with respect to any employee will be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(h)       Neither Twin Vee Inc. nor any subsidiary has or is required to have an International Employee Plan (as defined below). For purposes of this Section “International Employee Plan” shall mean each Twin Vee Inc. Plan that has been adopted or maintained by Twin Vee Inc. or any of its subsidiaries, whether informally or formally, for the benefit of current or former employees of Twin Vee Inc. or any of its subsidiaries outside the United States.

(i)       Except as set forth in Section 2.11(i) of the Twin Vee Inc. Disclosure Letter, no Twin Vee Inc. Plan provides, reflects or represents any liability to provide retiree health benefit to any person for any reason, except as may be required by COBRA or other applicable statute, and Twin Vee Inc. has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

2.12         Labor Matters. i) There are no controversies pending or, to the knowledge of each of Twin Vee Inc. and its respective subsidiaries, threatened, between Twin Vee Inc. or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Twin Vee Inc. nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Twin Vee Inc. or its subsidiaries nor does Twin Vee Inc. or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Twin Vee Inc. nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Twin Vee Inc. or any of its subsidiaries.

2.13        Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Twin Vee Inc. for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 5.1(a) hereof) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Joint Proxy Statement/Prospectus (as defined in Section 5.1(a) hereof) to be filed with the SEC by Twin Vee Co. pursuant to Section 5.1(a) hereof will, on the dates mailed to the stockholders of Twin Vee Inc. and Twin Vee Co., at the time of the Twin Vee Inc. Stockholders’ Meeting and Twin Vee Co. Stockholders’ Meeting and as of the Effective Time and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Twin Vee Inc. makes no representation or warranty with respect to any information supplied by Twin Vee Co. which is contained in any of the foregoing documents, or any decision by Twin Vee Co. to exclude or materially modify any information supplied by Twin Vee Inc.

2.14         Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Twin Vee Inc. or any of its subsidiaries or to which Twin Vee Inc. or any of its subsidiaries is a party or any of its subsidiaries which has or could reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of Twin Vee Inc. or any of its subsidiaries, any acquisition of property by Twin Vee Inc. or any of its subsidiaries or the conduct of business by Twin Vee Inc. or any of its subsidiaries as currently conducted.

2.15         Title to Property. Except as set forth on Section 2.15 of the Twin Vee Inc. Disclosure Letter, neither Twin Vee Inc. nor any of its subsidiaries owns any material real property. Except as set forth on Section 2.15 of the Twin Vee Inc. Disclosure Letter, Twin Vee Inc. and each of its subsidiaries have good and defensible title to all of their material real and personal properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which Twin Vee Inc. or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Twin Vee Inc. or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment owned by or being acquired under a capital lease by Twin Vee Inc. and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects, subject to normal wear and tear.

2.16        Taxes.

(a)       Definition of Taxes. For all purposes of and under this Agreement, “Tax ” or “Taxes ” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)       Tax Returns and Audits.

(i) Twin Vee Inc. and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Twin Vee Inc. Returns”) relating to Taxes required to be filed by Twin Vee Inc. and each of its subsidiaries with any Tax authority, except such Returns which are not material to Twin Vee Inc. or which are for taxes being contested. Such Twin Vee Inc. Returns are true and correct in all material respects, have been completed in accordance with applicable law, and all Taxes shown to be due on such Twin Vee Inc. Returns have been paid. There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of Twin Vee Inc. or any of its subsidiaries.

(ii) Twin Vee Inc. and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), Taxes pursuant to the Federal Unemployment Tax Act (“FUTA”) and other Taxes required to be withheld.

(iii) Neither Twin Vee Inc. nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Twin Vee Inc. or any of its subsidiaries, nor has Twin Vee Inc. or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of Twin Vee Inc. or any of its subsidiaries by any Tax authority is presently in progress, nor has Twin Vee Inc. or any of its subsidiaries been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by Twin Vee Inc. or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Twin Vee Inc. or any of its subsidiaries or any representative thereof.

(vi) Neither Twin Vee Inc. nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Twin Vee Inc. Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Twin Vee Inc., other than any liability for unpaid Taxes that may have accrued since the date of Twin Vee Inc. Balance Sheet in connection with the operation of the business of Twin Vee Inc. and its subsidiaries in the ordinary course.

(vii) There is no contract, agreement, plan or arrangement to which Twin Vee Inc. or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Twin Vee Inc. or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Twin Vee Inc. is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(viii) Neither Twin Vee Inc. nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Twin Vee Inc. or any of its subsidiaries.

(ix) Neither Twin Vee Inc. nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(x) None of Twin Vee Inc.’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(xi) Neither Twin Vee Inc. nor any subsidiary of Twin Vee Inc. has participated as either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

2.17        Environmental Matters. Except as set forth on Section 2.17 of the Twin Vee Inc. Disclosure Letter, the operations of Twin Vee Inc. and each of its subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying in all material respects with all Environmental Permits and no action or proceeding is pending or threatened to revoke, modify or terminate any such Environmental Permit, and, to the knowledge of Twin Vee Inc., no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

“Environmental Law” means any law, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq. ), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq. ), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq. ), the Clean Water Act (33 U.S.C. § 1251 et seq. ), the Clean Air Act (42 U.S.C. § 7401 et seq. ) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq. ), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq. ), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq. ), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any permit required by Environmental Laws for the operation of such company.

2.18        Brokers. Twin Vee Inc. has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.19        Intellectual Property.

(a)        For the purposes of this Agreement, the following terms have the following definitions:

(i) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”), (vi) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (vii) all industrial designs and any registrations and applications therefor throughout the world; (viii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (ix) all databases and data collections and all rights therein throughout the world; (x) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

(ii) “Twin Vee Inc. Intellectual Property shall mean any Intellectual Property that is owned by, or exclusively licensed to, Twin Vee Inc. or any of its subsidiaries.

(iii) “Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(iv) “Twin Vee Inc. Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Twin Vee Inc. or any of its subsidiaries.

(b)       Section 2.19(b) of the Twin Vee Inc. Disclosure Letter contains a complete and accurate list of (i) all Twin Vee Inc. Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Twin Vee Inc. Registered Intellectual Property has been issued or registered, and (ii) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere else in the world) related to any of Twin Vee Inc. Registered Intellectual Property.

(c)       Section 2.19(c) of the Twin Vee Inc. Disclosure Letter contains a complete and accurate list (by name and version number) of all products or service offerings of Twin Vee Inc. or any of its subsidiaries (collectively, “Twin Vee Inc. Products”) that have been sold, distributed or otherwise disposed of in the five (5)-year period preceding the date hereof or which Twin Vee Inc. or any of its subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development.

(d)       No Twin Vee Inc. Intellectual Property or Twin Vee Inc. Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Twin Vee Inc. or any of its subsidiaries, or which may affect the validity, use or enforceability of such Twin Vee Inc. Intellectual Property or Twin Vee Inc. Product.

(e)       Each item of Twin Vee Inc. Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Twin Vee Inc. Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Twin Vee Inc. Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Twin Vee Inc. Registered Intellectual Property.

(f)        Section 2.19(f) of the Twin Vee Inc. Disclosure Letter contains a complete and accurate list of all actions that are required to be taken by Twin Vee Inc. within ninety (90) days of the date hereof with respect to any of Twin Vee Inc. Registered Intellectual Property.

(g)       Twin Vee Inc. owns and has good and exclusive title to each item of Twin Vee Inc. Intellectual Property owned by it, free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the generality of the foregoing, (i) to the knowledge of Twin Vee Inc., Twin Vee Inc. is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Twin Vee Inc. and its subsidiaries, including the sale, distribution or provision of any Twin Vee Inc. Products by Twin Vee Inc. or any of its subsidiaries, (ii) Twin Vee Inc. owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Twin Vee Inc. Products or which Twin Vee Inc. or any of its subsidiaries otherwise purports to own, and (iii) to the knowledge of Twin Vee Inc., the manufacture, sale or use of Twin Vee Inc. Products does not infringe any patents.

(h)       To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Twin Vee Inc. or any of its subsidiaries, or is incorporated into any of Twin Vee Inc. Products, Twin Vee Inc. and its subsidiaries have a written agreement with such third party with respect thereto and Twin Vee Inc. and its subsidiaries thereby either (i) have obtained ownership of, and is the exclusive owner of, or (ii) have obtained perpetual, irrevocable, worldwide non-terminable licenses (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so.

(i)       Neither Twin Vee Inc. nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Twin Vee Inc. Intellectual Property, to any third party, or knowingly permitted Twin Vee Inc.’s rights in such Twin Vee Inc. Intellectual Property to lapse or enter the public domain other than for trademarks for Twin Vee Inc. Products no longer sold by Twin Vee Inc. for which Twin Vee Inc. has let the applicable trademark rights become abandoned in Twin Vee Inc.’s ordinary course of business.

(j)       Other than “shrink wrapped” and similar widely available commercial end-user licenses, Section 2.19(j) of the Twin Vee Inc. Disclosure Letter contains a complete and accurate list of all contracts, licenses and agreements to which Twin Vee Inc. or any of its subsidiaries is a party (i) with respect to Twin Vee Inc. Intellectual Property licensed or transferred to any third party, or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Twin Vee Inc. or any of its subsidiaries.

(k)       All contracts, licenses and agreements relating to either (i) Twin Vee Inc. Intellectual Property or (ii) Intellectual Property of a third party licensed to Twin Vee Inc. or any of its subsidiaries, are, to the knowledge of Twin Vee Inc., in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such contracts, licenses and agreements. Each of Twin Vee Inc. and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Twin Vee Inc., all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Twin Vee Inc.’s and its subsidiaries’ rights under such contracts, licenses and agreements to the same extent Twin Vee Inc. and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Twin Vee Inc. or any of its subsidiaries would otherwise be required to pay. Following the Effective Time, the Surviving Corporation and its subsidiaries will be permitted to exercise all of Twin Vee Inc.’s and its subsidiaries’ rights under such contracts, licenses and agreements to the same extent as Twin Vee Inc. and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which Twin Vee Inc. or its subsidiaries would otherwise be required to pay had such transactions contemplated hereby not occurred.

(l)       The operation of the business of Twin Vee Inc. and its subsidiaries as such business currently is conducted and reasonably contemplated to be conducted, including (i) Twin Vee Inc.’s and its subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products, software or services of Twin Vee Inc. and its subsidiaries (including Twin Vee Inc. Products), and (ii) Twin Vee Inc.’s use of any product, device or process, to the knowledge of Twin Vee Inc., has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(m)       Twin Vee Inc. Intellectual Property constitutes all the Intellectual Property owned by Twin Vee Inc. or exclusively licensed to Twin Vee Inc. and used in and/or necessary to the conduct of the business of Twin Vee Inc. and its subsidiaries as it currently is conducted, and as it is currently planned or contemplated to be conducted by Twin Vee Inc. and its subsidiaries, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including Twin Vee Inc. Products).

(n)       Neither Twin Vee Inc. nor any of its subsidiaries has received notice from any third party that the operation of the business of Twin Vee Inc. or any of its subsidiaries or any act, product or service of Twin Vee Inc. or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(o)       To the knowledge of Twin Vee Inc., no person has or is infringing or misappropriating any Twin Vee Inc. Intellectual Property.

(p)       Twin Vee Inc. and each of its subsidiaries has taken reasonable steps to protect Twin Vee Inc.’s and its subsidiaries’ rights in Twin Vee Inc.’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Twin Vee Inc. or any of its subsidiaries, and, without limiting the foregoing, each of Twin Vee Inc. and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Twin Vee Co. and all current and former employees and contractors of Twin Vee Inc. and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Twin Vee Inc.

2.20        Agreements, Contracts and Commitments.

(a)       Except as set forth on Section 2.20(a) of the Twin Vee Inc. Disclosure Letter, neither Twin Vee Inc. nor any of its subsidiaries is a party to or is bound by:

(i) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Twin Vee Inc.’s Board of Directors, other than those that are terminable by Twin Vee Inc. or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation to Twin Vee Inc.;

(ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale, license, distribution, reselling or other transfer of software products in the ordinary course of business or in connection with the provision of services in the ordinary course of business;

(iv) any agreement, contract or commitment containing any covenant limiting in any respect the right of Twin Vee Inc. or any of its subsidiaries to engage in any line of business presently conducted by Twin Vee Inc. or any subsidiary, or to compete with any person or granting any exclusive distribution rights;

(v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Twin Vee Inc. or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Twin Vee Inc. or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Twin Vee Inc.’s subsidiaries;

(vi) any dealer, distributor, joint marketing or development agreement currently in force under which Twin Vee Inc. or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of sixty (60) days or less, or any material agreement pursuant to which Twin Vee Inc. or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Twin Vee Inc. or any of its subsidiaries and which may not be canceled without penalty upon notice of sixty (60) days or less;

(vii) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Twin Vee Inc. and its subsidiaries taken as a whole;

(viii) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Twin Vee Inc. Product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Twin Vee Inc. Products, services or technology, except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon written notice of ninety (90) days or less;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any material settlement agreement entered into within three (3) years prior to the date of this Agreement; or

(xi) any other material agreement, contract or commitment currently in force that is outside the ordinary course of business or that has a value of $50,000 or more within a twelve (12) month period in any individual case.

(b)       Neither Twin Vee Inc. nor any of its subsidiaries, nor to its knowledge any other party to a Twin Vee Inc. Contract (as defined below), is in material breach, violation or default under, and neither Twin Vee Inc. nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Twin Vee Inc. or any of its subsidiaries is a party or by which it is bound that are required to be set forth in the Twin Vee Inc. Disclosure Letter (any such agreement, contract or commitment, a “Twin Vee Inc. Contract”) in such a manner as would permit any other party to cancel or terminate any such Twin Vee Inc. Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

2.21       Insurance. Twin Vee Inc. maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Twin Vee Inc. and its subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Twin Vee Inc. and its subsidiaries. There is no material claim by Twin Vee Inc. or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Twin Vee Inc. is not aware of, and has not received notice under any Insurance Policies of, (i) an insurer’s intention or threat to cancel or terminate any of the Insurance Policies, (ii) an insurer’s intention or threat to increase the premiums due under any of the Insurance Policies.

2.22        Board Approval. The Board of Directors of Twin Vee Inc. has, as of the date of this Agreement, (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval, (ii) determined that the Merger is fair to and in the best interests of the stockholders of Twin Vee Inc., and (iii) recommended that the stockholders of Twin Vee Inc. approve and adopt this Agreement and approve the Merger.

2.23        Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Twin Vee Inc. Common Stock is the only vote of the holders of any class or series of Twin Vee Inc.’s capital stock necessary to approve and adopt this Agreement and approve the Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TWIN VEE CO.

Twin Vee Co. hereby represents and warrants to Twin Vee Inc., as of the date hereof and as of the Closing Date as though made at the Closing Date, subject to such exceptions as are specifically disclosed in writing (with reference to the specific sections of this Agreement to which each such exception applies; provided, however, that if any section of the Twin Vee Co. Disclosure Letter, as defined below, discloses an item or information in such a way as to make its relevance to the disclosure required by another section reasonably apparent based upon the substance of such disclosure, the matter shall be deemed to have been disclosed in such other section of the Twin Vee Co. Disclosure Letter, notwithstanding the omission of an appropriate cross-reference to such other section) in the disclosure letter supplied by Twin Vee Co. to Twin Vee Inc., dated as of the date hereof and certified by a duly authorized officer of Twin Vee Co. (the “Twin Vee Co. Disclosure Letter”), as follows:

3.1           Organization and Qualification; subsidiaries.

(a)       Each of Twin Vee Co. and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Twin Vee Co. and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Twin Vee Co. Each of Twin Vee Co. and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Twin Vee Co. or its subsidiaries.

(b)       Twin Vee Co. has no subsidiaries except for the corporations identified in Section 3.1(b) of the Twin Vee Co. Disclosure Letter. Neither Twin Vee Co. nor any of its subsidiaries has agreed, is obligated to make, or is bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Twin Vee Co. nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

3.2          Certificate of Incorporation and Bylaws. Twin Vee Co. and each of its subsidiaries has previously furnished to Twin Vee Inc. a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of Twin Vee Co. and each of its subsidiaries are in full force and effect. Neither Twin Vee Co. nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

3.3           Capitalization.

(a)       The authorized capital stock of Twin Vee Co. consists of 50,000,000 shares of Twin Vee Co. Common Stock and 10,000,000 shares of Preferred Stock. As of the close of business on the date hereof, (i) 7,000,000 shares of Twin Vee Co. Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Twin Vee Co. Common Stock were held in treasury by Twin Vee Co. or by any subsidiaries of Twin Vee Co., (iii) 981,955 shares of Twin Vee Co. Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Twin Vee Co. Common Stock under the Amended and Restated 2021 Stock Incentive Plan (the “2021 Plan”), and (iv) no shares of Twin Vee Co. Common Stock were reserved for issuance upon the exercise of outstanding Twin Vee Co. Warrants. As of the date hereof, no shares of Twin Vee Co. Preferred Stock are issued or outstanding. All outstanding shares of Twin Vee Co. Common Stock, all outstanding Twin Vee Co. Stock Options, and all outstanding shares of capital stock of each subsidiary of Twin Vee Co. have been issued and granted in compliance with (i) all applicable securities laws and other applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

(b)       Except for securities that Twin Vee Co. owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of Twin Vee Co. that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially impact Twin Vee Co.’s control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Twin Vee Co., or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(b) of the Twin Vee Co. Disclosure Letter or as set forth in Section 3.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Twin Vee Co. or any of its subsidiaries is a party or by which it is bound obligating Twin Vee Co. or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Twin Vee Co. or any of its subsidiaries or obligating Twin Vee Co. or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Twin Vee Co. or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Twin Vee Co. or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

(c)       The shares of Twin Vee Co. Common Stock to be issued pursuant to the Merger, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws.

3.4          Authority Relative to this Agreement. Twin Vee Co. has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Twin Vee Co. and the consummation by Twin Vee Co. of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Twin Vee Co. and no other corporate proceedings on the part of Twin Vee Co. are necessary to authorize this Agreement, or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Twin Vee Co. and, assuming the due authorization, execution and delivery by Twin Vee Inc., constitute legal and binding obligations of Twin Vee Co., enforceable against Twin Vee Co. in accordance with their respective terms.

3.5           No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement by Twin Vee Co. does not, and the performance of this Agreement by Twin Vee Co. will not (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Twin Vee Co. or any of its subsidiaries, (ii) subject to obtaining the approval of Twin Vee Co.’s stockholders in favor of approval and adoption of this Agreement and approval of the Merger, and obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications, set forth in Section 3.5(b) hereof (or Section 3.5(b) of the Twin Vee Co. Disclosure Letter), to the best of Twin Vee Co.’s knowledge, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Twin Vee Co. or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Twin Vee Co.’s or any such subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Twin Vee Co. or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Twin Vee Co. or any of its subsidiaries is a party or by which Twin Vee Co. or any of its subsidiaries or its or any of their respective properties are bound or affected, or (iv) cause the acceleration of any vesting of any awards for or rights to Twin Vee Co. Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuances of shares of Twin Vee Co. Common Stock, with respect to Twin Vee Co. or any of its subsidiaries, except in the case of clauses (ii) or (iii), to the extent such conflict, violation, breach, default, impairment or other effect could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Twin Vee Co. or its subsidiaries.

(b)       The execution and delivery of this Agreement by Twin Vee Co. does not, and the performance of this Agreement by Twin Vee Co. will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and foreign Governmental Entities and the rules and regulations promulgated thereunder, (ii) the filing and recordation of the Certificates of Merger as required by Delaware Law and Florida Law and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent consummation of the Merger or otherwise prevent Twin Vee Co. or Sub from performing their respective obligations under this Agreement or (B) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Twin Vee Co. or its subsidiaries.

3.6           SEC Filings Twin Vee Co. has made available to Twin Vee Inc. through EDGAR a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Twin Vee Co. with the SEC on or after January 1, 2021 and prior to the date of this Agreement (the “Twin Vee Co. SEC Reports”), which are all the forms, reports and documents required to be filed by Twin Vee Co. with the SEC since such date. The Twin Vee Co. SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Twin Vee Co.’s subsidiaries is required to file any reports or other documents with the SEC.

3.7           Compliance; Permits. (a) Neither Twin Vee Co. nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Twin Vee Co. or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Twin Vee Co. or any of its subsidiaries is a party or by which Twin Vee Co. or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have a Material Adverse Effect on Twin Vee Co. or its subsidiaries. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Twin Vee Co., threatened against Twin Vee Co. or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Twin Vee Co. or any of its subsidiaries.

(b)       Twin Vee Co. and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of Twin Vee Co. and its subsidiaries taken as a whole (collectively, the “Twin Vee Co. Permits”). Twin Vee Co. and its subsidiaries are in compliance in all material respects with the terms of Twin Vee Co. Permits.

3.8           No Undisclosed Liabilities. Neither Twin Vee Co. nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the business, results of operations, financial condition or prospects of Twin Vee Co. and its subsidiaries taken as a whole except (i) liabilities provided for in the Twin Vee Co. SEC Filings, (ii) liabilities reflected in the Twin Vee Co. Disclosure Letter, or (iii) liabilities incurred since the date reflected in the Twin Vee Co. SEC Filings in the ordinary course of business.

3.9           Absence of Certain Changes or Events. Since the date of the last filed SEC Report, there has not been: (i) any Material Adverse Effect on Twin Vee Co. or any of its subsidiaries, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Twin Vee Co.’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Twin Vee Co. of any of Twin Vee Co.’s capital stock or any other securities of Twin Vee Co. or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Twin Vee Co.’s or any of its subsidiaries’ capital stock, (iv) any granting by Twin Vee Co. or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Twin Vee Co. or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Twin Vee Co. or any of its subsidiaries of any increase in severance or termination pay or any entry by Twin Vee Co. or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Twin Vee Co. of the nature contemplated hereby, (v) entry by Twin Vee Co. or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by Twin Vee Co. in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vii) any revaluation by Twin Vee Co. of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (viii) any sale of assets of Twin Vee Co. other than in the ordinary course of business.

3.10         Absence of Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of Twin Vee Co., threatened (or, to the knowledge of Twin Vee Co., any governmental or regulatory investigation pending or threatened) against Twin Vee Co. or any of its subsidiaries or any properties or rights of Twin Vee Co. or any of its subsidiaries, before any Governmental Entity.

3.11         Employee Benefit Plans.

(a)       All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) (the “Twin Vee Co. Plans”) covering (i) any active or former employee, director or consultant of Twin Vee Co., (ii) any subsidiary of Twin Vee Co., or (iii) any Affiliate, or with respect to which Twin Vee Co. has or, to Twin Vee Co.’s knowledge, may in the future have liability (excluding consideration of Twin Vee Inc. and its subsidiaries as Affiliates following the Effective Time), are listed in Section 3.11(a) of the Twin Vee Co. Disclosure Letter. Twin Vee Co. has provided to Twin Vee Inc.: (i) correct and complete copies of all documents embodying each Twin Vee Co. Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Twin Vee Co. Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Twin Vee Co. Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Twin Vee Co. Plan; (iv) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to such application or letter; (v) all material correspondence to or from any governmental agency relating to any Twin Vee Co. Plan; (vi) all COBRA forms and related notices within the last three (3) years; (vii) all discrimination tests for each Twin Vee Co. Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Twin Vee Co. Plan; (xi) if the Twin Vee Co. Plans is funded, the most recent annual and periodic accounting of Twin Vee Co. Plan assets; (x) all material written agreements and contracts relating to each Twin Vee Co. Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Twin Vee Co. Plan or proposed Twin Vee Co. Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Twin Vee Co. Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Twin Vee Co. Plan.

(b)       Each Twin Vee Co. Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA or the Code, which are applicable to such Twin Vee Co. Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Twin Vee Co. Plan activities) has been brought, or to the knowledge of Twin Vee Co. is threatened, against or with respect to any such Twin Vee Co. Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Twin Vee Co., threatened by the Internal Revenue Service or Department of Labor with respect to any Twin Vee Co. Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Twin Vee Co. Plans have been timely made or accrued. Section 3.11(b) of the Twin Vee Co. Disclosure Letter includes a listing of the accrued vacation liability of Twin Vee Co. and its subsidiaries as of December 31, 2011. Any Twin Vee Co. Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. Twin Vee Co. does not have any plan or commitment to establish any new Twin Vee Co. Plan, to modify any Twin Vee Co. Plan (except to the extent required by law or to conform any such Twin Vee Co. Plan to the requirements of any applicable law, in each case as previously disclosed to Twin Vee Co. in writing, or as required by this Agreement), or to enter into any new Twin Vee Co. Plan. Each Twin Vee Co. Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Twin Vee Co. or any of its Affiliates (other than ordinary administration expenses).

(c)       Neither Twin Vee Co., any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Twin Vee Co. or any of its subsidiaries contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Twin Vee Co., any of its subsidiaries, nor any officer or director of Twin Vee Co. or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. There are no audits, inquiries or proceedings pending or, to the knowledge of Twin Vee Co., threatened by the IRS or DOL with respect to any Twin Vee Co. Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Twin Vee Co. Plan.

(d)       Neither Twin Vee Co., any of its subsidiaries, nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of COBRA, the requirements of Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of Twin Vee Co. or any of its subsidiaries. None of the Twin Vee Co. Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law and neither Twin Vee Co. nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

(e)       Neither Twin Vee Co. nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Twin Vee Co. or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Twin Vee Co., no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Twin Vee Co., threatened labor dispute involving Twin Vee Co. or any of its subsidiaries and any group of its employees nor has Twin Vee Co. or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and Twin Vee Co. and its subsidiaries consider their relationships with their employees to be good. Twin Vee Co. and its subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations regarding employment, employment practices, terms and conditions of employment and wages and hours.

(f)       Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Twin Vee Co. or any of its subsidiaries under any Twin Vee Co. Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Twin Vee Co. Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(g)       No payment or benefit that will or may be made by Twin Vee Co. or its Affiliates with respect to any employee will be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(h)       Neither Twin Vee Co. nor any subsidiary has or is required to have an International Employee Plan.

(i)       Except as set forth in Section 3.11(i) of the Twin Vee Co. Disclosure Letter, no Twin Vee Co. Plan provides, reflects or represents any liability to provide retiree health benefit to any person for any reason, except as may be required by COBRA or other applicable statute, and Twin Vee Co. has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

3.12         Labor Matters. (i) There are no controversies pending or, to the knowledge of each of Twin Vee Co. and its respective subsidiaries, threatened, between Twin Vee Co. or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Twin Vee Co. nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Twin Vee Co. or its subsidiaries nor does Twin Vee Co. or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Twin Vee Co. nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Twin Vee Co. or any of its subsidiaries.

3.13      Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Twin Vee Co. for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Joint Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Twin Vee Inc. and Twin Vee Co., at the time of the Twin Vee Inc. Stockholders’ Meeting and Twin Vee Co. Stockholders’ Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Twin Vee Co. makes no representation or warranty with respect to any information supplied by Twin Vee Inc. which is contained in any of the foregoing documents.

3.14         Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Twin Vee Co. or any of its subsidiaries or to which Twin Vee Co. or any of its subsidiaries is a party or any of its subsidiaries which has or could reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of Twin Vee Co. or any of its subsidiaries, any acquisition of property by Twin Vee Co. or any of its subsidiaries or the conduct of business by Twin Vee Co. or any of its subsidiaries as currently conducted.

3.15         Title to Property. Except as set forth on Section 3.15 of the Twin Vee Co. Disclosure Letter, neither Twin Vee Co. nor any of its subsidiaries owns any material real property. Except as set forth on Section 3.15 of the Twin Vee Co. Disclosure Letter, Twin Vee Co. and each of its subsidiaries have good and defensible title to all of their material real and personal properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which Twin Vee Co. or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Twin Vee Co. or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment owned by or being acquired under a capital lease by the Twin Vee Co. and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects, subject to normal wear and tear.

3.16        Taxes.

(a)       Twin Vee Co. and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Twin Vee Co. Returns”) relating to Taxes required to be filed by Twin Vee Co. and each of its subsidiaries with any Tax authority, except such Twin Vee Co. Returns which are not material to Twin Vee Co. Such Twin Vee Co. Returns are true and correct in all material respects, have been completed in accordance with applicable law, and all Taxes shown to be due on such Twin Vee Co. Returns have been paid. There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of Twin Vee Co. or any of its subsidiaries.

(b)       Twin Vee Co. and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to FUTA and other Taxes required to be withheld.

(c)       Neither Twin Vee Co. nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Twin Vee Co. or any of its subsidiaries, nor has Twin Vee Co. or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)       No audit or other examination of any Twin Vee Co. Return or any of its subsidiaries by any Tax authority is presently in progress, nor has Twin Vee Co. or any of its subsidiaries been notified of any request for such an audit or other examination.

(e)       No adjustment relating to any Twin Vee Co. Returns or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Twin Vee Co. or any of its subsidiaries or any representative thereof.

(f)       Neither Twin Vee Co. nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the financial statements included in the Twin Vee Co. SEC Filings in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Twin Vee Co., other than any liability for unpaid Taxes that may have accrued since the date of the Twin Vee Co. SEC Filings in connection with the operation of the business of Twin Vee Co. and its subsidiaries in the ordinary course.

(g)       There is no contract, agreement, plan or arrangement to which Twin Vee Co. or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Twin Vee Co. or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Twin Vee Co. is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h)       Neither Twin Vee Co. nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Twin Vee Co. or any of its subsidiaries.

(i)       Except as set forth on Schedule 3.16(i) of the Twin Vee Co. Disclosure Letter, neither Twin Vee Co. nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(j)       None of Twin Vee Co.’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(k)       Neither Twin Vee Co. nor any subsidiary of Twin Vee Co. has participated as either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

3.17        Environmental Matters. Except as set forth on Section 3.17 of the Twin Vee Co. Disclosure Letter, the operations of Twin Vee Co. and each of its subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying in all material respects with all Environmental Permits and no action or proceeding is pending or threatened to revoke, modify or terminate any such Environmental Permit, and, to the knowledge of Twin Vee Co., no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

3.18        Brokers. Twin Vee Co. has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.19        Intellectual Property.

(a)       For the purposes of this Agreement, the following terms have the following definitions:

(i) “Twin Vee Co. Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Twin Vee Co. or any of its subsidiaries.

(ii) “Twin Vee Co. Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Twin Vee Co. or any of its subsidiaries.

(b)       Section 3.19(b) of the Twin Vee Co. Disclosure Letter contains a complete and accurate list of (i) all Twin Vee Co. Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Twin Vee Co. Registered Intellectual Property has been issued or registered, and (ii) all proceedings or actions before any court or tribunal (including the PTO) or equivalent authority anywhere else in the world) related to any of Twin Vee Co. Registered Intellectual Property.

(c)       Section 3.19(c) of the Twin Vee Co. Disclosure Letter contains a complete and accurate list (by name and version number) of all products, software or service offerings of Twin Vee Co. or any of its subsidiaries (collectively, “Twin Vee Co. Products”) that have been sold, distributed or otherwise disposed of in the five (5)-year period preceding the date hereof or which Twin Vee Co. or any of its subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development.

(d)       No Twin Vee Co. Intellectual Property or Twin Vee Co. Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Twin Vee Co. or any of its subsidiaries, or which may affect the validity, use or enforceability of such Twin Vee Co. Intellectual Property or Twin Vee Co. Product.

(e)       Each item of Twin Vee Co. Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Twin Vee Co. Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Twin Vee Co. Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Twin Vee Co. Registered Intellectual Property.

(f)        Section 3.19(f) of the Twin Vee Co. Disclosure Letter contains a complete and accurate list of all actions that are required to be taken by Twin Vee Co. within ninety (90) days of the date hereof with respect to any of Twin Vee Co. Registered Intellectual Property.

(g)       Twin Vee Co. owns and has good and exclusive title to each item of Twin Vee Co. Intellectual Property owned by it, free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the generality of the foregoing, (i) to the knowledge of Twin Vee Co., Twin Vee Co. is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Twin Vee Co. and its subsidiaries, including the sale, distribution or provision of any Twin Vee Co. Products by Twin Vee Co. or any of its subsidiaries, (ii) Twin Vee Co. owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Twin Vee Co. Products or which Twin Vee Co. or any of its subsidiaries otherwise purports to own, and (iii) to the knowledge of Twin Vee Co., except as set forth on Schedule 3.19(g) of the Twin Vee Co. Disclosure Letter, the manufacture, sale or use of Twin Vee Co. Products does not infringe any patents.

(h)       To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Twin Vee Co. or any of its subsidiaries, or is incorporated into any of Twin Vee Co. Products, Twin Vee Co. and its subsidiaries have a written agreement with such third party with respect thereto and Twin Vee Co. and its subsidiaries thereby either (i) have obtained ownership of, and is the exclusive owner of, or (ii) have obtained perpetual, irrevocable, worldwide non-terminable licenses (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so.

(i)       Neither Twin Vee Co. nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Twin Vee Co. Intellectual Property, to any third party, or knowingly permitted Twin Vee Co.’s rights in such Twin Vee Co. Intellectual Property to lapse or enter the public domain other than for trademarks for Twin Vee Co. Products no longer sold by Twin Vee Co. for which Twin Vee Co. has let the applicable trademark rights become abandoned in Twin Vee Co.’s ordinary course of business.

(j)       Other than “shrink wrapped” and similar widely available commercial end-user licenses, Section 3.19(j) of the Twin Vee Co. Disclosure Letter contains a complete and accurate list of all contracts, licenses and agreements to which Twin Vee Co. or any of its subsidiaries is a party (i) with respect to Twin Vee Co. Intellectual Property licensed or transferred to any third party, or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Twin Vee Co. or any of its subsidiaries.

(k)       All contracts, licenses and agreements relating to either (i) Twin Vee Co. Intellectual Property or (ii) Intellectual Property of a third party licensed to Twin Vee Co. or any of its subsidiaries, are, to the knowledge of Twin Vee Co., in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such contracts, licenses and agreements. Each of Twin Vee Co. and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Twin Vee Co., all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Twin Vee Co.’s and its subsidiaries’ rights under such contracts, licenses and agreements to the same extent Twin Vee Co. and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Twin Vee Co. or any of its subsidiaries would otherwise be required to pay. Following the Effective Time, the Surviving Corporation and its subsidiaries will be permitted to exercise all of Twin Vee Co.’s and its subsidiaries’ rights under such contracts, licenses and agreements to the same extent as Twin Vee Co. and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which Twin Vee Co. or its subsidiaries would otherwise be required to pay had such transactions contemplated hereby not occurred.

(l)       The operation of the business of Twin Vee Co. and its subsidiaries as such business currently is conducted and reasonably contemplated to be conducted, including (i) Twin Vee Co.’s and its subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products, software or services of Twin Vee Co. and its subsidiaries (including Twin Vee Co. Products), and (ii) except as set forth on Schedule 3.19(l) of the Twin Vee Co. Disclosure Letter, Twin Vee Co.’s use of any product, device or process, to the knowledge of Twin Vee Co., has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(m)       Twin Vee Co. Intellectual Property constitutes all the Intellectual Property owned by Twin Vee Co. or exclusively licensed to Twin Vee Co. and used in and/or necessary to the conduct of the business of Twin Vee Co. and its subsidiaries as it currently is conducted, and as it is currently planned or contemplated to be conducted by Twin Vee Co. and its subsidiaries, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including Twin Vee Co. Products).

(n)       Neither Twin Vee Co. nor any of its subsidiaries has received notice from any third party that the operation of the business of Twin Vee Co. or any of its subsidiaries or any act, product or service of Twin Vee Co. or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(o)       To the knowledge of Twin Vee Co., except as set forth on Schedule 3.19(o) of the Twin Vee Co. Disclosure Letter, no person has or is infringing or misappropriating any Twin Vee Co. Intellectual Property.

(p)       Twin Vee Co. and each of its subsidiaries has taken reasonable steps to protect Twin Vee Co.’s and its subsidiaries’ rights in Twin Vee Co.’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Twin Vee Co. or any of its subsidiaries, and, without limiting the foregoing, each of Twin Vee Co. and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Twin Vee Co. and all current and former employees and contractors of Twin Vee Co. and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Twin Vee Co.

3.20        Agreements, Contracts and Commitments

(a)       Except as set forth on Section 3.20 of the Twin Vee Co. Disclosure Letter, neither Twin Vee Co. nor any of its subsidiaries is a party to or is bound by:

(i) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Twin Vee Co.’s Board of Directors, other than those that are terminable by Twin Vee Co. or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation to Twin Vee Co.;

(ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale, license, distribution, reselling or other transfer of software products in the ordinary course of business or in connection with the provision of services in the ordinary course of business;

(iv) any agreement, contract or commitment containing any covenant limiting in any respect the right of Twin Vee Co. or any of its subsidiaries to engage in any line of business presently conducted by Twin Vee Co. or any subsidiary, or to compete with any person or granting any exclusive distribution rights;

(v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Twin Vee Co. or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Twin Vee Co. or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Twin Vee Co.’s subsidiaries;

(vi) any dealer, distributor, joint marketing or development agreement currently in force under which Twin Vee Co. or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of sixty (60) days or less, or any material agreement pursuant to which Twin Vee Co. or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Twin Vee Co. or any of its subsidiaries and which may not be canceled without penalty upon notice of sixty (60) days or less;

(vii) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Twin Vee Co. and its subsidiaries taken as a whole;

(viii) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Twin Vee Co. product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Twin Vee Co. product, services or technology, except agreements with manufacturers or distributors or sales representative in the normal course of business cancelable without penalty upon written notice of sixty (60) days or less;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any material settlement agreement entered into within three (3) years prior to the date of this Agreement; or

(xi) any other material agreement, contract or commitment currently in force that is outside the ordinary course of business and that has a value of $250,000 or more within a twelve (12) month period in any individual case.

(b)       Neither Twin Vee Co. nor any of its subsidiaries, nor to Twin Vee Co.’s knowledge any other party to a Twin Vee Co. Contract (as defined below), is in material breach, violation or default under, and neither Twin Vee Co. nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Twin Vee Co. or any of its subsidiaries is a party or by which it is bound that are required to be set forth in the Twin Vee Co. Disclosure Letter (any such agreement, contract or commitment, a “Twin Vee Co. Contract”) in such a manner as would permit any other party to cancel or terminate any such Twin Vee Co. Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

3.21        Insurance. Twin Vee Co. maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Twin Vee Co. and its subsidiaries (collectively, the “Twin Vee Co. Insurance Policies”) which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Twin Vee Co. and its subsidiaries. There is no material claim by Twin Vee Co. or any of its subsidiaries pending under any of the Twin Vee Co. Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Twin Vee Co. is not aware of, and has not received notice under any Twin Vee Co. Insurance Policies of, (i) an insurer’s intention or threat to cancel or terminate any of the Twin Vee Co. Insurance Policies, (ii) an insurer’s intention or threat to increase the premiums due under any of the Twin Vee Co. Insurance Policies.

3.22         Board Approval. The Board of Directors of Twin Vee Co. has, as of the date of this Agreement, (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval, (ii) determined that the Merger is fair to and in the best interests of the stockholders of Twin Vee Co., and (iii) recommended that the stockholders of Twin Vee Co. approve and adopt this Agreement and approve the Merger.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business by Twin Vee Inc.

(a)       During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to its terms or the Effective Time, the parties and each of its subsidiaries shall, except to the extent that the other parties shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, the parties will promptly notify each other of any material event involving its business or operations.

(b)       Except as permitted or required by the terms of this Agreement, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Twin Vee Inc. shall not do any of the following, and shall not permit any of its subsidiaries to do any of the following, except to the extent that the other party shall otherwise consent in writing:

(i) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization, entity or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, or enter into any joint ventures, strategic partnerships or similar alliances;

(iii) incur or enter into any agreement, contract or other commitment or arrangement requiring such party or any of its subsidiaries to make payments in excess of $500,000 in any individual case, or $1,000,000 in the aggregate;

(iv) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV;

(v) engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; or

(vi) agree in writing or otherwise to take any of the actions described in Section 4.1(b)(i) through Section 4.1(b)(v), inclusive.

(c)       Notwithstanding anything contained in this Article IV, it is expressly agreed and understood that any action which might other fall within the description of Section 4.1(a) or 4.1(b), but which could not be reasonably expected to materially affect the business, operations or value of such party, shall not be prohibited by Article IV ; provided, however, that prompt notice of any such actions shall be provided by the party taking such action to the other.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Joint Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

(a)       As promptly as practicable after the execution of this Agreement, Twin Vee Inc. and Twin Vee Co. shall prepare and file with the SEC a Joint Proxy Statement/Prospectus to be delivered to the stockholders of Twin Vee Inc. in connection with the Merger (the “Joint Proxy Statement/Prospectus”), and Twin Vee Co. shall prepare and file with the SEC a registration statement on Form S-4, in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the issuance of Twin Vee Co. Common Stock in or as a result of the Merger (the “Registration Statement”). Each of Twin Vee Inc. and Twin Vee Co. shall promptly provide all such information concerning its business and financial statements and affairs as reasonably may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus or the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party’s counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. Each of Twin Vee Inc. and Twin Vee Co. shall respond to any comments of the SEC, and shall use its respective commercially reasonable efforts to have the Registration Statement declared or ordered effective under the Securities Act as promptly as practicable after such filing. Each of Twin Vee Inc. and Twin Vee Co. shall cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared or ordered effective by the SEC. As promptly as practicable after the date of this Agreement, each of Twin Vee Inc. and Twin Vee Co. shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign, state “blue sky” or related laws, rules or regulations relating to the Merger and the transactions contemplated by this Agreement, including any required filings with the Financial Industry Regulatory Authority (“FINRA ”) or the principal market on which its securities are listed or traded (the “Other Filings”). Each of Twin Vee Inc. and Twin Vee Co. shall promptly supply upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any Other Filing, or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Twin Vee Inc. and Twin Vee Co. shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any Other Filing, Twin Vee Inc. or Twin Vee Co., as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of Twin Vee Inc. and Twin Vee Co., such amendment or supplement.

(b)       The Joint Proxy Statement/Prospectus shall include the recommendation of each of the Boards of Directors of Twin Vee Inc. and Twin Vee Co. in favor of adoption and approval of this Agreement and approval of the Merger.

5.2           Meeting of Twin Vee Inc. Stockholders.

(a)       Promptly after the date hereof, Twin Vee Inc. shall take all action necessary in accordance with Florida Law and its Articles of Incorporation and Bylaws to convene a meeting of the stockholders of Twin Vee Inc. (the “Twin Vee Inc. Stockholders’ Meeting”) to be held as promptly as practicable, and in any event (to the extent permissible under Florida Law and the Certificate of Incorporation and Bylaws of Twin Vee Inc.) within forty-five (45) calendar days, following the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the approval of the Merger. Twin Vee Inc. shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by Florida Law to obtain such approvals. Twin Vee Inc. may adjourn or postpone Twin Vee Inc. Stockholders’ Meeting (i) if and to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Twin Vee Inc.’s stockholders in advance of a vote on this Agreement and the Merger, or (ii) if, as of the time for which Twin Vee Inc. Stockholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Twin Vee Inc. Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of Twin Vee Inc. Stockholders’ Meeting. Twin Vee Inc. shall ensure that Twin Vee Inc. Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Twin Vee Inc. in connection with Twin Vee Inc. Stockholders’ Meeting are solicited, in compliance with Florida Law, and the Articles of Incorporation and Bylaws of Twin Vee Inc., and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, Twin Vee Inc.’s obligation to call, give notice of, convene and hold Twin Vee Inc. Stockholders’ Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Twin Vee Inc. of any Acquisition Proposal (as defined below), or by any withholding, withdrawal, amendment, modification or change of the recommendation of the Board of Directors of Twin Vee Inc. with respect to this Agreement and/or the Merger.

(b) The Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Twin Vee Inc. has recommended that Twin Vee Inc.’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at Twin Vee Inc. Stockholders’ Meeting; ; and neither the Board of Directors of Twin Vee Inc. nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change in a manner adverse to Twin Vee Co., the recommendation of the Board of Directors of Twin Vee Inc. that Twin Vee Inc.’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger.

5.3           Meeting of Twin Vee Co. Stockholders.

(a)       Promptly after the date hereof, Twin Vee Co. shall take all action necessary in accordance with Delaware Law and the Certificate of Incorporation and Bylaws of Twin Vee Co. to convene a meeting of the stockholders of Twin Vee Co. (the “Twin Vee Co. Stockholders’ Meeting ”) to be held as promptly as practicable, and in any event (to the extent permissible under Delaware Law and the Certificate of Incorporation and Bylaws of Twin Vee Co.) within forty-five (45) calendar days, following the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. Twin Vee Co. shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to obtain such approvals. Twin Vee Co. may adjourn or postpone Twin Vee Co. Stockholders’ Meeting (i) if and to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Twin Vee Co.’s stockholders in advance of a vote on this Agreement and the Merger, or (ii) if, as of the time for which Twin Vee Co. Stockholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Twin Vee Co. Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of Twin Vee Co. Stockholders’ Meeting. Twin Vee Co. shall ensure that Twin Vee Co. Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Twin Vee Co. in connection with Twin Vee Co. Stockholders’ Meeting are solicited, in compliance with Delaware Law, and the Certificate of Incorporation and Bylaws of Twin Vee Co., and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, Twin Vee Co.’s obligation to call, give notice of, convene and hold Twin Vee Co.’s Stockholders’ Meeting in accordance with this Section 5.3(a) shall not be limited to or otherwise affected by any withholding, withdrawal, amendment, modification or change of the recommendation of the Board of Directors of Twin Vee Co. with respect to this Agreement and/or the Merger.

(b)       The Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Twin Vee Co. has recommended that Twin Vee Co.’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at Twin Vee Co. Stockholders’ Meeting; and neither the Board of Directors of Twin Vee Co. nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change in a manner adverse to Twin Vee Co., the recommendation of the Board of Directors of Twin Vee Co. that Twin Vee Co.’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger.

5.4           Access to Information. During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time, each of Twin Vee Co. and Twin Vee Inc. shall afford the other and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Twin Vee Co. or Twin Vee Inc., as applicable, to obtain all information concerning the business of such company, including, without limitation, the status of its product development efforts, properties, results of operations and personnel, as Twin Vee Co. or Twin Vee Inc. may reasonably request. No information or knowledge obtained by Twin Vee Co. or Twin Vee Inc. during the course of any investigation conducted pursuant to this Section 5.5 shall affect, or be deemed to modify in any respect any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger contained herein.

5.5           No Solicitation.

(a)       During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time, Twin Vee Inc. and its subsidiaries shall not, nor will they authorize any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.5(b) hereof), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to the terms of Section 5.2(c) hereof, approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. Without limiting the generality of the foregoing, the parties hereto understood and agree that any violation of the restrictions set forth in this Section 5.6(a) by any officer, director or employee of Twin Vee Inc. or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Twin Vee Inc. or any of its subsidiaries shall be deemed to be a breach of this Section 5.5 (a) by Twin Vee Inc.

(b)       For all purposes of and under this Agreement, the term “Acquisition Proposal ” shall mean any transaction or series of related transactions, other than the transactions contemplated by this Agreement, involving (i) any acquisition or purchase from Twin Vee Inc. by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than a twenty-five percent (25%) interest in the total outstanding voting securities of Twin Vee Inc. or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning five percent (5%) or more of the total outstanding voting securities of Twin Vee Inc. or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Twin Vee Inc. pursuant to which the stockholders of Twin Vee Inc. immediately preceding such transaction would hold less than ninety five percent (95%) of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than five percent (5%) of the assets of Twin Vee Inc.; or (iii) any liquidation or dissolution of Twin Vee Inc.

(c)       In addition to the obligations of Twin Vee Inc. set forth in Section 5.5(a) hereof, Twin Vee Inc. shall advise Twin Vee Co., as promptly as practicable, and in any event within twenty-four (24) hours, orally, of (i) any request for information which Twin Vee Inc. reasonably believes could lead to an Acquisition Proposal or, (ii) any Acquisition Proposal, or (iii) any inquiry with respect to or which Twin Vee Inc. reasonably should believe could lead to any Acquisition Proposal, the (iv) material terms and conditions of any such request, Acquisition Proposal or inquiry, and (v) the identity of the person or group making any such request, Acquisition Proposal or inquiry. Twin Vee Inc. shall keep Twin Vee Co. informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

5.6          Public Disclosure. Twin Vee Co. and Twin Vee Inc. shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement, the Merger or an Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with a national securities exchange. The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement.

5.7           Reasonable Efforts; Notification.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in Article VI hereof to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties which may be required or desirable as a result of, or in connection with, the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional certificates, instruments and other documents necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each of Twin Vee Co. and Twin Vee Inc. and its respective Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Twin Vee Co. or Twin Vee Inc. or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(b)       Twin Vee Inc. shall give prompt notice to Twin Vee Co. upon becoming aware that any representation or warranty made by Twin Vee Inc. in this Agreement has become untrue or inaccurate, or that Twin Vee Inc. has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied, provided, however , that no such notification shall affect the representations, warranties, covenants or agreements of Twin Vee Inc., or the conditions to the obligations of the parties under this Agreement.

(c)       Twin Vee Co. shall give prompt notice to Twin Vee Inc. upon becoming aware that any representation or warranty made by Twin Vee Co. in this Agreement has become untrue or inaccurate, or that Twin Vee Co. has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Twin Vee Co., or the conditions to the obligations of the parties under this Agreement.

5.8          Third Party Consents. As soon as practicable following the date hereof, Twin Vee Co. and Twin Vee Inc. shall each use its respective commercially reasonable best efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.9           Twin Vee Inc. Securities. At the Effective Time:

(a)       each outstanding option to purchase shares of Twin Vee Inc. Common Stock (each, a “Twin Vee Inc. Stock Option”) under any Twin Vee Inc. Stock Plan, whether or not vested, shall be cancelled; and

(b)       each outstanding warrant or obligation to issue a warrant to purchase shares of Twin Vee Inc. Common Stock (each, a “Twin Vee Inc. Warrant”), whether or not vested, shall be cancelled.

5.10        Indemnification. From and after the Effective Time, Twin Vee Co. shall honor in all respects the obligations of Twin Vee Inc. under any indemnification agreements between Twin Vee Inc. and any of its directors and officers as in effect on the date hereof (the “Indemnified Parties”) and any indemnification provisions under Twin Vee Inc.’s Certificate of Incorporation, Bylaws or resolution of the Board as in effect on the date hereof.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1          Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of the following conditions:

(a)       Stockholder Approval. This Agreement shall have been duly approved and adopted, and the Merger shall have been duly approved, by the requisite vote under Florida Law by the stockholders of Twin Vee Inc. and under Delaware Law by the stockholders of Twin Vee Co.

(b)       Registration Statement Effective; Joint Proxy Statement/Prospectus. The SEC shall have declared or ordered the Registration Statement to be effective, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC. All Other Filings shall have been approved or declared effective and no stop order shall have been issued and no proceeding shall have been initiated to revoke any such approval or effectiveness.

(c)        No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d)        NASDAQ Listing. The shares of Twin Vee Co. Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

6.2           Additional Conditions to Obligations of Twin Vee Inc. The obligation of Twin Vee Inc. to consummate and effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Twin Vee Inc.:

(a)        Representations and Warranties. Each representation and warranty of Twin Vee Co. contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects as of such particular date; provided, however, that in all cases where a representation or warranty contains a materiality or Material Adverse Effect qualifier, such representation or warranty shall be true and correct in all respects as of the dates set forth above. Twin Vee Inc. shall have received a certificate with respect to the foregoing signed on behalf of Twin Vee Co. by duly authorized officer thereof.

(b)       Agreements and Covenants. Twin Vee Co. shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Twin Vee Inc. shall have received a certificate to such effect signed on behalf of Twin Vee Co. by a duly authorized officer thereof.

(c)       Material Adverse Effect. No Material Adverse Effect with respect to Twin Vee Co. and its subsidiaries shall have occurred since the date of this Agreement.

6.3           Additional Conditions to the Obligations of Twin Vee Co. The obligations of Twin Vee Co. to consummate and effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Twin Vee Co.:

(a)       Representations and Warranties. Each representation and warranty of Twin Vee Inc. contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects as of such particular date; provided, however, that in all cases where a representation or warranty contains a materiality or Material Adverse Effect qualifier, such representation or warranty shall be true and correct in all respects as of the dates set forth above. Twin Vee Co. shall have received a certificate with respect to the foregoing signed on behalf of Twin Vee Inc. by a duly authorized officer thereof.

(b)       Agreements and Covenants. Twin Vee Inc. shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Twin Vee Co. shall have received a certificate to such effect signed on behalf of Twin Vee Inc. by a duly authorized officer thereof.

(c)       Material Adverse Effect. No Material Adverse Effect with respect to Twin Vee Inc. and its subsidiaries shall have occurred since the date of this Agreement.

(d)       Consents. Twin Vee Inc. shall have obtained the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, which consents, waivers and approvals are set forth in Section 6.3(d) of the Twin Vee Inc. Disclosure Letter.

(e)        Transaction Payment Waivers. Twin Vee Inc. shall have received waivers from each executive of Twin Vee Inc. or any of its subsidiaries related to any rights they may have to payments, bonuses, vesting, acceleration or other similar rights that are or may be triggered by the consummation of the transactions set forth herein.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Twin Vee Inc. and Twin Vee Co. has been obtained in respect of this Agreement and the Merger:

(a)       by mutual written consent of Twin Vee Co. and Twin Vee Inc., duly authorized by the respective Boards of Directors of Twin Vee Co. and Twin Vee Inc.;

(b)       by either Twin Vee Co. or Twin Vee Inc. if the Merger shall not have been consummated by the date that is six (6) months following the date of this Agreement for any reason; provided, however , that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date, and such action or failure to act constitutes a breach of this Agreement;

(c)       by either Twin Vee Co. or Twin Vee Inc. if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)       by Twin Vee Co. if the requisite approval of the stockholders of Twin Vee Inc. contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of Twin Vee Inc., duly convened therefor or at any adjournment or postponement thereof;

(e)       by Twin Vee Co. if a Triggering Event (as defined below) shall have occurred;

(f)       by Twin Vee Inc., upon a breach of any representation, warranty, covenant or agreement on the part of Twin Vee Co. set forth in this Agreement, or if any representation or warranty of Twin Vee Co. shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however , that if such inaccuracy in Twin Vee Co.’s representations and warranties or breach by Twin Vee Co. is curable by Twin Vee Co. through the exercise of its commercially reasonable efforts, then Twin Vee Inc. may not terminate this Agreement under this Section 7.1(f) for fifteen (15) calendar days following the delivery of written notice from Twin Vee Inc. to Twin Vee Co. of such breach, provided Twin Vee Co. continues to exercise commercially reasonable efforts to cure such breach (it being understood that Twin Vee Inc. may not terminate this Agreement pursuant to this Section 7.1(f) if such breach by Twin Vee Co. is cured during such thirty (30) calendar day period);

(g)       by Twin Vee Co., upon a breach of any representation, warranty, covenant or agreement on the part of Twin Vee Inc. set forth in this Agreement, or if any representation or warranty of Twin Vee Inc. shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Twin Vee Inc.’s representations and warranties or breach by Twin Vee Inc. is curable by Twin Vee Inc. through the exercise of its commercially reasonable efforts, then Twin Vee Co. may not terminate this Agreement under this Section 7.1(g) for fifteen (15) calendar days following the delivery of written notice from Twin Vee Co. to Twin Vee Inc. of such breach, provided Twin Vee Inc. continues to exercise commercially reasonable efforts to cure such breach (it being understood that Twin Vee Co. may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by Twin Vee Inc. is cured during such thirty (30) calendar day period); or

(h)       by Twin Vee Co. if a Material Adverse Effect with respect to Twin Vee Inc. or its subsidiaries shall have occurred since the date of this Agreement; provided, however, that if such Material Adverse Effect with respect to Twin Vee Inc. or its subsidiaries is curable by Twin Vee Inc. through the exercise of its commercially reasonable efforts, then Twin Vee Co. may not terminate this Agreement under this Section 7.1(h) for fifteen (15) calendar days following the occurrence of such Material Adverse Effect, provided Twin Vee Inc. continues to exercise commercially reasonable efforts to cure such Material Adverse Effect (it being understood that Twin Vee Co. may not terminate this Agreement pursuant to this Section 7.1(h) if such Material Adverse Effect is cured during such thirty (30) calendar day period.

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if (i) the Board of Directors of Twin Vee Inc. or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Twin Vee Co. its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Twin Vee Inc. shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of Twin Vee Inc. in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Twin Vee Inc. shall have failed to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) business days after Twin Vee Co. requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal; (iv) the Board of Directors of Twin Vee Inc. or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) Twin Vee Inc. shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Twin Vee Inc. shall have been commenced by a person unaffiliated with Twin Vee Co. or its stockholders and Twin Vee Inc. shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement indicating that Twin Vee Inc. recommends rejection of such tender or exchange offer.

7.2           Notice of Termination; Effect of Termination. Any termination of this Agreement pursuant to Section 7.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, and as set forth in Section 7.3 and Article VIII (General Provisions) hereof, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from any liability for any willful breach of this Agreement.

7.3           Fees and Expenses. Except as otherwise provided in this Section 7.3 , all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

7.4           Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing, signed on behalf of each of the parties hereto by a duly authorized officer thereof.

7.5           Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX
GENERAL PROVISIONS

8.1           Non-Survival of Representations and Warranties. The representations and warranties of Twin Vee Inc. and Twin Vee Co. contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.2           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Twin Vee Co., to:

Twin Vee Powercats Co.

3101 South US Highway 1
Fort Pierce, FL 34982
Attention: Joseph Visconti, CEO

Telephone No.: (772) 429-2525
Telecopy No.: (772) 429-2590

with a copy to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Leslie Marlow, Esq.
Telephone No.: (212) 885-5358
Telecopy No.: (917) 332-3824

(b)	if to Twin Vee Inc., to:

Twin Vee PowerCats, Inc.
3101 South US Highway 1
Fort Pierce, FL 34982
Attention: Glenn Sonoda, Secretary
Telephone No.: (772) 429-2525
Telecopy No.: (772) 429-2590

8.3           Interpretation; Knowledge.

(a)       When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b)       For purposes of this Agreement the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter or knowledge that such individual could reasonably be expected to obtain upon reasonable investigation or inquiry into such matter.

(c)       For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole. For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5          Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Twin Vee Inc. Disclosure Letter and the Twin Vee Co. Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.11 hereof.

8.6          Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7          Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8           Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.2.

8.9          Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10        Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11        WAIVER OF JURY TRIAL. EACH OF TWIN VEE CO. AND TWIN VEE INC. HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF TWIN VEE CO. OR TWIN VEE INC. IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[ Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective thereunto duly authorized offices, as of the date first written above.

TWIN VEE POWERCATS CO.
By:	/s/ Joseph C. Visconti
Name:	Joseph C. Visconti
Title:	Chief Executive Officer

TWIN VEE POWERCATS, INC.
By:	/s/ Preston Yarborough
Name:	Preston Yarborough
Title:	Vice President

**** AGREEMENT AND PLAN OF MERGER ****

Annex B

Fairness Opinion Letter of ValuCorp, Inc.

32531 N. Scottsdale Road, Suite 105-192, Scottsdale, Arizona 85266

Tel: 480-361-8655 | Fax: 602-391-2992

PERSONAL AND CONFIDENTIAL

September 8, 2022

Special Committee of the Board of Directors

TWIN VEE POWERCATS CO.

3101 S. U.S. Highway 1

Fort Pierce, Florida 34982

Ladies and Gentlemen:

Fairness Opinion.

At your request, ValuCorp, Inc. (“ValuCorp”) has been engaged in connection with a proposed transaction (the “Proposed Transaction”) to render an opinion regarding the fairness from a financial point of view (the “Fairness Opinion” letter) regarding the business combination transaction (the “Transaction” and/or “Merger”), to the shareholders of Twin Vee Powercats Co. as of September 8, 2022.

This will combine:

(i)	Twin Powercats Co., a Delaware corporation listed on the Nasdaq Capital Market, or the Nasdaq, under the symbol VEEE. (the subsidiary company of Twin Vee Powercats, Inc. or “Twin Vee Inc.”), and

(ii)	Twin Vee Powercats Inc. a Florida corporation traded on the Over-the-Counter Markets under the symbol TVPC (the parent company of Twin Vee Co.).

Special Committee of the Board of Directors TWIN VEE POWERCATS CO. September 8, 2022

ValuCorp, Inc (“ValuCorp”) has determined that the Merger (as defined in the Agreement) is fair from a financial point of view to Twin Vee Co. and its respective shareholders. Rendering the Fairness Opinion is based on the closing of the Proposed Transaction (the “Closing”) on or before October 31, 2022.

The Transaction.

Twin Vee Inc. shall be merged with and into Twin Vee Co., the separate corporate existence of Twin Vee Inc. shall cease and Twin Vee Co. shall continue as the surviving corporation after the Merger.

The Transaction is based on an Agreement and Plan of Merger, wherein Twin Vee Inc. is entering into the Agreement to merge with Twin Vee Co. with Twin Vee Inc. shareholders being issued common shares in Twin Vee Co, in return for ownership of 100% of Twin Vee Inc.(collectively the “Agreement”), and upon the terms and subject to the conditions set forth in the Agreement and in accordance with the Delaware General Corporation Law (the “Delaware Law”) the Florida Business Corporation Act (the “Florida Law”), a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code “).

Twin Vee Inc. currently owns 4,000,000 shares of common stock of Twin Vee Co. The holders of Twin Vee Inc. common stock will receive in the merger one share of Twin Vee Co. common stock in exchange for every 41.7128495 shares of Twin Vee Inc. common stock they own, or the exchange ratio, for a maximum of 4,000,000 shares of Twin Vee Co. common stock (no fractional shares of Twin Vee Co. common stock will be issued) and the 4,000,000 shares of Twin Vee Co. common stock held by Twin Vee Inc. will be canceled. After the merger, the outstanding number of shares of common stock of Twin Vee Co. will be substantially the same as it was immediately prior to the merger.

The capital stock of Twin Vee Inc. consists of:

(i)	authorized stock consists of 180,000,000 shares of common stock and zero shares of preferred stock. There are 166,851,398 shares of outstanding Twin Vee, Inc. stock
(ii)	no shares of Twin Vee Inc. Common Stock were held in treasury by Twin Vee Inc. or by any subsidiaries of Twin Vee Inc.,
(iii)	no shares of Preferred Stock were issued and outstanding
(iv)	no shares of Twin Vee Inc. Common Stock were reserved for issuance upon exercise of outstanding Stock Options to purchase Twin Vee Inc. Common Stock and
(v)	no shares of Twin Vee Inc. Common Stock were reserved for issuance upon the exercise of outstanding Twin Vee Inc. Warrants.

Financial Analyses.

The following is a summary of the material financial analyses delivered by ValuCorp to the Twin Vee Co. board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by ValuCorp, nor does the order of analyses described represent relative importance or weight given to those analyses by ValuCorp. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of ValuCorp’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 31, 2022, the last trading day before the public announcement of the transactions, and is not necessarily indicative of current market conditions.

Special Committee of the Board of Directors TWIN VEE POWERCATS CO. September 8, 2022

Historical Exchange Ratio Analysis. ValuCorp reviewed the historical trading prices for Twin Vee Co. common stock and Twin Vee Inc. common stock for the 6-month period prior to August 31, 2022. ValuCorp calculated historical average exchange ratios over various periods by first dividing the closing price per share of Twin Vee Co. common stock on each trading day during the period by the closing price per share of Twin Vee Inc. common stock on the same trading day, and subsequently taking the average of these daily historical exchange ratios over such periods (such period, the “Average Exchange Ratio”). ValuCorp then calculated the premiums implied by the exchange ratio to the historical average exchange ratio over various periods. The following table presents the results of this analysis:

VALUE OF VEEE SHARES (9/6/22) = $3.75

VALUE OF TVPC SHARES (9/6/22) - 0.095 X 41.712 = $3.96

We have taken into consideration the maximum debt to be assumed by Twin Vee Co of up to $235,000 owed by Twin Vee Inc., and the total debt outstanding owed by Twin Vee Co. of $5,523,583 at June 30, 2022.

We have also taken into consideration the loss carryforwards for income tax purposes.

Historical Stock Trading Analysis. ValuCorp reviewed the historical trading prices and volumes of Twin Vee Co. common stock for the 6-month period ended August 31, 2022. See, Exhibit A – The Historical Trading Prices and Volumes of Twin Vee Powercats, Co. (“Twin Vee Co.”) and Exhibit B – The Historical Trading Prices and Volumes of Twin Vee Powercats, Inc. or “Twin Vee Inc.”).

This analysis indicated that the implied price per share to be paid to Twin Vee Co. stockholders based on the exchange ratio of approximately 41.712 Twin Vee Inc. shares for one share of Twin Vee Co. pursuant to the Merger Agreement is fair from a financial point of view.

Illustrative Discounted Cash Flow Analysis. Using the forecasts in the Discounted Cash Flow Analysis, ValuCorp created discounted cash flow analysis of Twin Vee Co., as set forth in Exhibit C – Twin Vee Co. Discounted Cash Flow Analysis.

Precedent Premium Analysis. Using publicly available information, ValuCorp reviewed and analyzed acquisition premia for transactions announced during the time period from October 11, 2012, through August 31, 2022, involving a public company based anywhere in the world in the marine industry as the target, where the transaction value and other transaction data was disclosed, as described in Exhibit D – Comparable Companies’ Transactions and Potential Acquirers and Exhibit F - Boat Building in the US Industry Report 33661B, IBISWorld.

Special Committee of the Board of Directors TWIN VEE POWERCATS CO. September 8, 2022

While none of the companies that participated in the selected transactions are directly comparable to Twin Vee Co., the companies that participated in the selected transactions are companies with operations, results, market sizes, and product profiles that, for the purposes of analysis, may be considered similar to that of Twin Vee Co.

Public Comparables Analysis. ValuCorp reviewed and compared certain financial information for Twin Vee Co. to corresponding financial information, ratios, and public market multiples for the following publicly traded corporations in the industry (collectively referred to as the “selected companies”) appear in Exhibit E – Comparable Companies and Potential Acquirers

Although none of the selected companies is directly comparable to Twin Vee Co., the companies included were chosen by ValuCorp utilizing its professional judgment because they are companies with operations, results, market sizes, and product profiles that, for the purposes of analysis, may be considered similar to that of Twin Vee Co. See, Exhibit F – Boat Building in the US Industry Report 33661B, IBISWorld, Pages 43 – 44 for Industry Data, Annual Change, Key Ratios, and Industry Financial Statement.

Present Value of Future Share Price Analysis – Twin Vee Co. Standalone. ValuCorp performed an analysis of the implied present value of future enterprise value and value per share of Twin Vee Co. common stock, which is designed to provide an indication of the present value of a theoretical future value of Twin Vee Co.’s equity as a function of Twin Vee Co.’s financial multiples. See, Exhibit C – Twin Vee Co. Discounted Cash Flow Analysis

The preparation of a Fairness Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying ValuCorp’s opinion. In arriving at its fairness determination, ValuCorp considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, ValuCorp made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Twin Vee Co., Twin Vee Inc., or the contemplated transactions.

ValuCorp prepared these analyses for the purposes of ValuCorp’s providing its opinion to the Twin Vee Co. board of directors as to the fairness from a financial point of view of the transaction consideration to be paid to the holders of Twin Vee Co. common stock (other than Twin Vee Inc. and its affiliates) taken in the aggregate, pursuant to the Merger Agreement.

These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Twin Vee Co., Twin Vee Inc., ValuCorp or any other person assumes responsibility if future results are materially different from those forecasts.

Special Committee of the Board of Directors TWIN VEE POWERCATS CO. September 8, 2022

The transaction consideration was determined through arm’s-length negotiations between Twin Vee Co. and Twin Vee Inc. and was approved by the Twin Vee Co. board of directors. ValuCorp provided advice to Twin Vee Co. during these negotiations. ValuCorp did not, however, recommend any specific amount of transaction consideration to Twin Vee Co. or the Twin Vee Co. board of directors or that any specific amount of transaction consideration constituted the only appropriate transaction consideration for the contemplated transactions.

As described above, ValuCorp’ opinion to the Twin Vee Co. board of directors was one of many factors taken into consideration by the Twin Vee Co. board of directors in making its determination to approve the Merger Agreement. The summary herein does not purport to be a complete description of the analyses performed by ValuCorp in connection with the Fairness Opinion and is qualified in its entirety by reference to the written opinion of ValuCorp herein.

ValuCorp’s Opinion.

ValuCorp provides fairness opinions to boards of directors, special committees, and other fiduciaries in connection with mergers, acquisitions, divestitures, and other material transactions. By analyzing the financial aspects of a transaction, we assist in the fulfillment of fiduciary duties and decision-making.

In connection with this opinion, we have reviewed, among other things,

●	The Merger Agreement;

●	Annual Reports on Form 10-K of Twin Vee Co. and Twin Vee Inc. for the fiscal years ended December 31, 2021 and December 31, 2020, respectively;

●	Form 10-Q Quarterly Reports on Form 10-Q of Twin Vee Co. for the first two quarters of 2022 Form 8K filings of material events of Twin Vee Co.,; and

●	Certain internal financial analyses and forecasts for Twin Vee Co. and Twin Vee Inc. and certain financial analyses and forecasts for Twin Vee Co. and Twin Vee Inc. pro-forma for the Transaction, in each case, as prepared by the management of the Company and approved for our use by Twin Vee Co. and Twin Vee Inc.(the “Forecasts”).

We have also held discussions with members of the senior management of Twin Vee Co. and Twin Vee Inc. regarding their:

●	Assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition, and future prospects of Twin Vee Co. and Twin Vee Inc.;

●	Reviewed the reported price and trading activity for the common stock of Twin Vee Co. and Twin Vee Inc.; compared certain financial and stock market information for Twin Vee Co. and Twin Vee Inc. with similar information for certain other companies the securities of which are publicly traded;

●	Reviewed the financial terms of certain recent business combinations in the boat building industry and in other industries; and

Special Committee of the Board of Directors TWIN VEE POWERCATS CO. September 8, 2022

●	Performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of:

●	All of the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with, or reviewed by, us, without assuming any responsibility for independent verification thereof, and

●	In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Twin Vee Co. and Twin Vee Inc.

We have assumed that:

●	All governmental, regulatory, or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Twin Vee Co. and Twin Vee Inc. or on the expected benefits of the Transaction in any way meaningful to our analysis.

●	The Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

What we have not done:

●	We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative, or other off-balance-sheet assets and liabilities) of Twin Vee Co. and Twin Vee Inc. or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

●	Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to Twin Vee Co. and Twin Vee Inc.; nor does it address any legal, regulatory, tax, or accounting matters.

●	We were not requested to solicit and did not solicit interest from other parties with respect to an acquisition of, or other business combination with, Twin Vee Co. and Twin Vee Inc. or any other alternative transaction.

●	We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any allocation of the consideration payable pursuant to the Agreement, including among the holders of common stock, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Twin Vee Co. and Twin Vee Inc.

●	We do not express any view on the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of Twin Vee Co. and Twin Vee Inc., or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders of Shares, taken in the aggregate, pursuant to the Agreement or otherwise.

Special Committee of the Board of Directors TWIN VEE POWERCATS CO. September 8, 2022

●	We are not expressing any opinion as to the prices at which shares of Twin Vee Co. and Twin Vee Inc. Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Twin Vee Co. and Twin Vee Inc. or the ability of Twin Vee Co. and Twin Vee Inc. to pay their respective obligations when they come due.

●	Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising, or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof.

●	Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to whether or not any shareholders should tender such Shares in connection with the Transaction or how any holder of Shares should vote with respect to the Merger or any other matter.
•

ValuCorp Qualifications.

ValuCorp provides business valuations, intangible property appraisals, and fairness opinions by fully licensed Accredited Senior Appraisers of the American Society of Appraisers that meet all federal guidelines stipulated by USPAP and the Code of Professional Ethics and Standards of Professional Appraisal Practice promulgated by the Appraisal Standards Board (ASB). ValuCorp senior-level management has valuation and transactional experience with small to medium-size enterprises as well as Fortune 100 companies. Our professional credentials include Senior Member of the American Society of Appraisers (ASA), Juris Doctor (non-practicing JD), Certified Public Accountant (non-practicing CPA), Master of Science in Taxation (MST), and Master of Business Administration (MBA). All valuations are prepared under the supervision of and signed by Michael S. Gilburd, President of ValuCorp. Since November 1999, Michael Gilburd has been the President of ValuCorp, personally specializing in business valuations and related financial advisory services. He served as Managing Director of Corporate Finance for two American Express companies, as National Director of Corporate Finance and a member of the International Corporate Finance Committee for BDO USA, and as an Internal Revenue Agent, Manhattan District, New York. Mr. Gilburd has been licensed as a Certified Public Accountant in New York and Massachusetts, FINRA as a General Securities Principal (Series 7, 24, 63), and the SEC as a Registered Investment Advisor (Series 65 – RIA). He is an Accredited Senior Appraiser (ASA – Business Valuation Specialty, 1989 – with Reaccreditation through April 16, 2023). He received a Master of Science in Taxation (MST) and a Bachelor of Science degree in Accounting.

ValuCorp professionals have the expertise and competency to opine on the value of the Subject Interest, based on credentials, education, and experience in valuing companies and assets in the same industry for a variety of different purposes, of both valuing 100% of the equity, and appraisals of minority interests for a variety of different uses, including estate tax and other reporting purposes, together with identification of the extent to which Subject Interests contain elements of marketability and/or liquidity and of ownership control.

Special Committee of the Board of Directors TWIN VEE POWERCATS CO. September 8, 2022

This includes reports rendered to and accepted by:

●	The U.S. Securities and Exchange Commission
●	The U.S. Department of Labor
●	The U.S. Treasury Department, Internal Revenue Services, as a “qualified appraiser” as defined under I.R.S. Treasury Regulation 1.170A-13(c)(3), i.e., ValuCorp is a “qualified appraisal firm” and Michael S. Gilburd is a “qualified appraiser.”
●	The U.S. Bankruptcy Court
●	The U.S. Small Business Administration lenders
●	The Superior Court for the State of Arizona

Conclusion.

The SEC requires that Form S-4 contain information regarding the terms of the transaction, risk factors, ratios, pro-forma financial information, and material contracts with the company being acquired. This opinion may be included in Form S-4.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders. This opinion addresses only the fairness from a financial point of view to the holders of Shares, as of the date hereof, of the Consideration to be paid to such holders, taken in the aggregate, pursuant to the Agreement.

Very truly yours,

ValuCorp, Inc.

Annex C-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and the Stockholders of

Twin Vee Powercats Co. and Subsidiaries

Fort Pierce, Florida

Opinion on the Financial Statement

We have audited the accompanying consolidated financial statements of Twin Vee Powercats Co. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets at December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020 and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRASSI & CO., CPAs, P.C.

We have served as the Company’s auditor since 2020.

Jericho, New York

March 30, 2022, except for Note 18, as to which the date is October 7, 2022

Twin Vee Co.’s Audited Financial Statements for the Year Ended December 31, 2021

TWIN VEE POWERCATS CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020

ASSETS
Current Assets
Cash and cash equivalents	$6,975,302	$891,816
Accounts receivable	5,137	—
Marketable securities	2,996,960	—
Inventories	1,799,769	936,676
Deferred offering costs	105,500	—
Due from affiliated companies	286,922	6,100
Prepaid expenses and other current assets	903,756	350
Total Current Assets	13,073,346	1,834,942

Marketable securities – non current	3,067,137	—
Property and equipment, net	2,883,171	1,365,029
Operating lease right of use asset	1,550,530	1,279,595
Security deposit	25,000	25,000
Total Assets	$20,599,184	$4,504,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,200,861	$799,280
Accrued liabilities	456,814	217,936
Contract liabilities	14,100	6,784
Due to affiliated companies	115,043	120,693
Operating lease right of use liability	368,602	295,374
Total Current Liabilities	2,155,420	1,440,067
Economic Injury Disaster Loan	499,900	499,900
Operating lease liability – noncurrent	1,244,164	1,015,759
Total Liabilities	3,899,484	2,955,726

Commitments and contingencies (Note 10)

Stockholders’ equity:
Preferred stock: 10,000,000 authorized; $0.001 par value; no shares issued and outstanding	—	—
Common stock: 50,000,000 authorized; $0.001 par value; 7,000,000 and 4,000,000 shares issued and outstanding, respectively	7,000	4,000
Additional paid-in capital	18,710,256	2,551,387
Accumulated deficit	(2,017,556)	(1,006,547)
Total Stockholders’ Equity	16,699,700	1,548,840

Total Liabilities and Stockholders’ Equity	$20,599,184	$4,504,566

The accompanying notes are an integral part of these consolidated financial statements

TWIN VEE POWERCATS CO. AND SUSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2021	2020

Net sales	$15,774,170	$11,063,619
Cost of products sold	9,498,384	6,289,316
Gross profit	6,275,786	4,774,303

Operating expenses:
Selling, general and administrative	1,726,345	872,669
Salaries and wages	5,389,599	2,857,773
Research and development	211,111	—
Professional fees	380,929	167,299
Depreciation	198,523	155,728
Total operating expenses	7,906,507	4,053,469

(Loss) from operations	(1,630,721)	720,834

Other income:
Other income	538	—
Interest expense	(136,709)	(178,584)
Loss on disposal of assets	(254,600)	19,327
Gain from insurance recovery	434,724	—
Net change in fair value of marketable securities	(32,465)	—
Government grant income	608,224	—
Forgiveness of PPP loan	—	609,500
Total other income	619,712	450,243

Net (loss) income	$(1,011,009)	$1,171,077

Basic and dilutive (loss) income per share of common stock	$(0.19)	$0.29
Weighted average number of shares of common stock outstanding	5,331,400	4,000,000

The accompanying notes are an integral part of these consolidated financial statements

TWIN VEE POWERCATS CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years ended December 31, 2021 and 2020

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2019	4,000,000	$4,000	$2,289,231	$(2,177,624)	$115,607
Capital contribution of advances from parent			262,156		262,156
Net income for the year	—	—	—	1,171,077	1,171,077
Balance at December 31, 2020	4,000,000	$4,000	$2,551,387	$(1,006,547)	$1,548,840
Common stock issued for cash, net	3,000,000	3,000	15,849,037	—	15,852,037
Stock-based compensation	—	—	309,832	—	309,832
Net loss for the year				(1,011,009)	(1,011,009)
Balance, December 31, 2021	7,000,000	$7,000	$18,710,256	$(2,017,556)	$16,699,700

The accompanying notes are an integral part of these consolidated financial statements

TWIN VEE POWERCATS CO. AND SUSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2021	2020
Cash Flows From Operating Activities
Net (loss) income	$(1,011,009)	$1,171,077
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Stock based compensation	309,832	—
Impairment loss	50,417	—
Depreciation and amortization	198,523	155,728
Gain (loss) on disposal of asset	224,037	(19,327)
Gain on government grant	(608,224)	—
Gain on forgiveness of Paycheck Protection Program loan	—	(609,500)
Change of ROU and lease liabilities	384,791	307,143
Net change in fair value of marketable securities	32,465	—
Changes in operating assets and liabilities:
Accounts receivable	(5,137)	—
Inventories	(913,510)	(232,520)
Prepaid expenses and other current assets	(903,406)	11,846
Accounts payable	401,581	(64,362)
Accrued liabilities	238,878	(15,114)
Operating lease liabilities	(354,093)	(275,605)
Contract liabilities	7,316	(64,718)
Net cash (used in) provided operating activities	(1,947,539)	364,648

Cash Flows From Investing Activities
Security deposit	—	(25,000)
Proceeds from sale of equipment	—	349,744
Net purchases of investment in trading marketable securities	(6,096,562)	—
Purchase of property and equipment	(1,940,702)	(525,196)
Net cash used in investing activities	(8,037,264)	(200,452)

Cash Flows From Financing Activities
Net proceeds from issuance of common stock	15,852,037	—
Deferred offering cost	(105,500)	—
Capital contribution from Parent, net	—	262,156
Proceeds from government grant	608,224	—
Proceeds from Paycheck Protection Program loan	—	609,500
Proceeds from EIDL loan	—	499,900
Repayment of note payable related party	—	(497,650)
Advances from affiliated companies	44,628	90,000
Repayment to affiliated companies	(331,100)	(6,100)
Payment of capital lease obligation	—	(445,760)
Net cash provided by financing activities	16,068,289	512,046

Net change in cash and cash equivalents	6,083,486	676,242
Cash at beginning of year	891,816	215,574
Cash and cash equivalents at end of year	$6,975,302	$891,816

Supplemental Cash Flow Information
Cash paid for income taxes	$—	$—
Cash paid for interest	$165,195	$120,604

Non Cash Investing and Financing Activities
Increase in the right-of-use asset and lease liability	$655,726	$1,586,738

The accompanying notes are an integral part of these consolidated financial statements

TWIN VEE POWERCATS CO. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 and 2020

1.	Organization and Summary of Significant Accounting Policies

Organization

Twin Vee PowerCats Co. (“Twin Vee”) was incorporated as Twin Vee Catamarans, Inc., in the state of Florida, on December 1, 2009. On April 7, 2021, the Company filed a Certificate of Conversion to register and incorporate in the state of Delaware and changed the company name to Twin Vee PowerCats Co. The Certificate of Incorporation for Twin Vee PowerCats Co. was also filed on April 7, 2021.

On September 1, 2021, the Company formed Fix My Boat, Inc., (“Fix My Boat”), a wholly-owned subsidiary. Fix My Boat will utilize a franchise model for marine mechanics across the country.

On October 15, 2021, the Company incorporated Electra Power Sports, Inc., and subsequently changed the name to Forza X1, Inc. (“Forza X1” “Forza) October 29, 2021. Forza X1, Inc. aims to be among the first to develop and manufacture electric boats targeting the recreational market. We are focused on the creation and implementation of marine electric vehicle (“EV”) technology to control and power our electric boats utilizing our proprietary outboard electric motor. Our electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system.

Principles of Consolidation

The consolidated financial statements include the accounts of Twin Vee and its wholly owned subsidiaries Fix My Boat and Forza X1, collectively referred to as the “Company”. All inter-company balances and transactions are eliminated in consolidation.

Common Stock Split

On May 13, 2021, the Company effected a forty thousand (40,000)-for-one stock split to the shareholder of record as of May 13, 2021. The stock split was in the form of a common stock dividend of 3,999,900 new shares and all share and per share information has been retroactively adjusted to reflect the stock split.

Revenue Recognition

The Company’s revenue is derived primarily from the sale of boats, motors and trailers to its independent dealers. The Company recognizes revenue when obligations under the terms of a contract are satisfied and control over promised goods is transferred to the dealer. For the majority of sales, this occurs when the product is released to the carrier responsible for transporting it to a dealer. The Company typically receives payment within five business days of shipment. Revenue is measured as the amount of consideration it expects to receive in exchange for a product. The Company offers dealer incentives that include wholesale rebates, retail rebates and promotions, floor plan reimbursement or cash discounts, and other allowances that are recorded as reductions of revenues in net sales in the statements of operations. The consideration recognized represents the amount specified in a contract with a customer, net of estimated incentives the Company reasonably expects to pay. The estimated liability and reduction in revenue for dealer incentives is recorded at the time of sale. Subsequent adjustments to incentive estimates are possible because actual results may differ from these estimates if conditions dictate the need to enhance or reduce sales promotion and incentive programs or if dealer achievement or other items vary from historical trends. Accrued dealer incentives are included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Payment received for the future sale of a boat to a customer is recognized as a customer deposit, which is included in contract liabilities on the consolidated balance sheet. Customer deposits are recognized as revenue when control over promised goods is transferred to the customer. At December 31, 2021 and 2020, the Company had customer deposits of $14,100 and $6,784, respectively, and is expected to be recognized as revenue within a one-year period.

Rebates and Discounts

Dealers earn wholesale rebates based on purchase volume commitments and achievement of certain performance metrics. The Company estimates the amount of wholesale rebates based on historical achievement, forecasted volume, and assumptions regarding dealer behavior. Rebates that apply to boats already in dealer inventory are referred to as retail rebates. The Company estimates the amount of retail rebates based on historical data for specific boat models adjusted for forecasted sales volume, product mix, dealer and consumer behavior, and assumptions concerning market conditions. The Company also utilizes various programs whereby it offers cash discounts or agrees to reimburse its dealers for certain floor plan interest costs incurred by dealers for limited periods of time, generally ranging up to nine months.

Other Revenue Recognition Matters

Dealers generally have no right to return unsold boats. Occasionally, the Company may accept returns in limited circumstances and at the Company’s discretion under its warranty policy. The Company may be obligated, in the event of default by a dealer, to accept returns of unsold boats under its repurchase commitment to floor financing providers, who are able to obtain such boats through foreclosure. The repurchase commitment is on an individual unit basis with a term from the date it is financed by the lending institution through the payment date by the dealer, generally not exceeding 30 months.

The Company has excluded sales and other taxes assessed by a governmental authority in connection with revenue-producing activities from the determination of the transaction price for all contracts. The Company has not adjusted net sales for the effects of a significant financing component because the period between the transfer of the promised goods and the customer’s payment is expected to be one year or less.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

Concentrations of Credit and Business Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of trade receivables. Credit risk on trade receivables is mitigated as a result of the Company’s use of trade letters of credit, dealer floor plan financing arrangements, and the geographically diversified nature of the Company’s customer base. The Company minimizes the concentration of credit risk associated with its cash by maintaining its cash with high quality federally insured financial institutions. However, cash balances in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limit of $250,000 are at risk. As of December 31, 2021 and December 31, 2020, the Company had $6,725,302 and $641,816, respectively, in excess of FDIC insured limits.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less at the time of purchase. On December 31, 2021 and December 31, 2020, the Company had cash and cash equivalents of $6,975,302 and $891,816, respectively.

Fair Value of Financial Instruments

The Company follows accounting guidelines on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair Value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants as the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

●	Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical instruments.

●	Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the marketplace.

●	Level 3: Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires a significant judgment or estimation.

Financial instruments measured as fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires it to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed, or initial amounts recorded may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

The carrying amounts of cash equivalents approximate their fair value due to their liquid or short-term nature, such as accounts receivable and payable, and other financial instruments in current assets or current liabilities.

Inventories

Inventories are valued at the lower of cost and net realizable value, with cost determined using the average cost method. Net realizable value is defined as sales price less cost of completion, disposable and transportation and a normal profit margin. Production costs, consisting of labor and overhead, are applied to ending finished goods inventories at a rate based on estimated production capacity. Excess production costs are charged to cost of products sold. Provisions have been made to reduce excess or obsolete inventories to their net realizable value.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, except for assets held under capital leases, for which the Company records depreciation and amortization based on the shorter of the asset’s useful life or the term of the lease. The estimated useful lives of property and equipment range from three to five years. Upon sale or retirement, the cost and related accumulated depreciation is eliminated from their respective accounts, and the resulting gain or loss is included in results of operations. Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

Impairment of Long-Lived Assets

Management assesses the recoverability of its long-lived assets when indicators of impairment are present. If such indicators are present, recoverability of these assets is determined by comparing the undiscounted net cash flows estimated to result from those assets over the remaining life to the assets’ net carrying amounts. If the estimated undiscounted net cash flows are less than the net carrying amount, the assets would be adjusted to their fair value, based on appraisal or the present value of the undiscounted net cash flows.

Product Warranty Costs

As required by the Financial Accounting Standard Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 460, Guarantees, the Company is including the following disclosure applicable to its product warranties.

The Company accrues for warranty costs based on the expected material and labor costs to provide warranty replacement products. The methodology used in determining the liability for warranty cost is based upon historical information and experience. The Company’s warranty reserve is calculated as the gross sales multiplied by the historical warranty expense return rate.

The following table shows the changes in the aggregate product warranty liability for the years ended December 31, 2021 and December 31, 2020, respectively:

	2021	2020
Balance as of beginning of year	$75,000	$75,000
Less: Payments made	(75,012)	(63,606)
Add: Provision for current years warranty	75,012	63,606
Balance as of end of year	$75,000	$75,000

Advertising

Advertising and marketing costs are expensed as incurred. During the years ended December 31, 2021 and 2020, advertising costs incurred by the Company totaled $57,042 and $28,736, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

 Research and Development

The Company expenses research and development costs relating to new product development as incurred. For the twelve months ended December 31, 2021 and 2020, research and development costs amounted to $211,111 and $0, respectively.

Shipping and Handling Costs

Shipping and handling costs includes those costs incurred to transport product to customers and internal handling costs, which relate to activities to prepare goods for shipment. The Company has elected to account for shipping and handling costs associated with outbound freight after control over a product has transferred to a customer as a fulfillment cost. The Company includes shipping and handling costs, including cost billed to customers, in cost of sales in the statements of operations. All manufactured boats are free on board (FOB), from the Fort Pierce manufacturing plant. Dealers are required to either pick up the boats themselves or contract with a transporter.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company calculates the associated lease liability and corresponding ROU asset upon lease commencement using a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The operating lease ROU asset also includes any lease payments made and is reduced by lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expenses for lease payments is recognized on a straight-line basis over the lease term.

Supplier Concentrations

The Company is dependent on the ability of its suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company. Business risk insurance is in place to mitigate the business risk associated with sole suppliers for sudden disruptions such as those caused by natural disasters.

The Company is dependent on third-party equipment manufacturers, distributors, and dealers for certain parts and materials utilized in the manufacturing process. During the twelve months ended December 31, 2021, the Company purchased all engines for its boats under a supply agreement with a single vendor. For the years ended December 31, 2021, and 2020, total purchases from this vendor were $3,149,300 and $1,898,327, respectively.

Paycheck Protection Program

As U.S. GAAP does not contain authoritative accounting standards for forgivable loans provided by governmental entities to a for-profit entity. Absent authoritative accounting standards, interpretative guidance issued and commonly applied by financial statement preparers allows for the selection of accounting policies amongst acceptable alternatives. Based on the financial statement preparers allows for the selection of accounting policies amongst acceptable alternatives. Based on the facts and circumstances, the Company determined it most appropriate to account for the Paycheck Protection Program (“PPP”) loan proceeds as an in-substance government grant by analogy to International Accounting Standards 20 “(IAS 20)”, Accounting for Government Grants and Disclosure of Government Assistance. Under the provisions of IAS 20, “a forgivable loan from government is treated as a government grant when there is reasonable assurance that the entity will meet the terms for forgiveness of the loan.” IAS 20 does not define “reasonable assurance”, however, based on certain interpretations, it is analogous to “probable” as defined in FASB ASC Subtopic 450-20-20 under U.S. GAAP, which is the definition the Company has applied to its expectations of PPP loan forgiveness. Under IAS 20, government grants are recognized in earnings on a systematic basis over the periods in which the Company recognizes costs for which the grant is intended to compensate (i.e. qualified expenses). Further, IAS 20 permits for the recognition in earnings either (1) separately under a general heading such as other income, or (2) as a reduction of the related expenses. The Company has elected to recognize government grant income separately within other income to present a clearer distinction in its consolidated financial statements.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recover or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is entirely dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

The Company files income tax returns in the U.S. federal jurisdiction and various states.

Recently Adopted Accounting Pronouncements

The Company has reviewed the Accounting Standards Updates (“ASU”) recently issued by FASB and determined that they are not applicable to the Company.

2. Marketable Securities

Assets and liabilities measured at fair value on a recurring basis based on Level 1 and Level 2 fair value measurement criteria as of December 31, 2021 are as follows:

		Fair Value Measurements Using
	Balance as of December 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Marketable securities:
Corporate bonds	$5,549,670	$—	$5,549,670
Certificated of Deposits	514,427	—	514,427
Money market funds (1)	6,975,302	6,384,541	—
Total marketable securities	$13,039,399	$6,384,541	$6,064,097

(1)	Included within cash and cash equivalents on the Company’s consolidated balance sheets.

The Company’s investments in US government bonds and money market funds are measured based on publicly available quoted market prices for identical securities as of December 31, 2021. The Company’s investments in corporate bonds, commercial paper and certificated of deposits are measured based on quotes from market makers for similar items in active markets.

The Company did not have any marketable securities at December 31, 2020

3. Inventories

At December 31, 2021 and December 31, 2020 inventories consisted of the following:

	December 31,	December 31,
	2021	2020
Raw Materials	$1,518,947	$763,633
Work in Process	240,256	173,043
Finished Product	40,566	—
Total Inventory	$1,799,769	$936,676

4. Property and Equipment

At December 31, 2021 and December 31, 2020, property and equipment, net consisted of the following:

	December 31,	December 31,
	2021	2020
Machinery and equipment	$1,343,797	$985,862
Furniture and fixtures	1,850	1,850
Leasehold improvements	786,199	228,875
Software and website development	113,120	113,120
Computer hardware and software	76,598	49,967
Boat molds	778,229	126,000
Vehicles	101,984	0
Electric prototypes and tooling	142,526	146,232
	3,344,303	1,651,906
Less accumulated depreciation and amortization	(461,132)	(286,877)
	$2,883,171	$1,365,029

Depreciation and amortization expense of property and equipment for the twelve months ended December 31, 2021 and 2020 is $198,523 and $155,728, respectively.

5. Leases – Related Party

Operating right of use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating right of use assets represent our right to use an underlying asset and is based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental secured borrowing rates corresponding to the maturities of the leases. We used the U.S. Treasury rate of 0.36% and 1.67% at December 31, 2021 and December 31, 2020, respectively.

Our office lease contains rent escalations over the lease term. We recognize expense for this office lease on a straight-line basis over the lease term. Additionally, tenant incentives used to fund leasehold improvements are recognized when earned and reduce our right-of-use asset related to the lease. These are amortized through the right-of-use asset as reductions of expense over the lease term.

The Company leases its office and warehouse facilities, and the land which are located at 3101 S US-1, Fort Pierce, Florida (the “Property”) from Visconti Holdings, LLC. Visconti Holdings, LLC is a single member LLC that holds the ownership of the property, and its sole member is Joseph C Visconti, the CEO and majority shareholder of the Company. The Company entered into the lease on January 1, 2020, and as amended January 1, 2021, the lease has a term of five years. The current base rent payment is $30,000 per month including property taxes and the lease required a $25,000 security deposit. The base rent will increase five percent (5%) on the anniversary of each annual term.

At December 31, 2021 and December 31, 2020, supplemental balance sheet information related to leases were as follows:

	December 31,	December 31,
	2021	2020
Operating lease ROU asset	$1,550,530	$1,279,595

	December 31,	December 31,
	2021	2020
Operating lease liabilities:
Current portion	$368,602	$295,374
Non-current portion	1,244,164	1,015,759
Total accrued liabilities	$1,612,766	$1,311,133

At December 31, 2021, future minimum lease payments under the non-cancelable operating leases are as follows:

Years Ending December 31,
2022	$373,800
2023	396,900
2024	416,745
2025	437,582
Total lease payment	1,625,027
Less imputed interest	(12,261)
Total	$1,612,766

The following summarizes other supplemental information about the Company’s operating lease:

December 31, 2021
Weighted average discount rate	0.36%
Weighted average remaining lease term (years)	4.25

	Twelve Months Ended
	December 31,
	2021	2020
Operating lease cost	$390,699	$303,910
Total lease cost	$390,699	$303,910

6. Accrued Liabilities

At December 31, 2021 and December 31, 2020, accrued liabilities consisted of the following:

	December 31,	December 31,
	2021	2020
Accrued wages and benefits	$185,402	$60,988
Accrued bonus	30,000	0
Accrued warranty	75,000	75,000
Accrued rebates	60,000	0
Accrued interest	33,852	62,317
Accrued operating expense	72,560	19,631
Total accrued liabilities	$456,814	$217,936

7. Government Grant Income – Paycheck Protection Program

In response to the coronavirus disease (“Covid-19”) COVID-19 pandemic, the second PPP was established under Consolidated Appropriations Act (“CAA”) and administered by the Small Business Administration (“SBA”). Companies who met the eligibility requirements set forth by the PPP could qualify for PPP loans. If the loan proceeds are fully utilized to pay qualified expenses, the full principal amount of the PPP loan, along with any accrued interest, may qualify for loan forgiveness, subject to potential reduction based on the level of full-time employees maintained by the organization.

On March 19, 2021, the Company received a loan of $608,224 under the PPP provided by SunTrust/Trust Bank. The loan bears interest at 1.0% and has an initial deferment period wherein no payments are due until the application for forgiveness is submitted, not to exceed ten months from the covered period. After the deferment period, if the loan is not forgiven under the terms of the PPP, the loan and interest will be paid back over the remaining period through maturity in March 2026. Funds from the loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations. When it applied for the loan, the Company believed it would qualify to have the loan forgiven under the terms of the PPP and therefore consider the loan to be substantively a conditional government grant to be accounted for using an analogy to IAS 20.

As the Company believes that it completed the required activities by utilizing the PPP proceeds for payroll and other qualified expenditures prior to December 31, 2021, it has recognized PPP government grant income for the full amount of the PPP loan, $608,224, and no liability for the PPP loan is reflected in the consolidated balance sheet as of December 31, 2021.

8. Forgiveness of Debt – Paycheck Protection Program

In response to the COVID-19 pandemic, the PPP was established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and administrated by the SBA. Companies who met the eligibility requirements set forth by the PPP could qualify for PPP loans. If the loan proceeds are fully utilized to pay qualified expenses, the full principal amount of the PPP loan, along with any accrued interest, may qualify for loan forgiveness, subject to potential reduction based on the level of full-time employees maintained by the organization.

In April 2020, the Company received a loan of $609,500 from a bank under the PPP loan program. The loan bears interest at 1%, with principal and interest payments deferred until the application of the forgiveness is submitted, not to exceed ten months from the covered period. After that, the loan and interest would be paid back over a period of 5 years, if the loan is not forgiven under the terms of the PPP. Funds from the loan were only to be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other dept obligations incurred.

On December 31, 2020, the Company was approved for full forgiveness of the loan principal and interest in the amount of $609,500. The Company recognized $609,500 of forgiveness of PPP loan on the consolidated statement of operations during the year ended December 31, 2020.

9. Notes Payable – SBA EIDL Loan

On April 22, 2020, the Company received an SBA Economic Injury Disaster Loan (“EIDL”) in the amount of $499,900. The loan is in response to the COVID-19 Pandemic. The loan is a 30-year loan with an interest rate of 3.75%, monthly payments of $2,437 to begin October 22, 2022, under the EIDL program, which is administered through the SBA. Under the guidelines of the EIDL, the maximum term is 30 years; however, terms are determined on a case-by-case basis based on each borrower’s ability to repay and carry an interest rate of 3.75%. The EIDL loan has an initial deferment period wherein no payments are due for thirty months from the date of disbursement. The EIDL loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The proceeds from this loan must be used solely as working capital to alleviate economic injury caused by the COVID-19 pandemic.

As part of the EIDL loan, the Company granted the SBA a continuing security interest in and to any and all collateral to secure payment and performance of all debts, liabilities and obligations of the Company to the SBA under the EIDL loan. The collateral includes substantially all tangible and intangible personal property of the Company.

A summary of the minimum maturities of term debt follows for the years ending December 31, 2021.

Year
2022	$2,171
2023	8,892
2024	9,231
2025	9,583
2026 and thereafter	470,023
Total	$499,900

10. Related Party Transactions

On December 31, 2018, the Company entered into a loan and promissory note with Joseph C. Visconti, the CEO and majority shareholder of the Company. The principal amount of the loan was $525,500, together with a simple interest rate of 6% on the balance of principal remaining unpaid. During the twelve months ended December 31, 2021, the Company repaid $27,850. At December 31, 2021 and December 31, 2020, the outstanding amount of the note payable was $0 and $27,850, respectively.

As discussed in note 5, the Company has leased its facilities from a company owned by its CEO.

During the twelve months ended December 31, 2021, and 2020, the Company had purchases of $90,417 and $0, respectively, from a related party. The Company paid $90,417 to our parent company, Twin Vee PowerCats, Inc., to purchase a 36-foot used catamaran boat.

During twelve months ended December 31, 2021, and 2020, the Company recorded management fees of $42,000 and $0, respectively, paid to its shareholder parent company.

During the years ending December 31, 2021 and 2020, the Company paid bills on behalf of our parent company. At December 31, 2021 and 2020, due from affiliated companies was $286,622, and $6,100, respectively. During the years ending December 31, 2021 and 2020, our parent company funded certain expenditure which resulted in advances from affiliated companies. At December 31, 2021 and 2020, advance from affiliated companies was $115,043 and $120,693, respectively. Approximately $93,000 of the balance is related to an equipment purchase, the remaining balance was related to startup costs for our franchise business.

11. Commitments and Contingencies

Repurchase Obligations

Under certain conditions, the Company is obligated to repurchase new inventory repossessed from dealerships by financial institutions that provide credit to the Company’s dealers. The maximum obligation of the Company under such floor plan agreements totaled approximately $4,273,258 and $1,790,000 as of December 31, 2021, and December 31, 2020, respectively. The Company incurred no impact from repurchase events during the twelve months ended December 31, 2021 and December 31, 2020.

COVID-19

The COVID-19 outbreak in the United States has caused business disruption through mandated and voluntary closings of multiple industries. While disruption is currently expected to be temporary, there is considerable uncertainty regarding the duration of the closings. The extent to which COVID-19 impacts future results, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the action to contain it or treat its impact, among others. At this time, the Company cannot estimate with meaningful precision the potential impact of COVID-19 to its financial and operational results.

Litigation

The Company is currently involved in various civil litigation in the normal course of business none of which is considered material.

12. Stockholder’s Equity

On April 7, 2021, the Company filed a Certificate of Incorporation with the Secretary of State of the State of Delaware (see Note 1) which authorizes the Company to issue 50,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $0.001.

On May 13, 2021, the Company effected a forty-thousand (40,000)-for-one stock split to the shareholder of record as of May 13, 2021. The stock split was in the form of a common stock dividend of 3,999,900 new shares and all share and per share information has been retroactively adjusted to reflect the stock split.

On July 23, 2021, the Company, consummated its initial public offering (the “IPO”) of 3,000,000 shares of its common stock (“Shares”) at a public offering price of $6.00 per Share, generating gross proceeds of $18,000,000, which netted to the Company $15,849,037 after offering expenses. The Company had granted the underwriters a 45-day option to purchase up to 450,500 additional Shares to cover over-allotment., which option expired unexercised.

Common Stock Warrants

As of December 31, 2021, the Company has outstanding warrants to purchase 3,000,000 shares of common stock issuable at a weighted-average exercise price of $7.50 per share that were issued to the representative of the underwriters in connection with the IPO. There was no warrant activity during the year ended December 31, 2021 other than the warrant issuance.

Equity Compensation Plans

The Company maintains an equity compensation plan under which it may award employees, directors and consultants’ incentive and non-qualified stock options, restricted stock, stock appreciation rights and other stock-based awards with terms established by the Compensation Committee of the Board of Directors which has been appointed by the Board of Directors to administer the plans. As of December 31, 2021, there were 286,388 shares remaining available for grant under these plans.

Accounting for Stock-Based Compensation

Stock Compensation–Expense - For the year ended December 31, 2021, the Company recorded $309,832 of stock-based compensation expense in the accompanying consolidated statement of operations. For the year ended December 31, 2020, the Company did not issue any stock-based compensation expense.

Stock Options. Under the Company’s 2021 Stock Incentive Plan the Company has issued stock options. A stock option grant gives the holder the right, but not the obligation to purchase a certain number of shares at a predetermined price for a specific period of time. The Company typically issues options that vest pro rata on a monthly basis over various periods. Under the terms of the Plan, the contractual life of the option grants may not exceed ten years.

The Company utilizes the Black-Scholes model to determine fair value of stock option awards on the date pf grant. The Company utilized the following assumptions for option grants during the year ended December 31, 2021:

Year Ended
December 31,
2021
Expected term	4.94 - 5 years
Expected average volatility	49-55%
Expected dividend yield	—
Risk-free interest rate	0.72 – 1%

The expected volatility of the option is determined using historical volatilities based on historical stock price of comparable boat manufacturing companies. The Company estimated the expected life of the options granted based upon historical weighted average of comparable boat manufacturing companies. The risk-free interest rate is determined using the U.S. Department of the Treasury yield curve rates with a remaining term equal to the expected life of the option. The Company has never paid a dividend, and as such the dividend yield is 0.0%

	Options Outstanding		Weighted Average
	Number of	Weighted Average	Remaining life
	Options	Exercise Price	(years)	Fair value of option
Outstanding, December 31, 2020	—	$—	—	$—
Granted	754,000	5.15	10.00	1,573,297
Exercised	—	—	—	—
Forfeited/canceled	(40,388)	(5.53)	(9.73)	(95,003)
Outstanding, December 31, 2021	713,612	$5.13	9.54	$1,478,294

Exercisable options, December 31, 2021	102,865	$5.70	9.46

At December 31, 2021, the Company had 713,612 options outstanding, 610,747 shares are unvested and expected to vest over the next five years.

13. Major Customers

During the year ended December 31, 2021, Boat House Marine Center, Palm City Yachts, Paradis, Seven Sports Marine and Wefings had sales of over 10% of our total sales, combined the five customers represented 67% of total sales. During the year ended December 31, 2020, Wefings had sales of over 11% of our total sales.

14. Gain from Insurance recovery

During May 2021, the Company experienced a thermal event on the electric boat prototype rendering it unusable for further testing. Additionally, the Company experienced a building fire in one of the outer storage buildings resulting in the need for demolition. This had no impact on production as this was an extra storage building not necessary for business operations. The Company recorded a loss on disposal of asset from fire of $249,499 and gain from insurance recovery of $434,724, during the year ended December 31, 2021.

15. Income Tax

Due to operating losses and the recognition of valuation allowances, the Company has no provision for a current and deferred federal or state income taxes in 2021. In 2020, the Company reversed valuation allowances against previously reserved deferred tax assets, accordingly, there was no provision for current and deferred federal or state income taxes.

Deferred income taxes reflect the net tax effects of temporary and permanent differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows as of:

	December 31,	December 31,
	2021	2020

Non-operating loss carryforward	$3,800,000	$2,175,000
Valuation allowance	(3,800,000)	(2,175,000)
Net deferred tax asset	$—	$—

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. During year ended December 31, 2021, the valuation allowance increased by approximately $375,000. The Company has net operating and economic loss carry-forwards of approximately $3.8 million available to offset future federal and state taxable income.

A reconciliation between expected income taxes, computed at the federal income tax rate of 21% applied to the pretax accounting loss, and our blended state income tax rate of 2%, and the income tax net expense included in the consolidated statements of operations for the years ended December 31, 2021 and 2020 is as follows:

	December 31,	December 31,
	2021	2020
Tax at federal statutory rate	21.0%	21.0%
Tax at state rate net of federal benefit	2.0%	2.0%
Change in valuation allowance	(23.0)%	(23.0)%
Provision for taxes	0.0%	0.0%

The Company’s tax positions for 2018 to 2020 have been analyzed and concluded that no liability for unrecognized tax benefits should be recorded related to uncertain tax positions taken on returns filed for open tax years. Tax returns for the years 2018 to 2020, are subject to review by the tax authorities.

16. Net (Loss) Income Per Share

Basic net loss per share has been computed on the basis of the weighted average number of shares of common stock outstanding. Diluted net loss per share of common stock has been computed on the basis of the weighted average number of shares outstanding plus equivalent shares of common stock assuming exercise of stock options. Potential shares of common stock that have an anti-dilutive effect (i.e., those that share or decrease loss per share) are excluded from the calculation of diluted net loss per share of common stock.

Basic and diluted loss per common share have been computed based on the following as of years ending December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
Numerator for basic and diluted net (loss) income per share:

Net (loss) income	$(1,011,009)	$1,171,077

Denominator:
For basic net (loss) income p–r share - weighted average common shares outstanding	5,331,400	4,000,000
Effect of dilutive5 stock options	—	—
For diluted net (loss) income p–r share - weighted average common shares outstanding	5,331,400	4,000,000

Net (loss) income per share -Basic:
Net (loss) income per share	$(0.19)	$0.29

Net (loss) income p–r share - Diluted:
Net (loss) income per share	$(0.19)	$0.29

For the years ended December 31, 2021 and 2020, all potentially dilutive securities were antidilutive.

17. Segment

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments.

We reported our financial performance based on the following segments: Gas-powered Boats, Franchise and Electric Boats.

The Company evaluates the performance of its reportable segments based on net sales and operating income. Net sales for business segments are generally based on the sale of boats and the sale of franchises. Operating income (loss) for each segment includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segment. Operating income for each segment excludes other income and expense. The Company does not include intercompany transfers between segments for management reporting purposes.

The following table shows information by reportable segments for the years ended December 31,2021 and 2020:

Boat	2021	2020
Net sales	$15,757,435	$11,063,619
Cost of products sold	9,483,158	6,289,316
Operating expense	7,461,787	4,053,469
Income (loss) from operations	(1,187,510)	$720,834
Other income	699,486	—
Net loss	$(488,024)	$—

Franchise
Net sales	$16,735	$—
Cost of products sold	15,226	—
Operating expense	63,173	—
Income (loss) from operations	(61,664)	—
Other loss	(3,769)	—
Net loss	$(65,433)	$—

Electric Boat and Development
Net sales	$—	$—
Cost of products sold	—	—
Operating expense	381,547	—
Loss from operations	(381,547)	—
Other loss	(76,005)	—
Net loss	$(457,552)	$—

Property and equipment, net classified by business were as follows:

	December 31,	December 31,
	2021	2020
Gas-Powered Boats	$2,547,410	$1,365,029
Franchise	$100,196	$—
Electric-Boats	$235,565	$—

18. Subsequent Events

Management evaluated all additional events subsequent to the balance sheet date through to October 7, 2022, the date the consolidated financial statements were available to be issued and determined the following items are relevant to disclosure:

The Company granted under its 2021 Stock Incentive Plan, stock options to purchase 240,000 and 12,000 share of the Company’s common stock, to two consultants. The grants occurred on January 7, 2022 and February 15, 2022, with and exercise price of $3.99 and $3.77, respectively. The January 7, 2022 options vest according to set production accomplishments, while the February 15, 2022 options vest in five monthly installments commencing on the first day of the month following the issuance date, and are subject to consultants continued service to Twin Vee through each of the vesting dates.

On July 28, 2022, Forza X1 received notice that the North Carolina Economic investment committee has approved a Job Development Investment Grant (“JDIG”) providing for reimbursement to us of up to $1,367,100 over a twelve-year period of expenses we incur to establish a new manufacturing plant in McDowell County, North Carolina. The receipt of grant funding is conditioned upon Forza X1 investing over $10.5 million in land, buildings and fixtures, infrastructure and machinery and equipment by the end of 2025 and Forza X1 creating as many as 170 jobs. There can be no assurance that Forza X1 will meet the conditions necessary to receive the grant funding. Forza X1 is currently in negotiations for a new site to build the Forza factory in North Carolina. There can be no assurance that the negotiations will be successful.

On August 11, 2022, Forza X1 announced the pricing of its initial public offering of 3,000,000 shares of its common stock at a public offering price of $5.00 per share, for aggregate gross proceeds of $15,000,000 prior to deducting underwriting discounts and other offering expenses. In addition, Forza X1 has granted the underwriters a 45-day option to purchase up to an additional 450,000 shares of common stock at the public offering price less discounts, to cover over-allotments.

On August 12, 2022, Forza X1 consummated it initial public offering (the “IPO”) of 3,000,000 shares of its common stock (“Shares”) at a public offering price of $5.00 per share, generating gross proceeds of $15,000,000. Forza X1 had granted the underwriters a 45-day option to purchase up to 450,000 additional shares of common stock to cover over- allotments, if any, which over-allotment option was exercised in full.

Forza X1 currently anticipates using the net proceeds from the IPO, together with its existing resources, as follows: (i) for the acquisition of property and the development of a manufacturing plant, infrastructure, equipment to build, design and manufacture its new line of electric boats; (ii) for ramp up of production and inventory; and (iii) for working capital.

After the closing of the IPO, Forza X1 granted under its 2022 Stock Incentive Plan stock options to purchase 400,000 shares of the Company’s common stock to Joseph Visconti, stock options to purchase 400,000 shares of the Company’s common stock to Jim Leffew, stock options to purchase 5,500 shares of the Company’s common stock to Neil Ross, stock options to purchase 5,500 shares of the Company’s common stock to Kevin Schuyler and stock options to purchase 5,500 shares of the Company’s common stock to Marcia Kull. The stock option awards to Mr. Visconti and Mr. Leffew vest pro rata on a monthly basis over 36 months, subject to the officer’s continuous service to the Company on each applicable vesting date. The stock option awards to Mr. Ross, Mr. Schuyler and Ms. Kull vest pro rata on a monthly basis over 12 months, subject to the director’s continuous service to the Company on each applicable vesting date. The options are exercisable for a period of ten years from the date of grant and have an exercise price of $5.00 per share.

On October 3, 2022, the Company closed a shelf offering of 2,500,000 shares of its common stock (“Shares”) at a public offering price of $2.75 per share, generating gross proceeds of $6,875,000. The Company granted the underwriters a 45-day option to purchase up to 375,000 additional shares of common stock to cover over-allotments.

The Company currently anticipates using the net proceeds from the offering, as follows; (i) potential expansion of our business and operations; (ii) potential acquisition of real estate and/or adding additional buildings on our current location for expansion, including launching new products and/or building greater volumes of current models; (iii) potential strategic acquisitions or investments; and (iv) working capital and general corporate purposes. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing securities.

TWIN VEE POWERCATS CO. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2022	2021

ASSETS
Current Assets
Cash and cash equivalents	$5,910,533	$6,975,302
Accounts receivable	—	5,137
Marketable securities	997,925	2,996,960
Inventories	4,369,549	1,799,769
Deferred offering costs	247,129	105,500
Due from affiliated companies	286,922	286,922
Prepaid expenses and other current assets	508,203	903,756
Total Current Assets	12,320,261	13,073,346

Marketable securities - non current	2,951,005	3,067,137
Property and equipment, net	4,362,758	2,883,171
Operating lease right of use asset	1,360,883	1,550,530
Security deposit	25,000	25,000
Total Assets	$21,019,907	$20,599,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,262,434	$1,200,861
Accrued liabilities	683,351	456,814
Contract liability	532,127	14,100
Due to affiliated companies	115,043	115,043
Operating lease right of use liability	382,922	368,602
Total Current Liabilities	3,975,877	2,155,420

Economic Injury Disaster Loan	499,900	499,900
Operating lease liability - noncurrent	1,047,806	1,244,164
Total Liabilities	5,523,583	3,899,484

Commitments and contingencies (Note 9)

Stockholders’ equity:
Preferred stock: 10,000,000 authorized; $0.001 par value; no shares issued and outstanding	—	—
Common stock: 50,000,000 authorized; $0.001 par value; 7,000,000 shares issued and outstanding	7,000	7,000
Additional paid-in capital	19,236,979	18,710,256
Accumulated deficit	(3,747,655)	(2,017,556)
Total stockholders’ equity	15,496,324	16,699,700

Total liabilities and stockholders’ equity	$21,019,907	$20,599,184

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TWIN VEE POWERCATS CO. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended
	June 30,
	2022	2021

Net sales	$14,405,613	$6,505,214
Cost of products sold	8,524,047	3,701,164
Gross profit	5,881,566	2,804,050

Operating expenses:
Selling, general and administrative	1,320,065	577,601
Salaries and wages	5,047,091	1,975,414
Professional fees	438,281	112,208
Depreciation	199,909	100,998
Research and design	396,352	—
Total operating expenses	7,401,698	2,766,221

(Loss) Income from operations	(1,520,132)	37,829

Other (expense) income:
Other income	3,230	—
Interest expense	(83,556)	(35,153)
Interest income	32,925	—
Loss on disposal of assets	(49,990)	(254,600)
Gain from insurance recovery	—	434,724
Net change in fair value of marketable securities	(112,576)	—
Total other (expenses) income	(209,967)	144,971

Net (loss) income	(1,730,099)	$182,800

Basic and dilutive (loss) income per share of common stock	(0.25)	$0.05
Weighted average number of shares of common stock outstanding	7,000,000	4,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TWIN VEE POWERCATS CO. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

 (Unaudited)

For the Six Months ended June 30, 2021

	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2020	—	$—	4,000,000	$4,000	$2,551,387	$(1,006,547)	$1,548,840

Net income	—	—	—	—	—	182,800	182,800
Balance at June 30, 2021	—	$—	4,000,000	$4,000	$2,551,387	$(823,747)	$1,731,640

For the Six Months ended June 30, 2022

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2021	—	$—	7,000,000	$7,000	$18,710,256	$(2,017,556)	$16,699,700

Stock-based compensation	—	—	—	—	526,723	—	526,723
Net loss	—	—	—	—	—	(1,730,099)	(1,730,099)
Balance at June 30, 2022	—	$—	7,000,000	$7,000	$19,236,979	$(3,747,655)	$15,496,324

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TWIN VEE POWERCATS CO. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Unaudited)

	Six months Ended
	June 30,
	2022	2021
Cash Flows From Operating Activities
Net (loss) income	$(1,730,099)	$182,800
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Stock based compensation	526,723	—
Depreciation and amortization	199,909	100,998
Loss on disposal of asset	49,990	224,037
Change of right-of-use asset and lease liabilities	189,647	192,531
Net change in fair value of marketable securities	112,576	—
Changes in operating assets and liabilities:
Accounts receivable	5,137	(20,540)
Inventories	(2,569,780)	(602,838)
Prepaid expenses and other current assets	395,553	(438,892)
Accounts payable	1,061,573	390,867
Accrued liabilities	226,537	(28,928)
Operating lease liabilities	(182,038)	(177,184)
Contract liabilities	518,027	182,194
Net cash (used in) provided by operating activities	(1,196,245)	5,045

Cash Flows From Investing Activities
Net sale of investment in trading marketable securities	2,002,591	—
Proceeds from sale of property and equipment	80,000	—
Purchase of property and equipment	(1,809,486)	(604,990)
Net cash provided by (used in) investing activities	273,105	(604,990)

Cash Flows From Financing Activities
Deferred offering costs	(141,629)	(206,293)
Proceeds from Paycheck Protection Program loan	—	608,224
Advances from affiliated companies	—	24,300
Repayment to affiliated companies	—	(311,460)
Net cash (used in) provided by financing activities	(141,629)	114,771

Net change in cash and cash equivalents	(1,064,769)	(485,174)
Cash at beginning of period	6,975,302	891,816
Cash and cash equivalents at end of period	$5,910,533	$406,642

Supplemental Cash Flow Information
Cash paid for income taxes	$—	$—
Cash paid for interest	$73,471	$97,470

Non Cash Investing and Financing Activities
Increase in the right-of-use asset and lease liability	$—	$655,726

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TWIN VEE POWERCATS CO. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

1. Organization and Summary of Significant Accounting Policies

Organization

Twin Vee PowerCats Co. (“Twin Vee”) was incorporated as Twin Vee Catamarans, Inc., in the state of Florida, on December 1, 2009. On April 7, 2021, the Company filed a Certificate of Conversion to register and incorporate in the state of Delaware and changed the company name to Twin Vee PowerCats Co. The Certificate of Incorporation for Twin Vee PowerCats Co. was also filed on April 7, 2021.

On September 1, 2021, the Company formed Fix My Boat, Inc., (“Fix My Boat”), a wholly-owned subsidiary. Fix My Boat will utilize a franchise model for marine mechanics across the country.

On October 15, 2021, the Company formed Electra Power Sports, Inc., a wholly-owned subsidiary. Electra Power Sports, Inc. subsequently changed its name to Forza X1, Inc. on October 29, 2021.

Principles of Consolidation

The consolidated financial statements include the accounts of Twin Vee and its wholly owned subsidiaries Fix My Boat, Inc., (“Fix My Boat”) and Forza X1, Inc. (“Forza X1” “Forza), collectively referred to as the “Company”. All inter-company balances and transactions are eliminated in consolidation.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements.

In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of June 30, 2022 and the results of operations and cash flows for the periods presented. The results of operations for the three months ended June 30, 2022 are not necessarily indicative of the operating results for the full fiscal year or any future period. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and related notes thereto for the year ended December 31, 2021 included in the Company’s Annual Report on Form 10-K filed with the SEC on June 30, 2022.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less at the time of purchase. On June 30, 2022 and December 31, 2021, the Company had cash and cash equivalents of $5,910,533 and $6,975,302, respectively.

Concentrations of Credit and Business Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of trade receivables. Credit risk on trade receivables is mitigated as a result of the Company’s use of trade letters of credit, dealer floor plan financing arrangements, and the geographically diversified nature of the Company’s customer base. The Company minimizes the concentration of credit risk associated with its cash by maintaining its cash with high quality federally insured financial institutions. However, cash balances in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limit of $250,000 are at risk. As of June 30, 2022 and December 31, 2021, the Company had $4,850,528 and $6,725,302, respectively, in excess of FDIC insured limits.

Marketable Securities

Our investments in debt securities are carried at either amortized cost or fair value. Investments in debt securities that the Company has the positive intent and ability to hold to maturity are carried at amortized cost and classified as held-to-maturity. Investments in debt securities that are not classified as held-to-maturity are carried at fair value and classified as either trading or available-for-sale. Realized and unrealized gains and losses on trading debt securities as well as realized gains and losses on available-for-sale debt securities are included in net income.

Revenue Recognition

The Company’s revenue is derived primarily from the sale of boats, motors and trailers to its independent dealers. The Company recognizes revenue when obligations under the terms of a contract are satisfied and control over promised goods is transferred to the dealer. For the majority of sales, this occurs when the product is released to the carrier responsible for transporting it to a dealer. The Company typically receives payment within five business days of shipment. Revenue is measured as the amount of consideration it expects to receive in exchange for a product. The Company offers dealer incentives that include wholesale rebates, retail rebates and promotions, floor plan reimbursement or cash discounts, and other allowances that are recorded as reductions of revenues in net sales in the statements of operations. The consideration recognized represents the amount specified in a contract with a customer, net of estimated incentives the Company reasonably expects to pay. The estimated liability and reduction in revenue for dealer incentives is recorded at the time of sale. Subsequent adjustments to incentive estimates are possible because actual results may differ from these estimates if conditions dictate the need to enhance or reduce sales promotion and incentive programs or if dealer achievement or other items vary from historical trends. Accrued dealer incentives are included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Payment received for the future sale of a boat to a customer is recognized as a customer deposit, which is included in contract liabilities on the consolidated balance sheet. Customer deposits are recognized as revenue when control over promised goods is transferred to the customer. At June 30, 2022 and December 31, 2021, the Company had customer deposits of $532,127 and $14,100, respectively, which is recorded as contract liabilities. These deposits are expected to be recognized as revenue within a one-year period.

Rebates and Discounts

Dealers earn wholesale rebates based on purchase volume commitments and achievement of certain performance metrics. The Company estimates the amount of wholesale rebates based on historical achievement, forecasted volume, and assumptions regarding dealer behavior. Rebates that apply to boats already in dealer inventory are referred to as retail rebates. The Company estimates the amount of retail rebates based on historical data for specific boat models adjusted for forecasted sales volume, product mix, dealer and consumer behavior, and assumptions concerning market conditions. The Company also utilizes various programs whereby it offers cash discounts or agrees to reimburse its dealers for certain floor plan interest costs incurred by dealers for limited periods of time, generally ranging up to nine months.

Other Revenue Recognition Matters

Dealers generally have no right to return unsold boats. Occasionally, the Company may accept returns in limited circumstances and at the Company’s discretion under its warranty policy. The Company may be obligated, in the event of default by a dealer, to accept returns of unsold boats under its repurchase commitment to floor financing providers, who are able to obtain such boats through foreclosure. The repurchase commitment is on an individual unit basis with a term from the date it is financed by the lending institution through the payment date by the dealer, generally not exceeding 30 months.

The Company has excluded sales and other taxes assessed by a governmental authority in connection with revenue-producing activities from the determination of the transaction price for all contracts. The Company has not adjusted net sales for the effects of a significant financing component because the period between the transfer of the promised goods and the customer’s payment is expected to be one year or less.

Supplier Concentrations

The Company is dependent on the ability of its suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company. Business risk insurance is in place to mitigate the business risk associated with sole suppliers for sudden disruptions such as those caused by natural disasters.

The Company is dependent on third-party equipment manufacturers, distributors, and dealers for certain parts and materials utilized in the manufacturing process. During the six months ended June 30, 2022, the Company purchased all engines for its boats under a supply agreement with a single vendor. For the six months ended June 30, 2022 and 2021, total purchases to this vendor were $2,702,733 and $1,285,116, respectively.

2. Marketable securities

Assets and liabilities measured at fair value on a recurring basis based on Level 1 and Level 2 fair value measurement criteria as of June 30, 2022 and December 31, 2021 are as follows:

		Fair Value Measurements Using
	Balance as of June 30, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Marketable securities:
Corporate bonds	$3,453,873	$—	$3,453,873
Certificates of Deposits	495,057	—	495,057
Total marketable securities	$3,948,9630	$—	$3,948,930

		Fair Value Measurements Using
	Balance as of December 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Marketable securities:
Corporate bonds	$5,549,670	$—	$5,549,670
Certificates of Deposits	514,427	—	514,427
Total marketable securities	$6,064,097	$—	$6,064,097

The Company’s investments in US government bonds are measured based on publicly available quoted market prices for identical securities as of June 30, 2022 and December 31, 2021. The Company’s investments in corporate bonds, commercial paper and certificated of deposits are measured based on quotes from market makers for similar items in active markets.

3. Inventories

At June 30, 2022 and December 31, 2021 inventories consisted of the following:

	June 30,	December 31,
	2022	2021
Raw Materials	$3,997,257	$1,518,947
Work in Process	372,292	240,256
Finished Product	—	40,566
Total Inventory	$4,369,549	$1,799,769

4. Property and Equipment

At June 30, 2022 and December 31, 2021, property and equipment consisted of the following:

	June 30,	December 31,
	2022	2021
Machinery and equipment	$1,775,241	$1,343,797
Furniture and fixtures	9,636	1,850
Leasehold improvements	901,107	786,199
Software and website development	147,334	113,120
Computer hardware and software	94,009	76,598
Boat molds	1,854,833	778,229
Vehicles	95,536	101,984
Electric prototypes and tooling	142,526	142,526
	5,020,222	3,344,303
Less accumulated depreciation and amortization	(657,464)	(461,132)
Total Property and Equipment	$4,362,758	$2,883,171

Depreciation and amortization expense of property and equipment for the six months ended June 30, 2022 and 2021 is $199,909 and $100,998, respectively.

5. Leases – Related Party

Operating right of use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating right of use assets represent our right to use an underlying asset and is based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental secured borrowing rates corresponding to the maturities of the leases. We used the U.S. Treasury rate of 0.36% at June 30, 2022 and December 31, 2021.

The Company’s office lease contains rent escalations over the lease term. The Company recognizes expense for this office lease on a straight-line basis over the lease term. Additionally, tenant incentives used to fund leasehold improvements are recognized when earned and reduce the Company’s right-of-use asset related to the lease. These are amortized through the right-of-use asset as reductions of expense over the lease term.

The Company leases its office and warehouse facilities, and the land which are located at 3101 S US-1, Fort Pierce, Florida (the “Property”) from Visconti Holdings, LLC. Visconti Holdings, LLC is a single member LLC that holds the ownership of the property, and its sole member is Joseph C. Visconti, the CEO of the Company and the CEO and majority shareholder of the Company’s parent company. The Company entered into the lease on January 1, 2020, and as amended January 1, 2021, the lease has a term of five years. The current base rent payment is $30,000 per month including property taxes and the lease required a $25,000 security deposit. The base rent will increase five percent (5%) on the anniversary of each annual term.

At June 30, 2022 and December 31, 2021, supplemental balance sheet information related to leases were as follows:

	June 30,	December 31,
	2022	2021
Operating lease ROU asset	$1,360,883	$1,550,530

	June 30,	December 31,
	2022	2021
Operating lease liabilities:
Current portion	$382,922	$368,602
Non-current portion	1,047,806	1,244,164
Total	$1,430,728	$1,612,766

At June 30, 2022, future minimum lease payments under the non-cancelable operating leases are as follows:

Year Ending December 31,
2022 (excluding the six months ended June 30, 2022)	$189,000
2023	396,900
2024	416,745
2025	437,582
Total lease payment	1,440,227
Less imputed interest	(9,499)
Total	$1,430,728

The following summarizes other supplemental information about the Company’s operating lease:

June 30,
2022
Weighted average discount rate	0.36%
Weighted average remaining lease term (years)	3.42

	Six Months Ended
	June 30,
	2022	2021
Operating lease cost	$195,348	$195,348
Total lease cost	$195,348	$195,348

6. Accrued Liabilities

At June 30, 2022 and December 31, 2021, accrued liabilities consisted of the following:

	June 30,	December 31,
	2022	2021
Accrued wages and benefits	$319,619	$185,402
Accrued bonus	84,976	30,000
Accrued warranty	92,990	75,000
Accrued rebates	—	60,000
Accrued interest	43,938	33,852
Accrued professional fees	81,800	10,225
Accrued operating expense	60,028	62,335
Total	$683,351	$456,814

7. Notes Payable – SBA EIDL Loan

On April 22, 2020, the Company received an SBA Economic Injury Disaster Loan (“EIDL”) in the amount of $499,900. The loan is in response to the COVID-19 pandemic. The loan is a 30-year loan with an interest rate of 3.75%, monthly payments of $2,437 to begin October 22, 2022, under the EIDL program, which is administered through the SBA. Under the guidelines of the EIDL, the maximum term is 30 years; however, terms are determined on a case-by-case basis based on each borrower’s ability to repay and carry an interest rate of 3.75%. The EIDL loan has an initial deferment period wherein no payments are due for thirty months from the date of disbursement. The EIDL loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The proceeds from this loan must be used solely as working capital to alleviate economic injury caused by the COVID-19 pandemic.

As part of the EIDL loan, the Company granted the SBA a continuing security interest in and to any and all collateral to secure payment and performance of all debts, liabilities and obligations of the Company to the SBA under the EIDL loan. The collateral includes substantially all tangible and intangible personal property of the Company.

A summary of the minimum maturities of term debt follows for the years set forth below.

Year
2022	$2,171
2023	8,892
2024	9,231
2025	9,583
2026 and thereafter	470,023
Total	$499,900

8. Related Party Transactions

As discussed in note 5, the Company has leased its facilities from a company owned by its CEO.

During the six months ended June 30, 2022, and 2021, the Company received cash of $0 and $24,300 from its affiliate companies and paid $0 and $311,460 to its affiliate companies, respectively.

During the six months ended June 30, 2022, and 2021, the Company recorded management fees of $27,000 and $21,000, respectively, paid to its shareholder parent company.

During the year ended December 31 2021, the Company paid bills on behalf of our parent company. At June 30, 2022 and December 31, 2021, due from affiliated companies was $286,622. During the year ended December 31, 2021, our parent company funded certain expenditures which resulted in advances from affiliated companies. At June 30, 2022 and December 31, 2021, advances from affiliated companies included in due to affiliated companies was $115,043. Approximately $93,000 of the balance is related to an equipment purchase, the remaining balance was related to startup costs for our franchise business.

During the six months ended June 30,2022, Twin Vee received a monthly fee of $5,850 to provide management services and facility utilization to Forza. This income for Twin Vee, and expense for Forza, has been eliminated in the condensed consolidated financial statements.

9. Commitments and Contingencies

Repurchase Obligations

Under certain conditions, the Company is obligated to repurchase new inventory repossessed from dealerships by financial institutions that provide credit to the Company’s dealers. The maximum obligation of the Company under such floor plan agreements totaled approximately $6,922,000 or 39 units, and $4,273,000 or 24 units, as of June 30, 2022, and December 31, 2021, respectively. The Company incurred no impact from repurchase events during the six months ended June 30, 2022 and year ended December 31, 2021.

Litigation

The Company is currently involved in various civil litigation in the normal course of business none of which is considered material.

10. Stockholder’s Equity

Common Stock Warrants

As of June 30, 2022, the Company had outstanding warrants to purchase 150,000 shares of common stock issuable at a weighted-average exercise price of $7.50 per share that were issued to the representative of the underwriters on July 23, 2021 in connection with the Company’s initial public offering that closed on July 23, 2021 (the “IPO”). The representative’s warrants are exercisable at any time and from time to time, in whole or in part, and expire on July 20, 2026. There was no warrant activity during the six months ended June 30, 2022.

Equity Compensation Plan

The Company maintains an equity compensation plan (the “Plan’) under which it may award employees, directors and consultants’ incentive and non-qualified stock options, restricted stock, stock appreciation rights and other stock-based awards with terms established by the Compensation Committee of the Board of Directors which has been appointed by the Board of Directors to administer the plan. The number of awards under the Plan automatically increased on January 1, 2022. As of June 30, 2022, there were 377,090 shares remaining available for grant under this plan.

Accounting for Stock -Based Compensation

Stock Compensation Expense - For the six months ended June 30, 2022 and 2021, the Company recorded $526,723 and $0, respectively, of stock-based compensation expense.

Stock Options. Under the Company’s 2021 Stock Incentive Plan the Company has issued stock options. A stock option grant gives the holder the right, but not the obligation to purchase a certain number of shares at a predetermined price for a specific period of time. The Company typically issues options that vest pro rata on a monthly basis over various periods. Under the terms of the Plan, the contractual life of the option grants may not exceed ten years.

The Company utilizes the Black-Scholes model to determine fair value of stock option awards on the date of grant. The Company utilized the following assumptions for option grants during the six months ended June 30, 2022:

Six months Ended
June 30,
2022
Expected term	5 years
Expected average volatility	49-50%
Expected dividend yield	—
Risk-free interest rate	1.50 – 2.66%

The expected volatility of the option is determined using historical volatilities based on historical stock price of comparable boat manufacturing companies. The Company estimated the expected life of the options granted based upon historical weighted average of comparable boat manufacturing companies. The risk-free interest rate is determined using the U.S. Department of the Treasury yield curve rates with a remaining term equal to the expected life of the option. The Company has never paid a dividend, and as such the dividend yield is 0.0%

	Options Outstanding		Weighted Average
	Number of	Weighted Average	Remaining life
	Options	Exercise Price	(years)

Outstanding, December 31, 2021	713,612	$5.13	9.54
Granted	272,000	3.86	10.00
Exercised	—	—
Forfeited/canceled	(3,657)	(4.10)	(9.32)
Outstanding, June 30, 2022	981,955	$4.82	9.18

Exercisable options, June 30, 2022	328,573	$4.93	9.21

At June 30, 2022, 663,427 options are unvested and expected to vest over the next five years.

11. Major Customers

During the six months ended June 30, 2022, three individual customers had sales of over 10% of our total sales, and combined these three customers represented 46% of total sales. During the six months end June 30, 2021, five individual customers had sales of over 10% of our total sales, and combined these five customers represented 64% of total sales.

12. Net (Loss) Income Per Share

Basic net loss per share has been computed on the basis of the weighted average number of shares of common stock outstanding. Diluted net loss per share of common stock has been computed on the basis of the weighted average number of shares outstanding plus equivalent shares of common stock assuming exercise of stock options. Potential shares of common stock that have an anti-dilutive effect (i.e., those that share or decrease loss per share) are excluded from the calculation of diluted net loss per share of common stock.

Basic and diluted loss per common share have been computed based on the following for the periods ending June 30, 2022 and June 30, 2021:

	June 30,	June 30,
	2022	2021
Numerator for basic and diluted net (loss) income per share:

Net (loss) income	$(1,730,099)	$182,800

Denominator:
For basic net (loss) income per share - weighted average common shares outstanding	7,000,000	4,000,000
Effect of dilutive stock options	—	—
For diluted net (loss) income per share - weighted average common shares outstanding	7,000,000	4,000,000

Net (loss) income per share -Basic:
Net (loss) income per share	$(0.25)	$0.05

Net (loss) income per share - Diluted:
Net (loss) income per share	$(0.25)	$0.05

For the periods ending June 30, 2022 and June 30, 2021, all potentially dilutive securities were antidilutive.

13. Segment

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments.

The Company reported its financial performance based on the following segments: Gas-powered Boats, Franchise and Electric Boats.

The Company evaluates the performance of its reportable segments based on net sales and operating income. Net sales for business segments are generally based on the sale of boats and the sale of franchises. Operating income (loss) for each segment includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segment. Operating income for each segment excludes other income and expense. The Company does not include intercompany transfers between segments for management reporting purposes.

The following table shows information by reportable segments for the six months ended June 30, 2022 and 2021:

	For the Six Months Ended June 30, 2022
	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$14,406,645	$(1,032)	$—	$14,405,613
Cost of products sold	8,498,930	1,027	24,090	8,524,047
Operating expense	6,309,997	33,978	1,057,723	7,401,698
Income from operations	(402,282)	(36,037)	(1,081,813)	(1,520,132)
Other loss	(151,442)	(26,116)	(32,409)	(209,967)
Net loss	$(553,724)	$(62,153)	$(1,114,222)	$(1,730,099)

	For the Six Months Ended June 30, 2021
	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$6,505,214	$—	$—	$6,505,214
Cost of products sold	3,701,164	—	—	3,701,164
Operating expense	2,731,121	—	35,100	2,766,221
Income from operations	72,929	—	(35,100)	37,829
Other income	210,419	—	(65,448)	144,971
Net income (loss)	$283,348	$—	$(100,548)	$182,800

Property and equipment, net classified by business were as follows:

	June 30,	December 31,
	2022	2021
Gas-Powered Boats	$3,984,376	$2,547,410
Franchise	$—	$100,196
Electric-Boats	$378,382	$235,565

14. Subsequent Events

The Company has evaluated all event or transactions that occurred after June 30,2022 through October 7, 2022, which is the date that the condensed consolidated financial statements were available to be issued. During this period, there were no material subsequent events requiring recognition or disclosure, other than the ones described below.

On July 28, 2022, Forza X1 received notice that the North Carolina Economic investment committee has approved a Job Development Investment Grant (“JDIG”) providing for reimbursement to us of up to $1,367,100 over a twelve-year period of expenses we incur to establish a new manufacturing plant in McDowell County, North Carolina. The receipt of grant funding is conditioned upon Forza X1 investing over $10.5 million in land, buildings and fixtures, infrastructure and machinery and equipment by the end of 2025 and Forza X1 creating as many as 170 jobs. There can be no assurance that Forza X1 will meet the conditions necessary to receive the grant funding. Forza X1 is currently in negotiations for a new site to build the Forza factory in North Carolina. There can be no assurance that the negotiations will be successful.

On August 11, 2022, Forza X1 announced the pricing of its initial public offering of 3,000,000 shares of its common stock at a public offering price of $5.00 per share, for aggregate gross proceeds of $15,000,000 prior to deducting underwriting discounts and other offering expenses. In addition, Forza X1 has granted the underwriters a 45-day option to purchase up to an additional 450,000 shares of common stock at the public offering price less discounts, to cover over-allotments.

On August 12, 2022, Forza X1 consummated it initial public offering (the “IPO”) of 3,000,000 shares of its common stock (“Shares”) at a public offering price of $5.00 per share, generating gross proceeds of $15,000,000. Forza X1 had granted the underwriters a 45-day option to purchase up to 450,000 additional shares of common stock to cover over- allotments, if any, which over-allotment option was exercised in full.

Forza X1 currently anticipates using the net proceeds from the IPO, together with its existing resources, as follows: (i) for the acquisition of property and the development of a manufacturing plant, infrastructure, equipment to build, design and manufacture its new line of electric boats; (ii) for ramp up of production and inventory; and (iii) for working capital.

After the closing of the IPO, Forza X1 granted under its 2022 Stock Incentive Plan stock options to purchase 400,000 shares of the Company’s common stock to Joseph Visconti, stock options to purchase 400,000 shares of the Company’s common stock to Jim Leffew, stock options to purchase 5,500 shares of the Company’s common stock to Neil Ross, stock options to purchase 5,500 shares of the Company’s common stock to Kevin Schuyler and stock options to purchase 5,500 shares of the Company’s common stock to Marcia Kull. The stock option awards to Mr. Visconti and Mr. Leffew vest pro rata on a monthly basis over 36 months, subject to the officer’s continuous service to the Company on each applicable vesting date. The stock option awards to Mr. Ross, Mr. Schuyler and Ms. Kull vest pro rata on a monthly basis over 12 months, subject to the director’s continuous service to the Company on each applicable vesting date. The options are exercisable for a period of ten years from the date of grant and have an exercise price of $5.00 per share.

On October 3, 2022, Twin Vee Co. closed an underwritten public offering of 2,500,000 shares of its common stock at a public offering price of $2.75 per share, for gross proceeds of $6,875,000, before deducting underwriting discounts and offering expenses. The Company granted the underwriters a 45-day option to purchase up to 375,000 additional shares of common stock to cover over-allotments.

The Company currently anticipates using the net proceeds from the offering, as follows; (i) potential expansion of our business and operations; (ii) potential acquisition of real estate and/or adding additional buildings on our current location for expansion, including launching new products and/or building greater volumes of current models; (iii) potential strategic acquisitions or investments; and (iv) working capital and general corporate purposes. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing securities.

Annex C-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and the Stockholders of

Twin Vee Powercats, Inc. and Subsidiary

Fort Pierce, Florida

Opinion on the Financial Statement

We have audited the accompanying consolidated financial statements of Twin Vee Powercats, Inc. and Subsidiary (the “Company”), which comprise the consolidated balance sheets at December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020 and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

GRASSI & CO., CPAs, P.C.

We have served as the Company’s auditor since 2022.

Jericho, New York

September 9, 2022, except for Note 18, as to which the date is October 7, 2022

Twin Vee Inc.’s Audited Financial Statements for the Year Ended December 31, 2021

TWIN VEE POWERCATS INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020

ASSETS
Current Assets
Cash and cash equivalents	$6,977,792	$891,865
Accounts receivable	5,137	170
Marketable securities	2,996,960	—
Inventories	1,799,769	936,676
Deferred offering costs	105,500	—
Due from affiliated companies	—	6,100
Prepaid expenses and other current assets	903,756	350
Total Current Assets	12,788,914	1,835,161

Marketable securities – non current	3,067,137	—
Property and equipment, net	2,978,043	1,618,541
Operating lease right of use asset	1,550,530	1,279,596
Security deposit	25,000	25,000
Total Assets	$20,409,624	$4,758,298

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,200,861	$799,280
Accrued liabilities	456,814	217,935
Contract liabilities	14,100	6,784
Due to affiliated companies	115,043	285,744
Operating lease right of use liability	368,602	295,374
Total Current Liabilities	2,155,420	1,605,117
Economic Injury Disaster Loan	499,900	499,900
Notes payable	262,963	508,458
Operating lease liability – noncurrent	1,244,164	1,015,759
Total Liabilities	4,162,447	3,629,234

Commitments and contingencies (Note 10)

Stockholders’ equity:
Preferred stock: 10,000,000 authorized; $0.001 par value; no shares issued and outstanding	—	—
Common stock	1,667,125	1,634,542
Additional paid-in capital	6,615,873	6,067,324
Accumulated deficit	(7,355,669)	(6,572,802)
Non-controlling interest	15,319,848	—
Total Stockholders’ Equity	16,247,177	1,129,064

Total Liabilities and Stockholders’ Equity	$20,409,624	$4,758,298

The accompanying notes are an integral part of these consolidated financial statements

TWIN VEE POWERCATS INC. AND SUBSIDIARY

 CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2021	2020

Net sales	$15,774,170	$11,063,619
Cost of products sold	9,504,534	6,289,316
Gross profit	6,269,636	4,774,303

Operating expenses:
Selling, general and administrative	1,735,081	882,090
Salaries and wages	5,389,599	2,857,773
Research and development	211,111	—
Professional fees	381,579	178,829
Depreciation	219,457	205,351
Total operating expenses	7,936,827	4,124,043

(Loss) income from operations	(1,667,191)	650,260

Other income:
Other income	556	2,565
Interest expense	(158,732)	(199,972)
(Loss) gain on disposal of assets	(497,172)	19,327
Gain from insurance recovery	434,724	—
Net change in fair value of marketable securities	(32,465)	—
Government grant income	608,224	—
Forgiveness of PPP loan	—	609,500
Total other income	355,135	431,420
Net (loss) income	(1,312,056)	1,081,680
Less: Net loss (income) attributable to non-controlling interests	529,189	—
Net (loss) income attributable to shareholders of Twin Vee PowerCats Inc.	(782,867)	1,081,680

Basic and dilutive (loss) income per share of common stock	$(0.00)	$0.01
Weighted average number of shares of common stock outstanding	164,730,790	159,648,055

The accompanying notes are an integral part of these consolidated financial statements

TWIN VEE POWERCATS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years ended December 31, 2021 and 2020

	Common		Additional			Total
	Stock		Paid-in	Accumulated	Non-controlling	Stockholders’
	Shares	Amount	Capital	Deficit	Interest	Equity

Balance at December 31, 2019	100,004,175	$1,000,042	$6,067,324	$(7,654,482)	$—	$(587,116)
Issuance of common stock	63,450,000	634,500		—	—	634,500
Net income for the year	—	—	—	1,081,680	—	1,081,680
Balance at December 31, 2020	163,454,175	$1,634,542	$6,067,324	$(6,572,802)	$—	$1,129,064
Issuance of common stock	1,800,000	18,000	—	—	—	18,000
Issuance of common stock of subsidiary					15,849,037	15,849,037
Stock-based compensation	—	—	309,832	—	—	309,832
Conversion of notes payable to common stock	1,458,334	14,583	238,717	—	—	253,300
Net loss for the year	—	—	—	(782,867)	(529,189)	(1,312,056)
Balance, December 31, 2021	166,712,509	$1,667,125	$6,615,873	$(7,355,669)	$15,319,848	$16,247,177

The accompanying notes are an integral part of these consolidated financial statements

 TWIN VEE POWERCATS INC. AND SUBSIDIARY

 CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2021	2020
Cash Flows From Operating Activities
Net (loss) income	$(1,312,056)	$1,081,680
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Stock based compensation	309,832	—
Impairment loss	50,417	—
Issuance of common stock for service	18,000	634,500
Depreciation and amortization	219,457	205,351
Gain (loss) on disposal of asset	392,306	130,928
Gain on government grant	(608,224)	—
Gain on forgiveness of Paycheck Protection Program loan	—	(609,500)
Change of ROU and lease liabilities	384,791	307,143
Net change in fair value of marketable securities	32,465	—
Changes in operating assets and liabilities:
Accounts receivable	(4,967)	(170)
Inventories	(913,510)	(232,520)
Prepaid expenses and other current assets	(903,406)	11,846
Accounts payable	401,581	(64,362)
Accrued liabilities	238,879	(15,564)
Operating lease liabilities	(354,093)	(275,605)
Contract liabilities	7,316	(64,718)
Net cash (used in) provided operating activities	(2,041,212)	1,109,009

Cash Flows From Investing Activities
Security deposit	—	(25,000)
Proceeds from sale of equipment	—	349,744
Net purchases of investment in trading marketable securities	(6,096,562)	—
Purchase of property and equipment	(1,971,265)	(929,555)
Net cash used in investing activities	(8,067,827)	(604,811)

Cash Flows From Financing Activities
Net proceeds from issuance of common stock	15,914,912	—
Deferred offering cost	(105,500)	—
Proceeds from government grant	608,224	—
Proceeds from Paycheck Protection Program loan	—	609,500
Payment of capital lease	—	(445,760)
Proceeds from EIDL loan	—	499,900
Proceeds from issuance of notes payable	—	28,562
Repayment of note payable related party	(267,298)	(497,650)
Repayment of notes payable	—	(16,174)
Repayment of advances from affiliated companies	—	(182,507)
Advances from affiliated companies	44,628	172,018
Net cash provided by financing activities	16,194,966	167,889

Net change in cash and cash equivalents	6,085,927	672,087
Cash at beginning of year	891,865	219,778
Cash and cash equivalents at end of year	$6,977,792	$891,865

Supplemental Cash Flow Information
Cash paid for income taxes	$—	$—
Cash paid for interest	$158,733	$199,973

Non Cash Investing and Financing Activities
Increase in the right-of-use asset and lease liability	$655,726	$1,586,738

The accompanying notes are an integral part of these consolidated financial statements

TWIN VEE POWERCATS INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 and 2020

1.	Organization and Summary of Significant Accounting Policies

Organization

Twin Vee PowerCats Inc. (“TVPC”, “the Company”) was incorporated as ValueRich, Inc., in the state of Delaware, on March 3, 2006. On March 23, 2016, a Certificate of Amendment of Certificate of Incorporation, which renamed the company to Twin Vee PowerCats, Inc. On August 12, 2020 a Certificate of Conversion from Delaware to a Non-Delaware Entity was filed, converting Twin Vee PowerCats, Inc’s jurisdiction from Delaware to Florida.

On December 1, 2009, the Company formed Twin Vee PowerCats Co. Twin Vee PowerCats Co. (“Twin Vee”) was incorporated as Twin Vee Catamarans, Co., in the state of Florida, on December 1, 2009. On April 7, 2021, the Company filed a Certificate of Conversion to register and incorporate in the state of Delaware and changed the company name to Twin Vee PowerCats Co. The Certificate of Incorporation for Twin Vee PowerCats Co. was also filed on April 7, 2021.

Principles of Consolidation

The consolidated financial statements include the accounts of its majority owned subsidiary Twin Vee and Twin Vee’s wholly-owned subsidiaries Fix My Boat, Inc. and Forza X1, Inc. The Company’s net income excludes income attributable to noncontrolling interests. The Company report noncontrolling interests in consolidated entities as a component of equity separate from the Company’s equity. All inter-company balances and transactions are eliminated in consolidation.

Revenue Recognition

The Company’s revenue is derived primarily from the sale of boats, motors and trailers to its independent dealers. The Company recognizes revenue when obligations under the terms of a contract are satisfied and control over promised goods is transferred to the dealer. For the majority of sales, this occurs when the product is released to the carrier responsible for transporting it to a dealer. The Company typically receives payment within five business days of shipment. Revenue is measured as the amount of consideration it expects to receive in exchange for a product. The Company offers dealer incentives that include wholesale rebates, retail rebates and promotions, floor plan reimbursement or cash discounts, and other allowances that are recorded as reductions of revenues in net sales in the statements of operations. The consideration recognized represents the amount specified in a contract with a customer, net of estimated incentives the Company reasonably expects to pay. The estimated liability and reduction in revenue for dealer incentives is recorded at the time of sale. Subsequent adjustments to incentive estimates are possible because actual results may differ from these estimates if conditions dictate the need to enhance or reduce sales promotion and incentive programs or if dealer achievement or other items vary from historical trends. Accrued dealer incentives are included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Payment received for the future sale of a boat to a customer is recognized as a customer deposit, which is included in contract liabilities on the consolidated balance sheet. Customer deposits are recognized as revenue when control over promised goods is transferred to the customer. At December 31, 2021 and 2020, the Company had customer deposits of $14,100 and $6,784, respectively, and is expected to be recognized as revenue within a one-year period.

Rebates and Discounts

Dealers earn wholesale rebates based on purchase volume commitments and achievement of certain performance metrics. The Company estimates the amount of wholesale rebates based on historical achievement, forecasted volume, and assumptions regarding dealer behavior. Rebates that apply to boats already in dealer inventory are referred to as retail rebates. The Company estimates the amount of retail rebates based on historical data for specific boat models adjusted for forecasted sales volume, product mix, dealer and consumer behavior, and assumptions concerning market conditions. The Company also utilizes various programs whereby it offers cash discounts or agrees to reimburse its dealers for certain floor plan interest costs incurred by dealers for limited periods of time, generally ranging up to nine months.

Other Revenue Recognition Matters

Dealers generally have no right to return unsold boats. Occasionally, the Company may accept returns in limited circumstances and at the Company’s discretion under its warranty policy. The Company may be obligated, in the event of default by a dealer, to accept returns of unsold boats under its repurchase commitment to floor financing providers, who are able to obtain such boats through foreclosure. The repurchase commitment is on an individual unit basis with a term from the date it is financed by the lending institution through the payment date by the dealer, generally not exceeding 30 months.

The Company has excluded sales and other taxes assessed by a governmental authority in connection with revenue-producing activities from the determination of the transaction price for all contracts. The Company has not adjusted net sales for the effects of a significant financing component because the period between the transfer of the promised goods and the customer’s payment is expected to be one year or less.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

Concentrations of Credit and Business Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of trade receivables. Credit risk on trade receivables is mitigated as a result of the Company’s use of trade letters of credit, dealer floor plan financing arrangements, and the geographically diversified nature of the Company’s customer base. The Company minimizes the concentration of credit risk associated with its cash by maintaining its cash with high quality federally insured financial institutions. However, cash balances in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limit of $250,000 are at risk. As of December 31, 2021 and December 31, 2020, the Company had $6,725,302 and $641,816, respectively, in excess of FDIC insured limits.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less at the time of purchase. On December 31, 2021 and December 31, 2020, the Company had cash and cash equivalents of $6,977,792 and $891,865, respectively.

Fair Value of Financial Instruments

The Company follows accounting guidelines on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair Value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants as the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

●	Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical instruments.

●	Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the marketplace.

●	Level 3: Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires a significant judgment or estimation.

Financial instruments measured as fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires it to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed, or initial amounts recorded may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

The carrying amounts of cash equivalents approximate their fair value due to their liquid or short-term nature, such as accounts receivable and payable, and other financial instruments in current assets or current liabilities.

Inventories

Inventories are valued at the lower of cost and net realizable value, with cost determined using the average cost method. Net realizable value is defined as sales price less cost of completion, disposable and transportation and a normal profit margin. Production costs, consisting of labor and overhead, are applied to ending finished goods inventories at a rate based on estimated production capacity. Excess production costs are charged to cost of products sold. Provisions have been made to reduce excess or obsolete inventories to their net realizable value.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, except for assets held under capital leases, for which the Company records depreciation and amortization based on the shorter of the asset’s useful life or the term of the lease. The estimated useful lives of property and equipment range from three to five years. Upon sale or retirement, the cost and related accumulated depreciation is eliminated from their respective accounts, and the resulting gain or loss is included in results of operations. Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

Impairment of Long-Lived Assets

Management assesses the recoverability of its long-lived assets when indicators of impairment are present. If such indicators are present, recoverability of these assets is determined by comparing the undiscounted net cash flows estimated to result from those assets over the remaining life to the assets’ net carrying amounts. If the estimated undiscounted net cash flows are less than the net carrying amount, the assets would be adjusted to their fair value, based on appraisal or the present value of the undiscounted net cash flows.

Product Warranty Costs

As required by the Financial Accounting Standard Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 460, Guarantees, the Company is including the following disclosure applicable to its product warranties.

The Company accrues for warranty costs based on the expected material and labor costs to provide warranty replacement products. The methodology used in determining the liability for warranty cost is based upon historical information and experience. The Company’s warranty reserve is calculated as the gross sales multiplied by the historical warranty expense return rate.

The following table shows the changes in the aggregate product warranty liability for the years ended December 31, 2021 and December 31, 2020, respectively:

	2021	2020
Balance as of beginning of year	$75,000	$75,000
Less: Payments made	(75,012)	(63,606)
Add: Provision for current years warranty	75,012	63,606
Balance as of end of year	$75,000	$75,000

Advertising

Advertising and marketing costs are expensed as incurred. During the years ended December 31, 2021 and 2020, advertising costs incurred by the Company totaled $57,042 and $28,736, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

 Research and Development

The Company expenses research and development costs relating to new product development as incurred. For the twelve months ended December 31, 2021 and 2020, research and development costs amounted to $211,111 and $0, respectively.

Shipping and Handling Costs

Shipping and handling costs includes those costs incurred to transport product to customers and internal handling costs, which relate to activities to prepare goods for shipment. The Company has elected to account for shipping and handling costs associated with outbound freight after control over a product has transferred to a customer as a fulfillment cost. The Company includes shipping and handling costs, including cost billed to customers, in cost of sales in the statements of operations. All manufactured boats are free on board (FOB), from the Fort Pierce manufacturing plant. Dealers are required to either pick up the boats themselves or contract with a transporter.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company calculates the associated lease liability and corresponding ROU asset upon lease commencement using a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The operating lease ROU asset also includes any lease payments made and is reduced by lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expenses for lease payments is recognized on a straight-line basis over the lease term.

Supplier Concentrations

The Company is dependent on the ability of its suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company. Business risk insurance is in place to mitigate the business risk associated with sole suppliers for sudden disruptions such as those caused by natural disasters.

The Company is dependent on third-party equipment manufacturers, distributors, and dealers for certain parts and materials utilized in the manufacturing process. During the twelve months ended December 31, 2021, the Company purchased all engines for its boats under a supply agreement with a single vendor. For the years ended December 31, 2021, and 2020, total purchases from this vendor were $3,149,300 and $1,898,327, respectively.

Paycheck Protection Program

As U.S. GAAP does not contain authoritative accounting standards for forgivable loans provided by governmental entities to a for-profit entity. Absent authoritative accounting standards, interpretative guidance issued and commonly applied by financial statement preparers allows for the selection of accounting policies amongst acceptable alternatives. Based on the financial statement preparers allows for the selection of accounting policies amongst acceptable alternatives. Based on the facts and circumstances, the Company determined it most appropriate to account for the Paycheck Protection Program (“PPP”) loan proceeds as an in-substance government grant by analogy to International Accounting Standards 20 “(IAS 20)”, Accounting for Government Grants and Disclosure of Government Assistance. Under the provisions of IAS 20, “a forgivable loan from government is treated as a government grant when there is reasonable assurance that the entity will meet the terms for forgiveness of the loan.” IAS 20 does not define “reasonable assurance”, however, based on certain interpretations, it is analogous to “probable” as defined in FASB ASC Subtopic 450-20-20 under U.S. GAAP, which is the definition the Company has applied to its expectations of PPP loan forgiveness. Under IAS 20, government grants are recognized in earnings on a systematic basis over the periods in which the Company recognizes costs for which the grant is intended to compensate (i.e. qualified expenses). Further, IAS 20 permits for the recognition in earnings either (1) separately under a general heading such as other income, or (2) as a reduction of the related expenses. The Company has elected to recognize government grant income separately within other income to present a clearer distinction in its consolidated financial statements.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recover or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is entirely dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

The Company files income tax returns in the U.S. federal jurisdiction and various states.

Recently Adopted Accounting Pronouncements

The Company has reviewed the Accounting Standards Updates (“ASU”) recently issued by FASB and determined that they are not applicable to the Company.

2. Marketable Securities

Assets and liabilities measured at fair value on a recurring basis based on Level 1 and Level 2 fair value measurement criteria as of December 31, 2021 are as follows:

		Fair Value Measurements Using
	Balance as of December 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Marketable securities:
Corporate bonds	$5,549,670	$—	$5,549,670
Certificated of Deposits	514,427	—	514,427
Total marketable securities	$6,064,097	$—	$6,064,097

The Company’s investments in US government bonds are measured based on publicly available quoted market prices for identical securities as of December 31, 2021. The Company’s investments in corporate bonds, commercial paper and certificated of deposits are measured based on quotes from market makers for similar items in active markets.

The Company did not have any marketable securities at December 31, 2020.

3. Inventories

At December 31, 2021 and December 31, 2020 inventories consisted of the following:

	December 31,	December 31,
	2021	2020
Raw Materials	$1,518,947	$763,633
Work in Process	240,256	173,043
Finished Product	40,566	—
Total Inventory	$1,799,769	$936,676

4. Property and Equipment

At December 31, 2021 and December 31, 2020, property and equipment, net consisted of the following:

	December 31,	December 31,
	2021	2020
Machinery and equipment	$1,486,345	$1,128,410
Furniture and fixtures	5,312	5,312
Leasehold improvements	789,919	465,759
Software and website development	116,600	116,600
Computer hardware and software	76,598	49,967
Boat molds	778,229	126,000
Vehicles	101,984	0
Electric prototypes and tooling	142,526	146,232
	3,497,513	2,038,280
Less accumulated depreciation and amortization	(519,470)	(419,739)
	$2,978,043	$1,618,541

Depreciation and amortization expense of property and equipment for the twelve months ended December 31, 2021 and 2020 is $219,457 and $205,341, respectively.

5. Leases – Related Party

Operating right of use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating right of use assets represent our right to use an underlying asset and is based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental secured borrowing rates corresponding to the maturities of the leases. We used the U.S. Treasury rate of 0.36% and 1.67% at December 31, 2021 and December 31, 2020, respectively.

Our office lease contains rent escalations over the lease term. We recognize expense for this office lease on a straight-line basis over the lease term. Additionally, tenant incentives used to fund leasehold improvements are recognized when earned and reduce our right-of-use asset related to the lease. These are amortized through the right-of-use asset as reductions of expense over the lease term.

The Company leases its office and warehouse facilities, and the land which are located at 3101 S US-1, Fort Pierce, Florida (the “Property”) from Visconti Holdings, LLC. Visconti Holdings, LLC is a single member LLC that holds the ownership of the property, and its sole member is Joseph C Visconti, the CEO and majority shareholder of the Company. The Company entered into the lease on January 1, 2020, and as amended January 1, 2021, the lease has a term of five years. The current base rent payment is $30,000 per month including property taxes and the lease required a $25,000 security deposit. The base rent will increase five percent (5%) on the anniversary of each annual term.

At December 31, 2021 and December 31, 2020, supplemental balance sheet information related to leases were as follows:

	December 31,	December 31,
	2021	2020
Operating lease ROU asset	$1,550,530	$1,279,595

	December 31,	December 31,
	2021	2020
Operating lease liabilities:
Current portion	$368,602	$295,374
Non-current portion	1,244,164	1,015,759
	$1,612,766	$1,311,133

At December 31, 2021, future minimum lease payments under the non-cancelable operating leases are as follows:

Years Ending December 31,
2022	$373,800
2023	396,900
2024	416,745
2025	437,582
Total lease payment	1,625,027
Less imputed interest	(12,261)
Total	$1,612,766

The following summarizes other supplemental information about the Company’s operating lease:

December 31, 2021
Weighted average discount rate	0.36%
Weighted average remaining lease term (years)	4.25

	Twelve Months Ended
	December 31,
	2021	2020
Operating lease cost	$390,699	$303,910
Total lease cost	$390,699	$303,910

6. Accrued Liabilities

At December 31, 2021 and December 31, 2020, accrued liabilities consisted of the following:

	December 31,	December 31,
	2021	2020
Accrued wages and benefits	$185,402	$60,988
Accrued bonus	30,000	0
Accrued warranty	75,000	75,000
Accrued rebates	60,000	0
Accrued interest	33,852	62,317
Accrued operating expense	72,560	19,630
	$456,814	$217,935

7. Government Grant Income – Paycheck Protection Program

In response to the coronavirus disease (“Covid-19”) COVID-19 pandemic, the second PPP was established under Consolidated Appropriations Act (“CAA”) and administered by the Small Business Administration (“SBA”). Companies who met the eligibility requirements set forth by the PPP could qualify for PPP loans. If the loan proceeds are fully utilized to pay qualified expenses, the full principal amount of the PPP loan, along with any accrued interest, may qualify for loan forgiveness, subject to potential reduction based on the level of full-time employees maintained by the organization.

On March 19, 2021, the Company received a loan of $608,224 under the PPP provided by SunTrust/Trust Bank. The loan bears interest at 1.0% and has an initial deferment period wherein no payments are due until the application for forgiveness is submitted, not to exceed ten months from the covered period. After the deferment period, if the loan is not forgiven under the terms of the PPP, the loan and interest will be paid back over the remaining period through maturity in March 2026. Funds from the loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations. When it applied for the loan, the Company believed it would qualify to have the loan forgiven under the terms of the PPP and therefore consider the loan to be substantively a conditional government grant to be accounted for using an analogy to IAS 20.

As the Company believes that it completed the required activities by utilizing the PPP proceeds for payroll and other qualified expenditures prior to December 31, 2021, it has recognized PPP government grant income for the full amount of the PPP loan, $608,224, and no liability for the PPP loan is reflected in the consolidated balance sheet as of December 31, 2021.

8. Forgiveness of Debt – Paycheck Protection Program

In response to the COVID-19 pandemic, the PPP was established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and administrated by the SBA. Companies who met the eligibility requirements set forth by the PPP could qualify for PPP loans. If the loan proceeds are fully utilized to pay qualified expenses, the full principal amount of the PPP loan, along with any accrued interest, may qualify for loan forgiveness, subject to potential reduction based on the level of full-time employees maintained by the organization.

In April 2020, the Company received a loan of $609,500 from a bank under the PPP loan program. The loan bears interest at 1%, with principal and interest payments deferred until the application of the forgiveness is submitted, not to exceed ten months from the covered period. After that, the loan and interest would be paid back over a period of 5 years, if the loan is not forgiven under the terms of the PPP. Funds from the loan were only to be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other dept obligations incurred.

On December 31, 2020, the Company was approved for full forgiveness of the loan principal and interest in the amount of $609,500. The Company recognized $609,500 of forgiveness of PPP loan on the consolidated statement of operations during the year ended December 31, 2020.

9. Notes Payable – SBA EIDL Loan

On April 22, 2020, the Company received an SBA Economic Injury Disaster Loan (“EIDL”) in the amount of $499,900. The loan is in response to the COVID-19 Pandemic. The loan is a 30-year loan with an interest rate of 3.75%, monthly payments of $2,437 to begin October 22, 2022, under the EIDL program, which is administered through the SBA. Under the guidelines of the EIDL, the maximum term is 30 years; however, terms are determined on a case-by-case basis based on each borrower’s ability to repay and carry an interest rate of 3.75%. The EIDL loan has an initial deferment period wherein no payments are due for thirty months from the date of disbursement. The EIDL loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The proceeds from this loan must be used solely as working capital to alleviate economic injury caused by the COVID-19 pandemic.

As part of the EIDL loan, the Company granted the SBA a continuing security interest in and to any and all collateral to secure payment and performance of all debts, liabilities and obligations of the Company to the SBA under the EIDL loan. The collateral includes substantially all tangible and intangible personal property of the Company.

A summary of the minimum maturities of term debt follows for the years ending December 31, 2021.

Year
2022	$2,171
2023	8,892
2024	9,231
2025	9,583
2026 and thereafter	470,023
Total	$499,900

10. Notes Payable

The Company has several loan agreements with private lenders. Under these installment note agreement, payment ranges for $1,000 to $50,000 and the interest rates range from 8%-10%.

As of December 31, 2021 and December 31, 2020, the outstanding balance on these loans was $262,963 and $508,458 respectively.

11. Related Party Transactions

On December 31, 2018, the Company entered into a loan and promissory note with Joseph C. Visconti, the CEO and majority shareholder of the Company. The principal amount of the loan was $525,500, together with a simple interest rate of 6% on the balance of principal remaining unpaid. During the twelve months ended December 31, 2021, the Company repaid $27,850. At December 31, 2021 and December 31, 2020, the outstanding amount of the note payable was $0 and $27,850, respectively.

As discussed in note 5, the Company has leased its facilities from a company owned by its CEO.

During the twelve months ended December 31, 2021, and 2020, the Company had purchases of $90,417 and $0, respectively, from a related party. The Company paid $90,417 on behalf of, Twin Vee PowerCats, Inc., to purchase a 36-foot used catamaran boat.

During the years ending December 31, 2021 and 2020, the Twin Vee Co., paid bills on behalf of the Company, Twin Vee Inc. At December 31, 2021 and 2020, due from affiliated companies was $0, and $6,100, respectively. During the years ending December 31, 2021 and 2020, the Company funded certain expenditure which resulted in advances from affiliated companies. At December 31, 2021 and 2020, advance from affiliated companies was $115,043 and $285,744, respectively. Approximately $93,000 of the balance is related to an equipment purchase, the remaining balance was related to startup costs for our franchise business.

12. Commitments and Contingencies

Repurchase Obligations

Under certain conditions, the Company is obligated to repurchase new inventory repossessed from dealerships by financial institutions that provide credit to the Company’s dealers. The maximum obligation of the Company under such floor plan agreements totaled approximately $4,273,258 and $1,790,000 as of December 31, 2021, and December 31, 2020, respectively. The Company incurred no impact from repurchase events during the twelve months ended December 31, 2021 and December 31, 2020.

COVID-19

The COVID-19 outbreak in the United States has caused business disruption through mandated and voluntary closings of multiple industries. While disruption is currently expected to be temporary, there is considerable uncertainty regarding the duration of the closings. The extent to which COVID-19 impacts future results, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the action to contain it or treat its impact, among others. At this time, the Company cannot estimate with meaningful precision the potential impact of COVID-19 to its financial and operational results.

Litigation

The Company is currently involved in various civil litigation in the normal course of business none of which is considered material.

13. Stockholder’s Equity

On March 31, 2020, the Joseph Visconti, used his personal shares to secure a new shareholder, relinquishing his personal shares valued at $84,000.

Common Stock Warrants

As of December 31, 2021, the Company has outstanding warrants to purchase 150,000 shares of common stock issuable at a weighted-average exercise price of $7.50 per share that were issued to the representative of the underwriters in connection with the IPO. There was no warrant activity during the year ended December 31, 2021 other than the warrant issuance.

The Company did not have any outstanding warrants at December 31, 2020.

Equity Compensation Plans

The Company maintains an equity compensation plan, for Twin Vee PowerCats Co., its subsidiary, under which it may award employees, directors and consultants’ incentive and non-qualified stock options, restricted stock, stock appreciation rights and other stock-based awards with terms established by the Compensation Committee of the Board of Directors which has been appointed by the Board of Directors to administer the plans. As of December 31, 2021, there were 286,388 shares remaining available for grant under these plans.

Accounting for Stock-Based Compensation

Stock Compensation Expense - For the year ended December 31, 2021, the Company recorded $309,832 of stock-based compensation expense in the accompanying consolidated statement of operations. For the year ended December 31, 2020, the Company did not issue any stock-based compensation expense.

Stock Options. Under the Company’s 2021 Stock Incentive Plan the Company has issued stock options. A stock option grant gives the holder the right, but not the obligation to purchase a certain number of shares at a predetermined price for a specific period of time. The Company typically issues options that vest pro rata on a monthly basis over various periods. Under the terms of the Plan, the contractual life of the option grants may not exceed ten years.

The Company utilizes the Black-Scholes model to determine fair value of stock option awards on the date pf grant. The Company utilized the following assumptions for option grants during the year ended December 31, 2021:

Year Ended
December 31,
2021
Expected term	4.94 - 5 years
Expected average volatility	49-55%
Expected dividend yield	—
Risk-free interest rate	0.72 – 1%

The expected volatility of the option is determined using historical volatilities based on historical stock price of comparable boat manufacturing companies. The Company estimated the expected life of the options granted based upon historical weighted average of comparable boat manufacturing companies. The risk-free interest rate is determined using the U.S. Department of the Treasury yield curve rates with a remaining term equal to the expected life of the option. The Company has never paid a dividend, and as such the dividend yield is 0.0%

	Options Outstanding		Weighted Average
	Number of	Weighted Average	Remaining life
	Options	Exercise Price	(years)	Fair value of option
Outstanding, December 31, 2020	—	$—	—	$—
Granted	754,000	5.15	10.00	1,573,297
Exercised	—	—	—	—
Forfeited/canceled	(40,388)	(5.53)	(9.73)	(95,003)
Outstanding, December 31, 2021	713,612	$5.13	9.54	$1,478,294

Exercisable options, December 31, 2021	102,865	$5.70	9.46

At December 31, 2021, the Company had 713,612 options outstanding, 610,747 shares are unvested and expected to vest over the next five years.

14. Major Customers

During the year ended December 31, 2021, Boat House Marine Center, Palm City Yachts, Paradis, Seven Sports Marine and Wefings had sales of over 10% of our total sales, combined the five customers represented 67% of total sales. During the year ended December 31, 2020, Wefings had sales of over 11% of our total sales.

15. Gain from Insurance recovery

During May 2021, the Company experienced a thermal event on the electric boat prototype rendering it unusable for further testing. Additionally, the Company experienced a building fire in one of the outer storage buildings resulting in the need for demolition. This had no impact on production as this was an extra storage building not necessary for business operations. The Company recorded a loss on disposal of asset from fire of $392,306 and gain from insurance recovery of $434,724, during the year ended December 31, 2021.

16. Income Tax

Due to operating losses and the recognition of valuation allowances, the Company has no provision for a current and deferred federal or state income taxes in 2021. In 2020, the Company reversed valuation allowances against previously reserved deferred tax assets, accordingly, there was no provision for current and deferred federal or state income taxes.

Deferred income taxes reflect the net tax effects of temporary and permanent differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows as of:

	December 31,	December 31,
	2021	2020

Non-operating loss carryforward	$7,055,709	$6,400,114
Valuation allowance	(7,055,709)	(6,400,114)
Net deferred tax asset	$—	$—

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. During year ended December 31, 2021, the valuation allowance increased by approximately $655,595. The Company has net operating and economic loss carry-forwards of approximately $7 million available to offset future federal and state taxable income.

A reconciliation between expected income taxes, computed at the federal income tax rate of 21% applied to the pretax accounting loss, and our blended state income tax rate of 2%, and the income tax net expense included in the consolidated statements of operations for the years ended December 31, 2021 and 2020 is as follows:

	December 31,	December 31,
	2021	2020
Tax at federal statutory rate	21.0%	21.0%
Tax at state rate net of federal benefit	2.0%	2.0%
Change in valuation allowance	(23.0)%	(23.0)%
Provision for taxes	0.0%	0.0%

The Company’s tax positions for 2018 to 2020 have been analyzed and concluded that no liability for unrecognized tax benefits should be recorded related to uncertain tax positions taken on returns filed for open tax years. Tax returns for the years 2018 to 2020, are subject to review by the tax authorities.

17. Net (Loss) Income Per Share

Basic net loss per share has been computed on the basis of the weighted average number of shares of common stock outstanding. Diluted net loss per share of common stock has been computed on the basis of the weighted average number of shares outstanding plus equivalent shares of common stock assuming exercise of stock options. Potential shares of common stock that have an anti-dilutive effect (i.e., those that share or decrease loss per share) are excluded from the calculation of diluted net loss per share of common stock.

Basic and diluted loss per common share have been computed based on the following as of years ending December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
Numerator for basic and diluted net (loss) income per share:

Net (loss) income	$(782,867)	$1,081,680

Denominator:
For basic net (loss) income per share - weighted average common shares outstanding	164,730,790	159,648,055
Effect of dilutive stock options	—	—
For diluted net (loss) income per share - weighted average common shares outstanding	164,730,790	159,648,055

Net (loss) income per share -Basic:
Net (loss) income per share	$(0.00)	$0.01

Net (loss) income per share - Diluted:
Net (loss) income per share	$(0.00)	$0.01

For the years ended December 31, 2021 and 2020, all potentially dilutive securities were antidilutive.

18. Subsequent Events

Management evaluated all additional events subsequent to the balance sheet date through to October 7, 2022, the date the consolidated financial statements were available to be issued and determined the following items are relevant to disclosure:

The Company granted under its, subsidiaries, 2021 Stock Incentive Plan, stock options to purchase 240,000 and 12,000 share of the Company’s common stock, to two consultants. The grants occurred on January 7, 2022 and February 15, 2022, with and exercise price of $3.99 and $3.77, respectively. The January 7, 2022 options vest according to set production accomplishments, while the February 15, 2022 options vest in five monthly installments commencing on the first day of the month following the issuance date, and are subject to consultants continued service to Twin Vee through each of the vesting dates.

On April 28, 2022, Twin Vee and Forza requested a release and termination of our vacant land contract. This contract provided us with an option to acquire 14.5 acres of undeveloped land in Fort Pierce, Florida. On December 6, 2021, the Company paid a refundable deposit on the land purchase agreement. It has since been determined that the cost associated with building on that site is prohibitive and the Company is looking for a new site to build the Forza factory.

 On July 28, 2022, Forza X1 received notice that the North Carolina Economic investment committee has approved a Job Development Investment Grant (“JDIG”) providing for reimbursement to us of up to $1,367,100 over a twelve-year period of expenses we incur to establish a new manufacturing plant in McDowell County, North Carolina. The receipt of grant funding is conditioned upon Forza X1 investing over $10.5 million in land, buildings and fixtures, infrastructure and machinery and equipment by the end of 2025 and Forza X1 creating as many as 170 jobs. There can be no assurance that Forza X1 will meet the conditions necessary to receive the grant funding. Forza X1 is currently in negotiations for a new site to build the Forza factory in North Carolina. There can be no assurance that the negotiations will be successful.

On August 11, 2022, Forza X1 announced the pricing of its initial public offering of 3,000,000 shares of its common stock at a public offering price of $5.00 per share, for aggregate gross proceeds of $15,000,000 prior to deducting underwriting discounts and other offering expenses. In addition, Forza X1 has granted the underwriters a 45-day option to purchase up to an additional 450,000 shares of common stock at the public offering price less discounts, to cover over-allotments.

On August 12, 2022, Forza X1 consummated it initial public offering (the “IPO”) of 3,000,000 shares of its common stock (“Shares”) at a public offering price of $5.00 per share, generating gross proceeds of $15,000,000. Forza X1 had granted the underwriters a 45-day option to purchase up to 450,000 additional shares of common stock to cover over- allotments, if any, which over-allotment option was exercised in full.

Forza X1 currently anticipates using the net proceeds from the IPO, together with its existing resources, as follows: (i) for the acquisition of property and the development of a manufacturing plant, infrastructure, equipment to build, design and manufacture its new line of electric boats; (ii) for ramp up of production and inventory; and (iii) for working capital.

After the closing of the IPO, Forza X1 granted under its 2022 Stock Incentive Plan stock options to purchase 400,000 shares of the Company’s common stock to Joseph Visconti, stock options to purchase 400,000 shares of the Company’s common stock to Jim Leffew, stock options to purchase 5,500 shares of the Company’s common stock to Neil Ross, stock options to purchase 5,500 shares of the Company’s common stock to Kevin Schuyler and stock options to purchase 5,500 shares of the Company’s common stock to Marcia Kull. The stock option awards to Mr. Visconti and Mr. Leffew vest pro rata on a monthly basis over 36 months, subject to the officer’s continuous service to the Company on each applicable vesting date. The stock option awards to Mr. Ross, Mr. Schuyler and Ms. Kull vest pro rata on a monthly basis over 12 months, subject to the director’s continuous service to the Company on each applicable vesting date. The options are exercisable for a period of ten years from the date of grant and have an exercise price of $5.00 per share.

On October 3, 2022, Twin Vee Co. closed an underwritten public offering of 2,500,000 shares of its common stock at a public offering price of $2.75 per share, for gross proceeds of $6,875,000, before deducting underwriting discounts and offering expenses. The Company granted the underwriters a 45-day option to purchase up to 375,000 additional shares of common stock to cover over-allotments.

Twin Vee PowerCats, Co. currently anticipates using the net proceeds from the offering, as follows; (i) potential expansion of our business and operations; (ii) potential acquisition of real estate and/or adding additional buildings on our current location for expansion, including launching new products and/or building greater volumes of current models; (iii) potential strategic acquisitions or investments; and (iv) working capital and general corporate purposes. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing securities.

Twin Vee Inc.’s Unaudited Financial Statements for the Six Months Ended June 30, 2021

TWIN VEE POWERCATS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2022	2021

ASSETS
Current Assets
Cash and cash equivalents	$5,919,082	$6,977,792
Accounts receivable	—	5,137
Marketable securities	997,925	2,996,960
Inventories	4,369,549	1,799,769
Deferred offering costs	247,129	105,500
Due from affiliated companies	—	—
Prepaid expenses and other current assets	508,203	903,756
Total Current Assets	12,041,888	12,788,914

Marketable securities - non current	2,951,005	3,067,137
Property and equipment, net	4,447,838	2,978,043
Operating lease right of use asset	1,360,883	1,550,530
Security deposit	25,000	25,000
Total Assets	$20,826,614	$20,409,624

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,262,434	$1,200,861
Accrued liabilities	683,351	456,814
Contract liability	532,127	14,100
Due to affiliated companies	115,043	115,043
Operating lease right of use liability	382,922	368,602
Total Current Liabilities	3,975,877	2,155,420

Economic Injury Disaster Loan	499,900	499,900
Notes payable	232,873	262,963
Operating lease liability - noncurrent	1,047,806	1,244,164
Total Liabilities	5,756,456	4,162,447

Commitments and contingencies (Note 9)

Stockholders’ equity:
Preferred stock: 10,000,000 authorized; $0.001 par value; no shares issued and outstanding	—	—
Common stock: 180,000,000 authorized; $0.001 par value;	1,668,514	1,667,125
Additional paid-in capital	7,171,296	6,615,875
Accumulated deficit	(8,375,509)	(7,355,699)
Non-controlling interest	14,605,857	15,319,848
Total stockholders’ equity	15,070,158	16,247,177

Total liabilities and stockholders’ equity	$20,826,614	$20,409,624

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TWIN VEE POWERCATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended
	June 30,
	2022	2021

Net sales	$14,405,613	$6,505,214
Cost of products sold	8,524,047	3,701,164
Gross profit	5,881,566	2,804,050

Operating expenses:
Selling, general and administrative	1,314,005	586,442
Salaries and wages	5,047,091	1,975,414
Professional fees	438,281	112,208
Depreciation	209,701	112,140
Research and design	396,352	—
Total operating expenses	7,405,430	2,786,204

(Loss) Income from operations	(1,523,864)	17,846

Other (expense) income:
Other income	3,230	—
Interest expense	(83,556)	(35,153)
Interest income	32,925	—
Loss on disposal of assets	(49,990)	(392,306)
Gain from insurance recovery	—	434,724
Net change in fair value of marketable securities	(112,576)	—
Total other (expenses) income	(209,967)	7,265

Net (loss) income	(1,733,831)	25,111
Less: Net loss (income) attributable to non-controlling interests	712,455	—
Net (loss) income attributable to the shareholders of Twin Vee PowerCats Inc.	$(1,021,376)	$25,111

Basic and dilutive (loss) income per share of common stock	$(0.01)	$0.00
Weighted average number of shares of common stock outstanding	166,774,662	163,454,175

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TWIN VEE POWERCATS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

For the Six Months ended June 30, 2021 Additional Total

	Common Stock		Paid-in	Accumulated	Non-controlling	Stockholders’
	Shares	Amount	Capital	Deficit	Interest	Equity

Balance at December 31, 2020	163,454,175	$1,634,542	$6,067,324	$(6,572,802)	$—	$1,129,064

Net income	—	—	—	25,111	—	25,111
Balance at June 30, 2021	163,454,175	$1,634,542	$6,067,324	$(6,547,691)	$—	$1,154,175

For the Six Months ended June 30, 2022

			Additional			Total
	Common Stock		Paid-in	Accumulated	Non-controlling	Stockholders’
	Shares	Amount	Capital	Deficit	Interest	Equity

Balance at December 31, 2021	166,712,509	$1,667,125	$6,615,873	$(7,355,669)	$15,319,848	$16,247,177

Stock-based compensation	—	—	526,723	—	—	526,723

Issuance of stock to retire debt	138,900	1,389	28,700	—	—	30,089
Net loss	—	—	—	(1,021,376)	(712,455)	(1,733,831)
Balance at June 30, 2022	166,851,409	$1,668,514	$7,171,296	$(8,375,509)	$14,605,857)	$15,070,158

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TWIN VEE POWERCATS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2022	2021
Cash Flows From Operating Activities
Net (loss) income	$(1,733,831)	$25,111
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Stock based compensation	526,723	—
Depreciation and amortization	209,701	112,140
Loss on disposal of asset	49,990	224,037
Change of right-of-use asset and lease liabilities	189,647	192,530
Net change in fair value of marketable securities	112,576	—
Changes in operating assets and liabilities:
Accounts receivable	5,137	(20,540)
Inventories	(2,569,780)	(602,838)
Prepaid expenses and other current assets	395,553	(438,892)
Accounts payable	1,061,573	390,868
Accrued liabilities	226,537	(28,928)
Operating lease liabilities	(182,038)	(177,184)
Contract liabilities	518,027	182,194
Net cash (used in) provided by operating activities	(1,190,186)	(141,502)

Cash Flows From Investing Activities
Net sale of investment in trading marketable securities	2,002,591	—
Proceeds from sale of property and equipment	80,000	—
Purchase of property and equipment	(1,809,486)	(604,990)
Net cash provided by (used in) investing activities	273,105	(604,990)

Cash Flows From Financing Activities
Deferred offering costs	(141,629)	(206,293)
Proceeds from Paycheck Protection Program loan	—	608,224
Advances from affiliated companies	—	18,674
Proceeds from issuances of notes payable		160,000
Repayment to affiliated companies	—	(311,460)
Net cash (used in) provided by financing activities	(141,629)	269,145

Net change in cash and cash equivalents	(1,058,710)	(477,347)
Cash at beginning of period	6,977,792	892,034
Cash and cash equivalents at end of period	$5,919,082	$414,687

Supplemental Cash Flow Information
Cash paid for income taxes	$—	$0
Cash paid for interest	$73,740	$35,153

Non Cash Investing and Financing Activities
Increase in the right-of-use asset and lease liability	$—	$655,726

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TWIN VEE POWERCATS INC. AND SUBSIDIARY

(F/K/A TWIN VEE CATAMARANS, INC.)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

1. Organization and Summary of Significant Accounting Policies

Organization

Twin Vee PowerCats Inc. (“TVPC”, “the Company”) was incorporated as ValueRich, Inc., in the state of Delaware, on March 3, 2006. On March 23, 2016, a Certificate of Amendment of Certificate of Incorporation, which renamed the company to Twin Vee PowerCats, Inc. On August 12, 2020 a Certificate of Conversion from Delaware to a Non-Delaware Entity was filed, converting Twin Vee PowerCats, Inc’s jurisdiction from Delaware to Florida.

On December 1, 2009, the Company formed Twin Vee PowerCats Co. Twin Vee PowerCats Co. (“Twin Vee”) was incorporated as Twin Vee Catamarans, Co., in the state of Florida, on December 1, 2009. On April 7, 2021, the Company filed a Certificate of Conversion to register and incorporate in the state of Delaware and changed the company name to Twin Vee PowerCats Co. The Certificate of Incorporation for Twin Vee PowerCats Co. was also filed on April 7, 2021.

Principles of Consolidation

 The consolidated financial statements include the accounts of its majority owned subsidiary Twin Vee and Twin Vee’s wholly-owned subsidiaries Fix My Boat, Inc. and Forza X1, Inc. The Company’s net income excludes income attributable to noncontrolling interests. The Company report noncontrolling interests in consolidated entities as a component of equity separate from the Company’s equity. All inter-company balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less at the time of purchase. On June 30, 2022 and December 31, 2021, the Company had cash and cash equivalents of $5,919,082 and $6,977,792, respectively.

Concentrations of Credit and Business Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of trade receivables. Credit risk on trade receivables is mitigated as a result of the Company’s use of trade letters of credit, dealer floor plan financing arrangements, and the geographically diversified nature of the Company’s customer base. The Company minimizes the concentration of credit risk associated with its cash by maintaining its cash with high quality federally insured financial institutions. However, cash balances in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limit of $250,000 are at risk. As of June 30, 2022 and December 31, 2021, the Company had $4,850,528 and $6,725,302, respectively, in excess of FDIC insured limits.

Marketable Securities

Our investments in debt securities are carried at either amortized cost or fair value. Investments in debt securities that the Company has the positive intent and ability to hold to maturity are carried at amortized cost and classified as held-to-maturity. Investments in debt securities that are not classified as held-to-maturity are carried at fair value and classified as either trading or available-for-sale. Realized and unrealized gains and losses on trading debt securities as well as realized gains and losses on available-for-sale debt securities are included in net income.

Revenue Recognition

The Company’s revenue is derived primarily from the sale of boats, motors and trailers to its independent dealers. The Company recognizes revenue when obligations under the terms of a contract are satisfied and control over promised goods is transferred to the dealer. For the majority of sales, this occurs when the product is released to the carrier responsible for transporting it to a dealer. The Company typically receives payment within five business days of shipment. Revenue is measured as the amount of consideration it expects to receive in exchange for a product. The Company offers dealer incentives that include wholesale rebates, retail rebates and promotions, floor plan reimbursement or cash discounts, and other allowances that are recorded as reductions of revenues in net sales in the statements of operations. The consideration recognized represents the amount specified in a contract with a customer, net of estimated incentives the Company reasonably expects to pay. The estimated liability and reduction in revenue for dealer incentives is recorded at the time of sale. Subsequent adjustments to incentive estimates are possible because actual results may differ from these estimates if conditions dictate the need to enhance or reduce sales promotion and incentive programs or if dealer achievement or other items vary from historical trends. Accrued dealer incentives are included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Payment received for the future sale of a boat to a customer is recognized as a customer deposit, which is included in contract liabilities on the consolidated balance sheet. Customer deposits are recognized as revenue when control over promised goods is transferred to the customer. At June 30, 2022 and December 31, 2021, the Company had customer deposits of $532,127 and $14,100, respectively, which is recorded as contract liabilities. These deposits are expected to be recognized as revenue within a one-year period.

Rebates and Discounts

Dealers earn wholesale rebates based on purchase volume commitments and achievement of certain performance metrics. The Company estimates the amount of wholesale rebates based on historical achievement, forecasted volume, and assumptions regarding dealer behavior. Rebates that apply to boats already in dealer inventory are referred to as retail rebates. The Company estimates the amount of retail rebates based on historical data for specific boat models adjusted for forecasted sales volume, product mix, dealer and consumer behavior, and assumptions concerning market conditions. The Company also utilizes various programs whereby it offers cash discounts or agrees to reimburse its dealers for certain floor plan interest costs incurred by dealers for limited periods of time, generally ranging up to nine months.

Other Revenue Recognition Matters

Dealers generally have no right to return unsold boats. Occasionally, the Company may accept returns in limited circumstances and at the Company’s discretion under its warranty policy. The Company may be obligated, in the event of default by a dealer, to accept returns of unsold boats under its repurchase commitment to floor financing providers, who are able to obtain such boats through foreclosure. The repurchase commitment is on an individual unit basis with a term from the date it is financed by the lending institution through the payment date by the dealer, generally not exceeding 30 months.

The Company has excluded sales and other taxes assessed by a governmental authority in connection with revenue-producing activities from the determination of the transaction price for all contracts. The Company has not adjusted net sales for the effects of a significant financing component because the period between the transfer of the promised goods and the customer’s payment is expected to be one year or less.

Supplier Concentrations

The Company is dependent on the ability of its suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company. Business risk insurance is in place to mitigate the business risk associated with sole suppliers for sudden disruptions such as those caused by natural disasters.

The Company is dependent on third-party equipment manufacturers, distributors, and dealers for certain parts and materials utilized in the manufacturing process. During the six months ended June 30, 2022, the Company purchased all engines for its boats under a supply agreement with a single vendor. For the six months ended June 30, 2022 and 2021, total purchases to this vendor were $2,702,733 and $1,285,116, respectively.

2. Marketable securities

Assets and liabilities measured at fair value on a recurring basis based on Level 1 and Level 2 fair value measurement criteria as of June 30, 2022 and December 31, 2021 are as follows:

		Fair Value Measurements Using
	Balance as of June 30, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Marketable securities:
Corporate bonds	$3,453,873	$—	$3,453,873
Certificates of Deposits	495,057	—	495,057
Total marketable securities	$3,948,930	$—	$3,948,930

		Fair Value Measurements Using
	Balance as of December 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Marketable securities:
Corporate bonds	$5,549,670	$—	$5,549,670
Certificates of Deposits	514,427	—	514,427
Total marketable securities	$6,064,097	$—	$6,064,097

The Company’s investments in US government bonds are measured based on publicly available quoted market prices for identical securities as of June 30, 2022 and December 31, 2021. The Company’s investments in corporate bonds, commercial paper and certificated of deposits are measured based on quotes from market makers for similar items in active markets.

3. Inventories

At June 30, 2022 and December 31, 2021 inventories consisted of the following:

	June 30,	December 31,
	2022	2021
Raw Materials	$3,997,257	$1,518,947
Work in Process	372,292	240,256
Finished Product	—	40,566
Total Inventory	$4,369,549	$1,799,769

4. Property and Equipment

At June 30, 2022 and December 31, 2021, property and equipment consisted of the following:

	June 30,	December 31,
	2022	2021
Machinery and equipment	$1,917,789	$1,486,345
Furniture and fixtures	13,098	5,312
Leasehold improvements	904,827	789,919
Software and website development	150,814	116,600
Computer hardware and software	94,009	76,598
Boat molds	1,854,833	778,229
Vehicles	95,536	101,984
Electric prototypes and tooling	142,526	142,526
	5,173,432	3,497,513
Less accumulated depreciation and amortization	(725,594)	(519,470)
Total Property and Equipment	$4,447,838	$2,978,043

Depreciation and amortization expense of property and equipment for the six months ended June 30, 2022 and 2021 is $209,701 and $112,140, respectively.

5. Leases – Related Party

Operating right of use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating right of use assets represent our right to use an underlying asset and is based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental secured borrowing rates corresponding to the maturities of the leases. We used the U.S. Treasury rate of 0.36% at June 30, 2022 and December 31, 2021.

The Company’s office lease contains rent escalations over the lease term. The Company recognizes expense for this office lease on a straight-line basis over the lease term. Additionally, tenant incentives used to fund leasehold improvements are recognized when earned and reduce the Company’s right-of-use asset related to the lease. These are amortized through the right-of-use asset as reductions of expense over the lease term.

The Company leases its office and warehouse facilities, and the land which are located at 3101 S US-1, Fort Pierce, Florida (the “Property”) from Visconti Holdings, LLC. Visconti Holdings, LLC is a single member LLC that holds the ownership of the property, and its sole member is Joseph C. Visconti, the CEO of the Company and the CEO and majority shareholder of the Company’s parent company. The Company entered into the lease on January 1, 2020, and as amended January 1, 2021, the lease has a term of five years. The current base rent payment is $30,000 per month including property taxes and the lease required a $25,000 security deposit. The base rent will increase five percent (5%) on the anniversary of each annual term.

At June 30, 2022 and December 31, 2021, supplemental balance sheet information related to leases were as follows:

	June 30,	December 31,
	2022	2021
Operating lease ROU asset	$1,360,883	$1,550,530

	June 30,	December 31,
	2022	2021
Operating lease liabilities:
Current portion	$382,922	$368,602
Non-current portion	1,047,806	1,244,164
Total	$1,430,728	$1,612,766

At June 30, 2022, future minimum lease payments under the non-cancelable operating leases are as follows:

Year Ending December 31,
2022 (excluding the six months ended June 30, 2022)	$189,000
2023	396,900
2024	416,745
2025	437,582
Total lease payment	1,440,227
Less imputed interest	(9,499)
Total	$1,430,728

The following summarizes other supplemental information about the Company’s operating lease:

June 30,
2022
Weighted average discount rate	0.36%
Weighted average remaining lease term (years)	3.42

	Six Months Ended
	June 30,
	2022	2021
Operating lease cost	$195,348	$195,348
Total lease cost	$195,348	$195,348

6. Accrued Liabilities

At June 30, 2022 and December 31, 2021, accrued liabilities consisted of the following:

	June 30,	December 31,
	2022	2021
Accrued wages and benefits	$319,619	$185,402
Accrued bonus	84,976	30,000
Accrued warranty	92,990	75,000
Accrued rebates	—	60,000
Accrued interest	43,938	33,852
Accrued professional fees	81,800	10,225
Accrued operating expense	60,028	62,335
Total	$683,351	$456,814

7. Notes Payable – SBA EIDL Loan

On April 22, 2020, the Company received an SBA Economic Injury Disaster Loan (“EIDL”) in the amount of $499,900. The loan is in response to the COVID-19 pandemic. The loan is a 30-year loan with an interest rate of 3.75%, monthly payments of $2,437 to begin October 22, 2022, under the EIDL program, which is administered through the SBA. Under the guidelines of the EIDL, the maximum term is 30 years; however, terms are determined on a case-by-case basis based on each borrower’s ability to repay and carry an interest rate of 3.75%. The EIDL loan has an initial deferment period wherein no payments are due for thirty months from the date of disbursement. The EIDL loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The proceeds from this loan must be used solely as working capital to alleviate economic injury caused by the COVID-19 pandemic.

As part of the EIDL loan, the Company granted the SBA a continuing security interest in and to any and all collateral to secure payment and performance of all debts, liabilities and obligations of the Company to the SBA under the EIDL loan. The collateral includes substantially all tangible and intangible personal property of the Company.

A summary of the minimum maturities of term debt follows for the years set forth below.

Year
2022	$2,171
2023	8,892
2024	9,231
2025	9,583
2026 and thereafter	470,023
Total	$499,900

8. Related Party Transactions

As discussed in note 5, the Company has leased its facilities from a company owned by its CEO.

During the six months ended June 30, 2022, and 2021, the Company received cash of $0 and $24,300 from its affiliate companies and paid $0 and $311,460 to its affiliate companies, respectively.

During the six months ended June 30, 2022, and 2021, the Company recorded management fees of $27,000 and $21,000, respectively, paid to its shareholder parent company.

During the year ended December 31 2021, the Company paid bills on behalf of our parent company. At June 30, 2022 and December 31, 2021, due from affiliated companies was $286,622. During the year ended December 31, 2021, our parent company funded certain expenditures which resulted in advances from affiliated companies. At June 30, 2022 and December 31, 2021, advances from affiliated companies included in due to affiliated companies was $115,043. Approximately $93,000 of the balance is related to an equipment purchase, the remaining balance was related to startup costs for our franchise business.

During the six months ended June 30,2022, Twin Vee PowerCats Co. received a monthly fee of $5,850 to provide management services and facility utilization to Forza. This income for Twin Vee, and expense for Forza, has been eliminated in the condensed consolidated financial statements.

9. Commitments and Contingencies

Repurchase Obligations

Under certain conditions, the Company is obligated to repurchase new inventory repossessed from dealerships by financial institutions that provide credit to the Company’s dealers. The maximum obligation of the Company under such floor plan agreements totaled approximately $6,922,000 or 39 units, and $4,273,000 or 24 units, as of June 30, 2022, and December 31, 2021, respectively. The Company incurred no impact from repurchase events during the six months ended June 30, 2022 and year ended December 31, 2021.

Litigation

The Company is currently involved in various civil litigation in the normal course of business none of which is considered material.

 10. Notes Payable

The Company has several loan agreements with private lenders. Under these installment note agreement, payment ranges for $1,000 to $50,000 and the interest rates range from 8%-10%.

As of June 30, 2022 and December 31, 2021, the outstanding balance on these loans was $232,873 and $262,963 respectively.

11. Stockholder’s Equity

On March 31, 2020, the Joseph Visconti, used his personal shares to secure a new shareholder, relinquishing his personal shares valued at $84,000.

Common Stock Warrants

As of June 30, 2022, the Company had outstanding warrants to purchase 150,000 shares of common stock issuable at a weighted-average exercise price of $7.50 per share that were issued to the representative of the underwriters on July 23, 2021 in connection with the Company’s initial public offering that closed on July 23, 2021 (the “IPO”). The representative’s warrants are exercisable at any time and from time to time, in whole or in part, and expire on July 20, 2026. There was no warrant activity during the six months ended June 30, 2022.

Equity Compensation Plan

The Company maintains an equity compensation plan (the “Plan’) under which it may award employees, directors and consultants’ incentive and non-qualified stock options, restricted stock, stock appreciation rights and other stock-based awards with terms established by the Compensation Committee of the Board of Directors which has been appointed by the Board of Directors to administer the plan. The number of awards under the Plan automatically increased on January 1, 2022. As of June 30, 2022, there were 377,090 shares remaining available for grant under this plan.

Accounting for Stock -Based Compensation

Stock Compensation Expense - For the six months ended June 30, 2022 and 2021, the Company recorded $526,723 and $0, respectively, of stock-based compensation expense.

Stock Options. Under the Company’s 2021 Stock Incentive Plan the Company has issued stock options. A stock option grant gives the holder the right, but not the obligation to purchase a certain number of shares at a predetermined price for a specific period of time. The Company typically issues options that vest pro rata on a monthly basis over various periods. Under the terms of the Plan, the contractual life of the option grants may not exceed ten years.

The Company utilizes the Black-Scholes model to determine fair value of stock option awards on the date of grant. The Company utilized the following assumptions for option grants during the six months ended June 30, 2022:

Six months Ended
June 30,
2022
Expected term	5 years
Expected average volatility	49-50%
Expected dividend yield	—
Risk-free interest rate	1.50 – 2.66%

The expected volatility of the option is determined using historical volatilities based on historical stock price of comparable boat manufacturing companies. The Company estimated the expected life of the options granted based upon historical weighted average of comparable boat manufacturing companies. The risk-free interest rate is determined using the U.S. Department of the Treasury yield curve rates with a remaining term equal to the expected life of the option. The Company has never paid a dividend, and as such the dividend yield is 0.0%

	Options Outstanding		Weighted Average
	Number of	Weighted Average	Remaining life
	Options	Exercise Price	(years)

Outstanding, December 31, 2021	713,612	$5.13	9.54
Granted	272,000	3.86	10.00
Exercised	—	—
Forfeited/canceled	(3,657)	(4.10)	(9.32)
Outstanding, June 30, 2022	981,955	$4.82	9.18

Exercisable options, June 30, 2022	328,573	$4.93	9.21

At June 30, 2022, 663,427 options are unvested and expected to vest over the next five years.

12. Major Customers

During the six months ended June 30, 2022, three individual customers had sales of over 10% of our total sales, and combined these three customers represented 46% of total sales. During the six months end June 30, 2021, five individual customers had sales of over 10% of our total sales, and combined these five customers represented 64% of total sales.

13. Net (Loss) Income Per Share

Basic net loss per share has been computed on the basis of the weighted average number of shares of common stock outstanding. Diluted net loss per share of common stock has been computed on the basis of the weighted average number of shares outstanding plus equivalent shares of common stock assuming exercise of stock options. Potential shares of common stock that have an anti-dilutive effect (i.e., those that share or decrease loss per share) are excluded from the calculation of diluted net loss per share of common stock.

Basic and diluted loss per common share have been computed based on the following for the periods ending June 30, 2022 and June 30, 2021:

	June 30,	June 30,
	2022	2021
Numerator for basic and diluted net (loss) income per share:

Net (loss) income	$(1,733,831)	$141,046

Denominator:
For basic net (loss) income per share - weighted average common shares outstanding	166,774,662	163,454,175
Effect of dilutive stock options	—	—
For diluted net (loss) income per share - weighted average common shares outstanding	166,774,662	163,454,175

Net (loss) income per share -Basic:
Net (loss) income per share	$(0.01)	$0.00

Net (loss) income per share - Diluted:
Net (loss) income per share	$(0.01)	$0.00

For the periods ending June 30, 2022 and June 30, 2021, all potentially dilutive securities were antidilutive.

14. Subsequent Events

Management evaluated all additional events subsequent to the balance sheet date through to October 7,, 2022, the date the consolidated financial statements were available to be issued and determined the following items are relevant to disclosure:

The Company granted under its, subsidiaries, 2021 Stock Incentive Plan, stock options to purchase 240,000 and 12,000 share of the Company’s common stock, to two consultants. The grants occurred on January 7, 2022 and February 15, 2022, with and exercise price of $3.99 and $3.77, respectively. The January 7, 2022 options vest according to set production accomplishments, while the February 15, 2022 options vest in five monthly installments commencing on the first day of the month following the issuance date, and are subject to consultants continued service to Twin Vee through each of the vesting dates.

On April 28, 2022, Twin Vee and Forza requested a release and termination of our vacant land contract. This contract provided us with an option to acquire 14.5 acres of undeveloped land in Fort Pierce, Florida. On December 6, 2021, the Company paid a refundable deposit on the land purchase agreement. It has since been determined that the cost associated with building on that site is prohibitive and the Company is looking for a new site to build the Forza factory.

 On July 28, 2022, Forza X1 received notice that the North Carolina Economic investment committee has approved a Job Development Investment Grant (“JDIG”) providing for reimbursement to us of up to $1,367,100 over a twelve-year period of expenses we incur to establish a new manufacturing plant in McDowell County, North Carolina. The receipt of grant funding is conditioned upon Forza X1 investing over $10.5 million in land, buildings and fixtures, infrastructure and machinery and equipment by the end of 2025 and Forza X1 creating as many as 170 jobs. There can be no assurance that Forza X1 will meet the conditions necessary to receive the grant funding. Forza X1 is currently in negotiations for a new site to build the Forza factory in North Carolina. There can be no assurance that the negotiations will be successful.

On August 11, 2022, Forza X1 announced the pricing of its initial public offering of 3,000,000 shares of its common stock at a public offering price of $5.00 per share, for aggregate gross proceeds of $15,000,000 prior to deducting underwriting discounts and other offering expenses. In addition, Forza X1 has granted the underwriters a 45-day option to purchase up to an additional 450,000 shares of common stock at the public offering price less discounts, to cover over-allotments.

On August 12, 2022, Forza X1 consummated it initial public offering (the “IPO”) of 3,000,000 shares of its common stock (“Shares”) at a public offering price of $5.00 per share, generating gross proceeds of $15,000,000. Forza X1 had granted the underwriters a 45-day option to purchase up to 450,000 additional shares of common stock to cover over- allotments, if any, which over-allotment option was exercised in full.

Forza X1 currently anticipates using the net proceeds from the IPO, together with its existing resources, as follows: (i) for the acquisition of property and the development of a manufacturing plant, infrastructure, equipment to build, design and manufacture its new line of electric boats; (ii) for ramp up of production and inventory; and (iii) for working capital.

After the closing of the IPO, Forza X1 granted under its 2022 Stock Incentive Plan stock options to purchase 400,000 shares of the Company’s common stock to Joseph Visconti, stock options to purchase 400,000 shares of the Company’s common stock to Jim Leffew, stock options to purchase 5,500 shares of the Company’s common stock to Neil Ross, stock options to purchase 5,500 shares of the Company’s common stock to Kevin Schuyler and stock options to purchase 5,500 shares of the Company’s common stock to Marcia Kull. The stock option awards to Mr. Visconti and Mr. Leffew vest pro rata on a monthly basis over 36 months, subject to the officer’s continuous service to the Company on each applicable vesting date. The stock option awards to Mr. Ross, Mr. Schuyler and Ms. Kull vest pro rata on a monthly basis over 12 months, subject to the director’s continuous service to the Company on each applicable vesting date. The options are exercisable for a period of ten years from the date of grant and have an exercise price of $5.00 per share.

On October 3, 2022, Twin Vee Co. closed an underwritten public offering of 2,500,000 shares of its common stock at a public offering price of $2.75 per share, for gross proceeds of $6,875,000, before deducting underwriting discounts and offering expenses. The Company granted the underwriters a 45-day option to purchase up to 375,000 additional shares of common stock to cover over-allotments.

Twin Vee PowerCats, Co. currently anticipates using the net proceeds from the offering, as follows; (i) potential expansion of our business and operations; (ii) potential acquisition of real estate and/or adding additional buildings on our current location for expansion, including launching new products and/or building greater volumes of current models; (iii) potential strategic acquisitions or investments; and (iv) working capital and general corporate purposes. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing securities.

Annex D

Appraisal Rights Under Florida Business Corporation Act

Florida Business Corporation Act Appraisal Rights Statutes (Sections 607.1301 to 607.1340)

607.1301    Appraisal rights; definitions.—The following definitions apply to ss. 607.1301-607.1340:

(1)    “Accrued interest” means interest at the rate agreed to by the corporation and the shareholder asserting appraisal rights, or at the rate determined by the court to be equitable, which rate may not be greater than the rate of interest determined for judgments pursuant to s. 55.03; however, if the court finds that the shareholder asserting appraisal rights acted arbitrarily or otherwise not in good faith, no interest shall be allowed by the court.

(2)    “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.

(3)    “Corporate action” means an event described in s. 607.1302(1).

(4)    “Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.

(5)    “Fair value” means the value of the corporation’s shares determined:

(a)    Immediately before the effectiveness of the corporate action to which the shareholder objects.

(b)    Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)    Without discounting for lack of marketability or minority status.

(6)    “Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

(a)    “Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:

1.    Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;

2.    Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

3.    Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.    Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.    Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c.    In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates, rights and benefits as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.

(b)    “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.

(c)    “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(7)    “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.

(8)    “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.

(9)    Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

History.—s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267; s. 161, ch. 2019-90; s. 41, ch. 2020-32; s. 2, ch. 2021-13.

607.1302    Right of shareholders to appraisal.—

(1)    A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a)    Consummation of a domestication or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;

(b)    Consummation of a merger to which such corporation is a party:

1.    If shareholder approval is required for the merger under s. 607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or

2.    If such corporation is a subsidiary and the merger is governed by s. 607.1104;

(c)    Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;

(d)    Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:

1.    Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and

2.    The disposition of assets is not an interested transaction;

(e)    An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;

(f)    Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided as of the record date by the articles of incorporation, bylaws, or a resolution of the board of directors providing for appraisal rights, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(g)    An amendment to the articles of incorporation or bylaws of a corporation, the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;

(h)    With regard to a class of shares prescribed in the articles of incorporation in any corporation as to which that particular class of shares was in existence prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, and for classes of shares authorized on or after October 1, 2003, in any corporation with 100 or fewer shareholders, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.    Altering or abolishing any preemptive rights attached to any of his, her, or its shares;

2.    Altering or abolishing the voting rights pertaining to any of his, her, or its shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.    Effecting an exchange, cancellation, or reclassification of any of his, her, or its shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his, her, or its percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.    Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his, her, or its shares, or making any of his, her, or its shares subject to redemption when they are not otherwise redeemable;

5.    Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.    Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.    Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(i)    An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(j)    An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(k)    A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(l)    A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2)    Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), (d), (e), (f), and (h) shall be limited in accordance with the following provisions:

(a)    Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.    A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 1933;

2.    Not a covered security, but traded in an organized market (or subject to a comparable trading process) and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries, by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or

3.    Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value.

(b)    The applicability of paragraph (a) shall be determined as of:

1.    The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, the record date fixed to determine the shareholders entitled to sign a written consent approving the corporate action requiring appraisal rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or

2.    If there will be no meeting of shareholders, no written consent approving the corporate action, and no offer made pursuant to s. 607.11035, the close of business on the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.

(c)    Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.

(d)    For the purposes of subparagraph (a)2., a comparable trading process exists if:

1.    The market price of the corporation’s shares is determined at least quarterly based on an independent valuation and by following a formalized process that is designed to determine a value for the corporation’s shares that is comparable to the value of comparable publicly traded companies; and

2.    The corporation repurchases the shares at the price set by its board of directors based upon the independent valuation and subject to certain terms and conditions established by the corporation and provides the corporation’s shareholders with a trading market comparable to that typically available had the corporation’s shares been traded in an organized market.

(3)    Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:

(a)    No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930, or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and

(b)    Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights.

History.—s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267; s. 5, ch. 2014-209; s. 162, ch. 2019-90; s. 42, ch. 2020-32; s. 3, ch. 2021-13.

607.1303    Assertion of rights by nominees and beneficial owners.—

(1)    A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if:

(a)    The record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner;

(b)    The particular beneficial shareholder or voting trust beneficial owner acquired all such shares before the record date established under s. 607.1321 in connection with the applicable corporate action; and

(c)    The record shareholder notifies the corporation in writing of its name and address (if the record shareholder beneficially owns the shares as to which appraisal rights are being asserted) or notifies the corporation in writing of the name and address of the particular beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted.

The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2)    A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)    Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b)    Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

(c)    Acquired all shares of the class or series before the record date established under s. 607.1321 in connection with the applicable corporate action.

History.—s. 23, ch. 2003-283; s. 163, ch. 2019-90; s. 43, ch. 2020-32; s. 4, ch. 2021-13.

607.1320    Notice of appraisal rights.—

(1)    If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to s. 607.11035, the offer made pursuant to s. 607.11035) must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

(2)    In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)    If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:

(a)    Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany such written notice; and

(b)    Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany such written notice.

(4)    Where a corporate action described in s. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:

(a)    Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and

(b)    The latest available interim financial statements, including year-to-date through the end of the interim period, of such corporation, if any.

(5)    The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected.

History.—s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283; s. 164, ch. 2019-90; s. 44, ch. 2020-32.

607.1321    Notice of intent to demand payment.—

(1)    If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)    Must have beneficially owned the shares of such class or series as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote;

(b)    Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent, if the proposed corporate action is effectuated, to demand payment for all shares of such class or series beneficially owned by the shareholder as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote; and

(c)    Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.

(2)    If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)    Must have beneficially owned the shares of such class or series as of the record date established for determining who is entitled to sign a written consent;

(b)    Must assert such appraisal rights for all shares of such class or series beneficially owned by the shareholder as of the record date for determining who is entitled to sign the written consent; and

(c)    Must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.

(3)    If a proposed corporate action specified in s. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)    Must have beneficially owned the shares of such class or series as of the date the offer to purchase is made pursuant to s. 607.11035;

(b)    Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholder’s intent to demand payment if the proposed corporate action is effected for all shares of such class or series beneficially owned by the shareholder as of the date the offer to purchase is made pursuant to s. 607.11035; and

(c)    Must not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

(4)    A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter.

History.—s. 25, ch. 2003-283; s. 7, ch. 2004-378; s. 165, ch. 2019-90; s. 5, ch. 2021-13.

607.1322    Appraisal notice and form.—

(1)    If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)    The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no later than 10 days after such date, and must:

(a)    Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.    The shareholder’s name and address.

2.    The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.    That the shareholder did not vote for or consent to the transaction.

4.    Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.    If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest, if and to the extent applicable.

(b)    State:

1.    Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.

2.    A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.    The corporation’s estimate of the fair value of the shares.

4.    An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.    That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.    The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)    If not previously provided, be accompanied by a copy of ss. 607.1301-607.1340.

History.—s. 26, ch. 2003-283; s. 166, ch. 2019-90; s. 6, ch. 2021-13.

607.1323    Perfection of rights; right to withdraw.—

(1)    A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)    A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3)    A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301-607.1340.

History.—s. 27, ch. 2003-283; s. 167, ch. 2019-90.

607.1324    Shareholder’s acceptance of corporation’s offer.—

(1)    If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2)    Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares.

History.—s. 28, ch. 2003-283; s. 168, ch. 2019-90.

607.1326    Procedure if shareholder is dissatisfied with offer.—

(1)    A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest, if and to the extent applicable.

(2)    A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest, if and to the extent applicable, under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

(3)    With respect to a shareholder who properly makes demand for payment pursuant to subsection (1), at any time after the shareholder makes such demand, including during a court proceeding under s. 607.1330, the corporation shall have the right to prepay to the shareholder all or any portion of the amount that the corporation determines to be due under s. 607.1322(2)(b)3. and the shareholder shall be obligated to accept such prepayment.

(a)    If such prepayment is made within 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s. 607.1322(2), accrued interest will be payable, if at all, to the shareholder entitled to appraisal rights, calculated and accrued from the date on which the corporate action became effective and only on amounts that are determined to be due to the shareholder and are above the amount so prepaid. Accrued interest will not be payable to the shareholder entitled to appraisal rights on the prepayment previously made to the shareholder by the corporation pursuant to this paragraph.

(b)    If such prepayment is made more than 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s. 607.1322(2), the prepayment must include accrued interest on the amount of the prepayment, calculated at the rate of interest determined for judgments pursuant to s. 55.03 and calculated and accrued from the date that the corporate action became effective through the date of the prepayment previously made to the shareholder by the corporation pursuant to this paragraph. In addition, accrued interest will be payable to the shareholder entitled to appraisal rights on such amounts, if any, determined to be due to the shareholder in excess of the prepaid amount, calculated and accrued from the date on which the corporate action became effective.

History.—s. 29, ch. 2003-283; s. 169, ch. 2019-90; s. 7, ch. 2021-13.

607.1330    Court action.—

(1)    If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest, if and to the extent applicable, calculated and accrued from the date the corporate action became effective and taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s. 607.1326(3). If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)    The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.

(3)    All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)    The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)    Each shareholder entitled to appraisal rights who is made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares as found by the court, plus accrued interest, if and to the extent applicable and as found by the court, taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s. 607.1326(3).

(6)    The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331.

History.—s. 2, ch. 2004-378; s. 170, ch. 2019-90; s. 8, ch. 2021-13.

607.1331    Court costs and counsel fees.—

(1)    The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)    The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)    Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b)    Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)    If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)    To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees.

History.—s. 30, ch. 2003-283; s. 98, ch. 2004-5; s. 171, ch. 2019-90.

607.1332    Disposition of acquired shares.—

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the survivor into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the survivor.

History.—s. 31, ch. 2003-283; s. 172, ch. 2019-90.

607.1333    Limitation on corporate payment.—

(1)    No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a)    Withdraw his, her, or its notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b)    Retain his, her, or its status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his, her, or its right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2)    The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History.—s. 32, ch. 2003-283; s. 173, ch. 2019-90; s. 45, ch. 2020-32.

607.1340    Other remedies limited.—

(1)    A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:

(a)    Not authorized and approved in accordance with the applicable provisions of this chapter; or

(b)    Procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(2)    Nothing in this section operates to override or supersede the provisions of s. 607.0832.

History.—s. 174, ch. 2019-90; s. 46, ch. 2020-32.

Annex E

FORM OF

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
TWIN VEE POWERCATS CO.

Twin Vee PowerCats Co., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

1. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Certificate of Incorporation of the Corporation as follows:

Article IV is hereby amended by deleting the first paragraph of Article IV and replacing such paragraph with the following paragraph:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Eighty-Five Million (85,000,000) shares. Seventy-Five Million (75,000,000) shares shall be Common Stock, each having a par value of $0.001; and Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of $0.001.”

2. This Certificate of Amendment shall be effective as of ____ at ____ Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of the Corporation to be signed by Joseph C. Visconti, its Chairman, Chief Executive Officer and President, this [ ] day of [ ], 202[ ].

TWIN VEE POWERCATS CO.

By:
Joseph C. Visconti
Chairman, Chief Executive Officer and President

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the registrant to be in effect upon the completion of this offering require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation to be in effect upon the completion of this offering provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        As permitted by the Delaware General Corporation Law, the registrant has entered into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description of Exhibit
2.1+	Agreement and Plan of Merger, dated September 8, 2022, by and between Twin Vee, Inc. and Twin Vee Co. (included as Annex A to the joint proxy statement/ prospectus contained in this registration statement)
3.1	Articles of Incorporation filed with the Secretary of State of the State of Florida, dated December 1, 2009 (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, File No. 333- 255134, filed with the Securities and Exchange Commission on April 8, 2021)
3.2	Articles of Amendment to the Articles of Incorporation, filed with the Secretary of State of the State of Florida on January 22, 2016 (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, File No. 333- 255134, filed with the Securities and Exchange Commission on April 8, 2021)
3.3	Articles of Amendment to the Articles of Incorporation, filed with the Secretary of State of the State of Florida on April 12, 2016 (Incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1, File No. 333- 255134, filed with the Securities and Exchange Commission on April 8, 2021)
3.4	Article of Conversion filed with the Secretary of State of the State of Florida, dated April 7, 2021 (Incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1, File No. 333- 255134, filed with the Securities and Exchange Commission on April 8, 2021)
3.5	Certificate of Conversion filed with the Secretary of State of the State of Delaware on April 7, 2021 (Incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1, File No. 333- 255134, filed with the Securities and Exchange Commission on April 8, 2021)
3.6	Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 7, 2021 (Incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1, File No. 333- 255134, filed with the Securities and Exchange Commission on April 8, 2021)
3.7	Bylaws (Incorporated by reference to Exhibit 3.7 to the Company’s Registration Statement on Form S-1, File No. 333- 255134, filed with the Securities and Exchange Commission on April 8, 2021)
4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on July 2, 2021)
5.1**	Opinion of Blank Rome LLP with regard to the legality of the securities being registered
8.1**	Opinion of Blank Rome LLP regarding certain tax matters
10.1#	Twin Vee PowerCats Co. 2021 Stock Incentive Plan and form of Incentive Plan Option Agreement, Non-Qualified Stock Option Agreement, and Restricted Stock Unit Agreement (Incorporated by reference to Exhibit 10.1 the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)
10.2☐	Repurchase Agreement, by and among Twin Vee Powercats, Inc., Twin Vee Catamarans, Inc. and Northpoint Commercial Finance LLC, dated May 18, 2016 (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on June 2, 2021)
10.3	Inventory Blanket Repurchase Agreement by and between Twin Vee Catamarans, Inc. and Bank of the West, dated January 12, 2017 (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)
10.4☐	Inventory Financing Agreement, between GE Commercial Distribution Finance Corporation and Twin Vee Catamarans, Inc., dated January 28, 2010 (Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on June 2, 2021)
10.5	Lease Agreement, by and among Visconti Holdings, LLC, Twin Vee Catamarans, Inc. and Twin Vee Powercats, Inc., dated January 1, 2021 (Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)
10.6	SBA Loan Authorization and Agreement, dated April 21, 2020, with Twin Vee Powercats, Inc. (Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)
10.7	Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Stock Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on June 2, 2021)
10.8#	Employment Agreement, dated June 9, 2021, with Joseph Visconti (Incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on June 17, 2021)
10.9#	Employment Agreement, dated June 9, 2021, with Preston Yarborough (Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on June 17, 2021)
10.10	Paycheck Protection Program Second Draw Promissory Note, dated March 19, 2021 (Incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on June 17, 2021)
10.11#	Employment Agreement dated as of October 1, 2021 by and between Twin Vee PowerCats Co. and Carrie Gunnerson, Effective October 1, 2021 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 4, 2021 (File No. 001-40623)
21.1	List of Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K filed on June 30, 2022 (File No. 001-40623)
23.1**	Consent of Blank Rome LLP (contained in Exhibit 5.1)
23.2*	Consent of Grassi &Co., CPAs, P.C.
23.3**	Consent of Blank Rome LLP (contained in Exhibit 8.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1**	Consent of ValuCorp
99.2**	Form of Twin Vee Co. Proxy Card
99.3**	Form of Twin Vee Inc. Proxy Card
107**	Fee Table

*	Filed herewith
**	Previously filed
#	Indicates a contract, compensatory plan or arrangement to which a director or executive officer is a party or in which one or more directors or executive officers are eligible to participate.
☐	Certain portions of this exhibit (marked by “[***]”) have been omitted pursuant to confidential treatment.
+	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertake to furnish copies of any omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Pierce in the State of Florida on October 20, 2022.

Twin Vee PowerCats Co.
(Registrant)

Dated: October 20, 2022	/s/ Joseph C. Visconti
Joseph C. Visconti
Chairman of the Board, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant, Twin Vee PowerCats Co., in the capacities and on the date indicated

Signature	Title	Date

/s/ Joseph C. Visconti	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	October 20, 2022
Joseph C. Visconti

/s/ Carrie Gunnerson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 20, 2022
Carrie Gunnerson

/s/ Preston Yarborough	Vice President and Director	October 20, 2022
Preston Yarborough

/s/ Bard Rockenbach	Director	October 20, 2022
Bard Rockenbach

/s/ James Melvin	Director	October 20, 2022
James Melvin

/s/ Neil Ross	Director	October 20, 2022
Neil Ross

/s/ Kevin Schuyler	Director	October 20, 2022
Kevin Schuyler